UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14C INFORMATION
INFORMATION STATEMENT PURSUANT TO SECTION 14(c)
OF THE SECURITIES EXCHANGE ACT OF 1934
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☒    Preliminary Information Statement
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Spark Energy, Inc.

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SPARK ENERGY, INC.
12140 Wickchester Ln., Suite 100
Houston, Texas 77079
NOTICE OF ACTION TAKEN PURSUANT TO WRITTEN CONSENT OF STOCKHOLDERS
To the stockholders of Spark Energy, Inc.,
This Information Statement is being circulated to the stockholders of record of Spark Energy, Inc.’s (the “Company”) outstanding Class A common stock, $0.01 par value per share (the “Class A common stock”), and Class B common stock, par value $0.01 per share (the “Class B common stock”), as of the close of business on May 3, 2016, pursuant to rule 14c-2 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The purpose of this Information Statement is to inform our stockholders of actions taken by written consent of the holders of a majority of the outstanding voting stock of the Company (the “Majority Stockholders”), who as of May 3, 2016 held 571,264 shares of Class A common stock and all shares of Class B common stock, collectively representing 62.0% of our voting power as further described in this Information Statement. This Information Statement shall be considered the notice required under Section 228 of the Delaware General Corporate Law (the “DGCL”).
WE ARE NOT ASKING YOU FOR A PROXY AND
YOU ARE REQUESTED NOT TO SEND US A PROXY
The following action was authorized on May 3, 2016 by written consent of stockholders holding a majority of our outstanding voting stock:

1.
Issuance of up to 2,200,000 shares of Class B common stock (the “Major Energy Shares”) in connection with the acquisition of the Major Energy Companies (as defined below) as required by Listing Rule 5635(a)(2).

On May 3, 2016, the Company and Spark HoldCo, LLC ("Spark HoldCo") entered into a Membership Interest Purchase Agreement (the “Major Energy Purchase Agreement”), by and among the Company, Spark HoldCo, Retailco, LLC ("Retailco") and National Gas & Electric, LLC (“NG&E”), pursuant to which Spark HoldCo has agreed to purchase, and NG&E has agreed to sell, all of the outstanding membership interests in Major Energy Services LLC, a New York limited liability company ("MES"), Major Energy Electric Services LLC, a New York limited liability company ("MEES"), and Respond Power LLC, a New York limited liability company ("Respond" and collectively, the “Major Energy Companies”). The purchase price under the Major Energy Purchase Agreement includes the issuance of 2,000,000 shares of Class B common stock (and a corresponding number of Spark HoldCo units) at closing, $15 million in installment consideration subject to achievement of certain performance targets, up to $20 million in earnouts over the next 33 months subject to achievement of certain performance targets and an executive earnout based on the achievement of certain performance targets. In addition, the Company and Spark HoldCo are obligated to issue up to an additional 200,000 shares of Class B common stock (and a corresponding number of Spark HoldCo units) to NG&E over the next three years, depending upon the achievement of certain performance targets. NG&E is owned by W. Keith Maxwell III ("W. Keith Maxwell" or "Mr. Maxwell"), our Chairman of the Company's Board of Directors (the "Board"), founder and controlling stockholder. The Company’s entry into the Major Energy Purchase Agreement was negotiated and approved by a special committee of the independent directors on the Board. In connection with such negotiation and approval, a financial advisor for the special committee delivered an opinion to the special committee as to the fairness, from a financial point of view, to the disinterested members of Spark HoldCo, and by extension the disinterested Class A common stockholders of the Company, of the consideration to be paid by Spark Holdco.
The Company is subject to the Listing Rules because the Class A common stock is currently listed on the NASDAQ Capital Market (“NASDAQ”). Pursuant to Listing Rule 5635(a)(2), stockholder approval is required prior to the issuance of securities in connection with the acquisition of the stock or assets of another company if any director, officer or Substantial Shareholder (as defined by Rule 5635(e)(3) of the Listing Rules) of the acquiring company has a 5% or greater interest (or such persons collectively have a 10% or greater interest), directly or indirectly, in the acquiring company or assets to be acquired or in the consideration to be paid in the transaction or series of related transactions and the present or potential issuance of common stock, or securities convertible into or exercisable for common stock, could result in an increase in outstanding common shares or voting power of 5% or more.
The Major Energy Shares that will be issued to NG&E pursuant to the Major Energy Purchase Agreement represent approximately 13.7% of the voting rights of all of our stockholders as of May 3, 2016, and NG&E is indirectly owned by Mr. Maxwell.
The Majority Stockholders holding 62.0% of our outstanding voting stock as of May 3, 2016, in accordance with Nasdaq Listing Rule 5635(a)(2), approved the Company’s issuance of the Major Energy Shares.
The consent we have received constitutes the only stockholder approval required under the Delaware General Corporation Law and Nasdaq Listing Rule 5635(a)(2), our certificate of incorporation and bylaws, to approve the issuance of the Major Energy Shares. The Board is not soliciting your consent or your proxy in connection with this action and neither consents nor proxies are being requested from any other stockholders.
This Information Statement is first being mailed or furnished to stockholders on or about August , 2016, and the actions taken by written consent of the Majority Stockholders will not become effective until the date that is twenty (20) calendar days after this Information Statement is first mailed or otherwise delivered to our stockholders.
BY ORDER OF THE BOARD OF DIRECTORS OF SPARK ENERGY, INC.

/s/ Gil Melman
Gil Melman
Vice President, General Counsel and Corporate Secretary
, 2016

i

Overview	170
Recent Developments	170
Residential Customer Equivalents	172
Drivers of our Business	172
How We Evaluate Our Operations	174
Consolidated Results of Operations	179
Operating Segment Results	184
Liquidity and Capital Resources	189
Cash Flows	191
Summary of Contractual Obligations	196
Off-Balance Sheet Arrangements	196
Related Party Transactions	196
Critical Accounting Policies and Estimates	200
Contingencies	204
MAJOR ENERGY COMPANIES MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS	205
Overview	205
Consolidated Results of Operations	205
Liquidity and Capital Resources	208
Cash Flows (amounts in thousands)	208
Summary of Contractual Obligations	209
Off-Balance Sheet Arrangements	209
Related Party Transactions	209
Critical Accounting Policies	210
Contingencies	211
QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK	213
Spark Energy, Inc.	213
Major Energy Companies	214
DELIVERY OF DOCUMENTS TO SECURITY HOLDERS SHARING AN ADDRESS	216
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
ACCOUNTING AND FINANCIAL DISCLOSURE	217
Spark Energy, Inc.	217
Major Energy Companies	217
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS	218
ADDITIONAL INFORMATION	218

ANNEX A MEMBERSHIP INTEREST PURCHASE AGREEMENT	A-1
ANNEX B OPINION OF STOUT RISIUS ROSS, INC.	B-1

ii

WE ARE NOT ASKING YOU FOR A PROXY AND
YOU ARE REQUESTED NOT TO SEND US A PROXY.
INFORMATION STATEMENT
(Preliminary)
August , 2016
GENERAL INFORMATION
Spark Energy, Inc., a Delaware Corporation, with its principal executive offices located 12140 Wickchester Ln., Suite 100, Houston, Texas 77079, is sending you this Information Statement to notify you of an action that the holders of a majority of our outstanding voting stock have taken by written consent in lieu of a special meeting of stockholders. References in this Information Statement to the “Company, “we,” “our,” “us” and “Spark” are to Spark Energy, Inc.
Copies of this Information Statement are being mailed on or about August , 2016, to the holders of record of the outstanding shares of the Class A common stock and Class B common stock on May 3, 2016, which we refer to as the “Record Date.” This Information Statement contains a brief summary of the material aspects of the action approved by the members of the Board and the Majority Stockholders.
SUMMARY OF CORPORATE ACTION AND THE TRANSACTION
Background
The following action was approved by the written consent of the Majority Stockholders holding 62.0% of our outstanding voting stock on May 3, 2016, in lieu of a special meeting.
Issuance of the Major Energy Shares in connection with the acquisition of the Major Energy Companies as required by Listing Rule 5635(a)(2)
On May 3, 2016, the Company and Spark HoldCo entered into the Major Energy Purchase Agreement, pursuant to which Spark HoldCo has agreed to purchase, and NG&E has agreed to sell, all of the outstanding membership interests in the Major Energy Companies. The purchase price under the Major Energy Purchase Agreement includes the issuance of 2,000,000 shares of Class B common stock (and a corresponding number of Spark HoldCo units) at closing, $15 million in installment consideration subject to achievement of certain performance targets, up to $20 million in earnouts over the next 33 months subject to achievement of certain performance targets and an executive earnout based on the achievement of certain performance targets. In addition, the Company and Spark HoldCo are obligated to issue up to an additional 200,000 shares of Class B common stock (and a corresponding number of Spark HoldCo units) to NG&E over the next three years, depending upon the achievement of certain performance targets.
NG&E is owned by Mr. Maxwell, our Chairman of the Board, founder and controlling stockholder. The Company’s entry into the Major Energy Purchase Agreement was negotiated and approved by a special committee of the independent directors on the Board. In connection with such negotiation and approval, a financial advisor for the special committee delivered an opinion to the special committee as to the fairness, from a financial point of view, to the disinterested members of Spark HoldCo, and by extension the disinterested Class A common stockholders of the Company, of the consideration to be paid by Spark HoldCo. Please see the section titled “Opinion of Financial Advisor to the Special Committee” in this Information Statement for a description of the fairness opinion.
Financial statements of the Major Energy Companies for the years ended December 31, 2013, 2014 and 2015 and the three months ended March 31, 2015 and 2016, and our pro forma financial statements for the year ended December 31, 2015 and the three months ended March 31, 2016 reflecting the completion of the transactions contemplated by the Major Energy Purchase Agreement, have been prepared with respect to the transaction contemplated by the Major Energy Purchase Agreement, which are included in this Information Statement under the headings “Major Energy Financial Statements” and “Unaudited Pro Forma Condensed Combined Financial Information,” respectively. Subject to the satisfaction of the conditions precedent set forth therein, the transactions contemplated by the Major Energy Purchase Agreement are expected to close as promptly as practicable following the effectiveness of the written consent described in this Information Statement.
Major Energy Purchase Agreement
The following is a summary of material terms of the Major Energy Purchase Agreement. Please see the section titled “Description of the Major Energy Purchase Agreement” in this Information Statement for a more detailed summary of the material terms of the Major Energy Purchase Agreement.

•	Spark HoldCo will acquire all of the membership interests in the Major Energy Companies on the closing date;

•	The purchase price for the membership interests consists of:

o	the issuance by the Company and Spark HoldCo to NG&E of 2,000,000 shares of Class B common stock (and a corresponding number of Spark HoldCo units);

o	payment of $15 million in installment consideration subject to achievement of certain performance targets;

o	payment of up to $20 million in earnouts over the next 33 months subject to achievement of certain performance targets; and

o	payment of an executive earnout based on the achievement of certain performance targets.

o
In addition, the Company and Spark HoldCo are obligated to issue up to an additional 200,000 shares of Class B common stock (and a corresponding number of Spark HoldCo units) to NG&E over the next three years, depending upon the achievement of certain performance targets.

•	The purchase price is subject to adjustment to reflect changes in the Major Energy Companies’ working capital to the target working capital on the closing of the transaction;

•	The closing of the transactions contemplated by the Major Energy Purchase Agreement is subject to customary closing conditions.
The foregoing summary describes certain material terms of the Major Energy Purchase Agreement and the transactions contemplated thereby but is not intended to be complete and is qualified in its entirety by the text of the Major Energy Purchase Agreement attached as Annex A to this Information Statement.
NASDAQ Listing Requirements and the Necessity of Stockholder Approval
The Company is subject to the Listing Rules because the Class A common stock is currently listed on NASDAQ. Pursuant to Listing Rule 5635(a)(2), stockholder approval is required prior to the issuance of securities in connection with the acquisition of the stock or assets of another company if any director, officer or Substantial Shareholder of the acquiring company has a 5% or greater interest (or such persons collectively have a 10% or greater interest), directly or indirectly, in the acquiring company or assets to be acquired or in the consideration to be paid in the transaction or series of related transactions and the present or potential issuance of common stock, or securities convertible into or exercisable for common stock, could result in an increase in outstanding common shares or voting power of 5% or more.
The Major Energy Shares that will be issued to NG&E pursuant to the Major Energy Purchase Agreement represent approximately 13.7% of the voting rights of all of our stockholders as of May 3, 2016, and NG&E is indirectly owned by Mr. Maxwell.

Each share of Class B common stock, all of which are held directly or indirectly by the Majority Stockholders, has no economic rights but entitles the holder to one vote on all matters to be voted on by stockholders generally. Holders of Class A common stock and Class B common stock vote together as a single class on all matters presented to our stockholders for their vote or approval, except as otherwise required by applicable law or by our certificate of incorporation.
The Majority Stockholders holding 62.0% of our outstanding voting stock as of May 3, 2016, in accordance with Nasdaq Listing Rule 5635(a)(2), approved the issuance of the Major Energy Shares.
The consent we have received constitutes the only stockholder approval required under the Delaware General Corporation Law and Nasdaq Listing Rule 5635(a)(2), our certificate of incorporation and our bylaws, to approve the issuance of the Major Energy Shares. The Board is not soliciting your consent or your proxy in connection with this action and neither consents nor proxies are being requested from any other stockholders.
The action taken by written consent of the Majority Stockholders will not become effective until the date that is twenty (20) calendar days after this Information Statement is first mailed or otherwise delivered to our stockholders as of the Record Date.
WE ARE NOT ASKING YOU FOR A PROXY AND
YOU ARE REQUESTED NOT TO SEND A PROXY
Stockholders Entitled to Receive Notice of Action by Written Consent
Under Section 228 of the DGCL, our certificate of incorporation and our bylaws, prior to the Trigger Date (as defined in our certificate of incorporation) any action that can be taken at an annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote of stockholders, if a consent or consents in writing, setting forth the action so taken, is or are signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Prompt notice of any action so taken by written consent must be provided to all stockholders as of the Record Date.
Each share of Class A common stock and Class B common stock entitles the holder to one vote on each matter submitted to stockholders. As of May 3, 2016, 5,843,623 shares of Class A common stock and 8,025,000 shares of Class B common stock were issued outstanding and entitled to take action by written consent and to receive notice of the action taken by written consent, and 571,264 shares of Class A common stock and all 8,025,000 shares of Class B common stock voted in favor of the actions to be taken, constituting 62.0% of our outstanding voting stock.
Regulatory Approvals
No federal or state regulatory requirements must be complied with or approval obtained in connection with the Major Energy Purchase Agreement other than the delivery of this Information Statement.
Effective Date of Action by Written Consent
Pursuant to Rule 14c-2 promulgated under the Exchange Act, the earliest date that the corporate action being taken pursuant to the written consent can become effective is 20 calendar days after the first mailing or other delivery of this Information Statement. Subject to the satisfaction of the conditions precedent set forth in the Major Energy Purchase Agreement, on the 20th calendar day after the first mailing or other delivery of this Information Statement, the actions taken by written consent of the Majority Stockholders described above will become effective. We recommend that you read this Information Statement in its entirety for a full description of the action approved by the holders of a majority of the outstanding voting stock.
Dissenter’s Rights of Appraisal
Stockholders do not have any dissenter’s rights or appraisal rights in connection with the approval of the issuance of the Major Energy Shares.

General Effect on Rights of Existing Security Holders
The total number of shares of Class B common stock that are to be issued in the Transaction is 2,200,000, which represents approximately 13.7% of the voting rights of all of our stockholders as of the date of the Major Energy Purchase Agreement. The issuance will have a limited dilutive effect on the equity interest and the earnings per share of existing holders of our common stock. Other than the dilutive impacts of having additional shares outstanding as described above, the relative voting and other rights of holders of our common stock will not be altered by the issuance of the Major Energy Shares. Each share of our common stock will continue to entitle its owner to one vote.

    INTEREST OF CERTAIN PERSONS IN OR OPPOSITION TO MATTERS TO BE ACTED UPON
Except for as described below, no officer, director or director nominee has any substantial interest in the matters consented to by the Majority Stockholders, other than in their roles as an officer, director or director nominee.
With respect to the issuance of the Major Energy Shares to NG&E, Mr. Maxwell, our Chairman of the Board, founder and the controlling stockholder indirectly owns NG&E.
OUTSTANDING VOTING SECURITIES
As of the Record Date, our authorized capital stock consisted of 20,000,000 shares of preferred stock, par value $0.01 per share, 120,000,000 shares of Class A common stock, par value $0.01 per share, and 60,000,000 shares of Class B common stock, par value $0.01 per share. As of May 3, 2016, the Company had 5,843,623 shares of Class A common stock, 8,025,000 shares of Class B common stock and no shares of preferred stock issued and outstanding. Each share of outstanding Class A common stock and Class B common stock is entitled to one vote on matters submitted for stockholder approval.
On May 3, 2016, the holders of 571,264 shares of Class A common stock and all 8,025,000 shares of Class B common stock, collectively representing 62.0% of our voting power, executed and delivered to the Company a written consent approving the issuance of the Major Energy Shares. Since the action has been approved by the Majority Stockholders, no proxies are being solicited with this Information Statement
The DGCL provides in substance that unless the Company’s certificate of incorporation provides otherwise, stockholders may take action without a meeting of stockholders and without prior notice if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to take such action at a meeting at which all shares entitled to vote thereon were present.
CONTACT INFORMATION OF THE COMPANY AND NG&E

Company:
Spark Energy, Inc.
12140 Wickchester Ln.,Suite 100
Houston, TX 77079
Attn: General Counsel
Phone: (713) 600-2600

NG&E:
National Gas & Electric, LLC
12140 Wickchester Ln.,Suite 100
Houston, TX 77079
Attn: Executive Vice President and Chief Financial Officer
Phone: (713) 600-2600

DESCRIPTION OF THE TRANSACTION
Background of the Transaction
The Company’s senior management and Board regularly review strategic opportunities to maximize value for the Company’s equity investors. In connection with these reviews, the Company’s senior management and Board from time to time evaluate potential transactions and acquisition targets that would further the Company’s strategic objectives and be accretive to the Company’s earnings. One of the primary sources of the Company’s anticipated growth strategy is through the acquisition of businesses from NG&E, which is owned by Mr. Maxwell, our Chairman of the Board, founder and majority stockholder through his ownership of Retailco, which owns approximately 61% of the total number and voting power of the outstanding Class A common stock and Class B common stock. NG&E was formed in 2015 to purchase retail energy companies and retail customer books for the purpose of ultimately offering all or a portion of such retail energy acquisitions to the Company in order to further the Company’s growth strategy. In evaluating potential acquisition targets for itself or for the Company, NG&E may choose to retain all or a portion of these acquisitions for its own business, or it may operate the businesses it acquires for a period of time before offering them to the Company.
NG&E and the Company may utilize different financial and operational metrics when evaluating potential acquisition targets, so a potential acquisition target evaluated by NG&E may not be appropriate for the strategic and growth objectives of the Company. When analyzing acquisitions through its acquisitions and due diligence team, which includes legal counsel separate from that of the Company, NG&E seeks to acquire companies directly if they believe the target has significant value, but needs further development or refinements to the target’s business model or cost structure in order for the target to be accretive to the Company. If NG&E believes the potential target will be immediately accretive to the Company, then NG&E typically refers the potential acquisition to the Company to evaluate for direct acquisition.
During November 2014, the Company’s Chief Financial Officer received a call from an investment banker inquiring whether the Company would have an interest in pursuing acquisition discussions with the Major Energy Companies. By mid-December 2014, the Company and the Major Energy Companies were involved in negotiations that ultimately did not result in a definitive agreement and were indefinitely suspended.
During the first half of 2015, the same investment banker contacted the Company to gauge the Company’s interest in purchasing the Major Energy Companies under a different structure and valuation than contemplated in the initial discussions. The Company determined that while the Major Energy Companies could make a strong strategic fit in the future, the business valuation then being promoted was not ideally suited for the Company’s strategic objectives at that time. Rather than pass on the opportunity outright, the Company notified its affiliate NG&E of the potential acquisition, as it believed that a future acquisition of the Major Energy Companies from NG&E could create more value for the Company’s equity investors. This belief was based primarily on the following factors: (a) NG&E's ability to minimize execution risk associated with any transaction with the Major Energy Companies; (b) the opportunity for the Company to perform additional diligence on the Major Energy Companies in the interim; and (c) the opportunity for the Company to pursue and evaluate alternative financing options, in each case without the competitive pressure of losing the transaction due to financing and other uncertainties.

NG&E initiated contact with the Major Energy Companies in the second quarter of 2015. At the time, the Major Energy Companies had initiated some new growth initiatives. NG&E elected to postpone any acquisition discussions with the Major Energy Companies until such time as the Major Energy Companies would be able to share early results from the new initiatives.
In November 2015, NG&E recommenced discussions with the Major Energy Companies. Both NG&E and the Company believed that the new growth initiatives at the Major Energy Companies had significantly increased the long-term value of the Major Energy Companies. It was further the belief of both the Company and NG&E that the acquisition of the Major Energy Companies by the Company would add significant long-term value to the Company's equity investors. However, as the Company did not have sufficient cash on hand or availability under its credit facility to close on an acquisition of the size anticipated for the Major Energy Companies at that time, both the Company and NG&E reached the conclusion that it would be in the best interest of the Company and its equity investors for NG&E to acquire the Major Energy Companies and then sell the Major Energy Companies to the Company at a later date. As mentioned above, this would have the added benefit of giving the Company time to perform further diligence on Major Energy Companies and obtain financing, as well allow NG&E to continue to develop and refine the Major Energy Companies' business strategies and practices during the period that NG&E would own the Major Energy Companies.
The Company and NG&E agreed in principal that NG&E would offer the Major Energy Companies to the Company at substantially the same terms as it would acquire the Major Energy Companies. After negotiating the acquisition of Major Energy Companies for several months, NG&E and Major Energy Companies executed a definitive membership interest purchase agreement on March 18, 2016.
On March 21, 2016, Mr. Maxwell met with the Company’s Chief Executive Officer, Nathan Kroeker ("Mr. Kroeker"), to formally discuss the purchase from NG&E and drop-down of the Major Energy Companies to the Company. Mr. Kroeker and Mr. Maxwell confirmed the prior agreement that, if the Company agreed to purchase the Major Energy Companies from NG&E, the transaction would include a purchase price payable by the Company equal to the initial purchase price that NG&E paid to acquire the Major Energy Companies and purchase agreement terms that were substantially the same terms used in the NG&E purchase from the original sellers. The Company conducted their standard acquisition due diligence on the Major Energy Companies through its acquisitions and due diligence team, which includes legal counsel separate from that of NG&E. The Company and NG&E met several times to discuss financial projections, RCE counts, infrastructure resources at Major Energy Companies and to review other key financial and operational performance indicators. From those meetings, and subsequent analysis, the Company developed its own financial models and Board presentations for the potential consideration of the transaction by the Company’s Board, and, if formed, a special committee thereof. Following the conclusion of due diligence and analysis by the Company, Mr. Kroeker recommended to the Board that the Company should acquire the Major Energy Companies from NG&E on the terms described above.
On April 6, 2016, the Board, by unanimous written consent, created and delegated certain duties to a special committee consisting of two independent directors, Messrs. Jones and Hartwick (the “Special Committee”). The Special Committee was formed because the Board determined that a potential conflict may exist between the interests of Mr. Maxwell, NG&E and Retailco, and the interests of disinterested stockholders of the Company. The Board granted the Special Committee the full power to (i) operate independently of the Board and management in the Special Committee’s performance of its duties, (ii) review, evaluate and negotiate the terms and conditions of the acquisition of the Major Energy Companies, (iii) retain their own legal and financial advisors, and (iv) determine whether or not to approve the acquisition of the Major Energy Companies.
On April 6, 2016, Mr. Jones contacted Garney Griggs of Strasburger & Price, LLP (“Strasburger”), regarding the engagement of Strasburger as legal advisor to the Special Committee regarding the proposed transaction.
On April 11, 2016, the Special Committee held a meeting, at which Mr. Jones was present and Mr. Hartwick joined by phone, along with representatives from Strasburger and Stout Risius Ross, Inc. (“SRR”), which had been engaged by the Special Committee to evaluate the fairness of the proposed transaction to the disinterested members of Spark HoldCo, and by extension, the disinterested Class A common stockholders of the Company (While SRR began working for the Special Committee on April 11, 2016, SRR was formally engaged on April 14, 2016). The Special

Committee discussed the qualifications of Strasburger and SRR, their duties, and their respective involvement with the transaction. The Special Committee discussed the proposed transaction, including the proposed $17.10 valuation for the Company’s Class B common stock, which is convertible into shares of Class A common stock of the Company, to be used as part of the consideration. The original price that was offered by NG&E of $17.10 reflected net proceeds per share received by Retailco, its affiliate, in a secondary offering of the Company's Class A common stock undertaken on April 4, 2016. The Special Committee further discussed due diligence of the Major Energy Companies, including litigation and regulatory risks facing the Major Energy Companies. For portions of this meeting, the Company’s senior management joined by telephone to provide management’s views on the proposed transaction. Mr. Maxwell was not involved in this discussion, nor was he involved with any other Special Committee meeting or portion thereof.
On April 11, 2016, Strasburger began reviewing legal due diligence materials provided by the Company and NG&E.
On April 19, 2016 representatives from Strasburger participated by telephone in discussions with the Company and the Special Committee regarding transaction structure matters and legal due diligence.
On April 21, 2016, on behalf of the Special Committee, representatives from Strasburger participated by telephone in further discussions with the Company regarding transaction structure matters and legal due diligence. These discussions focused upon pending litigation and regulatory issues, as well as the assignment of the purchase agreement between NG&E and the Major Energy Companies.
On April 22, 2016, Strasburger was provided with a draft of the Major Energy Purchase Agreement for its review and comment.
On April 24, 2016, on behalf of the Special Committee, representatives from Strasburger participated by telephone in discussions with the Company regarding the terms and conditions of the Major Energy Purchase Agreement.
On April 25, 2016, representatives from Strasburger participated by telephone in discussions with the Special Committee regarding the Major Energy Purchase Agreement terms.
The Special Committee held another meeting on April 25, 2016. Messrs. Hartwick and Jones were present, along with representatives from Strasburger and the Company. Management of the Company presented its valuation and summary of due diligence on the Major Energy Companies to the Special Committee. The Special Committee discussed additional financial data requested by SRR and asked management of the Company to prepare an analysis of the potential downside case after a hypothetical integration of the businesses of the Company and the Major Energy Companies.
The Special Committee met on April 27, 2016. Messrs. Hartwick and Jones were present, along with representatives from Strasburger. Among the items discussed was the fact that NG&E’s now proposed price of $18.00 per share for Class B common stock of the Company might be too low in light of the then-current trading price of the Class A common stock into which the Class B common stock is convertible, which closed at $20.01 on that day. It was noted that SRR was continuing its review of the transaction, including a review of the discount imposed on secondary offerings of similar size by similar companies. It was noted that Mr. Jones and Strasburger, on behalf of the Special Committee, would continue the negotiation of the proposed price per share of Company stock with Mr. Maxwell the following day. It was also noted that the Special Committee decided to further modify the original proposed transaction by requiring NG&E’s parent, Retailco, to guarantee NG&E’s obligations to the Company under the Purchase Agreement.
On April 28, 2016, on behalf of the Special Committee representatives from Strasburger met with members of senior management of the Company and NG&E regarding the terms of the Major Energy Purchase Agreement. Following this meeting, the Special Committee received a request from NG&E for additional consideration in the event of an earnout, as provided in the agreement with NG&E and the Major Energy Companies.
The Special Committee met on April 29, 2016. Messrs. Hartwick (by telephone) and Jones were present, along with representatives from Strasburger and SRR. Representatives of SRR reviewed their analysis and answered questions from the Special Committee members and Strasburger. Discussions as to stock valuation and incorporating the earnout into the fairness analysis also ensued.
The Special Committee met on May 2, 2016. Messrs. Hartwick (by telephone) and Jones were present, along with representatives from Strasburger and SRR. It was noted that Mr. Maxwell had agreed to the Special Committee’s requirements for the additional 200,000 shares of Class B Common Stock as a part of the consideration only if certain performance targets were met. SRR reviewed their updated analysis and explained the changes based on the revised earnout criteria.
A final Special Committee meeting was held on May 3, 2016. Messrs. Hartwick and Jones were present, along with John Eads, an independent director of the Company, and representatives from Strasburger. Mr. Griggs reviewed the history of the negotiations and the changes to the transaction since it was first proposed to the Company, including raising the imputed price of the stock portion of the purchase consideration from $17.10 to $20.00, which value more closely tracked the 30-day volume average weighted price of the Company's Class A common stock of $20.14 as of that date. The Special Committee also considered the conditional issuance of additional shares of Class B common stock upon the achievement of certain performance targets. On May 3, 2016, SRR rendered an oral opinion to the Special Committee (which was confirmed in writing by delivery of SRR’s written opinion dated May 3, 2016), to the effect that, as of May 3, 2016, and based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by SRR in preparing its opinion, the consideration to be paid by Spark HoldCo in connection with the transactions contemplated by the Major Energy Purchase Agreement was fair, from a financial point of view, to the disinterested members of Spark HoldCo, and by extension to the disinterested Class A common stockholders of the Company. Upon a unanimous vote, the Special Committee approved the transaction.
At a regularly scheduled meeting of the Company’s Board on May 3, 2016, the Company’s Board (acting based upon the recommendation of the Special Committee), approved the Major Energy Purchase Agreement and the transactions related thereto.
Reasons for Engaging in the Transaction
As discussed above, NG&E was formed for the purpose of purchasing retail energy companies and retail customer books that could ultimately be resold to the Company. This drop-down strategy affords the Company access to opportunities that might not otherwise be available to us due to our size and availability of capital.
At the Company’s Board meeting held on May 3, 2016, the Company’s Board unanimously determined that the acquisition of the Major Energy Companies, and the transactions contemplated thereby are in the best interests of the Company and the Company’s stockholders. In making this determination, the Company’s Board consulted with senior management and with its financial and legal advisors, and considered a number of factors. The decision of the Company’s Board was based upon a number of potential benefits of the transaction, including the fact that we benefit from our affiliation with NG&E and the ability to absorb and close target acquisitions quicker than in a stand-alone acquisition that had been sourced by a senior management relationship or connection.
In the case of the drop-down of the Major Energy Companies, our ability to conclude the acquisition and drop-down so quickly is attributable to facts such as:

•
Members of our internal due diligence team and senior management were able to gain substantial knowledge and comfort from the depth of the work performed by the NG&E due diligence team and their senior management during NG&E’s acquisition of Major, as well our ability to learn more about the hands on day-to-day operations through NG&E’s ownership of the Major Energy Companies for the last few months.

•
Members of our internal due diligence team and senior management were also able to glean additional insight into comparative operations, finances and performance metrics of the Major Energy Companies, through comparisons of recent due diligence with the due diligence conducted a couple of years ago, when the Company nearly consummated an acquisition of the Major Energy Companies in 2014.

•
Although the Company’s main lender required approval of our acquisition of the Major Energy Companies, we did not have to secure lender financing for this transaction. The transaction is being funded via an equity issuance to the seller and an earnout to be paid over time.

•
The Major Energy Companies’ source of credit for operations and energy supply is also remaining in place for a period of time, so the supply function for the Major Energy Companies did not have to be integrated into the Company at this time.

•
The purchase price paid by the Company of approximately $80 million reflects the same purchase price payable by NG&E under the original membership interest purchase agreement to the selling shareholders of the Major Energy Companies, with the addition of a 200,000 share earnout payable to NG&E upon achievement over the next 33 months of high performance targets. If achieved, these performance targets would create a significant amount of additional value to the Company. The purpose of this additional consideration was to allow NG&E a limited and highly conditional increase in the purchase price in the event the acquisition becomes highly profitable for the Company.

•
The terms of the Major Energy Purchase Agreement between Spark Holdco and NG&E are substantially the same as in the original membership interest purchase agreement between NG&E and the selling shareholders of the Major Energy Companies.

In addition to being able to close the transaction quickly to realize the benefits of the transaction much sooner than an organically sourced acquisition, other significant benefits that the Company will realize upon the closing of the Major Energies Companies transaction include:

•	The transaction provides the Company with an immediate increase of approximately 210,000 RCEs.

•	The Company will now have access to eleven additional energy markets that the Company had not previously operated in.

•	The Company will deepen our management bench strength through the integration of a seasoned industry-experienced management team.

•	Our Company will bring two additional brands to the growing Spark family of brands, through the acquisition of Respond Power and Major Energy to our brand portfolio.

•	Major Energy Companies are the “official energy provider” of the New York Yankees, New York Knicks, and Madison Square Garden which widen our consumer brand awareness in the marketplace.
Description of the Major Energy Purchase Agreement
The following is a summary of the material terms of the Major Energy Purchase Agreement. The issuance of the Major Energy Shares is intended to be exempt from the registration requirements of the Securities Act of 1933 (the "Securities Act"), and we expect to rely upon Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder for an exemption from registration. This summary of the terms of the Major Energy Purchase Agreement is intended to provide you with basic information concerning the Major Energy Purchase Agreement. However, it is not a substitute for reviewing the Major Energy Purchase Agreement, which is attached hereto as Annex A. You should read this summary in conjunction with Annex A.
Major Energy Purchase Agreement
On May 3, 2016, the Company and Spark HoldCo entered into the Major Energy Purchase Agreement by and among the Company, Spark HoldCo, Retailco and NG&E. The Major Energy Purchase Agreement provides that upon satisfaction of certain closing conditions, Spark HoldCo will purchase from NG&E all of the outstanding membership interests in the Major Energy Companies.
Purchase Price
The purchase price under the Major Energy Purchase Agreement includes the issuance of 2,000,000 shares of Class B common stock (and a corresponding number of Spark HoldCo units) at closing, $15 million in installment consideration subject to achievement of certain performance targets, up to $20 million in earnouts over the next 33 months subject to achievement of certain performance targets, and an executive earnout based on the achievement of certain performance targets payable to five executives of the Major Energy Companies. In addition, the Company and Spark HoldCo are obligated to issue up to an additional 200,000 shares of Class B common stock (and a corresponding number of Spark HoldCo units) to NG&E over the next three years, depending upon the achievement of certain performance targets. The provisions with respect to the installment consideration and the earn-outs are identical to provisions included in the acquisition agreement between the original sellers of the Major Energy Companies and NG&E, and, as a result, NG&E is expected to pass along any payments made pursuant to these provisions, or the Company may make these payments directly, to the original sellers.
Purchase Price Adjustments
The parties to the Major Energy Purchase Agreement agreed to a target working capital of $0.00 (the “Target Working Capital”). No later than two business days prior to the closing date of the transactions contemplated by the Major Energy Purchase Agreement (the “Closing Date”), NG&E will deliver to Spark HoldCo an estimate of the working capital of the Major Energy Companies as of the Closing Date (the “Estimated Closing Working Capital”). The Major Energy Purchase Agreement provides that if the Estimated Closing Working Capital is less than the Target Working Capital, the purchase price will be reduced by the deficiency, and if the Estimated Closing Working Capital is greater than the Target Working Capital, then the purchase price will be increased by the excess.
Within 150 days following the Closing Date, Spark HoldCo will deliver its calculation of the Closing Date working capital of the Major Energy Companies (the “Actual Closing Working Capital”) based on data and receipts received subsequent to the Closing Date covering the time period prior to the Closing Date. NG&E will then have 30 days to object to the calculation of the Actual Closing Working Capital delivered by Spark HoldCo. If Spark HoldCo and NG&E are unable to resolve their disputes within 15 days of the delivery by NG&E of a notice of objection, then the items remaining in dispute will be submitted to a mutually-agreed upon independent accounting firm for resolution within 45 days of its engagement.
If the Actual Closing Working Capital is determined to be greater than the Estimated Closing Working Capital, the purchase price will be increased by such excess. If the Actual Closing Working Capital is determined to be less than the Estimated Closing Working Capital, NG&E will pay to Spark HoldCo the amount of such difference.
Representations and Warranties
In the Major Energy Purchase Agreement, NG&E makes representations and warranties to Spark HoldCo regarding the Major Energy Companies with respect to, among other things, their organization and qualification, authority to enter into the transaction, their capitalization, conflicts, taxes, delivery of financial statements, absence of certain changes or events since the date of the most recent financial statements, litigation and regulatory matters, legal compliance, environmental matters, material contracts, intellectual property, title to assets and real property, employees and employee benefits, insurance and banking facilities. NG&E, as the seller, also makes representations and warranties to Spark HoldCo regarding, among other things, formation, authorization to enter into the transaction, conflicts and consents required, ownership interests in the Major Energy Companies, and the investment purpose of acquiring the Major Energy Shares.
Likewise, Spark HoldCo also makes representations and warranties to NG&E regarding, among other things, Spark HoldCo’s organization and authority to enter into the transaction, conflicts and consents required, investment purpose and legal proceedings.
All representations and warranties will survive the closing of the transaction for a period ending on December 31, 2018, subject to certain exceptions, including that NG&E’s representations and warranties regarding the Major Energy Companies’ taxes and environmental matters will survive the closing until the 30th day following the expiration of the applicable statute of limitations, and certain other representations by NG&E regarding the Major Energy Companies, and by NG&E or Spark HoldCo will survive the closing forever.
Covenants
In the Major Energy Purchase Agreement, the parties agree to certain covenants regarding, among other things, the employees and employee benefits of the Major Energy Companies, survival of director and officer indemnification, Spark HoldCo’s and the Major Energy Companies’ agreement to preserve attorney-client privilege with respect to representation matters for the Major Energy Companies occurring prior to the closing, NG&E’s agreement to protect the confidential information of the Major Energy Companies, preservation of the pre-closing books and records of the Major Energy Companies, mutual consent on public announcements, the parties’ agreement to use commercially reasonable efforts to consummate the transaction, the conduct of business of the Major Energy Companies prior to closing, permission of Spark HoldCo’s access to the premises of the Major Energy Companies prior to closing, prompt notice of developments, the exclusivity of the Major Energy Purchase Agreement, tax matters, change of control payments relating to the agreements between NG&E, Pacific Summit Energy, LLC and other parties, NG&E’s agreement to remain in existence until at least December 31, 2019, Retailco’s agreement to unconditionally guarantee NG&E’s obligations under the Major Energy Purchase Agreement and related transaction documents, and the Company’s agreement to unconditionally guarantee Spark HoldCo’s obligations under the Major Energy Purchase Agreement and related transaction documents.
All pre-closing covenants will survive the closing without limitation as to time.
Indemnification
The Major Energy Purchase Agreement provides that NG&E will indemnify Spark HoldCo and its affiliates, attorneys, representatives, successors and permitted assigns for any loss resulting from (i) any breach of the representations and warranties in the Major Energy Purchase Agreement made by NG&E regarding itself or the Major Energy Companies, (ii) any breach of a covenant to be performed by the Major Energy Companies, and (iii) any breach of a covenant to be performed by NG&E.
The Major Energy Purchase Agreement also provides that Spark HoldCo will indemnify NG&E and its affiliates, attorneys, representatives, successors and permitted assigns for any loss resulting from (i) any breach of the representations and warranties in the Major Energy Purchase Agreement made by Spark HoldCo, and (ii) any breach of a covenant to be performed by Spark HoldCo.
The indemnification is subject to various limitations provided in the Major Energy Purchase Agreement. For the breach of any representation or warranty by NG&E, NG&E will have no liability to indemnify Spark HoldCo or other indemnified parties unless the losses resulting from such breach exceeds $600,000, in which event NG&E’s liability will be limited to the excess. The aggregate amount of NG&E’s liability to indemnify losses resulting from breach of any representation or warranty by NG&E will be the sum of $5,000,000 and the Escrow Amount (as defined in the Major Energy Purchase Agreement). In addition, the maximum liability of NG&E or Spark HoldCo for all claims of indemnification will not exceed the purchase price. The parties also agree to use commercially reasonable efforts to mitigate any losses for which it is or may become entitled to be indemnified.
Registration Rights
The Major Energy Purchase Agreement provides that the Company will, at closing, grant NG&E certain registration rights, including piggyback registration rights, such that NG&E will have similar registration rights as were granted to NuDevco Retail, LLC ("NuDevco Retail") and NuDevco Retail Holdings, LLC ("NuDevco Retail Holdings" and together with NuDevco Retail, "NuDevco") in the Registration Rights Agreement entered into at the time of the Company’s initial public offering.
Termination
The Major Energy Purchase Agreement may be terminated at any time prior to closing (i) by mutual written consent of Spark HoldCo and NG&E, (ii) by either Spark HoldCo or NG&E if a final non-appealable order prohibiting the transaction has been issued by a governmental body, (iii) by either Spark HoldCo or NG&E if the closing has not occurred on or before 5:00 p.m. Central Time on July 15, 2016, which date has been extended to 5:00 p.m. Central Time on September 15, 2016, which date is subject to further extension upon the parties’ mutual consent, (iv) by Spark HoldCo if any of NG&E’s representations and warranties fails to be true or any of its covenants has been breached and such failure or breach remains unremedied for twenty days after NG&E’s receipt of notice from Spark HoldCo, or (v) by NG&E if any of Spark HoldCo’s representations and warranties fails to be true or any of its covenants has been breached and such failure or breach remains unremedied for twenty days after Spark HoldCo’s receipt of notice from NG&E.
The termination of the Major Energy Purchase Agreement will cause most provisions to be null and void and will not cause any liability of any party to any other party, except for liabilities arising in respect of breaches under the Major Energy Purchase Agreement prior to such termination.

Description of Securities
As of the date of the Major Energy Purchase Agreement, our authorized capital stock consisted of 120,000,000 shares of Class A common stock, par value $0.01 per share, of which 5,843,623 shares were issued and outstanding, and 60,000,000 shares of Class B common stock, par value $0.01 per share, of which 8,025,000 shares were issued and outstanding, and 20,000,000 shares of preferred stock, par value $0.01 per share, of which no shares were issued and outstanding.
The following summary of our capital stock, our certificate of incorporation and our bylaws does not purport to be complete and is qualified in its entirety by reference to the provisions of applicable law and to our certificate of incorporation and bylaws.
Class A Common Stock
Voting Rights. Holders of shares of Class A common stock are entitled to one vote per share held of record on all matters to be voted upon by the stockholders, except that, to the fullest extent permitted by law, holders of shares of Class A common stock will have no voting power with respect to amendments to our certificate of incorporation that relate solely to the terms of preferred stock if the holders of the affected series are entitled to vote thereon. The holders of Class A common stock do not have cumulative voting rights in the election of directors. Except as otherwise provided by applicable law, the rules and regulations of any stock exchange applicable to us, our certificate of incorporation or our bylaws, in all matters other than the election of directors and certain non-binding advisory votes, the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the matter shall be the act of the stockholders.
Dividend Rights. Holders of shares of our Class A common stock are entitled to ratably receive dividends when and if declared by our Board out of funds legally available for that purpose, subject to any statutory or contractual restrictions on the payment of dividends and to any prior rights and preferences that may be applicable to any outstanding preferred stock.
Liquidation Rights. Upon our liquidation, dissolution, distribution of assets or other winding up, the holders of Class A common stock are entitled to receive ratably the assets available for distribution to the stockholders after payment of liabilities and the liquidation preference of any of our outstanding shares of preferred stock.
Other Matters. The shares of Class A common stock have no preemptive or conversion rights and are not subject to further calls or assessment by us. There are no redemption or sinking fund provisions applicable to the Class A common stock. All outstanding shares of our Class A common stock, including the Class A common stock offered in this offering, are fully paid and non-assessable.
Class B Common Stock
Voting Rights. Holders of shares of our Class B common stock are entitled to one vote per share held of record on all matters to be voted upon by the stockholders, except that, to the fullest extent permitted by law, holders of shares of Class B common stock will have no voting power with respect to amendments to our certificate of incorporation that relate solely to the terms of preferred stock if the holders of the affected series are entitled to vote thereon. Holders of shares of our Class A common stock and Class B common stock vote together as a single class on all matters presented to our stockholders for their vote or approval, except with respect to the amendment of certain provisions of our certificate of incorporation that would alter or change the powers, preferences or special rights of the Class B common stock so as to affect them adversely, which amendments must be by a majority of the votes entitled to be cast by the holders of the shares affected by the amendment, voting as a separate class, or as otherwise required by applicable law. The holders of Class B common stock do not have cumulative voting rights in the election of directors. Except as otherwise provided by applicable law, the rules and regulations of any stock exchange applicable to us, our certificate of incorporation or our bylaws, in all matters other than the election of directors and certain non-binding advisory votes, the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the matter shall be the act of the stockholders.
Dividend and Liquidation Rights. Holders of our Class B common stock do not have any right to receive dividends, unless the dividend consists of shares of our Class B common stock or of rights, options, warrants or other securities convertible or exercisable into or exchangeable for shares of Class B common stock paid proportionally with respect to each outstanding share of our Class B common stock and a dividend consisting of shares of Class A common stock or of rights, options, warrants or other securities convertible or exercisable into or exchangeable for shares of Class A common stock on the same terms is simultaneously paid to the holders of Class A common stock. Holders of our Class B common stock do not have any right to receive a distribution upon a liquidation or winding up of the Company.
Preferred Stock
Our certificate of incorporation authorizes our Board, subject to any limitations prescribed by law, without further stockholder approval, to establish and to issue from time to time one or more classes or series of preferred stock, par value $0.01 per share, covering up to an aggregate of 20,000,000 shares of preferred stock. Each class or series of preferred stock will cover the number of shares and will have the powers, preferences, rights, qualifications, limitations and restrictions determined by the Board, which may include, among others, dividend rights, liquidation preferences, voting rights, conversion rights, preemptive rights and redemption rights. Except as provided by law or in a preferred stock designation, the holders of preferred stock will not be entitled to vote at or receive notice of any meeting of stockholders.
Anti-Takeover Effects of Provisions of Our Certificate of Incorporation, Our Bylaws and Delaware Law
Some provisions of Delaware law, and our certificate of incorporation and our bylaws described below, will contain provisions that could make the following transactions more difficult: acquisitions of us by means of a tender offer, a proxy contest or otherwise; or removal of our incumbent officers and directors. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interest or in our best interests, including transactions that might result in a premium over the market price for our shares.
These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with us. We believe that the benefits of increased protection and our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging these proposals because, among other things, negotiation of these proposals could result in an improvement of their terms.
Delaware law. In our certificate of incorporation, we have elected not to be subject to the provisions of Section 203 of the DGCL regulating corporate takeovers until the date on which Mr. Maxwell no longer beneficially owns in the aggregate more than fifteen percent of the outstanding Class A common stock and Class B common stock. On and after such date, we will be subject to the provisions of Section 203 of the DGCL.
In general, those provisions prohibit a Delaware corporation, including those whose securities are listed for trading on the NASDAQ Global Select Market, from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder, unless:

•	the transaction is approved by the board of directors before the date the interested stockholder attained that status;

•
upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or

•
on or after such time the business combination is approved by the board of directors and authorized at a meeting of stockholders by at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

Certificate of Incorporation and Bylaws. Provisions of our certificate of incorporation and bylaws may delay or discourage transactions involving an actual or potential change in control or change in our management, including transactions in which stockholders might otherwise receive a premium for their shares, or transactions that our stockholders might otherwise deem to be in their best interests. Therefore, these provisions could adversely affect the price of our Class A common stock.
Among other things, our certificate of incorporation and bylaws:

•
provide for our Board to be divided into three classes of directors, with each class as nearly equal in number as possible, serving staggered three year terms. Our staggered Board may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of us, because it generally makes it more difficult for stockholders to replace a majority of the directors;

•	provide that the authorized number of directors may be changed only by resolution of the Board;

•
provide that all vacancies in our Board, including newly created directorships, may, except as otherwise required by law or, if applicable, the rights of holders of a series of preferred stock, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum;

•
provide our Board the ability to authorize undesignated preferred stock. This ability makes it possible for our Board to issue, without stockholder approval, preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of our company;

•
provide that at any time after the first date upon which Mr. Maxwell no longer beneficially owns more than fifty percent of the outstanding Class A common stock and Class B common stock, any action required or permitted to be taken by the stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing in lieu of a meeting of such stockholders, subject to the rights of the holders of any series of preferred stock with respect to such series (prior to such time, such actions may be taken without a meeting by written consent of holders of the outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting);

•
provide that at any time after the first date upon which Mr. Maxwell no longer beneficially owns more than fifty percent of the outstanding Class A common stock and Class B common stock, special meetings of our stockholders may only be called by the Board, the chief executive officer or the chairman of the Board (prior to such time, special meetings may also be called by our Secretary at the request of holders of record of fifty percent of the outstanding Class A common stock and Class B common stock);

•	provide that our certificate of incorporation and bylaws may be amended by the affirmative vote of the holders of at least two-thirds of our outstanding stock entitled to vote thereon;

•	provide that our bylaws can be amended by the Board;

•
establish advance notice procedures with regard to stockholder proposals relating to the nomination of candidates for election as directors or new business to be brought before meetings of our stockholders. These procedures provide that notice of stockholder proposals must be timely given in writing to our corporate secretary prior to the meeting at which the action is to be taken. These requirements may preclude stockholders from bringing matters before the stockholders at an annual or special meeting; and

•
provide that we renounce any interest in existing and future investments in other entities by, or the business opportunities of, NuDevco Partners, LLC, NuDevco Partners Holdings, LLC and Mr. Maxwell, or any of their officers, directors, agents, stockholders, members, partners, affiliates and subsidiaries (other than our directors who are presented business opportunities in their capacity as our directors or officers) and that they have no obligation to offer us those investments or opportunities.

Choice of Forum
Our certificate of incorporation provides that unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will, to the fullest extent permitted by applicable law, be the sole and exclusive forum for:

•	any derivative action or proceeding brought on our behalf;

•	any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers, employees or agents to us or our stockholders;

•	any action asserting a claim against us or any director or officer or other employee of ours arising pursuant to any provision of the DGCL, our certificate of incorporation or our bylaws; or

•
any action asserting a claim against us or any director or officer or other employee of ours that is governed by the internal affairs doctrine, in each such case subject to such Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein.

Our certificate of incorporation also provides that any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock will be deemed to have notice of, and to have consented to, this forum selection provision.
Although we believe these provisions will benefit us by providing increased consistency in the application of Delaware law for the specified types of actions and proceedings, the provisions may have the effect of discouraging lawsuits against our directors, officers, employees and agents. The enforceability of similar exclusive forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that, in connection with one or more actions or proceedings described above, a court could rule that this provision in our certificate of incorporation is inapplicable or unenforceable.
Limitation of Liability and Indemnification Matters
Our certificate of incorporation limits the liability of our directors for monetary damages for breach of their fiduciary duty as directors, except for liability that cannot be eliminated under the DGCL. Delaware law provides that directors of a company will not be personally liable for monetary damages for breach of their fiduciary duty as directors, except for liabilities:

•	for any breach of their duty of loyalty to us or our stockholders;

•	or acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	for unlawful payment of dividend or unlawful stock repurchase or redemption, as provided under Section 174 of the DGCL; or

•	for any transaction from which the director derived an improper personal benefit.
Any amendment, repeal or modification of these provisions will be prospective only and would not affect any limitation on liability of a director for acts or omissions that occurred prior to any such amendment, repeal or modification.
Our certificate of incorporation and bylaws also provide that we will indemnify our directors and officers to the fullest extent permitted by Delaware law. Our certificate of incorporation and bylaws also permit us to purchase insurance on behalf of any officer, director, employee or other agent for any liability arising out of that person’s actions as our officer, director, employee or agent, regardless of whether Delaware law would permit indemnification. We have entered into indemnification agreements with each of our current directors and officers. These agreements require us to indemnify these individuals to the fullest extent permitted under Delaware law against liability that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. We believe that the limitation of liability provision in our certificate of incorporation and the indemnification agreements will facilitate our ability to continue to attract and retain qualified individuals to serve as directors and officers.
Transfer Agent and Registrar
The transfer agent and registrar for our Class A common stock is American Stock Transfer & Trust Company, LLC.
Listing
Our Class A common stock is listed on the NASDAQ Global Select Market under the symbol “SPKE.”
Projected Financial Information
Our management does not, as a matter of course, publicly disclose forecasts or projections as to its future financial performance or earnings. We have included in this information statement a summary of the Major Energy Companies’ projections prepared by management of the Company solely to give stockholders access to the non-public information that was made available to the Special Committee of our Board of Directors in connection with its consideration of the purchase by the Company of the Major Energy Companies and provided to SRR in connection with the financial analyses performed by it.
Although the projections are presented with numerical specificity, the projections reflect numerous estimates and assumptions with respect to general business, economic, market and financial conditions, our ability to execute our strategic plan and other matters, all of which are difficult to predict and many of which are beyond our control. The internal financial forecasts upon which these projections were based are, in general, prepared solely for internal use, such as budgeting and other management decisions, and are subjective in many respects, and thus are susceptible to various interpretations. While we believe that the assumptions our management used as a basis for the projections were reasonable at the time the projections were prepared, given information our management had at the time, this information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this information statement are cautioned not to place undue reliance on the prospective financial information.
The projections were not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information, but, in the view of our management, were prepared on a reasonable basis.
Neither our independent auditors, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information.

The principal components of the financial projections provided by the Company to SRR for its financial analysis necessary to prepare its opinion are set forth below:

	Actual		Projected
(in millions)	2014	2015	2016	2017	2018
Revenue	$204	$189	$212	$232	$263
Cost of Goods Sold	(166)	(144)	(159)	(173)	(203)
Gross Margin	$38	$45	$53	$58	$60
Operating Expense	(15)	(21)	(25)	(23)	(24)
Depreciation & Amortization	(10)	(11)	(10)	(9)	(15)
Operating Income	$13	$13	$18	$26	$21

EBITDA	$23	$24	$28	$35	$36
Customer Acquisition Costs	(8)	(6)	(12)	(13)	(13)
Adjusted EBITDA	$15	$18	$16	$22	$22
BY INCLUDING IN THIS INFORMATION STATEMENT A SUMMARY OF ITS INTERNAL FINANCIAL PROJECTIONS, THE COMPANY UNDERTAKES NO OBLIGATION TO UPDATE, OR PUBLICLY DISCLOSE ANY UPDATE TO, THESE FINANCIAL PROJECTIONS TO REFLECT CIRCUMSTANCES OR EVENTS, INCLUDING UNANTICIPATED EVENTS, THAT MAY HAVE OCCURRED OR THAT MAY OCCUR AFTER THE PREPARATION OF THESE FINANCIAL PROJECTIONS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE FINANCIAL PROJECTIONS ARE SHOWN TO BE IN ERROR OR CHANGE.
Opinion of Financial Advisor to the Special Committee
Opinion of Stout Risius Ross, Inc.
On May 3, 2016, SRR rendered an oral opinion to the Special Committee of our Board (which was confirmed in writing by delivery of SRR’s written opinion dated May 3, 2016), to the effect that, as of May 3, 2016 and based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by SRR in preparing its opinion, the consideration to be paid by Spark HoldCo in connection with the transactions contemplated by the Major Energy Purchase Agreement (the “Transaction”) was fair, from a financial point of view, to the disinterested members of Spark HoldCo, and by extension to the disinterested Class A common stockholders of the Company. No limitations were imposed by the Board or the Special Committee upon SRR with respect to the scope of its analyses in rendering its opinion.
SRR's opinion was directed to the Special Committee and only addressed the fairness, from a financial point of view, of the consideration to be paid by Spark HoldCo in the Transaction. The Opinion does not address any other aspect or implication of the Transaction. The summary of SRR's opinion in this information statement is qualified in its entirety by reference to the full text of the written opinion, which is included as Annex B to this information statement and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and the other matters considered by SRR in preparing its opinion. We encourage our stockholders to carefully read the full text of SRR's written opinion. However, neither SRR's opinion nor the summary of its opinion and the related analyses set forth in this information statement are intended to be, and do not constitute advice or a recommendation to the Special Committee, our Board of Directors or any stockholder as to how to act or vote with respect to the Transaction or related matters.

In arriving at its opinion, SRR reviewed, among other facts and data that they deemed relevant in reaching their conclusions:

•	Certain publicly-available historical operating and financial information relating to the Company;

•	Certain non-public historical and projected financial data relating to the Company and Major Energy Companies;

•	Projected financial statements for the Company and the Major Energy Companies;

•	Downside income statement projection case for the Major Energy Companies prepared by the Company;

•	Draft of the Major Energy Purchase Agreement dated May 2, 2016;

•
Membership Interest Purchase Agreement by and among NG&E, the Major Energy Companies, the members of the Major Energy Companies and Saul Horowitz, as the Major Energy Companies’ representative, dated March 18, 2016;

•	Earnout Agreement by and among NG&E, the Major Energy Companies, the members of the Major Energy Companies and Saul Horowitz, as the Major Energy Companies’ representative, dated March 18, 2016;

•
Executive Earnout Agreement by and among NG&E, the Major Energy Companies, the members of the Major Energy Companies, Saul Horowitz, as representative for the Major Energy Companies’ members, Saul Horowitz, Mark (Moshe) Wiederman, Daniel Alper, Levi Moeller and David Sobel, dated March 18, 2016 (together with the Earnout Agreement listed immediately above, the “Earnout Agreements”);

•
Escrow Agreement and Escrow Disbursement Agreement, each by and among NG&E, the Major Energy Companies, the members of the Major Energy Companies, Saul Horowitz, as the Major Energy Companies’ representative, and BBVA Compass Bank, dated March 18, 2016;

•	A review of publicly available financial data of certain publicly traded companies that SRR deemed relevant; and

•	Discussions with the Special Committee and the Company’s management concerning the Transaction and the Company’s business, industry, history, and prospects.

No opinion, counsel or interpretation was intended in matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice. SRR was not requested to opine as to, and its opinion does not in any manner address the following: (i) the underlying business decision of the Company, its security holders, the Special Committee, or any other party to proceed with or effect the Transaction; (ii) the merits of the Transaction relative to any alternative business strategies that may exist for the Company or any other party or the effect of any other transactions in which the Company or any other party might have engaged; (iii) the terms of any arrangements, understandings, agreements or documents related to, or the form or any other portion or aspect of, the Transaction or otherwise, except as expressly addressed in SRR’s opinion; (iv) the fairness of any portion or aspect of the Transaction to the holders of any class of securities, creditors or other constituencies of the Company, or to any other party, not specifically addressed in SRR’s opinion (including the fairness, financial or otherwise, of the amount or nature of any compensation to any officers, directors or employees of any party to the Transaction, relative to the consideration or otherwise); (v) the solvency, creditworthiness or fair value of Spark or any other participant in the Transaction under any applicable laws relating to bankruptcy, insolvency or similar matters or (vi) how the Special Committee, Spark’s security holders or any other person should act with respect to the Transaction.
SRR’s opinion was intended to be utilized by the Special Committee as only one input to consider in its process of analyzing the Transaction. Further, SRR's opinion was not intended to and does not constitute a recommendation to any security holder of Spark as to how such person should vote in regard to the Transaction. Moreover, SRR was not engaged to, and did not, (i) initiate any discussions with, or solicit any indications of interest from, third parties with respect to the Transaction, the assets, businesses or operations of the Major Energy Companies, Spark, or any other party, or any alternatives to the Transaction, or (ii) negotiate the terms of the Transaction.
SRR did not conduct a physical inspection of the Major Energy Companies’ facilities or assets. SRR assumed, with the consent of the Special Committee, that the final executed form of the Major Energy Purchase Agreement would not differ materially from the draft of the Major Energy Purchase Agreement that it examined, that the conditions to the Transaction as set forth in the draft Major Energy Purchase Agreement would be satisfied, and that the Transaction would be consummated on a timely basis in the manner contemplated by the draft Major Energy Purchase Agreement. SRR’s opinion was necessarily based on business, economic, market, and other conditions as they existed and could be evaluated by SRR at the date of its opinion. Although subsequent developments may affect SRR’s opinion, SRR does not have any obligation to update, revise, or reaffirm its opinion. SRR reserves the right, however, to withdraw, revise, or modify its opinion based upon additional information that may be provided to or obtained by it after the date of its opinion that suggests, in SRR’s judgment, a material change in the assumptions upon which its opinion was based.
SRR’s opinion was furnished for the use and benefit of the Special Committee in connection with the Transaction, and is not intended to be used, and may not be used, for any other purpose, without SRR’s express, prior written consent. SRR has consented to the reproduction of its opinion in this information statement and to the inclusion of our summary of its opinion as it appears in this information statement.
Summary of Valuation Analyses
In preparing its opinion to the Special Committee, SRR performed a variety of analyses, including those described below. The preparation of a fairness opinion is a complex process involving various quantitative and qualitative judgments and determinations with respect to the financial, comparative and other analytical methods employed and the adaptation and application of these methods to the unique facts and circumstances presented. SRR arrived at its opinion based on the results of all analyses undertaken by it and assessed as a whole. SRR did not form a conclusion as to whether any individual analysis, when considered independently of the other analyses conducted by SRR, supported or failed to support its opinion as to the fairness, from a financial point of view, of the consideration to be paid by Spark HoldCo pursuant to the Major Energy Purchase Agreement. Further, SRR did not specifically rely or place specific weight on any individual analysis. Rather, SRR believes that its analyses must be considered in their entirety, and that selecting portions of its analyses or the factors it considered, without considering all analyses and factors together, could create a misleading or incomplete view of the processes underlying the analyses performed by SRR in connection with the preparation of its opinion. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques

In rendering its opinion, SRR assumed and relied upon the accuracy and completeness of all financial and other information that was publicly available, furnished by Spark, or otherwise reviewed by or discussed with SRR without independent verification of such information. SRR's opinion is premised on the assumption that the assets, liabilities, financial condition, and prospects of the Major Energy Companies as of the date of its opinion have not changed materially since February 29, 2016, the date of the most recent financial statements made available to SRR. SRR assumed, without independent verification, the accuracy of, and relied upon, the representations and warranties contained in the draft Major Energy Purchase Agreement that it reviewed. SRR assumed, without independent verification, that the financial forecasts and projections provided to SRR were prepared in good faith and reflect the best currently available estimate of the future financial results of the Major Energy Companies, and relied upon such projections in arriving at its opinion. SRR was not engaged to assess the reasonableness or achievability of these forecasts and projections or the assumptions upon which they were based. SRR expressed no view as to those forecasts, projections, or assumptions. SRR assumed that the Transaction would be consummated on the terms described in the draft Major Energy Purchase Agreement, without any waiver of any material terms or conditions by the parties to the draft Major Energy Purchase Agreement. SRR’s opinion was necessarily based on business, economic, market, and other conditions as they existed and could be evaluated by SRR at the date of its opinion.
SRR’s opinion was provided to the Special Committee in connection with its consideration of the proposed Transaction and was only one of many factors considered by the Special Committee in evaluating the proposed Transaction. Neither SRR’s opinion nor its analyses were determinative of the Transaction consideration or of the views of the Special Committee or management with respect to the Transaction or the consideration payable therein. The type and amount of consideration payable in the Transaction were determined through negotiation between Spark HoldCo and NG&E. The decision to enter into the Transaction was solely that of the Special Committee.
The implied reference range values indicated by SRR’s analyses, and the estimates upon which they are based, are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, any analyses relating to the value of assets, businesses or securities do not purport to be appraisals or to reflect the prices at which assets, businesses or securities may actually be sold, which may depend on a variety of factors, many of which are beyond our control. Much of the information used in, and accordingly the results of, SRR’s analyses are inherently subject to substantial uncertainty.
The following is a summary of the material analyses reviewed by SRR with the Special Committee in connection with SRR’s opinion rendered on May 3, 2016. The order of the analyses below does not represent relative importance or weight given to those analyses by SRR. In addition, the analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the analyses. Considering the data in the tables below without considering the full narrative description of the analyses, as well as the methodologies underlying, and the assumptions, qualifications and limitations affecting, each analysis, could create a misleading or incomplete view of SRR’s analyses.
Implied Value of the Consideration
For the purposes of its analysis, SRR calculated an implied ranges of values for the consideration to be issued in the transaction and compared these implied ranges of values of the consideration to the implied ranges of values for the Major Energy Companies. The consideration consists of (i) 2.0 million shares of Class B common stock in the Company (and an equal number of member units in Spark HoldCo); (ii) assumed litigation reserves of $5.0 million; (iii) purchase of working capital of $8.8 million, based on Company management's projection of the estimated working capital balance at closing; and (iv) the present value of the contingent consideration to be paid based on achieving certain performance levels described in the Major Energy Purchase Agreement.
In calculating the implied range of values of the 2.0 million shares of Spark Class B common stock, we considered the historical trading activity in the Company's Class A common stock from January 4, 2016 through May 2, 2016 and offering discounts to recent trading prices for selected precedent follow-on equity offerings, including a recent follow-on offering of Spark's Class A common stock. SRR considered the range of trading prices implied by a 10-day volume-weighted average price of $23.61 as of May 2, 2016 and a closing price of $24.94 as of May 2, 2016. SRR calculated a range of implied values for the 2.0 million shares of the Company’s Class B common stock of $42.5 million to $44.9 million based on these ranges of trading prices, discounted by 10% for blockage based on the discounts implied by its analysis of the selected follow-on offerings.
SRR calculated the present value of the earnout and the cash installment payments is calculated by taking the sum of the adjusted earnout payment, executive earnout payment, cash installment payment, and probability-adjusted earnout stock consideration in accordance with the Major Energy Purchase Agreement and the projected financial results provided by Company management. The implied cash flows are discounted to present value at a discount rate based on Major Energy Companies’ weighted average cost of capital (“WACC”, discussed below) of 12.5% to 14.5%. SRR repeated this same analysis using the downside projections provided by Company management. Accordingly, this analysis produces ranges of implied present values of the earnout and cash installment payments of $21.8 million to $22.5 million for the base case scenario and $11.2 million to $11.6 million for the downside scenario. The total implied ranges of consideration, for both a base case scenario as well as a downside case scenario, are summarized in the table below.

Base Case	Low Range (in Millions of U.S. Dollars)	High Range (in Millions of U.S. Dollars)
2,000,000 shares / units of Stock	$43	$45
Assumption of ‘Litigation Reserve’	$5.0	$5.0
Cash Purchase of Working Capital	$9	$9
PV of Earnout / Cash Installment Payments	$22	$23
Total Consideration	$78	$81

Downside Case
2,000,000 shares / units of Stock	$43	$45
Assumption of ‘Litigation Reserve’	$5.0	$5.0
Cash Purchase of Working Capital	$9	$9
PV of Earnout / Cash Installment Payments	$11	$12
Total Consideration	$68	$70
Discounted Cash Flow Method
SRR performed a discounted cash flow analysis of the Major Energy Companies on a standalone basis, which was used to estimate the present value of Major Energy Companies’ unleveraged, after-tax, free cash flows on a standalone basis. In performing its discounted cash flow analysis, SRR calculated the free cash flows that Major Energy Companies is expected to generate for the six months ending December 31, 2016 and the calendar years ending December 31, 2017 through December 31, 2019 for both a base case scenario as well as a downside case scenario. These scenarios are based on Company management's long-term forecasts. SRR then calculated a range of implied enterprise values by calculating the present value of estimated unleveraged free cash flows through the end of calendar year 2019, as well as a residual value, based on a range of discount rates of 12.5 % to 14.5%, which were based upon Major Energy Companies’ estimated WACC, and a range of residual growth rates of 0.75% to 1.75% for the base case scenario, and -0.5% to 0.5% for the downside case scenario, which were based on the prospects for longer term growth of Major Energy Companies’ core businesses in key geographic markets.
The estimated WACC used in the analysis was based upon estimates of Major Energy Companies’ cost of equity capital, cost of debt capital, and an assumed capital structure, all of which were based upon information from various independent sources (including the Board of Governors of the Federal Reserve, Duff & Phelps' Valuation Handbook, Morningstar, Inc. and S&P Capital IQ, Inc.) concerning market risk-free interest rates, market equity risk premiums, equity betas, small stock risk premiums, and corporate bond rates. Further, additional risk adjustments were added to the cost of equity capital in order to account for unaccounted levels of systematic risk in the market (and the low yield for risk-free securities) as well as the heightened risk of regulation in areas of geographic concentration.
Based on the assumptions above, the discounted cash flow analysis resulted in the implied enterprise value reference ranges for the base case and downside case scenarios, which are compared to the implies ranges of values of the consideration, as presented below.

	Implied Enterprise Value Reference	Implied Ranges of
	Range for Major Energy Companies	Consideration
Base case scenario	$100.2 million - $123.5 million	$78.1 million - $81.2 million
Downside case scenario	$75.6 million - $90.1 million	$67.5 million - $70.3 million

Guideline Public Company Method
SRR reviewed and analyzed selected publicly traded companies in the U.S. retail electric and natural gas supply sector in order to compare certain trading multiples of the selected publicly traded companies to those implied by the consideration to be paid for the Major Energy Companies. SRR selected three publicly traded companies that, in SRR's professional judgment, share similar business characteristics with the Major Energy Companies. SRR then compared selected available information of the Major Energy Companies with the corresponding data of those publicly traded companies for which SRR could calculate implied forward multiples. These companies included:

•	Spark Energy, Inc.;

•	Just Energy Group Inc.; and

•	Crius Energy Trust.

SRR reviewed multiples of enterprise values of the selected publicly traded companies, which were calculated as (i) market value of equity, plus debt and preferred stock, plus non-controlling interests, less cash and equivalents, divided by (ii) estimates of the selected companies' adjusted EBITDA, which is calculated as earnings before interest, taxes, depreciation and amortization, less cash customer acquisition costs, estimated for the 2016 calendar year ("2016E") and estimated for the 2017 calendar year ("2017E"). Market values for the guideline companies were calculated using the closing price of their common stock as of May 2, 2016. Estimates of future performance were compiled from publicly available consensus estimates of equity research analysts, which SRR obtained from S&P Capital IQ, Inc. SRR then compared the ranges of enterprise value, implied by the implied ranges of consideration that would be paid in the Transaction for the Major Energy Companies, to the 2016E and 2017E adjusted EBITDA projected by Company management for the Major Energy Companies for both a base case scenario as well as a downside case scenario.
This analysis implied the following enterprise value/adjusted EBITDA multiples for the guideline companies and implied for the Major Energy Companies in the Transaction:

Company	Enterprise Value / 2016E Adjusted EBITDA	Enterprise Value / 2017E Adjusted EBITDA
Spark Energy, Inc.	8.6x	7.2x
Just Energy Group Inc.	9.5x	9.2x
Crius Energy Trust	4.5x	4.0x

Major Energy Companies
Base case scenario (1)	4.2x	3.5x
Downside case scenario (1)	4.0x	3.8x
(1) Enterprise values based on the mid-points of the implied ranges of consideration.

No company utilized in the selected publicly traded companies’ analysis is identical to the Major Energy Companies. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the enterprise value to adjusted EBITDA multiples, calculated as described above or other values of the companies to which the Major Energy Companies was compared.
Accretion/Dilution Analysis
SRR performed an accretion/dilution analysis to compare the Company's estimated standalone earnings per share and distributable cash flow per share without the transaction to its estimated post-Transaction combined earnings per share and distributable cash flow per share assuming the Transaction is consummated. SRR analyzed the projected results of the Company and the Major Energy Companies for the periods including the six-month period from July 2016 to December 2016, 2017E, and the estimated calendar years ended 2018 ("2018E"), and 2019 ("2019E"). SRR calculated distributable cash flow as EBITDA adjusted for gains, losses and settlements on derivative instruments, customer acquisition costs, cash interest paid, capital expenditures, and income taxes. The accretion/dilution comparison is summarized in the tables below:

Earnings per Share	2016E (1)	2017E	2018E	2019E
Spark Standalone	$2	$3	$3.30	$4
Post-Transaction Combined	$2	$3.30	$4	$4

Distributable Cash Flow per Share	2016E (1)	2017E	2018E	2019E	2019E (2)
Spark Standalone	$3	$4	$4	$4	$4
Post-Transaction Combined	$2.40	$3.70	$3	$4	$4
(1) 2016E amounts represent results for the six-month period from July 2016 to December 2016.

(2) Amounts reflect cash flow exclusive of cash installment and earnout payments.

Other Factors

SRR also reviewed, for informational purposes, certain other factors, including:

•	historical trading prices and volume of the Company's Class A common stock during the year-to-date period ended May 2, 2016;

•
an analysis of selected merger & acquisition transactions that had announced and subsequently closed since May 2011 or were pending as of the date of SRR's opinion involving target companies that were reasonably similar to the Major Energy Companies; and

•
an analysis of offering discounts to recent trading prices for selected precedent follow-on equity offerings involving companies in the utilities industry with pre-offering equity market capitalizations of less than $1 billion completed between January 1, 2011 and May 2, 2016 (which for offerings at discounts showed discounts that ranged from 0.1% to 12.1% from the one-day prior trading prices).

Results of Valuation Analyses
After careful analysis, SRR provided an opinion to the Special Committee that the total consideration to be paid by Spark HoldCo in the transaction is fair, from a financial point of view, to the disinterested members of Spark HoldCo, and by extension to the disinterested Class A common stockholders of the Company.
Other Matters
The Special Committee engaged SRR based on SRR’s experience and reputation. SRR is regularly engaged to render financial opinions in connection with mergers, acquisitions, divestitures, leveraged buyouts, recapitalizations, and for other purposes. The issuance of SRR’s opinion was approved by an internal committee of SRR authorized to approve opinions of this nature. Pursuant to the engagement letter with SRR, the Company paid SRR a fee of approximately $150,000 for its services, $75,000 of which became payable upon the execution of SRR's engagement letter and the remainder of which became payable upon the delivery of SRR's opinion, regardless of the conclusion reached therein. No portion of SRR’s fee was contingent upon the successful completion of the Transaction. Further, none of SRR’s employees who worked on the engagement had any known financial interest in the assets or equity of Spark or NG&E or the outcome of the engagement. Spark has also agreed to reimburse SRR for certain expenses and to indemnify SRR and certain related parties against certain liabilities and other losses associated with any third-party claim (including security holder actions) relating to or arising as a result of SRR’s services or engagement.
SRR has provided financial advisory services to Spark and the Special Committee within the last two years. Spark engaged SRR in the third quarter of 2015 to perform an evaluation of intercompany interest and other charges for income tax purposes. Spark paid SRR fees of approximately $20,000 in connection with this engagement. The Special Committee engaged SRR as its financial advisor in April 2015 to provide a fairness opinion to the Special Committee in connection with the offer by Retailco Acquisition Co, LLC (“RAC”), an affiliate of Mr. Maxwell, to sell the Company all of the outstanding equity interests in Oasis Power Holdings, LLC (“Oasis”). SRR received fees of approximately $175,000 in connection with such engagement. SRR disclosed and discussed such engagements with the Special Committee prior to serving in its capacity for the Transaction. Subsequent to the Special Committee's engagement of SRR to serve as financial advisor on the Transaction, the Special Committee engaged SRR to provide financial advisory services in connection with the valuation of a derivative security and paid SRR fees of $20,000. Spark has also agreed to reimburse SRR for certain expenses and to indemnify SRR and certain related parties against certain liabilities and other losses associated with any third-party claim (including security holder actions) relating to or arising as a result of SRR’s services or engagements.
Prior to the Special Committee’s engagement of Strasburger in connection with the evaluation of the Transaction, Strasburger had no prior engagement with, and had not received any fees from, the Company or any of its affiliates. Strasburger received customary legal fees of approximately $200,000 in connection with the Transaction.

DESCRIPTION OF BUSINESS
The Companies
Spark Energy, Inc.
The Company is an independent retail energy services company that provides residential and commercial customers in competitive markets across the United States with an alternative choice for natural gas and electricity. The Company is a holding company whose sole material asset consists of units in Spark HoldCo. Spark HoldCo owns all of the outstanding membership interests or shares in each of Spark Energy, LLC (“SE”), Spark Energy Gas, LLC (“SEG”), Oasis and CenStar Energy Corp. (“CenStar”), the operating subsidiaries through which the Company operates. The Company is the sole managing member of Spark HoldCo, is responsible for all operational, management and administrative decisions relating to Spark HoldCo’s business and consolidates the financial results of Spark HoldCo and its subsidiaries.
SE is a licensed retail electric provider in multiple states. SE provides retail electricity services to end-use retail customers, ranging from residential and small commercial customers to large commercial and industrial users. SE was formed on February 5, 2002 under the Texas Revised Limited Partnership Act (as recodified by the Texas Business Organizations Code (“TBOC”)) and was converted to a Texas limited liability company on May 21, 2014.
SEG is a retail natural gas provider and asset optimization business competitively serving residential, commercial and industrial customers in multiple states. SEG was formed on January 17, 2001 under the Texas Revised Limited Partnership Act (as recodified by the TBOC) and was converted to a Texas limited liability company on May 21, 2014.
Oasis, through its operating subsidiary, Oasis Power LLC, is a retail energy provider formed on August 28, 2009 as a limited liability company under the TBOC. We acquired Oasis on July 31, 2015 from an affiliate.
CenStar is a retail energy provider incorporated on July 18, 2008 under the New York Business Corporation Law. We acquired CenStar on July 8, 2015.
Major Energy Companies
The Major Energy Companies are independent retail energy services companies that provide residential and commercial customers in competitive markets across the United States with an alternative choice for natural gas and electricity. The Major Energy Companies includes MES, MEES and Respond.
MES was organized as a New York LLC in 2005. MES is engaged in the marketing and supply of natural gas. MES began serving customers in 2007 and, during 2015, operated in Maryland, New Jersey, New York and Pennsylvania.
MEES was organized as a New York LLC in 2007. MEES is engaged in the marketing and supply of electricity. MEES began serving customers in 2010 and, during 2015, operated in Connecticut, Illinois, Massachusetts, Maryland and New York.
Respond was organized as a New York LLC in 2008. Respond is engaged in the marketing and supply of electricity. Respond began serving customers in 2010 and, during 2015, operated in New Jersey and Pennsylvania.
Transactions between the Company and NG&E and its affiliates
The Company enters into transactions with and pays certain costs on behalf of affiliates that are commonly controlled by Mr. Maxwell, our Chairman of the Board, founder and majority stockholder and also the owner of NG&E, and these affiliates enter into transactions with and pay certain costs on our behalf, in order to reduce risk, reduce administrative expense, create economies of scale, create strategic alliances and supply goods and services among these related parties. The Company also sells and purchases natural gas with affiliates. The Company presents receivables and payables with the same affiliate on a net basis in the combined and consolidated balance sheets as all affiliate activity is with parties under common control.
Master Service Agreement with Retailco Services, LLC
The Company entered into a Master Service Agreement (the “Master Service Agreement”) effective January 1, 2016 with Retailco Services, LLC (“Retailco Services”), which is wholly owned by Mr. Maxwell. The Master Service Agreement is for a one-year term and renews automatically for successive one-year terms unless the Master Service Agreement is terminated by either party. Retailco Services provides us with operational support services such as: enrollment and renewal transaction services; customer billing and transaction services; electronic payment processing services; customer services and information technology infrastructure and application support services under the Master Service Agreement.
Acquisition of Oasis
On July 31, 2015, the Company completed its acquisition from RAC, which is wholly owned by Mr. Maxwell, of Oasis, a retail energy company operating in six states across 18 utilities (the “Oasis Acquisition”). The purchase price for the Oasis Acquisition was $20.0 million, subject to working capital adjustments. The purchase price was financed with $15.0 million in borrowings under our senior secured revolving credit facility (the "Senior Credit Facility"), $5.0 million from the issuance of a convertible subordinated note (the “Oasis Note”) from the Company and Spark HoldCo to RAC, and $2.0 million cash on hand.
Convertible Subordinated Notes
On July 8, 2015, the Company completed its acquisition of CenStar, a retail energy company based in New York. CenStar serves natural gas and electricity customers in New York, New Jersey, and Ohio (the “CenStar Acquisition”). In connection with the financing of the CenStar Acquisition, the Company issued a convertible subordinated note to RAC for $2.1 million on July 8, 2015. The convertible subordinated note matures on July 8, 2020, and bears interest at 5% per annum payable semiannually. The Company has the right to pay interest in kind. The convertible subordinated note is convertible into shares of the Company’s Class B common stock, par value $0.01 per share (and a related unit of Spark HoldCo) at a conversion price of $16.57. RAC may not exercise conversion rights for the first eighteen months that the convertible subordinated note is outstanding. The convertible subordinated note is subject to automatic conversion upon a sale of the Company. The convertible subordinated note is subordinated in certain respects to the Company’s Senior Credit Facility pursuant to a subordination agreement. The Company may pay interest and prepay principal so long as the Company is in compliance with its covenants; is not in default under the Senior Credit Facility and has minimum availability of $5.0 million under its borrowing base under the Senior Credit Facility. Shares of Class A common stock resulting from the conversion of the shares of Class B common stock issued as a result of the conversion right under the convertible subordinated note will be entitled to registration rights identical to the registration rights currently held by NuDevco on shares of Class A common stock it receives upon conversion of its existing shares of Class B common stock.
In connection with the financing of the Oasis Acquisition, the Company, together with Spark HoldCo, issued the Oasis Note to RAC for $5.0 million on July 31, 2015. The Oasis Note matures on July 31, 2020, and bears interest at an annual rate of 5%, payable semiannually. The Company has the right to pay-in-kind any interest at its option. The Oasis Note is convertible into shares of the Company’s Class B common stock, par value $0.01 per share (and a related unit of Spark HoldCo) at a conversion price of $14.00 per share. RAC may not exercise conversion rights for the first eighteen months after the Oasis Note is issued. The Oasis Note is subject to automatic conversion upon a sale of the Company. The Oasis Note is subordinated in certain respects to the Senior Credit Facility pursuant to a subordination agreement. The Company may pay interest and prepay principal so long as the Company is in compliance with its covenants; is not in default under the Senior Credit Facility and has minimum availability of $5.0 million under its borrowing base under the Senior Credit Facility. Shares of Class A common stock resulting from the conversion of the shares of Class B common stock issued as a result of the conversion right under the Oasis Note will be entitled to registration rights identical to the registration rights currently held by NuDevco on shares of Class A common stock it receives upon conversion of its existing shares of Class B common stock.

Tax Receivable Agreement
The Company is party to a Tax Receivable Agreement with Spark HoldCo, NuDevco Retail Holdings and NuDevco Retail. This agreement generally provides for the payment by the Company to Retailco (as successor to NuDevco Retail Holdings) and NuDevco Retail of 85% of the net cash savings, if any, in U.S. federal, state and local income tax or franchise tax that the Company actually realizes (or is deemed to realize in certain circumstances) in future periods as a result of (i) any tax basis increases resulting from the purchase by the Company of Spark HoldCo units from NuDevco Retail Holdings, (ii) any tax basis increases resulting from the exchange of Spark HoldCo units for shares of Class A common stock pursuant to the Exchange Right (or resulting from an exchange of Spark HoldCo units for cash pursuant to the Cash Option) and (iii) any imputed interest deemed to be paid by the Company as a result of, and additional tax basis arising from, any payments the Company makes under the Tax Receivable Agreement. The Company retains the benefit of the remaining 15% of these tax savings.
In certain circumstances, the Company may defer or partially defer any payment due (a “TRA Payment”) to the holders of rights under the Tax Receivable Agreement, which are currently Retailco and NuDevco Retail.
During the five-year period ending September 30, 2019, the Company will defer all or a portion of any TRA Payment owed pursuant to the Tax Receivable Agreement to the extent that Spark HoldCo does not generate sufficient Cash Available for Distribution (as defined below) during the four-quarter period ending September 30th of the applicable year in which the TRA Payment is to be made in an amount that equals or exceeds 130% (the “TRA Coverage Ratio”) of the Total Distributions (as defined below) paid in such four-quarter period by Spark HoldCo. For purposes of computing the TRA Coverage Ratio:

•
“Cash Available for Distribution” is generally defined as the Adjusted EBITDA of Spark HoldCo for the applicable period, less (i) cash interest paid by Spark HoldCo, (ii) capital expenditures of Spark HoldCo (exclusive of customer acquisition costs) and (iii) any taxes payable by Spark HoldCo; and

•
“Total Distributions” are defined as the aggregate distributions necessary to cause the Company to receive distributions of cash equal to (i) the targeted quarterly distribution the Company intends to pay to holders of its Class A common stock payable during the applicable four-quarter period, plus (ii) the estimated taxes payable by the Company during such four-quarter period, plus (iii) the expected TRA Payment payable during the calendar year for which the TRA Coverage Ratio is being tested.

In the event that the TRA Coverage Ratio is not satisfied in any calendar year, the Company will defer all or a portion of the TRA Payment to NuDevco under the Tax Receivable Agreement to the extent necessary to permit Spark HoldCo to satisfy the TRA Coverage Ratio (and Spark HoldCo is not required to make and will not make the pro rata distributions to its members with respect to the deferred portion of the TRA Payment). If the TRA Coverage Ratio is satisfied in any calendar year, the Company will pay NuDevco the full amount of the TRA Payment.
Following the five-year deferral period ending September 30, 2019, the Company will be obligated to pay any outstanding deferred TRA Payments to the extent such deferred TRA Payments do not exceed (i) the lesser of the Company’s proportionate share of aggregate Cash Available for Distribution of Spark HoldCo during the five-year deferral period or the cash distributions actually received by the Company during the five-year deferral period, reduced by (ii) the sum of (a) the aggregate target quarterly dividends (which, for the purposes of the Tax Receivable Agreement, will be $0.3625 per share per quarter) during the five-year deferral period, (b) the Company’s estimated taxes during the five-year deferral period, and (c) all prior TRA Payments and (y) if with respect to the quarterly period during which the deferred TRA Payment is otherwise paid or payable, Spark HoldCo has or reasonably determines it will have amounts necessary to cause the Company to receive distributions of cash equal to the target quarterly distribution payable during that quarterly period. Any portion of the deferred TRA Payments not payable due to these limitations will no longer be payable.
We expect to meet the threshold coverage ratio required to fund the first payment to Retailco under the Tax Receivable Agreement during the four-quarter period ending September 30, 2016. As such, the initial payment of $1.4 million under the Tax Receivable Agreement due in late 2016 was recorded as a current liability in our condensed consolidated balance sheet at March 31, 2016.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information with respect to the beneficial ownership of our Class A common stock and Class B common stock, as of July 14, 2016 that is owned by:

•	each person or group known to us to beneficially own more than 5% of any class of our outstanding voting securities;

•	each director, director nominee and Named Executive Officer; and

•	all of our directors, director nominees and executive officers as a group.
All information with respect to beneficial ownership has been furnished by the respective 5% or more stockholders, directors or executive officers, as the case may be. Unless otherwise noted, the mailing address of each listed beneficial owner is 12140 Wickchester Ln., Suite 100, Houston, Texas 77079.

Name of beneficial owner	Class A common stock beneficially owned (1)(2)		Class B common stock beneficially owned (1)		Combined voting power (3)
	Number	Percentage	Number	Percentage
Five percent Stockholders:
W. Keith Maxwell III (4)	489,850	7.57%	7,525,000	100%	57.27%
Wells Fargo & Company (5)	603,667	9.33%	—	—	4.31%
Directors, director nominees and named executive officers:
W. Keith Maxwell III (4)	489,850	7.57%	7,525,000	100%	57.27%
Nathan Kroeker	34,281	*	—	—	*
Robert Lane	—	—	—	—	—
Gil Melman	11,296	*	—	—	*
James G. Jones II	11,117	*	—	—	*
Kenneth M. Hartwick	9,777	*	—	—	*
Nick W. Evans, Jr. (6)	9,946	*	—	—	*
Jason Garrett	10,581	*	—	—	*
Georganne Hodges (7)	7,109	*	—	—	*
Directors, director nominees and current executive officers as a group (8 total)	576,848	8.92%	7,525,000	100%	4.12%

*	Less than one percent

(1)
Each holder of a Spark Holdco unit has the right to exchange all or a portion of its Spark HoldCo units (together with a corresponding number of shares of Class B common stock) for Class A common stock (or cash at the Company’s or Spark HoldCo’s election) at an exchange ratio of one share of Class A common stock for each Spark HoldCo unit (and corresponding share of Class B common stock) exchanged.

(2)
Excludes the following number of restricted stock units issued under our LTIP, which may be settled in cash or shares of Class A Common stock or a combination of both at the Company’s election: 70,417 restricted stock units for Mr. Kroeker; 15,180 restricted stock units for Mr. Lane; 29,836 restricted stock units for Mr. Melman; 22,185 restricted stock units for Mr. Garrett; 8,724 restricted stock units for Mr. Jones; 3,664 restricted stock for Mr. Evans; 8,724 restricted stock units for Mr. Hartwick; and 32,316 restricted stock units for Ms. Hodges.

(3)
Represents the percentage of voting power of our Class A common stock and Class B common stock voting together as a single class. Each share of Class B common stock entitles its holder to one vote on all matters to be voted on by stockholders generally. As of July 14, 2016, there were 6,470,128 shares of Class A common stock and 7,525,000 shares of Class B common stock outstanding.

(4)
Reflects (i) 92,850 shares of Class A common stock held directly by Mr. Maxwell (representing less than 1% of the combined voting power), (ii) 397,000 shares of Class A common stock and 7,387,500 shares of Class B common stock held directly by Retailco (representing 55.62% of the combined voting power), and (iii) 137,500 shares of Class B common stock held directly by NuDevco Retail (representing less than 1% of the combined voting power). Mr. Maxwell is the sole member of TxEx Energy Investments, LLC, a Texas limited liability company (“TxEx”), which is the sole member of Retailco and Electric Holdco, LLC, a Texas limited liability company (“Electric Holdco”). Electric Holdco is the sole member of NuDevco Retail Holdings, a Texas limited liability company, which is the sole member of NuDevco Retail. Accordingly, Mr. Maxwell may therefore be deemed to beneficially own the shares of Class A common stock and Class B common stock held by Retailco and NuDevco reported herein.

(5)
Based on the Schedule 13G filed on May 10, 2016 jointly by Wells Fargo & Company and Wells Fargo Funds Management, LLC. Based on the Schedule 13G, Wells Fargo & Company had sole voting power over 22 shares of Class A common stock and shared voting power over 603,645 shares of Class A common stock; Wells Fargo Funds Management, LLC had shared voting power over 602,903 shares of Class A common stock. The address of Wells Fargo & Company is 420 Montgomery Street, San Francisco, CA 94104 and the address of Wells Fargo Funds Management, LLC is 525 Market Street, San Francisco, CA 94105.

(6)	Includes 200 shares held by Mr. Evans’s spouse. Mr. Evans disclaims beneficial ownership of these 200 shares.

(7)	Effective June 2, 2016, Georganne Hodges no longer served as the Company’s Chief Financial Officer. Information about Ms. Hodges’ ownership is based on a Form 4 filed on her behalf on May 20, 2016.

SELECTED FINANCIAL DATA OF THE MAJOR ENERGY COMPANIES
The following table presents selected historical financial data for the Major Energy Companies as of and for the fiscal years ended December 31, 2015, 2014 and 2013 and the three months ended March 31, 2016. The financial statements for interim periods reflect all adjustments of a normal, recurring nature that are, in the opinion of management, necessary for a fair presentation of results for interim periods. Historical financial information may not be indicative of the Major Energy Companies’ future performance.
The selected historical financial data presented below should be read in conjunction with the Major Energy Companies’ audited and unaudited financial statements and accompanying notes, which are included in this Information Statement under the heading “Major Energy Financial Statements.”

	Year Ended December 31,
	2015	2014	2013
	(in thousands)
Statement of Operations Data:
Total revenues	$189,228	$204,229	$145,493
Operating income	13,059	12,999	13,482
Net income	12,536	12,358	13,066
Net income per share	—	—	—

Balance Sheet Data:
Cash	$4,907	$2,969	$3,326
Current assets	$37,286	$39,704	$35,446
Total assets	$43,228	$47,768	$46,891
Current liabilities	$33,621	$32,413	$31,227
Long-term liabilities	$417	$ —	$423

Quarter Ended March 31, 2016
(in thousands)
Statement of Operations Data:
Total revenues	$51,144
Operating income	6,552
Net income	6,417
Net income per share	—

Balance Sheet Data:
Cash	$13,537
Current assets	$49,457
Total assets	$54,893
Current liabilities	$39,354
Long-term liabilities	$—

    SELECTED PRO FORMA FINANCIAL DATA OF SPARK ENERGY, INC.
The following table presents selected pro forma financial data for the Company giving effect to the acquisition of the Major Energy Companies as of and for the fiscal year ended December 31, 2015 and the three months ended March 31, 2016. The financial statements for interim periods reflect all adjustments of a normal, recurring nature that are, in the opinion of management, necessary for a fair presentation of results for interim periods.
The selected pro forma financial data presented below should be read in conjunction with the unaudited pro forma condensed combined financial information and accompanying notes, which are included in this Information Statement under the heading “Unaudited Pro Forma Condensed Combined Financial Information.”

	Year Ended December 31, 2015	Quarter Ended March 31, 2016
	(in thousands, except per share and volumetric data)
Statement of Operations Data:
Total Revenues	$547,381	$161,690
Operating Income (Loss)	35,398	19,466
Net Income (Loss)	30,572	17,335
Net income attributable to Spark Energy, Inc. stockholders	14,863	9,449

Net income attributable to Spark Energy, Inc. per common share
Basic	$4.85	$2.52
Diluted	$1.27	$0.66

Weighted average common shares outstanding
Basic	3,064	3,756
Diluted	16,078	16,519

Balance Sheet Data:
Cash	$9,458	$16,563
Current assets	$146,359	147,356
Total assets	$277,712	$287,214
Current liabilities	$138,617	$129,184
Long-term liabilities	$65,776	$74,349

PRO FORMA FINANCIAL INFORMATION
Unaudited pro forma financial statements for the Company are included under the heading “Unaudited Pro Forma Condensed Combined Financial Information.” The following table provides selected per share pro forma data for the Company as of and for the year ended December 31, 2015 and the three months ended March 31, 2016. The pro forma book value per share as of March 31, 2016 is computed by dividing pro forma consolidated Company Total Equity of $83.6 million on March 31, 2016 by the pro forma weighted average number of common shares outstanding.

	Year Ended December 31, 2015	Quarter Ended March 31, 2016
Book value per share (at end of period)
Basic	$23.93	$22.28
Diluted	4.56	5.07
Cash dividends per share
Basic	12.64	1.98
Diluted	2.41	0.45
Income per share from continuing operations
Basic	9.98	4.62
Diluted	1.90	1.05

SPARK ENERGY, INC. FINANCIAL STATEMENTS
Unaudited Financial Statements

SPARK ENERGY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
AS OF MARCH 31, 2016 AND DECEMBER 31, 2015
(in thousands) (unaudited)

	March 31, 2016	December 31, 2015
Assets
Current assets:
Cash and cash equivalents	$2,949	$4,474
Accounts receivable, net of allowance for doubtful accounts of $2.8 million and $1.9 million as of March 31, 2016 and December 31, 2015	53,968	59,936
Accounts receivable—affiliates	2,112	1,840
Inventory	181	3,665
Fair value of derivative assets	240	605
Customer acquisition costs, net	13,026	13,389
Customer relationships, net	5,698	6,627
Prepaid assets (1)	1,597	700
Deposits	7,073	7,421
Other current assets	4,537	4,023
Total current assets	91,381	102,680
Property and equipment, net	4,755	4,476
Customer acquisition costs, net	2,381	3,808
Customer relationships, net	5,512	6,802
Non-current deferred tax assets	34,531	23,380
Goodwill	18,379	18,379
Other assets	2,501	2,709
Total assets	$159,440	$162,234
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$23,207	$29,732
Accounts payable—affiliates	3,910	1,962
Accrued liabilities	11,885	12,245
Fair value of derivative liabilities	9,719	10,620
Current portion of Senior Credit Facility	10,306	27,806
Current payable pursuant to tax receivable agreement—affiliates	1,407	—
Other current liabilities	2,878	1,823
Total current liabilities	63,312	84,188
Long-term liabilities:
Fair value of derivative liabilities	546	618
Long-term payable pursuant to tax receivable agreement—affiliates	29,592	20,713
Long-term portion of Senior Credit Facility	13,266	14,592
Non-current deferred tax liability	854	853
Convertible subordinated notes to affiliate	6,466	6,339
Other long-term liabilities	1,723	1,612
Total liabilities	115,759	128,915
Commitments and contingencies (Note 10)
Stockholders’ equity:
Common Stock:

	March 31, 2016	December 31, 2015
Class A common stock, par value $0.01 per share, 120,000,000 shares authorized, 4,118,623 issued and outstanding at March 31, 2016 and 3,118,623 issued and outstanding at December 31, 2015	41	31
Class B common stock, par value $0.01 per share, 60,000,000 shares authorized, 9,750,000 issued and outstanding at March 31, 2016 and 10,750,000 issued and outstanding at December 31, 2015	98	108
Preferred Stock:
Preferred stock, par value $0.01 per share, 20,000,000 shares authorized, zero issued and outstanding at March 31, 2016 and December 31, 2015	—	—
Additional paid-in capital	16,600	12,565
Retained earnings (deficit)	1,314	(1,366)
Total stockholders’ equity	18,053	11,338
Non-controlling interest in Spark HoldCo, LLC	25,628	21,981
Total equity	43,681	33,319
Total liabilities and stockholders’ equity	$159,440	$162,234

(1)	Prepaid assets includes prepaid assets - affiliates of $99 and $210 as of March 31, 2016 and December 31, 2015, respectively. See Note 11 “Transaction with Affiliates” for further discussion.

(2)	See Note 3 “Equity” for disclosure of our variable interest entity in Spark HoldCo, LLC.

The accompanying notes are an integral part of the condensed consolidated financial statements.

SPARK ENERGY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE THREE MONTHS ENDED MARCH 31, 2016 AND 2015
(in thousands, except per share data)
(unaudited)

	Three Months Ended March 31,
	2016	2015
Revenues:
Retail revenues (1)	$110,019	$99,874
Net asset optimization revenues (2)	527	1,929
Total Revenues	110,546	101,803
Operating Expenses:
Retail cost of revenues (3)	68,800	69,085
General and administrative (4)	17,380	14,704
Depreciation and amortization	6,789	4,278
Total Operating Expenses	92,969	88,067
Operating income	17,577	13,736
Other (expense)/income:
Interest expense	(753)	(381)
Interest and other income	(95)	135
Total other expenses	(848)	(246)
Income before income tax expense	16,729	13,490
Income tax expense	988	561
Net income	$15,741	$12,929
Less: Net income attributable to non-controlling interests	11,568	10,520
Net income attributable to Spark Energy, Inc. stockholders	$4,173	$2,409
Net income attributable to Spark Energy, Inc. per share of Class A common stock
Basic	$1.11	$0.80
Diluted	$0.68	$0.80
Weighted average shares of Class A common stock outstanding
Basic	3,756	3,000
Diluted	14,520	3,000

(1)	Retail revenues includes retail revenues—affiliates of $0 for each of the three months ended March 31, 2016 and 2015.

(2)
Net asset optimization revenues includes asset optimization revenues—affiliates of $113 and $489 for the three months ended March 31, 2016 and 2015, respectively, and asset optimization revenues—affiliates cost of revenues of $1,258 and $3,093 for the three months ended March 31, 2016 and 2015, respectively.

(3)	Retail cost of revenues includes retail cost of revenues—affiliates of less than $100 for each of the three months ended March 31, 2016 and 2015.

(4)	General and administrative includes general and administrative expense—affiliates of $4.4 million and $0 for the three months ended March 31, 2016 and 2015, respectively.

The accompanying notes are an integral part of the condensed consolidated financial statements.

SPARK ENERGY, INC.
CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN EQUITY
FOR THE THREE MONTHS ENDED MARCH 31, 2016
(in thousands)
(unaudited)

	Issued Shares of Class A Common Stock	Issued Shares of Class B Common Stock	Issued Shares of Preferred Stock	Class A Common Stock	Class B Common Stock	Additional Paid In Capital	Retained Earnings (Deficit)	Total Stockholders’ Equity	Non-controlling Interest	Total Equity
Balance at December 31, 2015	3,119	10,750	—	$31	$108	$12,565	$(1,366)	$11,338	$21,981	$33,319
Stock based compensation	—	—	—	—	—	220	—	220	—	220
Consolidated net income	—	—	—	—	—	—	4,173	4,173	11,568	15,741
Beneficial conversion feature	—	—	—	—	—	63	—	63	—	63
Distributions paid to non-controlling unit holders	—	—	—	—	—	—	—	—	(5,876)	(5,876)
Dividends paid to Class A common stockholders	—	—	—	—	—	—	(1,493)	(1,493)	—	(1,493)
Tax impact from tax receivable agreement upon exchange of units of Spark HoldCo, LLC to shares of Class A Common Stock	—	—	—	—	—	1,707	—	1,707	—	1,707
Exchange of shares of Class B common stock to shares of Class A common stock	1,000	(1,000)	—	10	(10)	2,045	—	2,045	(2,045)	—
Balance at March 31, 2016	4,119	9,750	—	$41	$98	$16,600	$1,314	$18,053	$25,628	$43,681

The accompanying notes are an integral part of the condensed consolidated financial statements.

SPARK ENERGY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE THREE MONTHS ENDED MARCH 31, 2016 AND 2015
(in thousands)
(unaudited)

	Three Months Ended March 31,
	2016	2015
Cash flows from operating activities:
Net income	$15,741	$12,929
Adjustments to reconcile net income to net cash flows provided by operating activities:
Depreciation and amortization expense	6,789	4,278
Deferred income taxes	841	(159)
Stock based compensation	618	550
Amortization of deferred financing costs	117	50
Change in fair value of CenStar Earnout	1,000	—
Bad debt expense	907	2,947
Loss on derivatives, net	9,749	1,305
Current period cash settlements on derivatives, net	(10,457)	(4,191)
Accretion of discount to convertible subordinated notes to affiliate	35	—
Interest paid in kind - subordinated convertible notes	155	—
Loss on equity method investment in eRex Spark	80	—
Changes in assets and liabilities:
Decrease in restricted cash	—	707
Decrease in accounts receivable	5,060	1,924
(Increase) decrease in accounts receivable—affiliates	(273)	207
Decrease in inventory	3,484	7,521
Increase in customer acquisition costs	(2,305)	(5,629)
(Increase) decrease in prepaid and other current assets	(1,180)	2,621
Decrease (increase) in intangible assets—customer acquisitions	—	(676)
Increase in other assets	265	—
Decrease in accounts payable and accrued liabilities	(7,340)	(6,226)
Increase in accounts payable—affiliates	1,949	415
Increase in other current liabilities	156	673
Increase in other non-current liabilities	111	—
Net cash provided by operating activities	25,502	19,246
Cash flows from investing activities:
Purchases of property and equipment	(665)	(441)
Investment in eRex joint venture	(168)	—
Net cash used in investing activities	(833)	(441)
Cash flows from financing activities:
Borrowings on the Senior Credit Facility	—	3,000
Payments on the Senior Credit Facility	(18,825)	(16,000)
Payment of dividends to Class A common stockholders	(1,493)	(1,088)
Payment of distributions to non-controlling unitholders	(5,876)	(3,897)
Net cash used in financing activities	(26,194)	(17,985)
(Decrease) increase in cash and cash equivalents	(1,525)	820
Cash and cash equivalents—beginning of period	4,474	4,359

	Three Months Ended March 31,
	2016	2015
Cash and cash equivalents—end of period	$2,949	$5,179
Supplemental Disclosure of Cash Flow Information:
Non cash items:
Property and equipment purchase accrual	$57	$19
Tax impact from tax receivable agreement upon exchange of units of Spark HoldCo, LLC to shares of Class A Common Stock	$1,707	$ —
Cash paid during the period for:
Interest	$539	$366
Taxes	$842	$ —

The accompanying notes are an integral part of the condensed consolidated financial statements.

SPARK ENERGY, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)
1. Formation and Organization
Organization
Spark Energy, Inc. (“Spark Energy,” the “Company,” “we” or “us”) is an independent retail energy services company that provides residential and commercial customers in competitive markets across the United States with an alternative choice for natural gas and electricity. The Company is a holding company whose sole material asset consists of units in Spark HoldCo, LLC (“Spark HoldCo”). Spark HoldCo owns all of the outstanding membership interests or shares in each of Spark Energy, LLC (“SE”), Spark Energy Gas, LLC (“SEG”), Oasis Power Holdings, LLC (“Oasis”) and CenStar Energy Corp. (“CenStar”), the operating subsidiaries through which the Company operates. The Company is the sole managing member of Spark HoldCo, is responsible for all operational, management and administrative decisions relating to Spark HoldCo’s business and consolidates the financial results of Spark HoldCo and its subsidiaries.
SE is a licensed retail electric provider in multiple states. SE provides retail electricity services to end-use retail customers, ranging from residential and small commercial customers to large commercial and industrial users. SE was formed on February 5, 2002 under the Texas Revised Limited Partnership Act (as recodified by the TBOC) and was converted to a Texas limited liability company on May 21, 2014.
SEG is a retail natural gas provider and asset optimization business competitively serving residential, commercial and industrial customers in multiple states. SEG was formed on January 17, 2001 under the Texas Revised Limited Partnership Act (as recodified by the TBOC) and was converted to a Texas limited liability company on May 21, 2014.
Oasis, through its operating subsidiary, Oasis Power LLC, is a retail energy provider formed on August 28, 2009 as a limited liability company under the TBOC. We acquired Oasis on July 31, 2015 from an affiliate.
CenStar is a retail energy provider incorporated on July 18, 2008 under the New York Business Corporation Law. We acquired CenStar on July 8, 2015.
We are a Delaware corporation formed on April 22, 2014 for the purpose facilitating an initial public offering (“IPO”) of our Class A common stock, par value $0.01 per share (“Class A common stock”), and to become the sole managing member of, and to hold an ownership interest in, Spark HoldCo. In connection with our IPO, NuDevco Retail Holdings LLC (“NuDevco Retail Holdings”) formed NuDevco Retail, LLC (“NuDevco Retail”), a single member limited liability company, on May 29, 2014, to hold the remaining Spark HoldCo units and shares of our Class B common stock, par value $0.01 per share (“Class B common stock”). In January 2016, Retailco, LLC (“Retailco”) succeeded to the interest of NuDevco Retail Holdings of its Class B common stock and an equal number of Spark HoldCo units it held pursuant to a series of transfers. See Note 3 “Equity” for further discussion.
W. Keith Maxwell, III is the owner of a majority in voting power of our common stock through his ownership of NuDevco Retail and Retailco. Retailco is a wholly owned subsidiary of TxEx Energy Investments, LLC (“TxEx”), which is wholly owned by Mr. Maxwell. NuDevco Retail is a wholly owned subsidiary of NuDevco Retail Holdings, which is a wholly owned subsidiary of Electric HoldCo, LLC, which is also a wholly owned subsidiary of TxEx.

Emerging Growth Company Status
As a company with less than $1.0 billion in revenues during its last fiscal year, the Company qualifies as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other regulatory requirements.
The Company will remain an “emerging growth company” until as late as the last day of the Company’s 2019 fiscal year, or until the earliest of (i) the last day of the fiscal year in which the Company has $1.0 billion or more in annual revenues; (ii) the date on which the Company becomes a “large accelerated filer” (the fiscal year-end on which the total market value of the Company’s common equity securities held by non-affiliates is $700 million or more as of June 30); (iii) the date on which the Company issues more than $1.0 billion of non-convertible debt over a three-year period.
As a result of the Company’s election to avail itself of certain provisions of the JOBS Act, the information that the Company provides may be different than what you may receive from other public companies in which you hold an equity interest.
Exchange and Registration Rights
The Spark HoldCo Limited Liability Company Agreement provides that anytime the Company issues a new share of Class A or Class B common stock (except for issuances of Class A common stock upon an exchange of Class B common stock), Spark HoldCo will concurrently issue a limited liability company unit either to the holder of the Class B common stock or to the Company in the case of the issuance of shares of Class A common stock. As a result, the number of Spark HoldCo units held by the Company always equals the number of shares of Class A common stock outstanding.
Each share of Class B common stock, all of which are held by NuDevco Retail and Retailco, has no economic rights but entitles the holder to one vote on all matters to be voted on by stockholders generally. Holders of Class A common stock and Class B common stock vote together as a single class on all matters presented to our stockholders for their vote or approval, except as otherwise required by applicable law or by our certificate of incorporation.
NuDevco Retail and Retailco have the right to exchange (the “Exchange Right”) all or a portion of their Spark HoldCo units (together with a corresponding number of shares of Class B common stock) for Class A common stock (or cash at Spark Energy, Inc.’s or Spark HoldCo’s election (the “Cash Option”) at an exchange ratio of one share of Class A common stock for each Spark HoldCo unit (and corresponding share of Class B common stock) exchanged. In addition, NuDevco Retail and Retailco have the right, under certain circumstances, to cause the Company to register the offer and resale of NuDevco Retail’s and Retailco’s shares of Class A common stock obtained pursuant to the Exchange Right.

2. Basis of Presentation
The accompanying interim unaudited condensed consolidated financial statements (“interim statements”) of the Company have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) and pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”), and include all wholly owned subsidiaries. This information should be read in conjunction with our consolidated financial statements and notes contained in our annual report on Form 10-K for the year ended December 31, 2015. The Company’s unaudited condensed consolidated financial statements are presented on a consolidated basis and include all wholly-owned and controlled subsidiaries. We account for investments over which we have significant influence but not a controlling financial interest using the equity method of accounting.
The preparation of the financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities at the date of the interim financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Effects on the business, financial condition and results of operations resulting from revisions to estimates are recognized when the facts that give rise to the revision become known. The information furnished herein reflects all normal recurring adjustments which are, in the opinion of management, necessary for a fair presentation of the condensed consolidated financial statements. Operating results for the three months ended March 31, 2016 are not necessarily indicative of the results which may be expected for the full year or for any interim period.
Transactions with Affiliates
The Company also enters into transactions with and pays certain costs on behalf of affiliates that are commonly controlled by W. Keith Maxwell III, and these affiliates enter into transactions with and pay certain costs on our behalf, in order to reduce risk, reduce administrative expense, create economies of scale, create strategic alliances and supply goods and services among these related parties.
These transactions include, but are not limited to, employee benefits provided through the Company’s benefit plans, insurance plans, leased office space, administrative salaries for management due diligence work, recurring management consulting, and accounting, tax, legal, or technology services based on services provided, departmental usage, or headcount, which are considered reasonable by management. As such, the accompanying condensed consolidated financial statements include costs that have been incurred by the Company and then directly billed or allocated to affiliates, and costs that have been incurred by our affiliates and then directly billed or allocated to us, and are recorded net in general and administrative expense on the condensed consolidated statements of operations with a corresponding accounts receivable—affiliates or accounts payable—affiliates, respectively, recorded in the condensed consolidated balance sheets. Additionally, the Company enters into transactions with certain affiliates for sales or purchases of natural gas and electricity, which are recorded in retail revenues, retail cost of revenues and net asset optimization revenues in the condensed consolidated statements of operations with a corresponding accounts receivable—affiliate or accounts payable—affiliate in the condensed consolidated balance sheets. The allocations and related estimates and assumptions are described more fully in Note 11 “Transactions with Affiliates.”
Subsequent Events
Subsequent events have been evaluated through the date these financial statements are issued. Any material subsequent events that occurred prior to such date have been properly recognized or disclosed in the condensed consolidated financial statements. See Note 13 “Subsequent Events” for further discussion.
Recent Accounting Pronouncements
In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2014-09 (“ASU 2014-09”), Revenue from Contracts with Customers (Topic 606), which requires an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to customers. ASU 2014-09 will replace most existing revenue recognition guidance in GAAP. The standard permits the use of either the retrospective or cumulative effect transition method. In August 2015, the FASB issued ASU No. 2015-14, Revenue from Contracts with Customers (Topic 606): Deferral of the Effective Date, which deferred the effective date to periods beginning after December 15, 2017. Early adoption is permitted only as of annual reporting periods beginning after December 15, 2016. The Company is selecting a transition method and determining the effect of the standard on its ongoing financial reporting.
In July 2015, the FASB issued ASU No. 2015-11, Inventory (Topic 330): Simplifying the Measurement of Inventory (“ASU 2015-11”). ASU 2015-11 amends existing guidance to require subsequent measurement of inventory at the lower of cost and net realizable value. Net realizable value is the estimated selling price in the ordinary course of business, less reasonably predictable costs of completion, disposal, and transportation. ASU 2015-11 is effective for fiscal years, and for interim periods within those fiscal years, beginning after December 15, 2016. Earlier application is permitted as of the beginning of an interim or annual reporting period. The Company does not expect the adoption of ASU 2015-11 will have a material effect on its consolidated financial statements.
In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842) (“ASU 2016-02”). ASU 2016-02 amends existing accounting standards for lease accounting by requiring entities to include substantially all leases on the balance sheet by requiring the recognition of right-of-use assets and lease liabilities for all leases. Entities may elect to not recognize leases with a maximum possible term of less than 12 months. For lessees, a lease is classified as finance or operating and the asset and liability are initially measured at the present value of the lease payments. For lessors, accounting for leases is largely unchanged from previous guidance. ASU 2016-02 also requires qualitative disclosures along with certain specific quantitative disclosures for both lessees and lessors. The amendments in this ASU are effective for fiscal years beginning after December 15, 2018, with early adoption permitted, and is effective for interim periods in the year of adoption. The ASU should be applied using a modified retrospective approach, which requires lessees and lessors to recognize and measure leases at the beginning of the earliest period presented. The Company has not yet selected an adoption method and is currently evaluating the impact of adopting this guidance on its consolidated financial statements.
In March 2016, the FASB issued ASU No. 2016-09, Compensation - Stock Compensation (Topic 718) (“ASU 2016-09”). ASU 2016-09 includes provisions intended to simplify various aspects of accounting for shared-based payments, including income tax consequences, classification of awards as either equity or liability and classification on the statement of cash flows. Under current U.S. GAAP, excess tax benefits are currently recorded in equity and as presented as a financing activity on the statement of cash flows. Upon adoption, excess tax benefits for share-based payments will be recorded as a reduction of income taxes and reflected in operating cash flows. This guidance is effective for annual and interim reporting periods of public entities beginning after December 15, 2016, with early adoption permitted. The Company is currently evaluating the impact of adopting this guidance on its consolidated financial statements.

3. Equity
Non-controlling Interest
The Company holds an economic interest and is the sole managing member in Spark HoldCo, with NuDevco Retail and Retailco holding the remaining economic interest in Spark HoldCo. As a result, the Company has consolidated the financial position and results of operations of Spark HoldCo and reflected the economic interest retained by NuDevco Retail and Retailco as a non-controlling interest.
From January 1, 2015 through March 31, 2016, the Company and NuDevco Retail and Retailco owned the following economic interests in Spark HoldCo:

	The Company	NuDevco Retail and Retailco (1)
From the January 1, 2015 to May 3, 2015	21.82%	78.18%
From May 4, 2015 to December 30, 2015	22.37%	77.63%
From December 31, 2015 to February 2, 2016	22.49%	77.51%
From February 3, 2016 to March 31, 2016	29.70%	70.30%

(1)	In January 2016, Retailco succeeded to the interest of NuDevco Retail Holdings of its Class B common stock and an equal number of Spark HoldCo units it held pursuant to a series of transfers.
The Company’s economic interests in Spark HoldCo increased on May 4, 2015 and December 31, 2015 due to the vesting of restricted stock units. On February 3, 2016, Retailco exchanged 1,000,000 of its Spark HoldCo units (together with a corresponding number of shares of Class B common stock) for shares of Class A common stock at an exchange ratio of one share of Class A common stock for each Spark HoldCo unit (and corresponding share of Class B common stock) exchanged. Refer to Note 9 “Taxes” and Note 13 “Subsequent Events” for further discussion.
The following table summarizes the portions of net income and income tax expense (benefit) attributable to non-controlling interest (in thousands):

	Three Months Ended March 31,
	2016	2015
Net income allocated to non-controlling interest	$12,008	$10,546
Income tax expense allocated to non-controlling interest	440	26
Net income attributable to non-controlling interest	$11,568	$10,520
Earnings Per Share
Basic earnings per share (“EPS”) is computed by dividing net income attributable to stockholders (the numerator) by the weighted-average number of Class A common shares outstanding for the period (the denominator). Class B common shares are not included in the calculation of basic earnings per share because they are not participating securities and have no economic interest in the Company. Diluted earnings per share is similarly calculated except that the denominator is increased (1) using the treasury stock method to determine the potential dilutive effect of the Company’s outstanding unvested restricted stock units, (2) using the if-converted method to determine the potential dilutive effect of the Company’s Class B common stock and (3) using the if-converted method to determine the potential dilutive effect of the outstanding convertible subordinated notes into the Company’s Class B common stock.
The following table presents the computation of earnings per share for the three months ended March 31, 2016 and 2015 (in thousands, except per share data):

	Three Months Ended March 31, 2016	Three Months Ended March 31, 2015
Net income attributable to stockholders of Class A common stock	$4,173	$2,409
Basic weighted average Class A common shares outstanding	3,756	3,000
Basic EPS attributable to stockholders	$1.11	$0.80
Net income attributable to stockholders of Class A common stock	$4,173	$2,409
Effect of conversion of Class B common stock to shares of Class A common stock, net of tax effect	6,094	—
Effect of conversion of convertible subordinated notes into shares of Class B common stock and shares of Class B common stock into shares of Class A common stock, net of tax effect	(413)	—
Diluted net income attributable to stockholders of Class A common stock	9,854	2,409
Basic weighted average Class A common shares outstanding	3,756	3,000
Effect of dilutive Class B common stock	10,113	—
Effect of dilutive convertible subordinated notes into shares of Class B common stock and shares of Class B common stock into shares of Class A common stock	493	—
Effect of dilutive restricted stock units	158	—
Diluted weighted average shares outstanding	14,520	3,000
Diluted EPS attributable to stockholders	$0.68	$0.80
The conversion of shares of Class B common stock to shares of Class A common stock was not recognized in dilutive earnings per share for the three months ended March 31, 2015 as the effect of the conversion was antidilutive. The Company’s unvested restricted stock units were not recognized in dilutive earnings per share for the three months ended March 31, 2015 as the effect of the conversion was antidilutive. The Company’s convertible subordinated notes were not outstanding during the three months ended March 31, 2015.
Variable Interest Entity
On January 1, 2016, we adopted ASU No. 2015-02, Consolidation (Topic 810) (“ASU 2015-02”). ASU 2015-02 changed the analysis that a reporting entity must perform to determine whether it should consolidate certain types of legal entities. Upon adoption, we continued to consolidate Spark HoldCo, but considered Spark HoldCo to be a variable interest entity requiring additional disclosures in the footnotes of our condensed consolidated financial statements.
Spark HoldCo is a variable interest entity due to its lack of rights to participate in significant financial and operating decisions and inability to dissolve or otherwise remove its management. Spark HoldCo owns all of the outstanding membership interests in each of the operating subsidiaries through which the Company operates. The Company is the sole managing member of Spark HoldCo, manages Spark HoldCo’s operating subsidiaries through this managing membership interest, and is considered the primary beneficiary of Spark HoldCo.
The assets of Spark HoldCo cannot be used to settle the obligations of the Company except through distributions to the Company, and the liabilities of Spark HoldCo cannot be settled by the Company except through contributions to Spark HoldCo.

The following table includes the carrying amounts and classification of the assets and liabilities of Spark HoldCo that are included in the Company’s condensed consolidated balance sheet as of March 31, 2016 (in thousands):

March 31, 2016
Assets
Current assets:
Cash and cash equivalents	$2,949
Accounts receivable	53,969
Intercompany receivable with Spark Energy, Inc.	31,638
Other current assets	34,463
Total current assets	123,019
Non-current assets:
Goodwill	18,379
Other assets	15,215
Total non-current assets	33,594
Total Assets	$156,613
Liabilities
Current liabilities:
Accounts payable	$23,206
Current portion of Senior Credit Facility	10,306
Other current liabilities	29,459
Total current liabilities	62,971
Long-term liabilities:
Long-term portion of Senior Credit Facility	13,266
Convertible subordinated notes to affiliates	6,466
Other long-term liabilities	2,269
Total long-term liabilities	22,001
Total Liabilities	$84,972

4. Property and Equipment
Property and equipment consist of the following amounts:

	Estimated useful lives	March 31, 2016	December 31, 2015
	(years)	(In thousands)
Information technology	2 – 5	$28,109	$27,392
Leasehold improvements	2 – 5	4,568	4,568
Furniture and fixtures	2 – 5	1,012	1,007
Total		33,689	32,967
Accumulated depreciation		(28,934)	(28,491)
Property and equipment—net		$4,755	$4,476
Information technology assets include software and consultant time used in the application, development and implementation of various systems including customer billing and resource management systems. As of March 31, 2016 and December 31, 2015, information technology includes $0.7 million and $0.5 million, respectively, of costs associated with assets not yet placed into service.

Depreciation expense recorded in the condensed consolidated statements of operations was $0.4 million for each of the three months ended March 31, 2016 and 2015.

5. Goodwill, Customer Relationships and Trademarks
Goodwill, customer relationships and trademarks consist of the following amounts (in thousands):

	March 31, 2016	December 31, 2015
Goodwill	$18,379	$18,379
Customer relationships - Acquired (1)
Cost	$14,883	$14,883
Accumulated amortization	(6,363)	(4,503)
Customer relationships - Acquired, net	$8,520	$10,380
Customer relationships - Other (2)
Cost	$4,320	$4,320
Accumulated amortization	(1,630)	(1,271)
Customer relationships - Other, net	$2,690	$3,049
Trademarks (3)
Cost	$1,268	$1,268
Accumulated amortization	(105)	(74)
Trademarks, net	$1,163	$1,194

(1)	Customer relationships - Acquired represents those customer acquisitions accounted for under the acquisition method in accordance with ASC 805.

(2)	Customer relationships - Other represent portfolios of customer contracts not accounted for in accordance with ASC 805 as these acquisitions were not in conjunction with the acquisition of businesses.

(3)
Trademarks reflect values associated with the recognition and positive reputation of acquired businesses accounted for as part of the acquisition method in accordance with ASC 805 through the acquisition of CenStar and Oasis. These trademarks are recorded as other assets in the condensed consolidated balance sheets.

Changes in goodwill, customer relationships and trademarks consisted of the following (in thousands):

	Goodwill	Customer Relationships - Acquired	Customer Relationships - Others	Trademarks
Balance at December 31, 2015	$18,379	$10,380	$3,049	$1,194
Amortization expense	—	(1,860)	(359)	(31)
Balance at March 31, 2016	$18,379	$8,520	$2,690	$1,163

Estimated future amortization expense for customer relationships and trademarks at March 31, 2016 is as follows (in thousands):

Year ending December 31,
2016	$4,504
2017	4,116
2018	2,204
2019	861
2020	127
> 5 years	561
Total	$12,373

6. Debt
Debt consists of the following amounts (in thousands):

	March 31, 2016	December 31, 2015
Current portion of Senior Credit Facility—Working Capital Line (1)(2)	$5,000	$22,500
Current portion of Senior Credit Facility—Acquisition Line (1)(2)	5,306	5,306
Total current debt	10,306	27,806
Long-term portion of Senior Credit Facility—Acquisition Line (1)	13,266	14,592
Convertible subordinated notes to affiliate (3)	6,466	6,339
Total long-term debt	19,732	20,931
Total debt	$30,038	$48,737

(1)	As of March 31, 2016 and December 31, 2015, the Company had $21.7 million and $21.5 million in letters of credit issued, respectively.

(2)	As of March 31, 2016 and December 31, 2015, the weighted average interest rate on the current portion of our Senior Credit Facility was 4.09% and 3.90%, respectively.

(3)
During the three months ended March 31, 2016, we paid in-kind $0.2 million of interest, which was added to the outstanding balance of the convertible subordinated notes. Unamortized discount of $0.8 million and $0.7 million at March 31, 2016 and December 31, 2015, respectively, is related to beneficial conversion features of the convertible subordinated notes.

Deferred financing costs were $0.6 million and $0.7 million as of March 31, 2016 and December 31, 2015, respectively, representing capitalized financing costs in connection with the amendment and restatement of our Senior Credit Facility on July 8, 2015. Of these amounts, $0.5 million is recorded in other current assets in the condensed consolidated balance sheets as of each of March 31, 2016 and December 31, 2015, and $0.1 million and $0.2 million is recorded in other assets in the condensed consolidated balance sheets as of March 31, 2016 and December 31, 2015, respectively, based on the terms of the Senior Credit Facility.

Interest expense consists of the following components for the periods indicated (in thousands):

	Three Months Ended March 31,
	2016	2015
Interest incurred on Senior Credit Facility	$318	$229
Commitment fees	30	77
Letters of credit fees	162	25
Amortization of deferred financing costs	117	50
Interest incurred on convertible subordinated notes to affiliate (1)	126	—
Interest Expense	$753	$381

(1)	Includes amortization of the discount on the convertible subordinated notes to affiliates $0.1 million for the three months ended March 31, 2016.
Senior Credit Facility
The Company, as guarantor, and Spark HoldCo (the “Borrower,” and together with the subsidiaries of Spark HoldCo, the “Co-Borrowers”) are party to a senior secured revolving credit facility (“Senior Credit Facility”), which includes a senior secured revolving working capital facility of $60.0 million (“Working Capital Line”) and a secured revolving line of credit of $25.0 million (“Acquisition Line”) to be used specifically for the financing of up to 75% of the cost of acquisitions with the remainder to be financed by the Company either through cash on hand or the issuance of subordinated debt. The Senior Credit Facility will mature on July 8, 2017 and may be extended for one additional year with lender consent. Borrowings under the Acquisition Line will be repaid 25% per year with the remaining 50% due at maturity.
At our election, the interest rate under the Working Capital Line is generally determined by reference to:

•	the Eurodollar-based rate plus an applicable margin of up to 3.00% per year (based on the prevailing utilization);

•
the alternate base rate plus an applicable margin of up to 2.00% per year (based upon the prevailing utilization). The alternate base rate is equal to the highest of (i) Société Générale’s prime rate, (ii) the federal funds rate plus 0.50% per year, or (iii) the reference Eurodollar rate plus 1.00%; or

•	the rate quoted by Société Générale as its cost of funds for the requested credit plus up to 2.50% per year (based upon the prevailing utilization).

The interest rate is generally reduced by 25 basis points if utilization under the Working Capital Line is below fifty percent.
Borrowings under the Acquisition Line are generally determined by reference to:

•	the Eurodollar rate plus an applicable margin of up to 3.75% per annum (based upon the prevailing utilization); or

•
the alternate base rate plus an applicable margin of up to 2.75% per annum (based upon the prevailing utilization). The alternate base rate is equal to the highest of (i) Société Générale’s prime rate, (ii) the federal funds rate plus 0.50% per annum, or (iii) the reference Eurodollar rate plus 1.00%.

The Co-Borrowers pay an annual commitment fee of 0.375% or 0.5% on the unused portion of the Working Capital Line depending upon the unused capacity and 0.5% on the unused portion of the Acquisition Line. The lending syndicate under the Senior Credit Facility is entitled to several additional fees including an upfront fee, annual agency fee, and fronting fees based on a percentage of the face amount of letters of credit payable to any syndicate member that issues a letter a credit.
The Company has the ability to elect the availability under the Working Capital Line between $30.0 million to $60.0 million. Availability under the working capital line will be subject to borrowing base limitations. The borrowing base is calculated primarily based on 80% to 90% of the value of eligible accounts receivable and unbilled product sales (depending on the credit quality of the counterparties) and inventory and other working capital assets. The Co-Borrowers must generally seek approval of the agent or the lenders for permitted acquisitions to be financed under the Acquisition Line.
The Senior Credit Facility is secured by pledges of the equity of the portion of Spark HoldCo owned by the Company and of the equity of Spark HoldCo’s subsidiaries and the Co-Borrowers’ present and future subsidiaries, all of the Co-Borrowers’ and their subsidiaries’ present and future property and assets, including accounts receivable, inventory and liquid investments, and control agreements relating to bank accounts. The Senior Credit Facility also contains covenants that, among other things, require the maintenance of specified ratios or conditions as follows:
Minimum Net Working Capital. The Co-Borrowers must maintain minimum consolidated net working capital at all times equal to $2.0 million initially and gradually increasing to the greater of $5.0 million or 15% of the elected availability under the Working Capital Line.
Minimum Adjusted Tangible Net Worth. Spark Energy, Inc. must maintain a minimum consolidated adjusted tangible net worth at all times equal to the net proceeds from equity issuances occurring after the date of the Senior Credit Facility plus the greater of (i) 20% of aggregate commitments under the Working Capital Line plus 33% of borrowings under the Acquisition Line and (ii) $18.0 million.
Minimum Fixed Charge Coverage Ratio. Spark Energy, Inc. must maintain a minimum fixed charge coverage ratio of 1.10 to 1.00 (with quarterly increases to the numerator of increments of 0.05 beginning in the third quarter of 2016). The Fixed Charge Coverage Ratio is defined as the ratio of (a) Adjusted EBITDA to (b) the sum of consolidated interest expense (other than interest paid-in-kind in respect of any Subordinated Debt), letter of credit fees, commitment fees, acquisition earn-out payments, distributions and scheduled amortization payments.
Maximum Total Leverage Ratio. Spark Energy, Inc. must maintain a ratio of total indebtedness (excluding the Working Capital Facility and qualifying subordinated debt) to Adjusted EBITDA of a maximum of 2.50 to 1.00. The Senior Credit Facility contains various negative covenants that limit the Company’s ability to, among other things, do any of the following:

•	incur certain additional indebtedness;

•	grant certain liens;

•	engage in certain asset dispositions;

•	merge or consolidate;

•	make certain payments, distributions, investments, acquisitions or loans; or

•	enter into transactions with affiliates.

The Senior Credit Facility also contains negative covenants that limit our ability to, among other things, make certain payments, distributions, investments, acquisitions or loans. Spark Energy, Inc. is entitled to pay cash dividends to the holders of the Class A common stock and Spark HoldCo will be entitled to make cash distributions to NuDevco Retail and Retailco (or their successors in interest) so long as: (a) no default exists or would result from such a payment; (b) the Co-Borrowers are in pro forma compliance with all financial covenants before and after giving effect to such payment and (c) the outstanding amount of all loans and letters of credit does not exceed the borrowing base limits. Spark HoldCo’s inability to satisfy certain financial covenants or the existence of an event of default, if not cured or waived, under the Senior Credit Facility could prevent the Company from paying dividends to holders of the Class A common stock.
The Senior Credit Facility contains certain customary representations and warranties and events of default. Events of default include, among other things, payment defaults, breaches of representations and warranties, covenant defaults, cross-defaults and cross-acceleration to certain indebtedness, change in control in which affiliates of W. Keith Maxwell III own less than 40% of the outstanding voting interests in the Company, certain events of bankruptcy, certain events under ERISA, material judgments in excess of $5.0 million, certain events with respect to material contracts, actual or asserted failure of any guaranty or security document supporting the Senior Credit Facility to be in full force and effect and changes of control. If such an event of default occurs, the lenders under the Senior Credit Facility would be entitled to take various actions, including the acceleration of amounts due under the facility and all actions permitted to be taken by a secured creditor.
In addition, the Senior Credit Facility contains affirmative covenants that are customary for credit facilities of this type. The covenants include delivery of financial statements (including any filings made with the SEC, maintenance of property and insurance, payment of taxes and obligations, material compliance with laws, inspection of property, books and records and audits, use of proceeds, payments to bank blocked accounts, notice of defaults and certain other customary matters.

7. Fair Value Measurements
Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (exit price) in an orderly transaction between market participants at the measurement date. Fair values are based on assumptions that market participants would use when pricing an asset or liability, including assumptions about risk and the risks inherent in valuation techniques and the inputs to valuations. This includes not only the credit standing of counterparties involved and the impact of credit enhancements but also the impact of the Company’s own nonperformance risk on its liabilities.
The Company applies fair value measurements to its commodity derivative instruments and a contingent payment arrangement based on the following fair value hierarchy, which prioritizes the inputs to valuation techniques used to measure fair value into three broad levels:

•
Level 1—Quoted prices in active markets for identical assets and liabilities. Instruments categorized in Level 1 primarily consist of financial instruments such as exchange-traded derivative instruments.

•
Level 2—Inputs other than quoted prices recorded in Level 1 that are either directly or indirectly observable for the asset or liability, including quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in inactive markets, inputs other than quoted prices that are observable for the asset or liability, and inputs that are derived from observable market data by correlation or other means. Instruments categorized in Level 2 primarily include non-exchange traded derivatives such as over-the-counter commodity forwards and swaps and options.

•
Level 3—Unobservable inputs for the asset or liability, including situations where there is little, if any, observable market activity for the asset or liability. A contingent payment arrangement related to the CenStar acquisition is categorized as Level 3.

As the fair value hierarchy gives the highest priority to quoted prices in active markets (Level 1) and the lowest priority to unobservable data (Level 3), the Company maximizes the use of observable inputs and minimizes the use of unobservable inputs when measuring fair value. In some cases, the inputs used to measure fair value might fall in different levels of the fair value hierarchy. In these cases, the lowest level input that is significant to a fair value measurement in its entirety determines the applicable level in the fair value hierarchy.
Assets and Liabilities Measured at Fair Value on a Recurring Basis
The following table presents assets and liabilities measured and recorded at fair value in the Company’s condensed consolidated balance sheets on a recurring basis by and their level within the fair value hierarchy as of (in thousands):

	Level 1	Level 2	Level 3	Total
March 31, 2016
Non-trading commodity derivative assets	$—	$235	$—	$235
Trading commodity derivative assets	—	5	—	5
Total commodity derivative assets	$—	$240	$—	$240
Non-trading commodity derivative liabilities	$(3,042)	$(7,221)	$—	$(10,263)
Trading commodity derivative liabilities	—	(2)	—	(2)
Total commodity derivative liabilities	$(3,042)	$(7,223)	$—	$(10,265)
Contingent payment arrangement	$—	$—	$(1,500)	$(1,500)

	Level 1	Level 2	Level 3	Total
December 31, 2015
Non-trading commodity derivative assets	$—	$200	$—	$200
Trading commodity derivative assets	—	405	—	405
Total commodity derivative assets	$—	$605	$—	$605
Non-trading commodity derivative liabilities	$(3,324)	$(7,661)	$—	$(10,985)
Trading commodity derivative liabilities	—	(253)	—	(253)
Total commodity derivative liabilities	$(3,324)	$(7,914)	$—	$(11,238)
Contingent payment arrangement	$—	$—	$(500)	$(500)
The Company had no transfers of assets or liabilities between any of the above levels during the three months ended March 31, 2016 and the year ended December 31, 2015.
The Company’s derivative contracts include exchange-traded contracts fair valued utilizing readily available quoted market prices and non-exchange-traded contracts fair valued using market price quotations available through brokers or over-the-counter and on-line exchanges. In addition, in determining the fair value of the Company’s derivative contracts, the Company applies a credit risk valuation adjustment to reflect credit risk which is calculated based on the Company’s or the counterparty’s historical credit risks. As of March 31, 2016 and December 31, 2015, the credit risk valuation adjustment was not material.
The contingent payment arrangement referred to above reflects the CenStar Earnout incurred in the acquisition of CenStar and is recorded in other current liabilities in the condensed consolidated balance sheet. The CenStar Earnout is based on a financial measurement attributable to the operations of CenStar for the year following the closing of the acquisition. In determining the fair value of the CenStar Earnout, the Company forecasted a one year performance measurement, as defined by the CenStar stock purchase agreement. As this performance measurement is based on the Company’s internal forecasts, we have classified the CenStar Earnout as a Level 3 measurement. The $1.0 million increase in our estimate of the CenStar Earnout for the three months ended March 31, 2016 reflects the effect of revised results of operations and forecast for the remaining performance measurement period and is recorded as general and administrative expense in our condensed consolidated statements of operations.
Other Financial Instruments
The carrying amount of cash and cash equivalents, accounts receivable, accounts receivable—affiliates, accounts payable, accounts payable—affiliates, and accrued liabilities recorded in the condensed consolidated balance sheets approximate fair value due to the short-term nature of these items. The carrying amount of the Senior Credit Facility recorded in the condensed consolidated balance sheets approximates fair value because of the variable rate nature of the Company’s line of credit. The fair value of our convertible subordinated notes to affiliates is not determinable for accounting purposes due to the affiliate nature and terms of the associated debt instrument with the affiliate. The fair value of the payable pursuant to tax receivable agreement—affiliate is not determinable for accounting purposes due to the affiliate nature and terms of the associated agreement with the affiliate.

8. Accounting for Derivative Instruments
The Company is exposed to the impact of market fluctuations in the price of electricity and natural gas and basis costs, storage and ancillary capacity charges from independent system operators. The Company uses derivative instruments to manage exposure to these risks.
The Company holds certain derivative instruments that are not held for trading purposes and are not designated as hedges for accounting purposes. These derivative instruments represent economic hedges that mitigate the Company’s exposure to fluctuations in commodity prices. For these derivative instruments, changes in the fair value are recognized currently in earnings in retail revenues or retail cost of revenues.
As part of the Company’s strategy to optimize its assets and manage related risks, it also manages a portfolio of commodity derivative instruments held for trading purposes. The Company’s commodity trading activities are subject to limits within the Company’s Risk Management Policy. For these derivative instruments, changes in the fair value are recognized currently in earnings in net asset optimization revenues.
Derivative assets and liabilities are presented net in the Company’s condensed consolidated balance sheets when the derivative instruments are executed with the same counterparty under a master netting arrangement. The Company’s derivative contracts include transactions that are executed both on an exchange and centrally cleared as well as over-the-counter, bilateral contracts that are transacted directly with a third party. To the extent the Company has paid or received collateral related to the derivative assets or liabilities, such amounts would be presented net against the related derivative asset or liability’s fair value. As of March 31, 2016 and December 31, 2015, the Company had zero and $0.1 million in collateral outstanding, respectively. The specific types of derivative instruments the Company may execute to manage the commodity price risk include the following:

•	Forward contracts, which commit the Company to purchase or sell energy commodities in the future;

•	Futures contracts, which are exchange-traded standardized commitments to purchase or sell a commodity or financial instrument;

•	Swap agreements, which require payments to or from counterparties based upon the differential between two prices for a predetermined notional quantity; and

•	Option contracts, which convey to the option holder the right but not the obligation to purchase or sell a commodity.
The Company has entered into other energy-related contracts that do not meet the definition of a derivative instrument or qualify for the normal purchase or normal sale exception and are therefore not accounted for at fair value including the following:

•	Forward electricity and natural gas purchase contracts for retail customer load, and

•	Natural gas transportation contracts and storage agreements.
Volumetric Underlying Derivative Transactions
The following table summarizes the net notional volume buy/(sell) of the Company’s open derivative financial instruments accounted for at fair value, broken out by commodity, as of:
Non-trading

Commodity	Notional	March 31, 2016	December 31, 2015
Natural Gas	MMBtu	5,729	7,543
Natural Gas Basis	MMBtu	—	455
Electricity	MWh	1,097	1,187
Trading

Commodity	Notional	March 31, 2016	December 31, 2015
Natural Gas	MMBtu	(162)	8
Natural Gas Basis	MMBtu	—	(455)
Gains (Losses) on Derivative Instruments
Gains (losses) on derivative instruments, net and current period settlements on derivative instruments were as follows for the periods indicated (in thousands):

	Three Months Ended March 31,
	2016	2015
Loss on non-trading derivatives, net	$(9,620)	$(1,200)
Loss on trading derivatives, net	(129)	(105)
Loss on derivatives, net	(9,749)	(1,305)
Current period settlements on non-trading derivatives (1)	11,277	4,115
Current period settlements on trading derivatives	(5)	76
Total current period settlements on derivatives	$11,272	$4,191

(1)	Excludes settlements of $(0.8) million for the three months ended March 31, 2016 related to non-trading derivative liabilities assumed in the acquisitions of CenStar and Oasis.

Gains (losses) on trading derivative instruments are recorded in net asset optimization revenues and gains (losses) on non-trading derivative instruments are recorded in retail revenues or retail cost of revenues on the condensed consolidated statements of operations.
Fair Value of Derivative Instruments
The following tables summarize the fair value and offsetting amounts of the Company’s derivative instruments by counterparty and collateral received or paid as of (in thousands):

	March 31, 2016
Description	Gross Assets	Gross Amounts Offset	Net Assets	Cash Collateral Offset	Net Amount Presented
Non-trading commodity derivatives	$303	$(68)	$235	$—	$235
Trading commodity derivatives	7	(2)	5	—	5
Total Current Derivative Assets	310	(70)	240	—	240
Non-trading commodity derivatives	—	—	—	—	—
Total Non-current Derivative Assets	—	—	—	—	—
Total Derivative Assets	$310	$(70)	$240	$—	$240

	March 31, 2016
Description	Gross Liabilities	Gross Amounts Offset	Net Liabilities	Cash Collateral Offset	Net Amount Presented
Non-trading commodity derivatives	$(11,960)	$2,243	$(9,717)	$—	$(9,717)
Trading commodity derivatives	(2)	—	(2)	—	(2)
Total Current Derivative Liabilities	(11,962)	2,243	(9,719)	—	(9,719)
Non-trading commodity derivatives	(742)	196	(546)	—	(546)
Total Non-current Derivative Liabilities	(742)	196	(546)	—	(546)
Total Derivative Liabilities	$(12,704)	$2,439	$(10,265)	$—	$(10,265)

	December 31, 2015
Description	Gross Assets	Gross Amounts Offset	Net Assets	Cash Collateral Offset	Net Amount Presented
Non-trading commodity derivatives	$589	$(389)	$200	$—	$200
Trading commodity derivatives	411	(6)	405	—	405
Total Current Derivative Assets	1,000	(395)	605	—	605
Non-trading commodity derivatives	—	—	—	—	—
Total Non-current Derivative Assets	—	—	—	—	—
Total Derivative Assets	$1,000	$(395)	$605	$—	$605

	December 31, 2015
Description	Gross Liabilities	Gross Amounts Offset	Net Liabilities	Cash Collateral Offset	Net Amount Presented
Non-trading commodity derivatives	$(13,618)	$3,151	$(10,467)	$100	$(10,367)
Trading commodity derivatives	(320)	67	(253)	—	(253)
Total Current Derivative Liabilities	(13,938)	3,218	(10,720)	100	(10,620)
Non-trading commodity derivatives	(950)	332	(618)	—	(618)
Total Non-current Derivative Liabilities	(950)	332	(618)	—	(618)
Total Derivative Liabilities	$(14,888)	$3,550	$(11,338)	$100	$(11,238)

9. Taxes
Income Taxes
The Company and CenStar are each subject to U.S. federal income tax as a corporation. Spark HoldCo and its subsidiaries, with the exception of CenStar, are treated as flow-through entities for U.S. federal income tax purposes, and as such, are generally not subject to U.S. federal income tax at the entity level. Rather, the tax liability with respect to their taxable income is passed through to their members or partners. Accordingly, the Company is subject to U.S. federal income taxation on its allocable share of Spark HoldCo’s net U.S. taxable income.
The Company accounts for income taxes using the assets and liabilities method. Deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and those assets and liabilities tax bases. The Company applies existing tax law and the tax rate that the Company expects to apply to taxable income in the years in which those differences are expected to be recovered or settled in calculating the deferred tax assets and liabilities. Effects of changes in tax rates on deferred tax assets and liabilities are recognized in income in the period of the tax rate enactment.
In November 2015, the FASB issued ASU No. 2015-17, Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes (“ASU 2015-17”) that is intended to simplify the presentation of deferred taxes by requiring that all deferred taxes be classified as noncurrent, presented as a single noncurrent amount for each tax-payment component of an entity. The ASU 2015-17 is effective for fiscal years beginning after December 15, 2016; however, the Company early adopted it on January 1, 2016, on a retrospective basis. The adoption of ASU 2015-17 resulted in the reclassification of previously-classified net current deferred taxes of approximately $0.9 million from other current liabilities resulting in a $23.4 million noncurrent deferred tax asset and a $0.9 million noncurrent deferred tax liability on the Company’s condensed consolidated balance sheet at December 31, 2015. There was no impact to our condensed consolidated statements of operations for the three months ended March 31, 2016 or 2015.
The Company periodically assesses whether it is more likely than not that it will generate sufficient taxable income to realize its deferred income tax assets. In making this determination, the Company considers all available positive and negative evidence and makes certain assumptions. The Company considers, among other things, its deferred tax liabilities, the overall business environment, its historical earnings and losses, current industry trends, and its outlook for future years. The Company believes it is more likely than not that the deferred tax assets will be utilized.
On February 3, 2016, Retailco exchanged 1,000,000 of its Spark HoldCo units (together with a corresponding number of shares of Class B common stock) for shares of Class A common stock. The exchange resulted in a step up in tax basis which gave rise to a deferred tax asset of approximately $8.0 million on the exchange date. In addition, the Company recorded an additional long-term liability as a result of the exchange of approximately $10.3 million pursuant to the Tax Receivable Agreement and a corresponding long-term deferred tax asset of approximately $3.9 million. The initial estimate for the deferred tax asset, net of the liability, under the Tax Receivable Agreement was recorded within additional paid-in capital on our condensed consolidated balance sheet at March 31, 2016.
As of March 31, 2016, the Company had a net deferred tax asset of approximately $15.6 million related to the step up in tax basis resulting from the purchase by the Company of Spark HoldCo units from NuDevco Retail and NuDevco Retail Holdings (succeeded by Retailco) on the IPO date. In addition, as of March 31, 2016, the Company had a total liability of $20.7 million for the effect of the Tax Receivable Agreement liability, with approximately $19.3 million classified as a long-term liability and $1.4 million classified as a current liability related to the IPO. The Company had a long-term deferred tax asset of approximately $7.9 million related to the Tax Receivable Agreement liability related to the IPO. See Note 11 “Transactions with Affiliates” for further discussion.
The effective U.S. federal and state income tax rate for the three months ended March 31, 2016 and 2015 is 5.9% and 4.2%, respectively, with respect to pre-tax income attributable to the Company’s stockholders. The higher effective tax rate for the three months ended March 31, 2016 is primarily attributable to the CenStar acquisition and a decrease in the non-controlling interest. The CenStar acquisition results in an increase in the effective tax rate based on its taxable status as a corporation. The remaining increase is primarily attributable to units exchanged by Retailco which corresponds with an increase in taxable income allocable to the Company from Spark HoldCo that is subject to U.S. federal income taxation.
Total income tax expense for the three months ended March 31, 2016 differed from amounts computed by applying the U.S. federal statutory tax rates to pre-tax income primarily due to state taxes and the impact of permanent differences between book and taxable income, most notably the income attributable to non-controlling interest. The effective tax rate includes a rate benefit attributable to the fact that Spark HoldCo operates as a limited liability company treated as a partnership for federal and state income tax purposes and is not subject to federal and state income taxes. Accordingly, the portion of earnings attributable to non-controlling interest is subject to tax when reported as a component of the non-controlling interest’s taxable income. The February 2016 exchange by Retailco decreased the effective tax rate benefit attributable to non-controlling interest.

10. Commitments and Contingencies
From time to time, the Company may be involved in legal, tax, regulatory and other proceedings in the ordinary course of business. Other than proceedings discussed below, management does not believe that we are a party to any litigation, claims or proceedings that will have a material impact on the Company’s condensed consolidated financial condition or results of operations.
New York Sales Tax Audit
The Company is undergoing a sales tax audit in New York spanning 2006 to 2012 for which the Company may have additional liabilities in connection with those years. At the time of filing these condensed consolidated financial statements, this sales tax audit is at an early stage and subject to substantial uncertainties concerning the outcome of audit findings and corresponding responses. Accordingly, we cannot currently estimate a range of possible liabilities or a minimum amount that could result from the conclusion of this audit.

Legal Proceedings
The Company is the subject of the following lawsuits:
John Melville et al v. Spark Energy Inc. and Spark Energy Gas, LLC is a purported class action filed on December 17, 2015 in the United States District Court for the District of New Jersey alleging, among other things, that (i) sales representatives engaged as independent contractors for Spark Energy Gas, LLC engaged in deceptive acts in violation of the New Jersey Consumer Fraud Act and (ii) Spark Energy Gas, LLC  breached its contract with plaintiff, including a breach of the covenant of good faith and fair dealing. Plaintiff seeks unspecified compensatory and punitive damages for himself and the purported class, injunctive relief and/or declaratory relief, disgorgement of revenues and/or profits and attorneys’ fees. On March 14, 2016, Spark Energy Gas, LLC and Spark Energy, Inc. filed a Motion to Dismiss this case. On April 18, 2016, Plaintiff filed his Opposition to the Motion to Dismiss. On April 25, 2016, Spark Energy, Inc. and Spark Energy Gas, LLC filed a Reply in support of their Motion to Dismiss. The Motion to Dismiss is currently set on the Court’s submission docket for May 2, 2016.
Arturo Amaya et al v. Spark Energy Gas, LLC is a purported class action filed on May 22, 2015 in the United States District Court for the Northern District of California alleging, among other things, that certain door-to-door sales representatives engaged as independent contractors for Spark Energy Gas, LLC allegedly engaged in deceptive practices in violation of the California Civil Code, California Unfair Competition Law, California False Advertising Law and the California Consumer Legal Remedies Act while marketing Spark Energy Gas, LLC’s gas services to consumers in California. Plaintiffs are seeking unspecified compensatory and punitive damages for the purported class, injunctive relief and/or declaratory relief, disgorgement of revenues and/or profits and attorneys’ fees. On September 29, 2015, Spark Energy Gas, LLC filed a motion to dismiss the complaint in its entirety and a motion to compel arbitration in the case of one of the named plaintiffs. On April 11, 2016 the Court issued an Order denying without prejudice Spark Energy Gas, LLC’s Motion to Compel Arbitration and denying the Motion to Dismiss. The Court also reset the date to hear any Motion for Class Certification that plaintiffs may file in this matter to August 5, 2016.  On April 15, 2016, the parties attended a court-ordered mediation during which a confidential resolution of this matter was reached. The parties are currently in the process of preparing the corresponding confidential settlement agreement. We expensed $0.5 million related to this litigation during the three months ended March 31, 2016 in our condensed consolidated statement of operation, $0.5 million of which is in accrued liabilities in our condensed consolidated balance sheet as of March 31, 2016.

11. Transactions with Affiliates
The Company enters into transactions with and pays certain costs on behalf of affiliates that are commonly controlled in order to reduce risk, reduce administrative expense, create economies of scale, create strategic alliances and supply goods and services to these related parties. The Company also sells and purchases natural gas and electricity with affiliates. The Company presents receivables and payables with the same affiliate on a net basis in the condensed consolidated balance sheets as all affiliate activity is with parties under common control.
Master Service Agreement with Retailco Services, LLC
We entered into a Master Service Agreement (the “Master Service Agreement”) effective January 1, 2016 with Retailco Services, LLC (“Retailco Services”), which is wholly owned by W. Keith Maxwell III. The Master Service Agreement is for a one-year term and renews automatically for successive one-year terms unless the Master Service Agreement is terminated by either party. Retailco Services provides us with operational support services such as: enrollment and renewal transaction services; customer billing and transaction services; electronic payment processing services; customer services and information technology infrastructure and application support services under the Master Service Agreement. See “Cost Allocations” for further discussion of the fees paid in connection with the Master Service Agreement during the three months ended March 31, 2016.
Accounts Receivable and Payable—Affiliates
The Company recorded current accounts receivable—affiliates of $2.1 million and $1.8 million as of March 31, 2016 and December 31, 2015, respectively, and current accounts payable—affiliates of $3.9 million and $2.0 million as of March 31, 2016 and December 31, 2015, respectively, for certain direct billings and cost allocations for services the Company provided to affiliates, services our affiliates provided to us, and sales or purchases of natural gas and electricity with affiliates.
Prepaid Assets—Affiliates
The Company prepaid NuDevco Retail and Retailco for costs of certain employee benefits to be provided through the Company’s benefit plans and recorded current prepaid assets—affiliates of $0.1 million and $0.2 million as of March 31, 2016 and December 31, 2015, respectively.
Convertible Subordinated Notes to Affiliate
In connection with the financing of the CenStar acquisition, the Company, together with Spark HoldCo, issued the CenStar Note to Retailco Acquisition Co, LLC (“RAC”), which is wholly owned by W. Keith Maxwell III, for $2.1 million on July 8, 2015. In connection with the financing of the Oasis acquisition, the Company, together with Spark HoldCo, issued the Oasis Note to RAC for $5.0 million on July 31, 2015. Refer to Note 6 “Debt” for further discussion.
Revenues and Cost of Revenues—Affiliates
The Company and an affiliate are party to an agreement whereby the Company purchases natural gas from the affiliate at the tailgate of the Marlin plant. Cost of revenues—affiliates, recorded in net asset optimization revenues in the condensed consolidated statements of operations for the three months ended March 31, 2016 and 2015 related to this agreement were $1.3 million and $3.1 million, respectively.
The Company also purchases natural gas at a nearby third party plant inlet which is then sold to the affiliate. Revenues—affiliates, recorded in net asset optimization revenues in the condensed consolidated statements of operations for the three months ended March 31, 2016 and 2015 related to these sales were $0.1 million and $0.5 million, respectively.
Additionally, the Company entered into a natural gas transportation agreement with Marlin, at Marlin’s pipeline, whereby the Company transports retail natural gas and pays the higher of (i) a minimum monthly payment or (ii) a transportation fee per MMBtu times actual volumes transported. The current transportation agreement renews annually on February 28 at a fixed rate per MMBtu without a minimum monthly payment. Cost of revenues—affiliates, recorded in retail cost of revenues in the condensed consolidated statements of operations related to this activity, was less than $0.1 million for the three months ended March 31, 2016 and 2015, respectively.
Cost Allocations
The Company paid certain expenses on behalf of affiliates, which are reimbursed by the affiliates to the Company, and our affiliates paid certain expenses on our behalf, which are reimbursed by us. These transactions include costs that can be specifically identified and certain allocated overhead costs associated with general and administrative services, including executive management, due diligence work, recurring management consulting, facilities, banking arrangements, professional fees, insurance, information services, human resources and other support departments to or from the affiliates. Where costs incurred on behalf of the affiliate or us could not be determined by specific identification for direct billing, the costs were primarily allocated to the affiliated entities or us based on percentage of departmental usage, wages or headcount.
The total net amount direct billed and allocated from affiliates was $5.0 million for the three months ended March 31, 2016. Of this total net amount, the Company recorded general and administrative expense of $4.2 million in the condensed consolidated statement of operations in connection with fees paid under the Master Service Agreement with Retailco Services. Additionally under the Master Service Agreement, we capitalized $0.6 million of property and equipment for the application, development and implementation of various systems during three months ended March 31, 2016. The remaining amount was direct billed and allocated from other affiliates and recorded as general and administrative expense in the condensed consolidated statement of operations.
The total net amount direct billed and allocated to affiliates was $1.0 million for the three months ended March 31, 2015, which was recorded as a reduction in general and administrative expense in the condensed consolidated statement of operations.
Distributions to Affiliates
During three months ended March 31, 2016 and 2015, the Company made distributions to NuDevco Retail and Retailco of $3.5 million and $3.9 million in conjunction with the payment of its quarterly distributions attributable to its holding of Spark HoldCo units. During the three months ended March 31, 2016, the Company made distributions to NuDevco Retail and Retailco for gross-up distributions of $2.3 million in connection with distributions made between Spark HoldCo and Spark Energy, Inc. for payment of income taxes incurred by Spark Energy, Inc.
Tax Receivable Agreement
The Company is party to a Tax Receivable Agreement with Spark HoldCo, NuDevco Retail Holdings and NuDevco Retail. This agreement generally provides for the payment by the Company to Retailco, LLC (as successor to NuDevco Retail Holdings) and NuDevco Retail of 85% of the net cash savings, if any, in U.S. federal, state and local income tax or franchise tax that the Company actually realizes (or is deemed to realize in certain circumstances) in future periods as a result of (i) any tax basis increases resulting from the purchase by the Company of Spark HoldCo units from NuDevco Retail Holdings, (ii) any tax basis increases resulting from the exchange of Spark HoldCo units for shares of Class A common stock pursuant to the Exchange Right (or resulting from an exchange of Spark HoldCo units for cash pursuant to the Cash Option) and (iii) any imputed interest deemed to be paid by the Company as a result of, and additional tax basis arising from, any payments the Company makes under the Tax Receivable Agreement. The Company retains the benefit of the remaining 15% of these tax savings. See Note 9 “Taxes” for further discussion.
In certain circumstances, the Company may defer or partially defer any payment due (a “TRA Payment”) to the holders of rights under the Tax Receivable Agreement, which are currently Retailco and NuDevco Retail.
During the five-year period ending September 30, 2019, the Company will defer all or a portion of any TRA Payment owed pursuant to the Tax Receivable Agreement to the extent that Spark HoldCo does not generate sufficient Cash Available for Distribution (as defined below) during the four-quarter period ending September 30th of the applicable year in which the TRA Payment is to be made in an amount that equals or exceeds 130% (the

“TRA Coverage Ratio”) of the Total Distributions (as defined below) paid in such four-quarter period by Spark HoldCo. For purposes of computing the TRA Coverage Ratio:

•
“Cash Available for Distribution” is generally defined as the Adjusted EBITDA of Spark HoldCo for the applicable period, less (i) cash interest paid by Spark HoldCo, (ii) capital expenditures of Spark HoldCo (exclusive of customer acquisition costs) and (iii) any taxes payable by Spark HoldCo; and

•
“Total Distributions” are defined as the aggregate distributions necessary to cause the Company to receive distributions of cash equal to (i) the targeted quarterly distribution the Company intends to pay to holders of its Class A common stock payable during the applicable four-quarter period, plus (ii) the estimated taxes payable by the Company during such four-quarter period, plus (iii) the expected TRA Payment payable during the calendar year for which the TRA Coverage Ratio is being tested.

In the event that the TRA Coverage Ratio is not satisfied in any calendar year, the Company will defer all or a portion of the TRA Payment to NuDevco under the Tax Receivable Agreement to the extent necessary to permit Spark HoldCo to satisfy the TRA Coverage Ratio (and Spark HoldCo is not required to make and will not make the pro rata distributions to its members with respect to the deferred portion of the TRA Payment). If the TRA Coverage Ratio is satisfied in any calendar year, the Company will pay NuDevco the full amount of the TRA Payment.
Following the five-year deferral period ending September 30, 2019, the Company will be obligated to pay any outstanding deferred TRA Payments to the extent such deferred TRA Payments do not exceed (i) the lesser of the Company’s proportionate share of aggregate Cash Available for Distribution of Spark HoldCo during the five-year deferral period or the cash distributions actually received by the Company during the five-year deferral period, reduced by (ii) the sum of (a) the aggregate target quarterly dividends (which, for the purposes of the Tax Receivable Agreement, will be $0.3625 per share per quarter) during the five-year deferral period, (b) the Company’s estimated taxes during the five-year deferral period, and (c) all prior TRA Payments and (y) if with respect to the quarterly period during which the deferred TRA Payment is otherwise paid or payable, Spark HoldCo has or reasonably determines it will have amounts necessary to cause the Company to receive distributions of cash equal to the target quarterly distribution payable during that quarterly period. Any portion of the deferred TRA Payments not payable due to these limitations will no longer be payable.
We expect to meet the threshold coverage ratio required to fund the first payment to Retailco under the Tax Receivable Agreement during the four-quarter period ending September 30, 2016. As such, the initial payment of $1.4 million under the Tax Receivable Agreement due in late 2016 was recorded as a current liability in our condensed consolidated balance sheet at March 31, 2016.

12. Segment Reporting
The Company’s determination of reportable business segments considers the strategic operating units under which the Company makes financial decisions, allocates resources and assesses performance of its retail and asset optimization businesses.
The Company’s reportable business segments are retail natural gas and retail electricity. The retail natural gas segment consists of natural gas sales to, and natural gas transportation and distribution for, residential and commercial customers. Asset optimization activities, considered an integral part of securing the lowest price natural gas to serve retail gas load, are part of the retail natural gas segment. The Company recorded asset optimization revenues of $42.3 million and $69.9 million and asset optimization cost of revenues of $41.8 million and $68.0 million for the three months ended March 31, 2016 and 2015, respectively, which are presented on a net basis in asset optimization revenues. The retail electricity segment consists of electricity sales and transmission to residential and commercial customers. Corporate and other consists of expenses and assets of the retail natural gas and retail electricity segments that are managed at a consolidated level such as general and administrative expenses.
To assess the performance of the Company’s operating segments, the Chief Operating Decision Maker analyzes retail gross margin. The Company defines retail gross margin as operating income plus (i) depreciation and amortization expenses and (ii) general and administrative expenses, less (i) net asset optimization revenues, (ii) net gains (losses) on derivative instruments, and (iii) net current period cash settlements on derivative instruments. The Company deducts net gains (losses) on derivative instruments, excluding current period cash settlements, from the retail gross margin calculation in order to remove the non-cash impact of net gains and losses on derivative instruments.
Retail gross margin is a primary performance measure used by our management to determine the performance of our retail natural gas and electricity business by removing the impacts of our asset optimization activities and net non-cash income (loss) impact of our economic hedging activities. As an indicator of our retail energy business’ operating performance, retail gross margin should not be considered an alternative to, or more meaningful than, operating income, as determined in accordance with GAAP.
Below is a reconciliation of retail gross margin to income before income tax expense (in thousands):

	Three Months Ended March 31,
	2016	2015
Reconciliation of Retail Gross Margin to Income before taxes
Income before income tax expense	$16,729	$13,490
Interest and other income	95	(135)
Interest expense	753	381
Operating Income	17,577	13,736
Depreciation and amortization	6,789	4,278
General and administrative	17,380	14,704
Less:
Net asset optimization revenue	527	1,929
Net, Losses on non-trading derivative instruments	(9,620)	(1,200)
Net, Cash settlements on non-trading derivative instruments	11,277	4,115
Retail Gross Margin	$39,562	$27,874
The Company uses retail gross margin and net asset optimization revenues as the measure of profit or loss for its business segments. This measure represents the lowest level of information that is provided to the chief operating decision maker for our reportable segments.

Financial data for business segments are as follows (in thousands):

Three Months Ended March 31, 2016	Retail Electricity	Retail Natural Gas	Corporate and Other	Eliminations	Spark Retail
Total revenues	$61,933	$48,613	$—	$—	$110,546
Retail cost of revenues	46,300	22,500	—	—	68,800
Less:
Net asset optimization revenues	—	527	—	—	527
Losses on non-trading derivatives	(9,390)	(230)	—	—	(9,620)
Current period settlements on non-trading derivatives	9,617	1,660	—	—	11,277
Retail Gross Margin	$15,406	$24,156	$—	$—	$39,562
Total Assets at March 31, 2016	$154,963	$124,665	$97,125	$(217,313)	$159,440
Goodwill at March 31, 2016	$16,476	$1,903	$—	$—	$18,379

Three Months Ended March 31, 2015	Retail Electricity	Retail Natural Gas	Corporate and Other	Eliminations	Spark Retail
Total revenues	$61,933	$57,354	$—	$—	$101,803
Retail cost of revenues	46,300	33,466	—	—	69,085
Less:
Net asset optimization revenues	—	1,929	—	—	1,929
Losses on non-trading derivatives	(9,390)	(567)	—	—	(1,200)
Current period settlements on non-trading derivatives	9,617	4,214	—	—	4,115
Retail Gross Margin	$15,406	$18,312	$—	$—	$27,874
Total Assets at December 31, 2015	$150,245	$113,583	$88,823	$(190,417)	$162,234
Goodwill at December 31, 2015	$16,476	$1,903	$—	$—	$18,379
13. Subsequent Events
Exchange and Sale of Spark HoldCo Units
On April 1, 2016, Retailco exchanged 1,725,000 of its Spark HoldCo units (together with a corresponding number of shares of Class B common stock) for shares of Class A common stock at an exchange ratio of one share of Class A common stock for each Spark HoldCo unit (and corresponding share of Class B common stock) exchanged. On April 4, 2016, Retailco sold 1,725,000 shares of Class A common stock to the public through an underwritten offering, including 225,000 shares of Class A Common stock pursuant to the full exercise of the underwriters’ over-allotment option. The Company did not receive any proceeds from the offering.
Declaration of Dividends
On April 21, 2016, the Company declared a quarterly dividend of $0.3625 to holders of record of our Class A common stock on May 31, 2016 and payable on June 14, 2016.
Provider Power Membership Interest Purchase Agreement
On May 3, 2016, the Company and Spark HoldCo entered into a Membership Interest Purchase Agreement among the Company, Spark HoldCo, Provider Power, LLC (the “Seller”), Kevin B. Dean and Emile L. Clavet (the “Provider Purchase Agreement”), pursuant to which Spark HoldCo has agreed to purchase, and the Seller has agreed to sell, all of the outstanding membership interests in Electricity Maine, LLC, a Maine limited liability company;

Electricity N.H., LLC, a Maine limited liability company; and Provider Power Mass, LLC, a Maine limited liability company. To finance the transactions under the Provider Purchase Agreement, the Company and Spark HoldCo entered into the Subscription Agreement (defined below) to sell shares of Class B common stock and a corresponding amount of Spark HoldCo units to Retailco.
Major Energy Membership Interest Purchase Agreement
On May 3, 2016, the Company and Spark HoldCo entered into a Membership Interest Purchase Agreement (the “Major Energy Purchase Agreement”), by and among the Company, Spark HoldCo, Retailco and National Gas & Electric. LLC (“NG&E”), pursuant to which Spark HoldCo has agreed to purchase, and NG&E has agreed to sell, all of the outstanding membership interests in Major Energy Services LLC, a New York limited liability company, Major Energy Electric Services LLC, a New York limited liability company, and Respond Power LLC, a New York limited liability company, in exchange for the issuance of 2,000,000 shares of Class B common stock (and a corresponding number of Spark HoldCo units) at the closing; valued at $40 million based on a value of $20 per share; $15 million in installment consideration subject to achievement of certain performance targets and up to $20 million in earnouts over the next 33 months subject to achievement of certain performance targets. In addition, the Company and Spark HoldCo are obligated to issue up to an additional 200,000 shares of Class B common stock (and a corresponding number of Spark HoldCo units) over the next three years, depending upon the achievement of certain performance targets.
NG&E is owned by W. Keith Maxwell III, our Chairman of the Board, founder and majority stockholder. Accordingly, the transactions under the Major Energy Purchase Agreement will be considered a transfer of equity between entities under common control.
Equity Subscription Agreement
On May 3, 2016, the Company and Spark HoldCo entered into a subscription agreement with Retailco pursuant to which Retailco has agreed to purchase 900,000 Spark HoldCo units (and corresponding shares of Class B common stock) for an aggregate purchase price of $18 million (the “Subscription Agreement”). The Company, Spark HoldCo and Retailco currently anticipate amending the Subscription Agreement to reduce the number of units to be purchased by Retailco. The Company intends to use proceeds from the sale of the Class B common stock and Spark HoldCo units under the Subscription Agreement as consideration for the transactions under the Provider Purchase Agreement. Retailco is owned by W. Keith Maxwell III, our Chairman of the Board, founder and majority stockholder.

Audited Financial Statements of the Company

Report of Independent Registered Public Accounting Firm	66
Consolidated Balance Sheets as of December 31, 2015 and December 31, 2014	67
Combined and Consolidated Statements of Operations and Comprehensive Income (Loss) for the Years Ended December 31, 2015, 2014 and 2013	69
Combined and Consolidated Statement of Changes in Equity for the Years Ended December 31, 2015, 2014 and 2013	70
Combined and Consolidated Statements of Cash Flows for the Years Ended December 31, 2015, 2014 and 2013	72
Notes to the Combined and Consolidated Financial Statements	74

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Spark Energy, Inc.:
We have audited the accompanying consolidated balance sheets of Spark Energy, Inc. as of December 31, 2015 and 2014, and the related combined and consolidated statements of operations and comprehensive (loss) income, changes in equity, and cash flows for each of the years in the three‑year period ended December 31, 2015. These combined and consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these combined and consolidated financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the combined and consolidated financial statements referred to above present fairly, in all material respects, the financial position of Spark Energy, Inc. as of December 31, 2015 and 2014, and the results of its operations and its cash flows for each of the years in the three‑year period ended December 31, 2015, in conformity with U.S. generally accepted accounting principles.
/s/ KPMG LLP
Houston, Texas
March 24, 2016

AUDITED COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS
SPARK ENERGY, INC.
CONSOLIDATED BALANCE SHEETS AS OF DECEMBER 31, 2015 AND DECEMBER 31, 2014 (in thousands)

	December 31, 2015	December 31, 2014
Assets
Current assets:
Cash and cash equivalents	$4,474	$4,359
Restricted cash	—	707
Accounts receivable, net of allowance for doubtful accounts of $1.9 million and $8.0 million as of December 31, 2015 and 2014, respectively	59,936	63,797
Accounts receivable—affiliates	1,840	1,231
Inventory	3,665	8,032
Fair value of derivative assets	605	216
Customer acquisition costs, net	13,389	12,369
Customer relationships, net	6,627	486
Prepaid assets (1)	700	1,236
Deposits	7,421	10,569
Other current assets	4,023	2,987
Total current assets	102,680	105,989
Property and equipment, net	4,476	4,221
Customer acquisition costs, net	3,808	2,976
Customer relationships, net	6,802	1,015
Deferred tax assets	23,380	24,047
Goodwill	18,379	—
Other assets	2,709	149
Total Assets	$162,234	$138,397
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$29,732	$38,210
Accounts payable—affiliates	1,962	1,017
Accrued liabilities	12,245	7,195
Fair value of derivative liabilities	10,620	11,526
Current portion of Senior Credit Facility	27,806	33,000
Current deferred tax liability	853	—
Other current liabilities	1,823	1,868
Total current liabilities	85,041	92,816
Long-term liabilities:
Fair value of derivative liabilities	618	478
Payable pursuant to tax receivable agreement—affiliates	20,713	20,767
Long-term portion of Senior Credit Facility	14,592	—
Convertible subordinated notes to affiliates	6,339	—
Other long-term liabilities	1,612	219
Total liabilities	128,915	114,280
Commitments and contingencies (Note 12)
Stockholders’ equity:
Common Stock:

	December 31, 2015	December 31, 2014
Class A common stock, par value $0.01 per share, 120,000,000 shares authorized, 3,118,623 issued and outstanding at December 31, 2015 and 3,000,000 issued and outstanding at December 31, 2014	31	30
Class B common stock, par value $0.01 per share, 60,000,000 shares authorized, 10,750,000 issued and outstanding at December 31, 2015 and 2014	108	108
Preferred Stock:
Preferred stock, par value $0.01 per share, 20,000,000 shares authorized, zero issued and outstanding at December 31, 2015 and 2014	—	—
Additional paid-in capital	12,565	9,296
Retained deficit	(1,366)	(775)
Total stockholders’ equity	11,338	8,659
Non-controlling interest in Spark HoldCo, LLC	21,981	15,458
Total equity	33,319	24,117
Total Liabilities and Stockholders’ Equity	$162,234	$138,397

(1)	Prepaid assets includes prepaid assets—affiliates of $210 as of December 31, 2015. See Note 13 “Transactions with Affiliates” for further discussion.

The accompanying notes are an integral part of the combined and consolidated financial statements.

SPARK ENERGY, INC.
COMBINED AND CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS) FOR THE YEARS ENDED DECEMBER 31, 2015, 2014 and 2013
(in thousands, except per share data)

	Year Ended December 31,
	2015	2014	2013
Revenues:
Retail revenues (1)	$356,659	$320,558	$316,776
Net asset optimization revenues (2)	1,494	2,318	314
Total Revenues	358,153	322,876	317,090
Operating Expenses:
Retail cost of revenues (3)	241,188	258,616	233,026
General and administrative (4)	61,682	45,880	35,020
Depreciation and amortization	25,378	22,221	16,215
Total Operating Expenses	328,248	326,717	284,261
Operating income (loss)	29,905	(3,841)	32,829
Other (expense)/income:
Interest expense	(2,280)	(1,578)	(1,714)
Interest and other income	324	263	353
Total other expenses	(1,956)	(1,315)	(1,361)
Income (loss) before income tax expense	27,949	(5,156)	31,468
Income tax expense (benefit)	1,974	(891)	56
Net income (loss)	25,975	(4,265)	31,412
Less: Net income (loss) attributable to non-controlling interests	22,110	(4,211)	—
Net income (loss) attributable to Spark Energy, Inc. stockholders	$3,865	$(54)	$31,412
Other comprehensive income (loss):
Deferred gain (loss) from cash flow hedges	—	—	2,620
Reclassification of deferred gain (loss) from cash flow hedges into net income (Note 8)	—	—	(84)
Comprehensive income (loss)	$25,975	$(4,265)	$33,948
Net income (loss) attributable to Spark Energy, Inc. per common share
Basic	$1.26	$(0.02)
Diluted	$1.06	$(0.02)
Weighted average commons shares outstanding
Basic	3,064	3,000
Diluted	3,327	3,000

(1)	Retail revenues includes retail revenues—affiliates of $0, $2,170 and $4,022 for the years ended December 31, 2015, 2014 and 2013, respectively.

(2)
Net asset optimization revenues includes asset optimization revenues—affiliates of $1,101, $12,842 and $14,940 for the years ended December 31, 2015, 2014 and 2013, respectively, and asset optimization revenues—affiliates cost of revenues of $11,285, $30,910 and $15,928 for the years ended December 31, 2015, 2014 and 2013, respectively.

(3)	Retail cost of revenues includes retail cost of revenues—affiliates of $17, $13 and $55 for the years December 31, 2015, 2014 and 2013, respectively.

(4)	General and administrative includes general and administrative expense—affiliates of $0, less than $100 and less than $100 for the years ended December 31, 2015, 2014 and 2013, respectively.

The accompanying notes are an integral part of the combined and consolidated financial statements.

SPARK ENERGY, INC.
COMBINED AND CONSOLIDATED STATEMENT OF CHANGES IN EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2015, 2014 and 2013
(in thousands)

	Member’s Equity	Issued Shares of Class A Common Stock	Issued Shares of Class B Common Stock	Issued Shares of Preferred Stock	Class A Common Stock	Class B Common Stock	Accumulated Other Compre-hensive Income	Additional Paid-In Capital	Retained Deficit	Total Stockholders’ Equity	Non-controlling Interest	Total Equity
Balance at 12/31/2012:	$63,838	—	—	—	$ —	$ —	$(2,536)	$ —	$ —	$ —	$ —	$61,302
Capital contributions from member	12,400	—	—	—	—	—	—	—	—	—	—	12,400
Distributions to member	(71,737)	—	—	—	—	—	—	—	—	—	—	(71,737)
Net income	31,412	—	—	—	—	—	—	—	—	—	—	31,412
Deferred gain from cash flow hedges	—	—	—	—	—	—	2,620	—	—	—	—	2,620
Reclassification of deferred loss from cash flow hedges into net income	—	—	—	—	—	—	(84)	—	—	—	—	(84)
Balance at 12/31/2013:	$35,913	—	—	—	$ —	$ —	$ —	$ —	$ —	$ —	$ —	$35,913
Capital contributions from member and liabilities retained by affiliate	54,201	—	—	—	—	—	—	—	—	—	—	54,201
Distributions to member	(61,607)	—	—	—	—	—	—	—	—	—	—	(61,607)
Net loss prior to the IPO	(21)	—	—	—	—	—	—	—	—	—	—	(21)
Balance prior to Corporate Reorganization and the IPO:	28,486	—	—	—	—	—	—	—	—	—	—	28,486
Reorganization Transaction:
Issuance of Class B common stock	(28,486)	—	10,750	—	—	108	—	28,378	—	28,486	—	—
IPO Transactions:
IPO costs paid	—	—	—	—	—	—	—	(2,667)	—	(2,667)	—	(2,667)
Issuance of Class A Common Stock, net of underwriters discount	—	3,000	—	—	30	—	—	50,190	—	50,220	—	50,220
Distribution of IPO proceeds and payment of note payable to affiliate	—	—	—	—	—	—	—	(47,604)	—	(47,604)	—	(47,604)
Initial allocation of non-controlling interest of Spark Energy, Inc. effective on date of IPO	—	—	—	—	—	—	—	(22,232)	—	(22,232)	22,232	—
Tax benefit from tax receivable agreement	—	—	—	—	—	—	—	23,636	—	23,636	—	23,636
Liability due to tax receivable agreement	—	—	—	—	—	—	—	(20,915)	—	(20,915)	—	(20,915)

	Member’s Equity	Issued Shares of Class A Common Stock	Issued Shares of Class B Common Stock	Issued Shares of Preferred Stock	Class A Common Stock	Class B Common Stock	Accumulated Other Compre-hensive Income	Additional Paid-In Capital	Retained Deficit	Total Stockholders’ Equity	Non-controlling Interest	Total Equity
Balance at inception of public company (8/1/2014):	$ —	3,000	10,750	—	$30	$108	$ —	$8,786	$ —	$8,924	$22,232	$31,156
Stock based compensation	—	—	—	—	—	—	—	510	—	510	—	510
Consolidated net loss subsequent to the IPO	—	—	—	—	—	—	—	—	(54)	(54)	(4,190)	(4,244)
Distributions paid to Class B non-controlling unit holders	—	—	—	—	—	—	—	—	—	—	(2,584)	(2,584)
Dividends paid to Class A common shareholders	—	—	—	—	—	—	—	—	(721)	(721)	—	(721)
Balance at 12/31/2014:	$ —	3,000	10,750	—	$30	$108	$ —	$9,296	$(775)	$8,659	$15,458	$24,117
Stock based compensation	—	—	—	—	—	—	—	2,165	—	2,165	—	2,165
Restricted stock unit vesting	—	119	—	—	1	—	—	186	—	187	—	187
Contribution from NuDevco	—	—	—	—	—	—	—	129	—	129	—	129
Consolidated net income	—	—	—	—	—	—	—	—	3,865	3,865	22,110	25,975
Beneficial conversion feature	—	—	—	—	—	—	—	789	—	789	—	789
Distributions paid to Class B non-controlling unit holders	—	—	—	—	—	—	—	—	—	—	(15,587)	(15,587)
Dividends paid to Class A common shareholders	—	—	—	—	—	—	—	—	(4,456)	(4,456)	—	(4,456)
Balance at 12/31/2015:	$ —	3,119	10,750	—	$31	$108	$ —	$12,565	$(1,366)	$11,338	$21,981	$33,319

The accompanying notes are an integral part of the combined and consolidated financial statements.

SPARK ENERGY, INC.
COMBINED AND CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2015, 2014 AND 2013
(in thousands)

	Year Ended December 31,
	2015	2014	2013
Cash flows from operating activities:
Net income (loss)	$25,975	$(4,265)	$31,412
Adjustments to reconcile net income (loss) to net cash flows provided by operating activities:
Depreciation and amortization expense	25,378	22,221	16,215
Deferred income taxes	1,340	(1,064)	—
Stock based compensation	3,181	858	—
Amortization and write off of deferred financing costs	412	631	678
Bad debt expense	7,908	10,164	3,101
Loss (gain) on derivatives, net	18,497	14,535	(6,567)
Current period cash settlements on derivatives, net	(23,948)	3,479	(1,040)
Other	(1,320)	—	—
Changes in assets and liabilities:
Decrease (increase) in restricted cash	707	(707)	—
Decrease (increase) in accounts receivable	7,876	(11,283)	6,338
(Increase) decrease in accounts receivable—affiliates	(608)	5,563	13,369
Decrease (increase) in inventory	4,544	(3,711)	(599)
Increase in customer acquisition costs	(19,869)	(26,191)	(8,257)
Decrease (increase) in prepaid and other current assets	10,845	(6,905)	(1,917)
(Increase) decrease in other assets	(1,101)	(90)	144
Increase in customer relationships and trademarks	(2,776)	(1,545)	—
(Decrease) increase in accounts payable and accrued liabilities	(13,307)	1,449	(7,879)
Increase in accounts payable—affiliates	944	1,017	—
(Decrease) increase in other current liabilities	(645)	1,867	(518)
Decrease in other non-current liabilities	1,898	(149)	—
Net cash provided by operating activities	45,931	5,874	44,480
Cash flows from investing activities:
Acquisitions of CenStar and Oasis	(39,847)	—	—
Purchases of property and equipment	(1,766)	(3,040)	(1,481)
Contribution to equity method investment in eRex Spark	(330)	—	—
Net cash used in investing activities	(41,943)	(3,040)	(1,481)
Cash flows from financing activities:
Borrowings on notes payable	59,224	78,500	80,000
Payments on notes payable	(49,826)	(44,000)	(62,500)
Issuance of convertible subordinated notes to affiliate	7,075	—	—
Restricted stock vesting	(432)	—	—

	Year Ended December 31,
Contributions from NuDevco	129	—	—
Deferred financing costs	—	(402)	(532)
Member contribution (distributions), net	—	(36,406)	(59,337)
Proceeds from issuance of Class A common stock	—	50,220	—
Distributions of proceeds from IPO to affiliate	—	(47,554)	—
Payment of note payable to NuDevco	—	(50)	—
IPO costs	—	(2,667)	—
Payment of distributions to Class B non-controlling unit holders	(15,587)	(2,584)	—
Payment of dividends to Class A common shareholders	(4,456)	(721)	—
Net cash used in financing activities	(3,873)	(5,664)	(42,369)
Increase (decrease) in cash and cash equivalents	115	(2,830)	630
Cash and cash equivalents—beginning of period	4,359	7,189	6,559
Cash and cash equivalents—end of period	$4,474	$4,359	$7,189
Supplemental Disclosure of Cash Flow Information:
Non-cash items:
Issuance of Class B common stock	$—	$28,486	$—
Liabilities retained by affiliate	$—	$29,000	$—
Tax benefit from tax receivable agreement	$(64)	$23,636	$—
Liability due to tax receivable agreement	$(55)	$20,767	$—
Initial allocation of non-controlling interest	$—	$22,232	$—
Property and equipment purchase accrual	$45	$19	$—
CenStar Earnout accrual	$500	$—	$—
Cash paid during the period for:
Interest	$1,661	$860	$879
Taxes	$216	$85	$195

The accompanying notes are an integral part of the combined and consolidated financial statements.

SPARK ENERGY, INC.
NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS
1. Formation and Organization
Organization
Spark Energy, Inc. (“Spark Energy,” the “Company,” “we,” or “us”) is an independent retail energy services company that provides residential and commercial customers in competitive markets across the United States with an alternative choice for natural gas and electricity. The Company is a holding company whose sole material asset consists of units in Spark HoldCo, LLC (“Spark HoldCo”). Spark HoldCo owns all of the outstanding membership interests in each of Spark Energy, LLC (“SE”), Spark Energy Gas, LLC (“SEG”), Oasis Power Holdings, LLC (“Oasis”) and CenStar Energy Corp. (“CenStar”), the operating subsidiaries through which the Company operates. The Company is the sole managing member of Spark HoldCo, is responsible for all operational, management and administrative decisions relating to Spark HoldCo’s business and consolidates the financial results of Spark HoldCo and its subsidiaries.
The Company is a Delaware corporation formed on April 22, 2014 by Spark Energy Ventures, LLC (“Spark Energy Ventures”) for the purpose of succeeding to Spark Energy Ventures’ ownership in SE and SEG. Spark Energy Ventures, a single member limited liability company formed on October 8, 2007 under the Texas Limited Liability Company Act (“TLLCA”), is an affiliate of NuDevco Retail Holdings, LLC (“NuDevco Retail Holdings”), a single member Texas limited liability company formed by Spark Energy Ventures on May 19, 2014 under the Texas Business Organizations Code (“TBOC”). NuDevco Retail Holdings was formed by Spark Energy Ventures to hold its investment in Spark HoldCo, LLC, our subsidiary and the direct parent of SEG and SE. Retailco, LLC (“Retailco”) succeeded to the interest of NuDevco Retail Holdings in 10,612,500 shares of our Class B common stock and an equal number of Spark HoldCo units pursuant to a series of transfers which occurred in January 2016. NuDevco Retail Holdings is currently a direct wholly owned subsidiary of Electric Holdco, LLC, which is indirectly wholly owned by W. Keith Maxwell III. NuDevco Retail Holdings formed NuDevco Retail, LLC (“NuDevco Retail” and, together with NuDevco Retail Holdings (or its successor in interest), “NuDevco”), a single member limited liability company, on May 29, 2014 and it holds a 1% interest in Spark HoldCo formerly held by NuDevco Retail Holdings (or its predecessor-in-interest).
Prior to the closing of the Company’s initial public offering (“IPO”) of 3,000,000 shares of Class A common stock, par value $0.01 per share (the “Class A common stock”), representing a 21.82% interest in the Company, on August 1, 2014 (the “IPO”), Spark Energy Ventures contributed all of its interest in each of SE and SEG to NuDevco Retail Holdings. NuDevco Retail Holdings in turn contributed all of its interest in each of SE and SEG to Spark HoldCo. The contribution of the interests in SE and SEG to Spark HoldCo is not considered a business combination accounted for under the purchase method, as it was a transfer of assets and operations under common control, and accordingly, balances were transferred at their historical cost. The Company’s historical combined financial statements prior to the IPO are prepared using SE’s and SEG’s historical basis in the assets and liabilities, and include all revenues, costs, assets and liabilities attributed to the retail natural gas and asset optimization and retail electricity businesses of SE and SEG.
SE is a licensed retail electric provider in multiple states. SE provides retail electricity services to end-use retail customers, ranging from residential and small commercial customers to large commercial and industrial users. SE was formed on February 5, 2002 under the Texas Revised Limited Partnership Act (as recodified by the TBOC) and was converted to a Texas limited liability company on May 21, 2014.
SEG is a retail natural gas provider and asset optimization business competitively serving residential, commercial and industrial customers in multiple states. SEG was formed on January 17, 2001 under the Texas Revised Limited Partnership Act (as recodified by the TBOC) and was converted to a Texas limited liability company on May 21, 2014.

Oasis, through its operating subsidiary, Oasis Power LLC, is a retail energy provider formed on August 28, 2009 as a limited liability company under the TBOC. We acquired Oasis on July 31, 2015 from an affiliate. See Note 3 “Acquisitions” for further discussion.
CenStar is a retail energy provider incorporated on July 18, 2008 under the New York Business Corporation Law. We acquired CenStar on July 8, 2015. See Note 3 “Acquisitions” for further discussion.
Relationship with our Founder and Majority Stockholder
We entered into a Master Service Agreement effective January 1, 2016 with Retailco Services, LLC, which is wholly owned by W. Keith Maxwell III. See Note 17 “Subsequent Events” for further discussion.
Emerging Growth Company Status
As a company with less than $1.0 billion in revenues during its last fiscal year, the Company qualifies as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other regulatory requirements.
The Company will remain an “emerging growth company” for up to five years, or until the earliest of (i) the last day of the fiscal year in which the Company has $1.0 billion or more in annual revenues; (ii) the date on which the Company becomes a “large accelerated filer” (the fiscal year-end on which the total market value of the Company’s common equity securities held by non-affiliates is $700 million or more as of June 30); (iii) the date on which the Company issues more than $1.0 billion of non-convertible debt over a three-year period; or (iv) the last day of the fiscal year following the fifth anniversary of the IPO.
As a result of the Company’s election to avail itself of certain provisions of the JOBS Act, the information that the Company provides may be different than what you may receive from other public companies in which you hold an equity interest.
Initial Public Offering of Spark Energy, Inc.
On August 1, 2014, the Company completed the IPO of 3,000,000 shares of its Class A common stock for $18.00 per share, representing a 21.82% voting interest in the Company.
Net proceeds from the IPO were $47.6 million, after underwriting discounts and commissions, structuring fees and offering expenses. The net proceeds from the IPO were used to acquire units of Spark HoldCo (the “Spark HoldCo units”) representing approximately 21.82% of the outstanding Spark HoldCo units after the IPO from NuDevco Retail Holdings and to repay a promissory note from the Company in the principal amount of $50,000 (the “NuDevco Note”). The Company did not retain any of the net proceeds from the IPO. The Company recorded $2.7 million of previously deferred incremental costs directly attributable to the IPO as a reduction in equity at the IPO date, which were funded by the IPO proceeds.
The Company also issued 10,750,000 shares of Class B common stock, par value 0.01 per share (the “Class B common stock”) to Spark HoldCo, 10,612,500 of which Spark HoldCo distributed to NuDevco Retail Holdings, and 137,500 of which Spark HoldCo distributed to NuDevco Retail.
At the consummation of the IPO, the Company’s outstanding common stock is summarized in the table below:

	Shares of common stock
	Number	Percent Voting Interest
Publicly held Class A common stock	3,000,000	21.82%
Class B common stock held by NuDevco	10,750,000	78.18%
Total	13,750,000	100.00%

Senior Credit Facility
Concurrently with the closing of the IPO, the Company entered into the Senior Credit Facility, which was amended and restated on July 8, 2015. See Note 6 “Debt” for further discussion.
Exchange and Registration Rights
NuDevco has the right to exchange (the “Exchange Right”) all or a portion of its Spark HoldCo units (together with a corresponding number of shares of Class B common stock) for Class A common stock (or cash at Spark Energy, Inc.’s or Spark HoldCo’s election (the “Cash Option”)) at an exchange ratio of one share of Class A common stock for each Spark HoldCo unit (and corresponding share of Class B common stock) exchanged. In addition, NuDevco has the right, under certain circumstances, to cause the Company to register the offer and resale of NuDevco’s shares of Class A common stock obtained pursuant to the Exchange Right.
Tax Receivable Agreement
Concurrently with the closing of the IPO, the Company entered into a Tax Receivable Agreement with Spark HoldCo, NuDevco Retail Holdings and NuDevco Retail. Retailco, LLC became a party to this agreement in connection with the transfer by NuDevco Retail Holdings of its 10,612,500 shares of our Class B common stock and a corresponding number of Spark HoldCo units to Retailco, LLC in January 2016. See Note 13 “Transactions with Affiliates” for further discussion.
Other Transactions in Connection with the Consummation of the IPO
In connection with the IPO the following restructuring transactions occurred:

•	SEG and SE were converted from limited partnerships into limited liability companies;

•
SEG, SE and an affiliate entered into an interborrower agreement, pursuant to which such affiliate agreed to be solely responsible for $29.0 million of the outstanding indebtedness. SE and SEG repaid their outstanding indebtedness of $10.0 million and borrowed $10.0 million under the Company’s Senior Credit Facility,

•
NuDevco Retail Holdings contributed all of its interests in SEG and SE to Spark HoldCo in exchange for all of the outstanding units of Spark HoldCo and transferred 1% of those Spark HoldCo units to NuDevco Retail;

•
NuDevco Retail Holdings transferred Spark HoldCo units to the Company for the $50,000 NuDevco Note and the limited liability company agreement of Spark HoldCo was amended and restated to admit the Company as its sole managing member.

Following the IPO, the Company purchased 2,997,222 Spark HoldCo units from NuDevco Retail Holdings and repaid the NuDevco Note. The 2,997,222 Spark HoldCo units we purchased with the proceeds from the IPO, together with the 2,778 Spark HoldCo units we purchased in exchange for the NuDevco Note prior to the IPO, represent a 21.82% ownership interest in Spark HoldCo. After giving effect to these transactions and the IPO, the Company owned an approximate 21.82% interest in Spark HoldCo. NuDevco Retail Holdings owned an approximate 77.18% interest in Spark HoldCo and 10,612,500 shares of Class B common stock, and NuDevco Retail owns a 1% interest in Spark HoldCo and 137,500 shares of Class B common stock.
Each share of Class B common stock, all of which is held by NuDevco, has no economic rights but entitles its holder to one vote on all matters to be voted on by stockholders generally. Holders of Class A common stock and Class B common stock vote together as a single class on all matters presented to our stockholders for their vote or approval, except as otherwise required by applicable law or by our certificate of incorporation.

2. Basis of Presentation and Summary of Significant Accounting Policies
The accompanying combined and consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”). All significant intercompany transactions and balances have been eliminated in the combined and consolidated financial statements.
The accompanying combined and consolidated financial statements have been prepared in accordance with Regulation S-X, Article 3, General Instructions as to Financial Statements and Staff Accounting Bulletin (“SAB”) Topic 1-B, Allocations of Expenses and Related Disclosures in Financial Statements of Subsidiaries, Divisions or Lesser Business Components of Another Entity on a stand-alone basis and are derived from SE’s and SEG’s historical basis in the assets and liabilities before the IPO and Spark Energy Inc.’s financial results after the IPO, and include all revenues, costs, assets and liabilities attributable to the retail natural gas and asset optimization and retail electricity businesses of SE and SEG for the periods prior to the IPO that are specifically identifiable or have been allocated to the Company. Management has made certain assumptions and estimates in order to allocate a reasonable share of expenses to the Company, such that the Company’s combined and consolidated financial statements reflect substantially all of its costs of doing business.
Transactions with Affiliates
The Company enters into transactions with and pays certain costs on behalf of affiliates that are commonly controlled by W. Keith Maxwell III, and these affiliates enter into transactions with and pay certain costs on our behalf, in order to reduce risk, reduce administrative expense, create economies of scale, create strategic alliances and supply goods and services among these related parties.
These transactions include, but are not limited to, certain services to the affiliated companies associated with the Company’s debt facility prior to the IPO, employee benefits provided through the Company’s benefit plans, insurance plans, leased office space, administrative salaries for management due diligence work, recurring management consulting, and accounting, tax, legal, or technology services based on services provided, departmental usage, or headcount, which are considered reasonable by management. As such, the accompanying combined and consolidated financial statements include costs that have been incurred by the Company and then directly billed or allocated to affiliates, and costs that have been incurred by our affiliates and then directly billed or allocated to us, and are recorded net in general and administrative expense on the combined and consolidated statements of operations with a corresponding accounts receivable—affiliates or accounts payable—affiliates, respectively, recorded in the combined and consolidated balance sheets. Additionally, the Company enters into transactions with certain affiliates for sales or purchases of natural gas and electricity, which are recorded in retail revenues, retail cost of revenues, and net asset optimization revenues in the combined and consolidated statements of operations with a corresponding accounts receivable—affiliate or accounts payable—affiliate in the combined and consolidated balance sheets. The allocations and related estimates and assumptions are described more fully in Note 13 “Transactions with Affiliates.”
These costs are not necessarily indicative of the cost that the Company would have incurred had it operated as an independent stand-alone entity prior to the IPO. Affiliates also relied upon Spark Energy Ventures as a participant in the credit facility for periods prior to the IPO as described more fully in Note 6 “Debt.” As such, the Company’s combined and consolidated financial statements do not fully reflect what the Company’s financial position, results of operations and cash flows would have been had the Company operated as an independent stand-alone company prior to the IPO. As a result, historical financial information prior to the IPO is not necessarily indicative of what the Company’s results of operations, financial position and cash flows will be in the future. The Company’s combined and consolidated financial statements are presented on a consolidated basis and include all wholly-owned and controlled subsidiaries.
Cash and Cash Equivalents
Cash and cash equivalents consist of all unrestricted demand deposits and funds invested in highly liquid instruments with original maturities of three months or less. The Company periodically assesses the financial condition of the institutions where these funds are held and believes that its credit risk is minimal with respect to these institutions.
Restricted Cash
Restricted cash consists of cash that has been placed in escrow for a contractually designated future use. There was no restricted cash as of December 31, 2015. As of December 31, 2014, the Company had $0.7 million in restricted cash related to future required payments for customer acquisitions as described in more detail in Note 15 “Customer Acquisitions.” The restricted cash was classified as current as the payments for these customers was made in the first quarter of 2015.
Accounts Receivable
Trade accounts receivable are recorded at the invoiced amount and do not bear interest. Accounts receivable in the combined and consolidated balance sheets are net of allowance for doubtful accounts of $1.9 million and $8.0 million as of December 31, 2015 and 2014, respectively.
The Company accrues an allowance for doubtful accounts based upon estimated uncollectible accounts receivable considering historical collections, accounts receivable aging analysis, credit risk and other factors. The Company writes off accounts receivable balances against the allowance for doubtful accounts when the accounts receivable is deemed to be uncollectible. Bad debt expense of $7.9 million, $10.2 million and $3.1 million was recorded in general and administrative expense in the combined and consolidated statements of operations for the years ended December 31, 2015, 2014 and 2013, respectively.
The Company conducts business in many utility service markets where the local regulated utility is responsible for billing the customer, collecting payment from the customer and remitting payment to the Company (“POR programs”). This POR service results in substantially all of the Company’s credit risk being linked to the applicable utility, which generally has an investment-grade rating, and not to the end-use customer. The Company monitors the financial condition of each utility and currently believes that its susceptibility to an individually significant write-off as a result of concentrations of customer accounts receivable with those utilities is remote. Trade accounts receivable that are part of a local regulated utility’s POR program are recorded on a gross basis in accounts receivable in the combined and consolidated balance sheets. The discount paid to the local regulated utilities is recorded in general and administrative expense in the combined and consolidated statements of operations.
In markets that do not offer POR services or when the Company chooses to directly bill its customers, certain receivables are billed and collected by the Company. The Company bears the credit risk on these accounts and records an appropriate allowance for doubtful accounts to reflect any losses due to non-payment by customers. The Company’s customers are individually insignificant and geographically dispersed in these markets. The Company writes off customer balances when it believes that amounts are no longer collectible and when it has exhausted all means to collect these receivables.
Inventory
Inventory consists of natural gas used to fulfill and manage seasonality for fixed and variable-price retail customer load requirements and is valued at the lower of weighted average cost or market. Purchased natural gas costs are recognized in the combined and consolidated statements of operations, within retail cost of revenues, when the natural gas is sold and delivered out of the storage facility. There were no inventory impairments recorded for the years ended December 31, 2015, 2014 and 2013. When natural gas is sold costs are recognized in the combined and consolidated statements of operations, within retail cost of revenues, at the weighted average cost value at the time of the sale.
Customer Acquisition Costs
The Company has retail natural gas and electricity customer acquisition costs, net of $13.4 million and $12.4 million recorded in current assets and $3.8 million and $3.0 million recorded in noncurrent assets representing direct response advertising costs as of December 31, 2015 and 2014, respectively. Customer acquisition costs is spending for organic customer acquisitions and does not include customer acquisitions through merger and acquisition activities, which are recorded as customer relationships. Amortization of customer acquisition costs, recorded in depreciation and amortization in the combined and consolidated statements of operations, was $18.0 million, $18.5 million and $10.1 million for the years ended December 31, 2015, 2014 and 2013, respectively. Capitalized direct response advertising costs consist primarily of hourly and commission based telemarketing costs, door-to-door agent commissions and other direct advertising costs associated with proven customer generation, and are capitalized and amortized over the estimated two-year average life of a customer in accordance with the provisions of FASB ASC 340-20, Capitalized Advertising Costs.
Recoverability of customer acquisition costs is evaluated based on a comparison of the carrying amount of the customer acquisition costs to the future net cash flows expected to be generated by the customers acquired, considering specific assumptions for customer attrition, per unit gross profit, and operating costs. These assumptions are based on forecasts and historical experience.
Based on the analysis described above, for the year ended December 31, 2014, the Company recorded accelerated amortization of such costs of $6.5 million associated with capitalized customer acquisition costs in California and $0.2 million associated with capitalized customer acquisition costs in Massachusetts. This accelerated amortization expense was included in “depreciation and amortization” on the combined and consolidated statement of operations. There were no such accelerated amortization charges recorded for the years ended December 31, 2015 or 2013.
Customer Relationships
Customer acquisitions through direct acquisitions of customer contracts or recorded as part of the acquisition method in accordance with FASB ASC Topic 805, Business Combinations (“ASC 805”) are recorded as customer relationships and represent customer contract acquisitions not acquired through the direct response advertising discussed above at “Customer Acquisition Costs.” The Company has recorded $6.6 million and $0.5 million, net of amortization, as current assets as of December 31, 2015 and 2014, respectively, and $6.8 million and $1.0 million, net of amortization, as non-current assets as of December 31, 2015 and 2014, respectively, related to these intangible assets. These intangibles are amortized over the estimated average life of the related customer contracts acquired, which ranges from a straight-line basis over three years to an accelerated basis over four years. Amortization expense was $5.7 million and less than $0.1 million for the years ended December 31, 2015 and 2014, respectively. We recorded no amortization expense for the year ended December 31, 2013.
We review customer relationships for impairment whenever events or changes in business circumstances indicate the carrying value of the intangible assets may not be recoverable. Impairment is indicated when the undiscounted cash flows estimated to be generated by the intangible assets are less than their respective carrying value. If an impairment exists, a loss would be recognized for the difference between the fair value and carrying value of the intangible assets.
No impairments of customer relationships were recorded for the years ended December 31, 2015, 2014 and 2013.
Trademarks
Trademarks recorded as part of the acquisition method in accordance with ASC 805 represent the value associated with the recognition and positive reputation of an acquired company to its target markets. This value would otherwise have to be internally developed through significant time and expense or by paying a third party for its use. The Company has recorded $1.2 million, net of amortization, as non-current assets as of December 31, 2015 related to these trademarks. These intangibles are amortized over the estimated ten-year average life of the trademarks on a straight-line basis. Amortization expense was $0.1 million for the year ended December 31, 2015. We recorded no amortization expense for the years ended December 31, 2014 and 2013.
We review trademarks for impairment whenever events or changes in business circumstances indicate the carrying value of the intangible assets may not be recoverable. Impairment is indicated when the undiscounted cash flows estimated to be generated by the intangible assets are less than their respective carrying value. If an impairment exists, a loss would be recognized for the difference between the fair value and carrying value of the intangible assets.
No impairments of trademarks were recorded for the years ended December 31, 2015, 2014 and 2013.
Deferred Financing Costs
Costs incurred in connection with the issuance of long-term debt are capitalized and amortized to interest expense using the straight-line method over the life of the related long-term debt due to the variable nature of the Company’s long-term debt.
Property and Equipment
The Company records property and equipment at historical cost. Depreciation expense is recorded on a straight-line method based on estimated useful lives. When assets are placed into service, management makes estimates with respect to useful lives and salvage values of the assets.
When items of property and equipment are sold or otherwise disposed of, any gain or loss is recorded in the combined and consolidated statements of operations.
The Company capitalizes costs associated with internal-use software projects in accordance with FASB ASC Topic 350-40, Internal-Use Software. Capitalized costs are the costs incurred during the application development stage of the internal-use software project such as software configuration, coding, installation of hardware and testing. Costs incurred during the preliminary or post-implementation stage of the internal-use software project are expensed in the period incurred. These types of costs include formulation of ideas and alternatives, training and application maintenance. After internal-use software projects are completed, the associated capitalized costs are depreciated over the estimated useful life of the related asset. Interest costs incurred while developing internal-use software projects are capitalized in accordance with FASB ASC Topic 835-20, Capitalization of Interest. Capitalized interest costs for the years ended December 31, 2015, 2014 and 2013 were not material.
Goodwill
Goodwill represents the excess of cost over fair value of the assets of businesses acquired in accordance with FASB ASC Topic 350 Intangibles-Goodwill and Other (“ASC 350”). The goodwill on our consolidated balance sheet as of December 31, 2015 is associated with both our Retail Natural Gas and Retail Electricity reporting units. We determine our reporting units by identifying each unit that engaged in business activities from which it may earn revenues and incur expenses, had operating results regularly reviewed by the segment manager for purposes of resource allocation and performance assessment, and had discrete financial information.
Goodwill is assessed for impairment whenever events or circumstances indicate that impairment of the carrying value of goodwill is likely, but no less often than annually as of October 31, 2015. During the fourth quarter of 2015, we performed a qualitative assessment of goodwill in accordance with guidance from ASC 350, which permits an entity to first assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform the two-step goodwill impairment test. If we fail the qualitative test, then we must compare our estimate of the fair value of a reporting unit with its carrying value, including goodwill. If the carrying value of the reporting unit exceeds its fair value, we perform the second step of the goodwill impairment test to measure the amount of goodwill impairment loss to be recorded, as necessary. The second step compares the implied fair value of the reporting unit’s goodwill to the carrying value, if any, of that goodwill. We determine the implied fair value of the goodwill in the same manner as determining the amount of goodwill to be recognized in a business combination.
We completed our annual assessment of goodwill impairment during the fourth quarter of 2015, and the test indicated no impairment.

Equity Method Investment
The Company accounts for investments in unconsolidated entities using the equity method of accounting, as prescribed in FASB ASC Topic 323-10, Investments-Equity Method and Joint Venture, if the investment gives us the ability to exercise significant influence over, but not control, of an investee. Significant influence generally exists if we have an ownership interest representing between 20% and 50% of the voting stock of the investee. Under the equity method of accounting, investments are stated at initial cost and are adjusted for subsequent additional investments and our proportionate share of earnings or losses and distributions. Such investment is presented on the consolidated balance sheet under “Other assets” and our share of their income as “Interest and other income” on the combined and consolidated statements of operations. See Note 16 “Equity Method Investment” for further discussion.
Segment Reporting
The FASB ASC Topic 280, Segment Reporting, established standards for entities to report information about the operating segments and geographic areas in which they operate. The Company operates two segments, retail natural gas and retail electricity, and all of its operations are located in the United States.
Revenues and Cost of Revenues
The Company’s revenues are derived primarily from the sale of natural gas and electricity to retail customers. The company also records revenue from sales of natural gas and electricity to wholesale counterparties, including affiliates. Revenues are recognized by the Company using the following criteria: (1) persuasive evidence of an exchange arrangement exists, (2) delivery has occurred or services have been rendered, (3) the buyer’s price is fixed or determinable and (4) collection is reasonably assured. Utilizing these criteria, revenue is recognized when the natural gas or electricity is delivered. Similarly, cost of revenues is recognized when the commodity is delivered.
Revenues for natural gas and electricity sales are recognized upon delivery under the accrual method. Natural gas and electricity sales that have been delivered but not billed by period end are estimated. Accrued unbilled revenues are based on estimates of customer usage since the date of the last meter read provided by the utility. Volume estimates are based on forecasted volumes and estimated customer usage by class. Unbilled revenues are calculated by multiplying these volume estimates by the applicable rate by customer class. Estimated amounts are adjusted when actual usage is known and billed.
The Company records gross receipts taxes on a gross basis in retail revenues and retail cost of revenues. During the years ended December 31, 2015, 2014 and 2013, the Company’s retail revenues and retail cost of revenues included gross receipts taxes of $3.0 million, $3.0 million and $3.5 million, respectively.
Costs for natural gas and electricity sales are recognized as the commodity is delivered to the customer under the accrual method. Natural gas and electricity costs that have not been billed to the Company by suppliers but have been incurred by period end are estimated. The Company estimates volumes for natural gas and electricity delivered based on the forecasted revenue volumes, estimated transportation cost volumes and estimation of other costs associated with retail load which varies by commodity utility territory. These costs include items like ISO fees, ancillary services and renewable energy credits. Estimated amounts are adjusted when actual usage is known and billed.
The Company’s asset optimization activities, which primarily include natural gas physical arbitrage and other short term storage and transportation opportunities, meet the definition of trading activities and are recorded on a net basis in the combined and consolidated statements of operations in net asset optimization revenues pursuant to FASB ASC Topic 815, Derivatives and Hedging. The Company recorded asset optimization revenues, primarily related to physical sales or purchases of commodities, of $154.1 million, $284.6 million and $192.4 million for the years ended December 31, 2015, 2014 and 2013, respectively, and recorded asset optimization costs of revenues of $152.6 million, $282.3 million and $192.1 million for the years ended December 31, 2015, 2014 and 2013, respectively, which are presented on a net basis in asset optimization revenues.

Natural Gas Imbalances
The combined and consolidated balance sheets include natural gas imbalance receivables and payables, which primarily results when customers consume more or less gas than has been delivered by the Company to local distribution companies (“LDCs”). The settlement of natural gas imbalances varies by LDC, but typically the natural gas imbalances are settled in cash or in kind on a monthly, quarterly, semi-annual or annual basis. The imbalances are valued at an estimated net realizable value. The Company recorded an imbalance receivable of $0.7 million and $1.4 million recorded in other current assets on the consolidated balance sheets as of December 31, 2015 and 2014, respectively. The Company recorded an imbalance payable of $0.3 million and $0.6 million recorded in other current liabilities on the combined and consolidated balance sheets as of December 31, 2015 and 2014, respectively.
Fair Value
FASB ASC Topic 820, Fair Value Measurement, established a single authoritative definition of fair value, set out a framework for measuring fair value, and requires disclosures about fair value measurements. The standard clarifies that fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. The standard utilizes a fair value hierarchy that prioritizes the inputs to the valuation techniques used to measure fair value into three broad levels based on quoted prices in active market, observable market prices, and unobservable market prices.
When the Company is required to measure fair value, and there is not a quoted or observable market price for a similar asset or liability, the Company utilizes the cost, income, or market valuation approach depending on the quality of information available to support management’s assumptions.
Derivative Instruments
The Company uses derivative instruments such as futures, swaps, forwards and options to manage the commodity price risks of its business operations.
All derivatives, other than those for which an exception applies, are recorded in the consolidated balance sheets at fair value. Derivative instruments representing unrealized gains are reported as derivative assets while derivative instruments representing unrealized losses are reported as derivative liabilities. The Company has elected to offset amounts in the consolidated balance sheets for derivative instruments executed with the same counterparty under a master netting arrangement. One of the exceptions to fair value accounting, normal purchases and normal sales, has been elected by the Company for certain derivative instruments when the contract satisfies certain criteria, including a requirement that physical delivery of the underlying commodity is probable and is expected to be used in normal course of business. Retail revenues and retail cost of revenues resulting from deliveries of commodities under normal purchase contracts and normal sales contracts are included in earnings at the time of contract settlement.
To manage commodity price risk, the Company holds certain derivative instruments that are not held for trading purposes and are not designated as hedges for accounting purposes. However, to the extent the Company does not hold offsetting positions for such derivatives, they believe these instruments represent economic hedges that mitigate their exposure to fluctuations in commodity prices. As part of the Company’s strategy to optimize its assets and manage related commodity risks, it also manages a portfolio of commodity derivative instruments held for trading purposes. The Company uses established policies and procedures to manage the risks associated with price fluctuations in these energy commodities and uses derivative instruments to reduce risk by generally creating offsetting market positions.
Changes in the fair value of and amounts realized upon settlement of derivative instruments not held for trading purposes are recognized currently in earnings in retail revenues or retail costs of revenues.
Changes in the fair value of and amounts realized upon settlement of derivative instruments held for trading purposes are recognized currently in earnings in net asset optimization revenues.
The Company has historically designated a portion of our derivative instruments as cash flow hedges for accounting purposes. For all hedging transactions, the Company formally documented the hedging transaction and its risk management objective and strategy for undertaking the hedge, the hedging instrument, the nature of the risk being hedged, how the hedging instrument’s effectiveness in offsetting the hedged risk was assessed prospectively and retrospectively, and a description of the method used to measure ineffectiveness. The Company also formally assessed, both at the inception of the hedging transaction and on an ongoing basis, whether the derivatives used in hedging transactions were highly effective in offsetting changes in cash flows of hedged transactions. For derivative instruments that were designated and qualified as part of a cash flow hedging transaction, the effective portion of the gain or loss on the derivative was reported as a component of other comprehensive income and reclassified into earnings in the same period or periods during when the hedged transaction affected earnings. Gains and losses on the derivative representing either hedge ineffectiveness or hedge components excluded from the assessment of effectiveness were recognized in current earnings. Hedge accounting was discontinued prospectively for derivatives that ceased to be highly effective hedges or when the occurrence of the forecasted transaction was no longer probable.
Effective July 1, 2013, the Company elected to discontinue hedge accounting prospectively and began to record the changes in fair value recognized in the combined and consolidated statement of operations in the period of change. Because the underlying transactions were still probable of occurring, the related accumulated OCI was frozen and recognized in earnings as the underlying hedged item was delivered. As of December 31, 2015 and 2014, the Company has no gains or losses on derivatives that were designated as qualifying cash flow hedging transactions recorded as a component of accumulated OCI, as all previously deferred gains and losses on qualifying hedge transactions were reclassified into earnings during the year ended December 31, 2013 when the associated hedged transactions were recorded into earnings.
Income Taxes
The Company recognizes the amount of taxes payable or refundable for the year. In addition, the Company follows the asset and liability method of accounting for income taxes where deferred tax assets and liabilities are recognized for the expected future tax consequences of events that have been recognized in the financial statements or tax returns and operating loss carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in those years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in the tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is provided for deferred tax assets if it is more likely than not that these items will not be realized.
In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the projected future taxable income and tax planning strategies in making this assessment. Based upon the level of historical taxable income and projections for future taxable income over the periods in which the deferred tax assets are deductible, management believes it is more likely than not that we will realize the benefits of these deductible differences.
The Company recognizes interest and penalties related to unrecognized tax benefits within the provision for income taxes on continuing operations in our consolidated statements of operations.
Earnings per Share
Basic earnings per share (“EPS”) is computed by dividing net income attributable to stockholders (the numerator) by the weighted-average number of Class A common shares outstanding for the period (the denominator). Class B common shares are not included in the calculation of basic earnings per share because they have no economic interest in the Company. Diluted earnings per share is similarly calculated except that the denominator is increased (1) using the treasury stock method to determine the potential dilutive effect of the Company’s outstanding unvested restricted stock units and (2) using the if-converted method to determine the potential dilutive effect of the Company’s Class B common stock and (3) using if-converted method to determine the potential dilutive effect of the outstanding convertible subordinated notes into the Company’s Class B common stock. The Company has omitted earnings per share prior to the IPO because the Company operated under a sole member equity structure for those periods.
Non-controlling Interest
As a result of the IPO, the Company acquired a 21.82% economic interest in Spark HoldCo, and is the sole managing member in Spark HoldCo, with NuDevco retaining a 78.18% economic interest in Spark HoldCo at the IPO date. As a result, the Company has consolidated the financial position and results of operations of Spark HoldCo and reflected the economic interest retained by NuDevco as a non-controlling interest.
Subsequent to the IPO through December 31, 2015, the Company and NuDevco owned the following economic interests in Spark HoldCo:

	The Company	NuDevco
From the IPO to May 4, 2015	21.82%	78.18%
From May 5, 2015 to December 30, 2015	22.37%	77.63%
On December 31, 2015	22.49%	77.51%
The Company’s economic interests in Spark HoldCo increased on May 5, 2015 and again on December 31, 2015 due to the vesting of restricted stock units. See Note 10 “Stock-Based Compensation” for further discussion.
Net income attributable to non-controlling interest for the years ended December 31, 2015 and 2014 represents the net income attributable to NuDevco prior to the IPO and NuDevco’s retained interest subsequent to the IPO. The weighted average ownership percentages for the applicable reporting period are used to allocate income (loss) before income taxes to the non-controlling interest and the Company, which is then adjusted by the amount of income tax expense (benefit) attributable to each economic interest owner.
Commitments and Contingencies
The Company enters into various firm purchase and sale commitments for natural gas, storage, transportation, and electricity that do not meet the definition of a derivative instrument or for which the Company has elected the normal purchase or normal sales exception. Management does not anticipate that such commitments will result in any significant gains or losses based on current market conditions.
Liabilities for loss contingencies arising from claims, assessments, litigation, fines, penalties and other sources are recorded when it is probable that a liability has been incurred and the amount can be reasonably estimated. Legal costs incurred in connection with loss contingencies are expensed as incurred.
Use of Estimates and Assumptions
The preparation of the Company’s combined and consolidated financial statements requires estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the combined financial statements and the reported amounts of revenues and expenses during the period. Actual results could materially differ from those estimates. Significant items subject to such estimates by the Company’s management include estimates for unbilled revenues and related cost of revenues, provisions for uncollectible receivables, valuation of customer acquisition costs, estimated useful lives of property and equipment, valuation of derivatives and reserves for contingencies.
Subsequent Events
Subsequent events have been evaluated through the date these financial statements are issued. Any material subsequent events that occurred prior to such date have been properly recognized or disclosed in the combined and consolidated financial statements. See Note 17 “Subsequent Events” for further discussion.

Recent Accounting Pronouncements
In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers, which requires an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to customers. ASU 2014-09 will replace most existing revenue recognition guidance in GAAP when it becomes effective on January 1, 2017. Early application is not permitted. The standard permits the use of either the retrospective or cumulative effect transition method. In August 2015, the FASB issued ASU No. 2015-14, Revenue from Contracts with Customers (Topic 606): Deferral of the Effective Date, which deferred the effective date to periods beginning after December 15, 2017. Early adoption is permitted only as of annual reporting periods beginning after December 15, 2016. The Company will select a transition method and determine the effect of the standard on its ongoing financial reporting in 2016.
In August 2014, the FASB issued ASU No. 2014-15, Presentation of Financial Statements - Going Concern (Subtopic 205-40): Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern (“ASU 2014-15”). The new guidance clarifies management’s responsibility to evaluate whether there is substantial doubt about an entity’s ability to continue as a going concern and to provide related footnote disclosure. ASU 2014-15 is effective for annual periods ending after December 15, 2016 and for annual periods and interim periods thereafter. Early adoption is permitted. The Company will adopt ASU 2014-15 on January 1, 2016 and does not expect the adoption to have a material effect on the combined and consolidated financial statements.
In November 2014, the FASB issued ASU No. 2014-16, Derivatives and Hedging (“ASU 2014-16”), which clarifies how current GAAP should be interpreted in evaluating the economic characteristics and risks of a host contract in a hybrid financial instrument that is issued in the form of a share. The amendments in this Update are effective for public business entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2015. Early adoption, including adoption in an interim period, is permitted. The Update does not change the current criteria in GAAP for determining when separation of certain embedded derivative features in a hybrid financial instrument is required. The Company will adopt ASU 2014-16 on January 1, 2016 and does not believe the adoption of this ASU to have a material impact on the combined and consolidated financial statements.
In February 2015, the FASB issued ASU No. 2015-02, Consolidation (Topic 810) (“ASU 2015-02”). The new guidance changes the analysis that a reporting entity must perform to determine whether it should consolidate certain types of legal entities. ASU 2015-02 is effective for fiscal years, and for interim periods within those fiscal years, beginning after December 15, 2015. Early adoption is permitted, including adoption at an interim period. The Company will adopt ASU 2015-02 on January 1, 2016. Upon adoption, we will continue to consolidate Spark HoldCo, but will consider Spark HoldCo to be a variable interest entity and provide additional disclosures in the footnotes of our combined and consolidated financial statements.
In April 2015, the FASB issued ASU No. 2015-03, Interest - Imputation of Interest (Subtopic 835-30) (“ASU 2015-03”). The new guidance requires that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability, consistent with debt discounts. ASU 2015-03 is effective for fiscal years, and for interim periods within those fiscal years, beginning after December 15, 2015. Early adoption is permitted for financial statements that have not been previously issued. The Company will adopt ASU 2015-03 on January 1, 2016 and reclassify any unamortized debt issuance costs as a direct deduction from the carrying amount of those associated debt liabilities at that time.
In July 2015, the FASB issued ASU No. 2015-11, Inventory (Topic 330): Simplifying the Measurement of Inventory (“ASU 2015-11”). ASU 2015-11 amends existing guidance to require subsequent measurement of inventory at the lower of cost and net realizable value. Net realizable value is the estimated selling prices in the ordinary course of business, less reasonably predictable costs of completion, disposal, and transportation. ASU 2015-11 is effective for fiscal years, and for interim periods within those fiscal years, beginning after December 15, 2016. Earlier application is permitted as of the beginning of an interim or annual reporting period. The Company does not expect the adoption of ASU 2015-11 will have a material effect on the combined or consolidated financial statements.

In September 2015, the FASB issued ASU No. 2015-16, Business Combinations (Topic 805): Simplifying the Accounting for Measurement-Period Adjustments (“ASU 2015-16”). ASU 2015-16 eliminates the requirement that the acquirer in a business combination account for measurement period adjustments retrospectively. Instead, the acquirer will recognize adjustments to provisional amounts identified within the measurement period in the reporting period in which those adjustments are determined. ASU 2015-16 is effective for fiscal years, and for interim periods within those fiscal years, beginning after December 15, 2015. The guidance is to be applied prospectively for adjustments to provisional amounts that occur after the effective date. Early adoption is permitted for financial statements that have not been issued. The Company will adopt ASU 2015-16 on January 1, 2016 and does not expect the adoption of ASU 2015-15 will have a material effect on the combined or consolidated financial statements.
In November 2015, the FASB issued ASU No. 2015-17, Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes (“ASU 2015-17”). ASU 2015-17 eliminates the current requirement to present deferred tax assets and liabilities as current and noncurrent amounts in a classified balance sheet. The new guidance requires deferred tax assets and liabilities be classified as noncurrent in a classified balance sheet. The current requirement that deferred tax assets and liabilities be presented as a single amount remains unchanged. The amendments in this ASU are effective for annual reporting periods beginning after December 15, 2016, and interim periods within those annual periods. Earlier application is permitted as of the beginning of an interim or annual period. Additionally, the new guidance may be applied either prospectively to all deferred tax liabilities and assets or retrospectively to all periods presented. We have not yet selected an adoption method and are currently evaluating the impact of adopting this guidance on our consolidated financial statements.
In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842) (“ASU 2016-02”). ASU 2016-02 amends existing accounting standard for lease accounting by requiring entities to include substantially all leases on the balance sheet by requiring the recognition of right-of-use assets and lease liabilities for all leases. Entities may elect to not recognize leases with a maximum possible term of less than 12 months. For lessees, a lease is classified as finance or operating and the asset and liability are initially measured at the present value of the lease payments. For lessors, accounting for leases is largely unchanged from previous guidance. ASU 2016-02 also requires qualitative disclosures along with certain specific quantitative disclosures for both lessees and lessors. The amendments in this ASU are effective for fiscal years beginning after December 15, 2018, with early adoption permitted, and is effective for interim periods in the year of adoption. The ASU should be applied using a modified retrospective approach, which requires lessees and lessors to recognize and measure leases at the beginning of the earliest period presented. We have not yet selected an adoption method and are currently evaluating the impact of adopting this guidance on our combined and consolidated financial statements.
3. Acquisitions
Acquisition of CenStar Energy Corp
On July 8, 2015, the Company completed its acquisition of CenStar, a retail energy company based in New York. CenStar serves natural gas and electricity customers in New York, New Jersey, and Ohio. The purchase price for the CenStar acquisition was $8.3 million, subject to working capital adjustments, plus a payment for positive working capital of $10.4 million and an earnout payment estimated as of the acquisition date to be $0.5 million, which is associated with a financial measurement attributable to the operations of CenStar for the year following the closing (“CenStar Earnout”). See Note 7 “Fair Value Measurements” for further discussion on the CenStar Earnout. The purchase price was financed with $16.6 million (including positive working capital of $10.4 million) under our senior secured revolving credit facility (“Senior Credit Facility”) and $2.1 million from the issuance of a convertible subordinated note (“CenStar Note”) from the Company and Spark HoldCo to Retailco Acquisition Co, LLC (“RAC”). See Note 6 “Debt” for further discussion of the Senior Credit Facility and the CenStar Note.
The acquisition of CenStar has been accounted for under the acquisition method in accordance with ASC 805. The allocation of purchase consideration was based upon the estimated fair value of the tangible and identifiable intangible assets acquired and liabilities assumed in the acquisition. The allocation was made to major categories of assets and liabilities based on management’s best estimates, supported by independent third-party analyses. The excess of the purchase price over the estimated fair value of tangible and intangible assets acquired and liabilities assumed was allocated to goodwill. The allocation of the purchase consideration is as follows (in thousands):

	Reported as of September 30, 2015	Q4 2015 Adjustments (1)	Final as of December 31, 2015
Cash	$371	$ —	$371
Net working capital, net of cash acquired	10,094	(1,275)	8,819
Property and equipment	52	—	52
Intangible assets – customer relationships	5,044	450	5,494
Intangible assets – trademark	651	—	651
Goodwill	6,497	(101)	6,396
Deferred tax liability	—	(191)	(191)
Fair value of derivative liabilities	(3,475)	—	(3,475)
Total	$19,234	$(1,117)	$18,117

(1)
Changes to the purchase price allocation in the fourth quarter of 2015 were due to fair value revisions for the customer relationships, the settlement of final working capital balances per the purchase agreement and the recognition of a deferred tax liability.

The fair values of intangible assets were measured primarily based on significant inputs that are not observable in the market and thus represent a Level 3 measurement as defined by ASC 820, “Fair Value Measurement” (“ASC 820”). The fair value of derivative liabilities were measured by utilizing readily available quoted market prices and non-exchange-traded contracts fair valued using market price quotations available through brokers or over-the-counter and on-line exchanges and represent a Level 2 measurement as defined by ASC 820. Refer to Note 7 “Fair Value Measurements” for further discussion on the fair values hierarchy. Significant inputs for Level 3 measurements were as follows:
Customer relationships. The customer relationships, reflective of CenStar’s customer base, were valued using an excess earnings method under the income approach. Using this method, the Company estimated the future cash flows resulting from the existing customer relationships, considering attrition as well as charges for contributory assets, such as net working capital, fixed assets, and assembled workforce. These future cash flows were then discounted using an appropriate risk-adjusted rate of return by retail unit to arrive at the present value of the expected future cash flows. These customer relationships are amortized to depreciation and amortization based on the expected future net cash flows by year.
Trademark. The fair value of the CenStar trademark is reflective of the value associated with the recognition and positive reputation of CenStar to its target markets. This value would otherwise have to be internally developed through significant time and expense or by paying a third party for its use. The fair value of the trademark was valued using a royalty savings method under the income approach. Under this approach, the Company estimated the present value of expected cash flows resulting from avoiding royalty payments to use a third party trademark. We analyzed market royalty rates charged for licensing trademarks and applied an expected royalty rate to a forecast of estimated revenue, which was then discounted using an appropriate risk adjusted rate of return.
Goodwill. The excess of the purchase consideration over the estimated fair value of the amounts initially assigned to the identifiable assets acquired and liabilities assumed was recorded as goodwill. Goodwill arose on the acquisition of CenStar primarily due to its strong brand and broker affinity relationships, along with access to new utility service territories. Goodwill recorded in connection with the acquisition of CenStar is not deductible for income tax purposes because CenStar was an acquisition of all outstanding equity interests.
The Company’s combined and consolidated statements of operations for the year ended December 31, 2015 included $21.4 million of revenue and a $1.4 million loss on operations of CenStar. The Company incurred $0.1 million of acquisition related costs for the year ended December 31, 2015, in connection with the acquisition of

CenStar, which have been expensed as incurred and included in general and administrative expense in the combined and consolidated statement of operations.
Acquisition of Oasis Power Holdings, LLC
On July 31, 2015, the Company completed its acquisition of Oasis, a retail energy company operating in six states across 18 utilities. The purchase price for the Oasis acquisition was $20.0 million, subject to working capital adjustments. The purchase price was financed with $15.0 million in borrowings under our Senior Credit Facility, $5.0 million from the issuance of a convertible subordinated note (“Oasis Note”) from the Company and Spark HoldCo to RAC, and $2.0 million cash on hand. See Note 6 “Debt” for further discussion of the Senior Credit Facility and the Oasis Note.
The acquisition of Oasis by the Company from RAC was a transfer of equity interests of entities under common control on July 31, 2015. Accordingly, the assets acquired and liabilities assumed were based on their historical values as of July 31, 2015 as follows (in thousands):

	Reported as of September 30, 2015	Q4 2015 Adjustments (1)	Final as of December 31, 2015
Cash	$271	$ —	$271
Net working capital, net of cash acquired	2,056	(225)	1,831
Property and equipment	38	—	38
Intangible assets – customer relationships	7,963	(139)	7,824
Intangible assets – trademark	602	—	602
Goodwill	11,889	94	11,983
Fair value of derivative liabilities	(819)	—	(819)
Total	$22,000	$(270)	$21,730

(1)
Changes to the purchase price allocation in the fourth quarter of 2015 were due to fair value revisions for the customer relationships and the settlement of final working capital balances per the purchase agreement.

Goodwill was transferred based on the acquisition of Oasis by RAC on May 12, 2015 and was primarily due to Oasis’s brand strength, established vendor relationships and access to new utility service territories. Goodwill recorded in connection with the transfer of Oasis is deductible for income tax purposes.
The Company’s combined and consolidated statements of operations for year ended December 31, 2015 included $26.9 million of revenue and a $0.5 million loss on the operations of Oasis.
4. Property and Equipment
Property and equipment consist of the following amounts as of (in thousands):

	Reported as of September 30, 2015	Q4 2015 Adjustments (1)	Final as of December 31, 2015
Cash	$271	$ —	$271
Net working capital, net of cash acquired	2,056	(225)	1,831
Property and equipment	38	—	38
Intangible assets – customer relationships	7,963	(139)	7,824
Intangible assets – trademark	602	—	602
Goodwill	11,889	94	11,983
Fair value of derivative liabilities	(819)	—	(819)
Total	$22,000	$(270)	$21,730

	Estimated useful lives (years)	December 31, 2015	December 31, 2014
Information technology	2 – 5	$27,392	$25,588
Leasehold improvements	2 – 5	4,568	4,568
Furniture and fixtures	2 – 5	1,007	998
Total		32,967	31,154
Accumulated depreciation		(28,491)	(26,933)
Property and equipment—net		$4,476	$4,221
Information technology assets include software and consultant time used in the application, development and implementation of various systems including customer billing and resource management systems. As of December 31, 2015 and 2014, information technology includes $0.5 million and $0.4 million, respectively, of costs associated with assets not yet placed into service.
Depreciation expense recorded in the combined and consolidated statements of operations was $1.6 million, $3.7 million and $6.1 million for the years ended December 31, 2015, 2014 and 2013, respectively.
5. Goodwill, Customer Relationships and Trademarks
Goodwill, customer relationships and trademarks consist of the following amounts as of (in thousands):

	December 31, 2015	December 31, 2014
Goodwill	$18,379	$—
Customer Relationships— Acquired (1)
Cost	14,883	—
Accumulated amortization	(4,503)	—
Customer Relationships—Acquired, net	$10,380	$—
Customer Relationships— Other (2)
Cost	4,320	1,589
Accumulated amortization	(1,271)	(88)
Customer Relationships—Other, net	$3,049	$1,501
Trademarks (3)
Cost	1,268	—
Accumulated amortization	(74)	—
Trademarks, net	$1,194	$—

(1)	Customer relationships—Acquired represent those customer acquisitions accounted for under the acquisition method in accordance with ASC 805. See Note 3 “Acquisitions” for further discussion.

(2)
Customer relationships—Other represent portfolios of customer contracts not accounted for in accordance with ASC 805 as these acquisitions were not in conjunction with the acquisition of businesses. See Note 15 “Customer Acquisitions” for further discussion.

(3)
Trademarks reflect values associated with the recognition and positive reputation of acquired businesses accounted for as part of the acquisition method in accordance with ASC 805 through the acquisitions of CenStar and Oasis. These trademarks are recorded as other assets in the combined and consolidated balance sheets. See Note 3 “Acquisitions” for further discussion.

Changes in goodwill, customer relationships and trademarks consisted of the following (in thousands):

	Goodwill	Customer Relationships— Acquired	Customer Relationships— Other	Trademarks
Balance at December 31, 2013	$—	$—	$—	$—
Additions	—	—	1,589	—
Amortization expense	—	—	(88)	—
Balance at December 31, 2014	$—	$—	$1,501	$—
Additions	—	—	2,731	—
Acquisition of CenStar	6,396	5,494	—	651
Acquisition of Oasis	11,983	9,389	—	617
Amortization expense	—	(4,503)	(1,183)	(74)
Balance at December 31, 2015	$18,379	$10,380	$3,049	$1,194
Estimated future amortization expense for customer relationships and trademarks at December 31, 2015 is as follows (in thousands):

Year Ending December 31,
2016	$6,754
2017	4,116
2018	2,204
2019	861
2020	127
> 5 years	561
Total	$14,623

6. Debt
Balance Sheet and Income Statement Summary
Debt consists of the following amounts as of (in thousands):

	December 31, 2015	December 31, 2014
Current portion of Senior Credit Facility—Working Capital Line (1)(2)	$22,500	$33,000
Current portion of Senior Credit Facility—Acquisition Line (1)(2)	5,306	—
Total current debt	27,806	33,000
Long-term portion of Senior Credit Facility—Acquisition Line (1)	14,592	—
Convertible subordinated notes to affiliate (3)	6,339	—
Total long-term debt	20,931	—
Total debt	$48,737	$33,000

(1)	As of December 31, 2015 and 2014, the Company had $21.5 million and $10.7 million in letters of credit issued, respectively.

(2)	As of December 31, 2015 and 2014, the weighted average interest rate on the current portion of our Senior Credit Facility was 3.90% and 4.03%, respectively.

(3)	Includes unamortized discount of $0.7 million at December 31, 2015 related to a beneficial conversion feature of the Oasis Note.

Deferred financing costs were $0.7 million as of December 31, 2015, representing capitalized financing costs in connection with the amended and restated Senior Credit Facility entered into on July 8, 2015, and $0.3 million as of December 31, 2014, representing capitalized financing costs related to the Senior Credit Facility entered into on August 1, 2014. Of these amounts, $0.5 million and $0.2 million is recorded in other current assets in the combined and consolidated balance sheets as of December 31, 2015 and 2014, respectively, and $0.2 million and $0.1 million is recorded in other assets in the consolidated balance sheet as of December 31, 2015 and 2014 based on the terms of the Senior Credit Facility.
The following table summarizes the components of interest expense for the periods indicated (in thousands):

	Years Ended December 31,
	2015	2014	2013
Interest incurred on Senior Credit Facility (1)	$1,144	$418	$230
Commitment fees	160	144	223
Letters of credit fees	357	385	579
Amortization of deferred financing costs (2)	412	631	682
Interest incurred on convertible subordinated notes to affiliate (3)	207	—	—
Interest expense	$2,280	$1,578	$1,714

(1)	Includes interest expense attributed to other revolving credit facilities prior to the IPO.

(2)
Write offs of deferred financing costs included in the above amortization were $0.1 million in connection with the amended and restated Senior Credit Facility on July 8, 2015, $0.3 million upon extinguishment of the Seventh Amended Credit Facility and $0.1 million in connection with the execution of the Seventh Amended Credit Facility for the years ended December 31, 2015, 2014 and 2013, respectively.

(3)	Includes amortization of the discount on the Oasis Note of less than $0.1 million for the year ended December 31, 2015.
Prior to the IPO - Overview
In October 2007, Spark Energy Ventures and all of its subsidiaries (collectively, the “Borrowers”), entered into a credit agreement, consisting of a working capital facility, a term loan and a revolving credit facility (the “Credit Agreement”), with SE and SEG as co-borrowers under which they were jointly and severally liable for amounts Borrowers borrowed under the Credit Agreement. The Credit Agreement was secured by substantially all of the assets of Spark Energy Ventures and its subsidiaries.
The Credit Agreement was amended on May 30, 2008 to provide for a $177.5 million working capital facility, a $100 million term loan, and a $35 million revolving credit facility. On January 24, 2011, the Borrowers amended and restated the Credit Agreement (the “Fifth Amended Credit Agreement”) to decrease the working capital facility to $150 million, to increase the term loan to $130 million and to eliminate the revolving credit facility.
On December 17, 2012, the Borrowers amended and restated the Fifth Amended Credit Agreement to decrease the working capital facility to $70 million, to decrease the term loan to $125 million and to reinstate the revolving credit facility in the amount of $30 million (the “Sixth Amended Credit Agreement”).
On July 31, 2013 and in conjunction with the initial public offering of Marlin Midstream Partners, LP (“Marlin”), which was formerly a wholly owned subsidiary of Spark Energy Ventures, the Sixth Amended Credit Agreement was amended and restated to increase the working capital facility to $80 million and eliminate the term loan and revolving credit facility (the “Seventh Amended Credit Agreement”) and to remove Marlin as a party to the Credit Agreement. The Seventh Amended Credit Agreement continued to be secured by the assets of Spark Energy Ventures and its subsidiaries through completion of the IPO.
Although SE and SEG, as wholly owned subsidiaries of Spark Energy Ventures, were jointly and severally liable for Marlin’s borrowing under the Sixth Amended Credit Agreement prior to the Marlin initial public offering, SE and SEG did not historically have access to or use the term loan and the revolving credit facility utilized by Marlin. SE and SEG were the primary recipients of the proceeds from the working capital facility.

Based on the Sixth Amended Credit Agreement prior to the Marlin initial public offering and understanding among the Borrowers, the term loan and the revolving credit facility were assigned specifically to Marlin. The Company has recognized the proceeds from the working capital facility in its combined financial statements prior to the IPO, which represented the amounts the Company with the other Borrowers agreed to pay and the amounts the Company expected to pay.
Prior to the IPO - Working Capital Facility
The working capital facility was $150 million in 2012 under the Fifth Amended Credit Agreement and was later amended to $70 million on December 17, 2012 under the Sixth Amended Credit Agreement. On July 31, 2013, and in conjunction with the Seventh Amended Credit Agreement, the working capital facility was increased to $80 million.
The working capital facility was available for use by Spark Energy Ventures and its affiliates to finance the working capital requirements related to the purchase and sale of natural gas, electricity, and other commodity products not related to the retail natural gas and asset optimization and retail electricity businesses of the Company. The working capital facility was drawn upon and repaid on a monthly basis to fund working capital needs. Portions of the borrowings were used to fund equity distributions to the sole member of the Company to fund unrelated operations of an affiliate under the common control of the sole member prior to the IPO. The total amounts outstanding under the facility as of December 31, 2013 and through the IPO date included $29.0 million that was retained and paid off by an affiliate in connection with the IPO.
Further, through the issuance of letters of credit, the Company was able to secure payment to suppliers. No obligation is recorded for such outstanding letters of credit unless they are drawn upon by the suppliers and in the event a supplier draws on a letter of credit, repayment is due by the earlier of demand by the bank or at the expiration of the applicable Credit Agreement. Under the working capital facility, the Company paid a fee with respect to each letter of credit issued and outstanding.
Under the Sixth Amended Credit Agreement, the Company was able to elect to have loans under the working credit facility bear interest either (i) at a Eurodollar-based rate plus a margin ranging from 3.00% to 3.75% depending on the Company’s consolidated funded indebtedness ratio then in effect, or (ii) at a base rate loan plus a margin ranging from 2.00% to 2.75% depending on the Company’s consolidated funded indebtedness ratio then in effect. The Company also paid a nonutilization fee equal to 0.50% per annum.
Under the Seventh Amended Credit Agreement, the Company was able to elect to have loans under the working capital facility bear interest (i) at a Eurodollar-based rate plus a margin ranging from 3.00% to 3.25%, depending on the Spark Energy Ventures’ aggregate amount outstanding then in effect, (ii) at a base rate loan plus a margin ranging from 2.00% to 2.25%, depending on Spark Energy Ventures’ aggregate amount outstanding then in effect or (iii) a cost of funds rate loan plus a margin ranging from 2.50% to 2.75%, depending on Spark Energy Ventures’ aggregate amount outstanding then in effect. Each working capital loan made as a result of a drawing under a letter of credit bears interest on the outstanding principal amount thereof from the date funded at a floating rate per annum equal to the cost of funds rate plus the applicable margin until such loan has been outstanding for more than two business days and, thereafter, bears interest on the outstanding principal amount thereof at a floating rate per annum equal to the base rate plus the applicable margin, plus 2.00% per annum. The Company also paid a commitment fee equal to 0.50% per annum.
Prior to the IPO - NuDevco Note
NuDevco Retail Holdings transferred Spark HoldCo units to the Company for the $50,000 NuDevco Note, and the limited liability company agreement of Spark HoldCo was amended and restated to admit Spark Energy, Inc. as its sole managing member. This promissory note was repaid in connection with proceeds from the IPO.
Senior Credit Facility Executed at the IPO

Concurrently with the closing of the IPO, the Company entered into a new $70.0 million Senior Credit Facility, which is set to mature on August 1, 2016. If no event of default has occurred, the Company has the right, subject to approval by the administrative agent and each issuing bank, to increase the commitments under the Senior Credit Facility up to $120.0 million. The Company borrowed approximately $10.0 million under the Senior Credit Facility at the closing of the IPO to repay in full the outstanding indebtedness under the Seventh Amended Credit Agreement that SEG and SE agreed to be responsible for pursuant to an interborrower agreement between SEG, SE and an affiliate. The remaining $29.0 million of indebtedness outstanding under the Seventh Amended Credit Agreement at the IPO date was paid down by our affiliate with its own funds concurrent with the closing of the IPO pursuant to the terms of the interborrower agreement. Following this repayment, the Seventh Amended Credit Agreement was terminated. The Company had $15.0 million in letters of credit issued under the Senior Credit Facility at inception.
On July 8, 2015, the Company as guarantor, and Spark HoldCo (the “Borrower,” and together with the subsidiaries of Spark HoldCo, the “Co-Borrowers”) amended and restated the Senior Credit Facility to include a senior secured revolving working capital facility of $60.0 million (“Working Capital Line”) and a secured revolving line of credit of $25.0 million (“Acquisition Line”) to be used specifically for the financing of up to 75% of the cost of acquisitions with the remainder to be financed by the Company either through cash on hand, equity contributions or the issuance of subordinated debt. The Senior Credit Facility will mature on July 8, 2017 and may be extended for one additional year with lender consent. Borrowings under the Acquisition Line will be repaid 25% per year with the remaining 50% due at maturity. The Company borrowed $10.4 million under the Working Capital Line and $6.2 million under the Acquisition Line utilized in the closing of the CenStar acquisition. On July 31, 2015, the Company borrowed an additional $15.0 million under the Acquisition Line utilized in the closing of the Oasis acquisition. Refer to Note 3 “Acquisitions” for further discussion.
At our election, interest under the Working Capital Line is generally determined by reference to:

•	the Eurodollar-based rate plus an applicable margin of up to 3.00% per year (based on the prevailing utilization; or

•
the alternate base rate plus an applicable margin of up to 2.00% per year (based upon the prevailing utilization). The alternate base rate is equal to the highest of (i) Société Générale’s prime rate, (ii) the federal funds rate plus 0.50% per year, or (iii) the reference Eurodollar rate plus 1.00%; or

•	the rate quoted by Société Générale as its cost of funds for the requested credit plus up to 2.50% per year, (based upon the prevailing utilization).
The interest rate is generally reduced by 25 basis points if utilization under the Working Capital Line is below fifty percent.
Borrowings under the Acquisition Line are generally determined by reference to:

•	the Eurodollar rate plus an applicable margin of up to 3.75% per annum (based upon the prevailing utilization); or

•
the alternate base rate plus an applicable margin of up to 2.75% per annum (based upon the prevailing utilization). The alternate base rate is equal to the highest of (i) Société Générale’s prime rate, (ii) the federal funds rate plus 0.50% per annum, or (iii) the reference Eurodollar rate plus 1.00%.

We pay an annual commitment fee of 0.375% or 0.50% on the unused portion of the Working Capital Line depending upon the unused capacity and 0.50% on the unused portion of the Acquisition Line. The lending syndicate under the Senior Credit Facility is entitled to several additional fees including an upfront fee, annual agency fee, and fronting fees based on a percentage of the face amount of letters of credit payable to any syndicate member that issues a letter a credit.
The Company has the ability to elect the availability under the Working Capital Line between $30.0 million to $60.0 million. Availability under the working capital line will be subject to borrowing base limitations. The borrowing base is calculated primarily based on 80% to 90% of the value of eligible accounts receivable and unbilled product sales (depending on the credit quality of the counterparties) and inventory and other working capital assets. The Co-Borrowers must generally seek approval of the Agent or the lenders for permitted acquisitions to be financed under the Acquisition Line.
The Senior Credit Facility is secured by pledges of the equity of the portion of Spark HoldCo owned by the Company and of the equity of Spark HoldCo’s subsidiaries and the Co-Borrowers’ present and future subsidiaries, all of the Co-Borrowers’ and their subsidiaries’ present and future property and assets, including accounts receivable, inventory and liquid investments, and control agreements relating to bank accounts. The Senior Credit Facility also contains covenants that, among other things, require the maintenance of specified ratios or conditions as follows:
Minimum Net Working Capital. The Co-Borrowers must maintain minimum consolidated net working capital at all times equal to $2.0 million initially and gradually increasing to the greater of $5.0 million or 15% of the elected availability under the Working Capital Line.
Minimum Adjusted Tangible Net Worth. Spark Energy, Inc. must maintain a minimum consolidated adjusted tangible net worth at all times equal to the net proceeds from equity issuances occurring after the date of the Senior Credit Facility plus the greater of (i) 20% of aggregate commitments under the Working Capital Line plus 33% of borrowings under the Acquisition Line and (ii) $18.0 million.
Minimum Fixed Charge Coverage Ratio. Spark Energy, Inc. must maintain a minimum fixed charge coverage ratio of 1.10 to 1.00 (with quarterly increases to the numerator of increments of 0.05 beginning in the third quarter of 2016). The Fixed Charge Coverage Ratio is defined as the ratio of (a) Adjusted EBITDA to (b) the sum of consolidated interest expense (other than interest paid-in-kind in respect of any Subordinated Debt), letter of credit fees, commitment fees, acquisition earn-out payments, distributions and scheduled amortization payments.
Maximum Total Leverage Ratio. Spark Energy, Inc. must maintain a ratio of total indebtedness (excluding the working capital facility and qualifying subordinated debt) to Adjusted EBITDA of a maximum of 2.50 to 1.00. The Senior Credit Facility contains various negative covenants that limit the Company’s ability to, among other things, do any of the following:

•	incur certain additional indebtedness;

•	grant certain liens;

•	engage in certain asset dispositions;

•	merge or consolidate;

•	make certain payments, distributions, investments, acquisitions or loans;

•	enter into transactions with affiliates.
The Senior Credit Facility also contains negative covenants that limit our ability to, among other things, make certain payments, distributions, investments, acquisitions or loans. Spark Energy, Inc. is entitled to pay cash dividends to the holders of the Class A common stock and Spark HoldCo will be entitled to make cash distributions to NuDevco Retail Holdings (or its successor in interest) so long as: (a) no default exists or would result from such a payment; (b) the Co- Borrowers are in pro forma compliance with all financial covenants before and after giving effect to such payment and (c) the outstanding amount of all loans and letters of credit does not exceed the borrowing base limits. Spark HoldCo’s inability to satisfy certain financial covenants or the existence of an event of default, if not cured or waived, under the Senior Credit Facility could prevent the Company from paying dividends to holders of the Class A common stock.
The Senior Credit Facility contains certain customary representations and warranties and events of default. Events of default include, among other things, payment defaults, breaches of representations and warranties, covenant defaults, cross-defaults and cross-acceleration to certain indebtedness, change in control in which affiliates of W. Keith Maxwell III own less than 40% of the outstanding voting interests in the Company, certain events of bankruptcy, certain events under ERISA, material judgments in excess of $5.0 million, certain events with respect to material contracts, actual or asserted failure of any guaranty or security document supporting the Senior Credit Facility to be in full force and effect and changes of control. If such an event of default occurs, the lenders under the Senior Credit Facility would be entitled to take various actions, including the acceleration of amounts due under the facility and all actions permitted to be taken by a secured creditor.
In addition, the Senior Credit Facility contains affirmative covenants that are customary for credit facilities of this type. The covenants include delivery of financial statements, including any filings made with the SEC, maintenance of property and insurance, payment of taxes and obligations, material compliance with laws, inspection of property, books and records and audits, use of proceeds, payments to bank blocked accounts, notice of defaults and certain other customary matters.
Convertible Subordinated Notes to Affiliate
In connection with the financing of the CenStar acquisition, the Company, together with Spark HoldCo, issued the CenStar Note to RAC for $2.1 million on July 8, 2015. The CenStar Note matures on July 8, 2020, and bears interest at an annual rate of 5%, payable semiannually. The Company has the right to pay interest in kind at its option. The CenStar Note is convertible into shares of the Company’s Class B common stock, par value $0.01 per share (and a related unit of Spark HoldCo) at a conversion price of $16.57 per share. RAC may not exercise conversion rights for the first eighteen months after the CenStar Note is issued. The CenStar Note is subject to automatic conversion upon a sale of the Company. The CenStar Note is subordinated in certain respects to the Senior Credit Facility pursuant to a subordination agreement. The Company may pay interest and prepay principal so long as the Company is in compliance with its covenants; is not in default under the Senior Credit Facility and has minimum availability of $5.0 million under its borrowing base under the Senior Credit Facility. Shares of Class A common stock resulting from the conversion of the shares of Class B common stock issued as a result of the conversion right under the CenStar Note will be entitled to registration rights identical to the registration rights currently held by NuDevco on shares of Class A common stock it receives upon conversion of its existing shares of Class B common stock.
In connection with the financing of the Oasis acquisition, the Company, together with Spark HoldCo, issued the Oasis Note to RAC for $5.0 million on July 31, 2015. The Oasis Note matures on July 31, 2020, and bears interest at an annual rate of 5%, payable semiannually. The Company has the right to pay-in-kind any interest at its option. The Oasis Note is convertible into shares of the Company’s Class B common stock, par value $0.01 per share (and a related unit of Spark HoldCo) at a conversion price of $14.00 per share. RAC may not exercise conversion rights for the first eighteen months after the Oasis Note is issued. The Oasis Note is subject to automatic conversion upon a sale of the Company. The Oasis Note is subordinated in certain respects to the Senior Credit Facility pursuant to a subordination agreement. The Company may pay interest and prepay principal so long as the Company is in compliance with its covenants; is not in default under the Senior Credit Facility and has minimum availability of $5.0 million under its borrowing base under the Senior Credit Facility. Shares of Class A common stock resulting from the conversion of the shares of Class B common stock issued as a result of the conversion right under the Oasis Note will be entitled to registration rights identical to the registration rights currently held by NuDevco on shares of Class A common stock it receives upon conversion of its existing shares of Class B common stock.
The conversion rate of $14.00 per share for the Oasis Note was fixed as of the date of the execution of the Oasis acquisition agreement on May 12, 2015. Due to a rise in the price of our common stock from May 12, 2015 to the closing of Oasis acquisition on July 31, 2015, the conversion rate of $14.00 per share was below the market price per share of Class A common stock of $16.21 on the issuance date of the Oasis Note on July 31, 2015. As a result, the Company assessed the Oasis Note for a beneficial conversion feature. Due to this conversion feature being “in-the-money” upon issuance, we recognized a beneficial conversion feature based on its intrinsic value of $0.8 million as a discount to the Oasis Note and as additional paid-in capital. This discount will be amortized as interest expense under the effective interest method over the life of the Oasis Note.
7. Fair Value Measurements

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (exit price) in an orderly transaction between market participants at the measurement date. Fair values are based on assumptions that market participants would use when pricing an asset or liability, including assumptions about risk and the risks inherent in valuation techniques and the inputs to valuations. This includes not only the credit standing of counterparties involved and the impact of credit enhancements but also the impact of the Company’s own nonperformance risk on its liabilities.
The Company applies fair value measurements to its commodity derivative instruments based on the following fair value hierarchy, which prioritizes the inputs to valuation techniques used to measure fair value into three broad levels:

•
Level 1—Quoted prices in active markets for identical assets and liabilities. Instruments categorized in Level 1 primarily consist of financial instruments such as exchange-traded derivative instruments.

•
Level 2—Inputs other than quoted prices recorded in Level 1 that are either directly or indirectly observable for the asset or liability, including quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in inactive markets, inputs other than quoted prices that are observable for the asset or liability, and inputs that are derived from observable market data by correlation or other means. Instruments categorized in Level 2 primarily include non-exchange traded derivatives such as over-the-counter commodity forwards and swaps and options.

•	Level 3—Unobservable inputs for the asset or liability, including situations where there is little, if any, observable market activity for the asset or liability.
As the fair value hierarchy gives the highest priority to quoted prices in active markets (Level 1) and the lowest priority to unobservable data (Level 3), the Company maximizes the use of observable inputs and minimizes the use of unobservable inputs when measuring fair value. In some cases, the inputs used to measure fair value might fall in different levels of the fair value hierarchy. In these cases, the lowest level input that is significant to a fair value measurement in its entirety determines the applicable level in the fair value hierarchy.
Non-Derivative Financial Instruments
The carrying amount of cash and cash equivalents, accounts receivable, accounts receivable—affiliates, accounts payable, accounts payable—affiliates, and accrued liabilities recorded in the consolidated balance sheets approximate fair value due to the short-term nature of these items. The carrying amount of long-term debt recorded in the consolidated balance sheets approximates fair value because of the variable rate nature of the Company’s long-term debt. The fair value of our convertible subordinated notes to affiliates is not determinable for accounting purposes due to the affiliate nature and terms of this instrument with the affiliate. The fair value of the payable pursuant to tax receivable agreement—affiliate is not determinable for accounting purposes due to the affiliate nature and terms of the associated agreement with the affiliate.
Assets and Liabilities Measured at Fair Value on a Recurring Basis

The following tables present assets and liabilities measured and recorded at fair value in the Company’s combined and consolidated balance sheets on a recurring basis by and their level within the fair value hierarchy as of (in thousands):

	Level 1	Level 2	Level 3	Total
December 31, 2015
Non-trading commodity derivative assets	$—	$200	$—	$200
Trading commodity derivative assets	—	405	—	405
Total commodity derivative assets	$—	$605	$—	$605
Non-trading commodity derivative liabilities	$(3,324)	$(7,661)	$—	$(10,985)
Trading commodity derivative liabilities	—	(253)	—	(253)
Total commodity derivative liabilities	$(3,324)	$(7,914)	$—	$(11,238)
Contingent payment arrangement	$—	$—	$(500)	$(500)

	Level 1	Level 2	Level 3	Total
December 31, 2014
Non-trading commodity derivative assets	$—	$80	$—	$80
Trading commodity derivative assets	—	136	—	136
Total commodity derivative assets	$—	$216	$—	$216
Non-trading commodity derivative liabilities	$(6,810)	$(5,017)	$—	$(11,827)
Trading commodity derivative liabilities	(32)	(145)	—	(177)
Total commodity derivative liabilities	$(6,842)	$(5,162)	$—	$(12,004)
The Company had no transfers of assets or liabilities between any of the above levels during the years ended December 31, 2015, 2014 and 2013.
The Company’s derivative contracts include exchange-traded contracts fair valued utilizing readily available quoted market prices and non-exchange-traded contracts fair valued using market price quotations available through brokers or over-the-counter and on-line exchanges. In addition, in determining the fair value of the Company’s derivative contracts, the Company applies a credit risk valuation adjustment to reflect credit risk which is calculated based on the Company’s or the counterparty’s historical credit risks. As of December 31, 2015 and 2014, the credit risk valuation adjustment was not material.
The contingent payment arrangement referred to above reflects the CenStar Earnout, which is recorded in other current liabilities in the condensed consolidated balance sheet and discussed in Note 3 “Acquisitions.” The CenStar Earnout is based on a financial measurement attributable to the operations of CenStar for the year following the closing of the acquisition. In determining the fair value of the CenStar Earnout, the Company forecasted this one year performance measurement, as defined by the CenStar stock purchase agreement. As this performance measurement is based on the Company’s internal forecasts, we have classified the CenStar Earnout as a Level 3 measurement.
8. Accounting for Derivative Instruments
The Company is exposed to the impact of market fluctuations in the price of electricity and natural gas and basis costs, storage and ancillary capacity charges from independent system operators. The Company uses derivative instruments to manage exposure to these risks, and historically designated certain derivative instruments as cash flow hedges for accounting purposes. For derivatives designated in a qualifying cash flow hedging relationship, the effective portion of the change in fair value is recognized in accumulated other comprehensive income (“OCI”) and reclassified to earnings in the period in which the hedged item affects earnings. Any ineffective portion of the derivative’s change in fair value is recognized currently in earnings.

The Company also holds certain derivative instruments that are not held for trading purposes but are also not designated as hedges for accounting purposes. These derivative instruments represent economic hedges that mitigate the Company’s exposure to fluctuations in commodity prices. For these derivative instruments, changes in the fair value are recognized currently in earnings in retail revenues or retail costs of revenues.
As part of the Company’s strategy to optimize its assets and manage related risks, it also manages a portfolio of commodity derivative instruments held for trading purposes. The Company’s commodity trading activities are subject to limits within the Company’s Risk Management Policy. For these derivative instruments, changes in the fair value are recognized currently in earnings in net asset optimization revenues.
Derivative assets and liabilities are presented net in the Company’s consolidated balance sheets when the derivative instruments are executed with the same counterparty under a master netting arrangement. The Company’s derivative contracts include transactions that are executed both on an exchange and centrally cleared as well as over-the-counter, bilateral contracts that are transacted directly with a third party. To the extent the Company has paid or received collateral related to the derivative assets or liabilities, such amounts would be presented net against the related derivative asset or liability’s fair value. As of December 31, 2015 and 2014, the Company had paid $0.1 million and zero in collateral, respectively. The specific types of derivative instruments the Company may execute to manage the commodity price risk include the following:

•	Forward contracts, which commit the Company to purchase or sell energy commodities in the future;

•	Futures contracts, which are exchange-traded standardized commitments to purchase or sell a commodity or financial instrument;

•	Swap agreements, which require payments to or from counterparties based upon the differential between two prices for a predetermined notional quantity; and,

•	Option contracts, which convey to the option holder the right but not the obligation to purchase or sell a commodity.
The Company has entered into other energy-related contracts that do not meet the definition of a derivative instrument or qualify for the normal purchase or normal sale exception and are therefore not accounted for at fair value including the following:

•	Forward electricity and natural gas purchase contracts for retail customer load; and,

•	Natural gas transportation contracts and storage agreements.
Volumetric Underlying Derivative Transactions
The following table summarizes the net notional volume buy/(sell) of the Company’s open derivative financial instruments accounted for at fair value, broken out by commodity, as of:
Non-trading

Commodity	Notional	December 31, 2015	December 31, 2014
Natural Gas	MMBtu	7,543	9,690
Natural Gas Basis	MMBtu	455	2,710
Electricity	MWh	1,187	607
Trading

Commodity	Notional	December 31, 2015	December 31, 2014
Natural Gas	MMBtu	8	(155)
Natural Gas Basis	MMBtu	(455)	(56)
Gains (Losses) on Derivative Instruments
Gains (losses) on derivative instruments, net and current period settlements on derivative instruments were as follows for the periods indicated (in thousands):

	Year Ended December 31,
	2015	2014	2013
Loss on non-trading derivatives—cash flow hedges, net (including ineffectiveness loss of ($288) for the year ended December 31, 2013)	$—	$—	$84
Gain (loss) on non-trading derivatives, net	(18,423)	(8,713)	1,345
Gain (loss) on trading derivatives, net (including gain on trading derivatives—affiliates, net of $0, $203 and $1,509 for the years ended December 31, 2015, 2014 and 2013, respectively)	(74)	(5,822)	5,138
Gain (loss) on derivatives, net	$(18,497)	$(14,535)	$6,567
Current period settlements on non-trading derivatives—cash flow hedges	$—	$—	$(1,180)
Current period settlements on non-trading derivatives (1)	20,279	(6,289)	1,833
Current period settlements on trading derivatives (including current period settlements on trading derivatives—affiliates, net of $0, $315 and ($1,780) for the years ended December 31, 2015, 2014 and 2013, respectively)	268	2,810	387
Total current period settlements on derivatives (1)	$20,547	$(3,479)	$1,040

(1)	Excludes settlements of $3.4 million for the year ended December 31, 2015 related to non-trading derivative liabilities assumed in the acquisitions of CenStar and Oasis.
Fair Value of Derivative Instruments
The following tables summarize the fair value and offsetting amounts of the Company’s derivative instruments by counterparty and collateral received or paid as of (in thousands):

	December 31, 2015
Description	Gross Assets	Gross Amounts Offset	Net Assets	Cash Collateral Offset	Net Amount Presented
Non-trading commodity derivatives	$589	$(389)	$200	$—	$200
Trading commodity derivatives	411	(6)	405	—	405
Total Current Derivative Assets	1,000	(395)	605	—	605
Non-trading commodity derivatives	—	—	—	—	—
Total Non-current Derivative Assets	—	—	—	—	—
Total Derivative Assets	$1,000	$(395)	$605	$—	$605

	December 31, 2015
Description	Gross Liabilities	Gross Amounts Offset	Net Liabilities	Cash Collateral Offset	Net Amount Presented
Non-trading commodity derivatives	$(13,618)	$3,151	$(10,467)	$100	$(10,367)
Trading commodity derivatives	(320)	67	(253)	—	(253)
Total Current Derivative Liabilities	(13,938)	3,218	(10,720)	100	(10,620)
Non-trading commodity derivatives	(950)	332	(618)	—	(618)
Total Non-current Derivative Liabilities	(950)	332	(618)	—	(618)
Total Derivative Liabilities	$(14,888)	$3,550	$(11,338)	$100	$(11,238)

	December 31, 2014
Description	Gross Assets	Gross Amounts Offset	Net Assets	Cash Collateral Offset	Net Amount Presented
Non-trading commodity derivatives	$3,642	$(3,562)	$80	$—	$80
Trading commodity derivatives	234	(98)	136	—	136
Total Current Derivative Assets	3,876	(3,660)	216	—	216
Non-trading commodity derivatives	313	(313)	—	—	—
Total Non-current Derivative Assets	313	(313)	—	—	—
Total Derivative Assets	$4,189	$(3,973)	$216	$—	$216

	December 31, 2014
Description	Gross Liabilities	Gross Amounts Offset	Net Liabilities	Cash Collateral Offset	Net Amount Presented
Non-trading commodity derivatives	$(14,911)	$3,562	$(11,349)	$—	$(11,349)
Trading commodity derivatives	(275)	98	(177)	—	(177)
Total Current Derivative Liabilities	(15,186)	3,660	(11,526)	—	(11,526)
Non-trading commodity derivatives	(791)	313	(478)	—	(478)
Total Non-current Derivative Liabilities	(791)	313	(478)	—	(478)
Total Derivative Liabilities	$(15,977)	$3,973	$(12,004)	$—	$(12,004)
Accumulated Other Comprehensive Income
The following table summarizes the effects on the Company’s accumulated OCI balance attributable to cash flow hedge derivative instruments for the year ended December 31, 2013 (in thousands):

Year Ended December 31, 2013
Accumulated OCI balance, beginning of period	$(2,536)
Deferred gain (loss) on cash flow hedge derivative instruments	2,620
Reclassification of accumulated OCI net to income	(84)
Accumulated OCI balance, end of period	$—
The amounts reclassified from accumulated OCI into income and any amounts recognized in income from the ineffective portion of cash flow hedges are recorded in retail cost of revenues. In June 2013, the Company elected to discontinue cash flow hedge accounting.
9. Equity

Class A Common Stock
The Company has a total of 3,118,623 and 3,000,000 shares of its Class A common stock outstanding at December 31, 2015 and 2014, respectively. Each share of Class A common stock holds economic rights and entitles its holder to one vote on all matters to be voted on by stockholders generally.
Class B Common Stock
The Company has a total of 10,750,000 shares of its Class B common stock outstanding at December 31, 2015 and 2014. Each share of Class B common stock, all of which is held by NuDevco, has no economic rights but entitles its holder to one vote on all matters to be voted on by stockholders generally.
Holders of Class A common stock and Class B common stock vote together as a single class on all matters presented to our stockholders for their vote or approval, except as otherwise required by applicable law or by our certificate of incorporation.
Preferred Stock
The Company has 20,000,000 shares of authorized preferred stock for which there are no issued and outstanding shares at December 31, 2015 and 2014.
Earnings Per Share
The Class B common stock conversion to Class A common stock was not recognized in dilutive earnings per share for the years ended December 31, 2015 and 2014 as the effect of the conversion would be antidilutive. The Company’s unvested restricted stock units were not recognized in dilutive earnings per share for the year ended December 31, 2014 as they would have been antidilutive.
The following table presents the computation of earnings per share for the years ended December 31, 2015 and 2014 (in thousands, except per share data):

	Year Ended December 31,
	2015	2014(1)
Net income (loss) attributable to Spark Energy, Inc. stockholders	$3,865	$(54)
Basic weighted average Class A common shares outstanding	3,064	3,000
Basic EPS attributable to Spark Energy, Inc. stockholders	$1.26	$(0.02)

Net income (loss) attributable to Spark Energy, Inc. stockholders	$3,865	(54)
Effect of conversion of Class B common stock to shares of Class A common stock	—	—
Effect of conversion of convertible subordinated notes into shares of Class B common stock and shares of Class B common stock into shares of Class A common stock	(334)	—
Diluted net loss attributable to Spark Energy, Inc. stockholders	$3,531	$(54)
Basic weighted average Class A common shares outstanding	3,064	3,000
Effect of dilutive Class B common stock	—	—
Effect of conversion of convertible subordinated notes into shares of Class B common stock and shares of Class B common stock into shares of Class A common stock	210	—
Effect of dilutive restricted stock units	53	—
Diluted weighted average shares outstanding	3,327	3,000

Diluted EPS attributable to Spark Energy, Inc. stockholders	$1.06	$(0.02)

(1)	Based on outstanding shares for the period from the IPO date of August 1, 2014 to December 31, 2014.

10. Stock-Based Compensation
Restricted Stock Units
In connection with the IPO, the Company adopted the Spark Energy, Inc. Long-Term Incentive Plan (the “LTIP”) for the employees, consultants and directors of the Company and its affiliates who perform services for the Company. The purpose of the LTIP is to provide a means to attract and retain individuals to serve as directors, employees and consultants who provide services to the Company by affording such individuals a means to acquire and maintain ownership of awards, the value of which is tied to the performance of the Company’s Class A common stock. The LTIP provides for grants of cash payments, stock options, stock appreciation rights, restricted stock or units, bonus stock, dividend equivalents, and other stock-based awards with the total number of shares of stock available for issuance under the LTIP not to exceed 1,375,000 shares.
Periodically the Company grants restricted stock units to our officers, employees, non-employee directors and certain employees of our affiliates who perform services for the Company. The restricted stock unit awards vest over approximately one year for non-employee directors and ratably over approximately three or four years for officers, employees, and employees of affiliates, with the initial vesting date occurring in May of the subsequent year. Each restricted stock unit is entitled to receive a dividend equivalent when dividends are declared and distributed to stockholders of Class A common stock. These dividend equivalents shall be retained by the Company, reinvested in additional restricted stock units effective as of the record date of such dividends and vested upon the same schedule as the underlying restricted stock unit.
In accordance with ASC 718, Compensation - Stock Compensation (“ASC 718”), the Company measures the cost of awards classified as equity awards based on the grant date fair value of the award, and the Company measures the cost of awards classified as liability awards at the fair value of the award at each reporting period. The Company has utilized an estimated 6% annual forfeiture rate of restricted stock units in determining the fair value for all awards excluding those issued to executive level recipients and non-employee directors, for which no forfeitures are estimated to occur. The Company has elected to recognize related compensation expense on a straight-line basis over the associated vesting periods.
Although the restricted stock units allow for cash settlement of the awards at the sole discretion of management of the Company, management intends to settle the awards by issuing shares of the Company’s Class A common stock.
Total stock-based compensation expense for the years ended December 31, 2015 and 2014 was $3.2 million and $0.9 million. Total income tax benefit related to stock-based compensation recognized in net income (loss) was $1.2 million and $0.3 million for the years ended December 31, 2015 and 2014. No compensation expense or related tax benefit was recorded in 2013 as there were no LTIP awards outstanding.
Equity Classified Restricted Stock Units
Restricted stock units issued to employees and officers of the Company are classified as equity awards. The fair value of the equity classified restricted stock units was based on the Company’s Class A common stock price as of the grant date. The Company recognized stock based compensation expense of $2.2 million and $0.5 million for the years ended December 31, 2015 and 2014, respectively, in general and administrative expense with a corresponding increase to additional paid in capital. No compensation expense was recorded in 2013 as there were no LTIP awards outstanding.

The following table summarizes equity classified restricted stock unit activity and unvested restricted stock units for the year ended December 31, 2015:

	Number of Shares	Weighted Average Grant Date Fair Value
Unvested at December 31, 2014	256,884	$17.93
Granted	127,000	14.23
Dividend reinvestment issuances	26,685	15.58
Vested	(98,810)	17.40
Forfeited	(27,201)	17.05
Unvested at December 31, 2015	284,558	$16.33
For the year ended December 31, 2015, 98,810 restricted stock units vested, with 79,497 shares of common stock distributed to the holders of these units and 19,313 shares of common stock withheld by the Company to cover taxes owed on the vesting of such units.
As of December 31, 2015, there was $3.5 million of total unrecognized compensation cost related to the Company’s equity classified restricted stock units, which is expected to be recognized over a weighted average period of approximately 2.7 years.
Liability Classified Restricted Stock Units
Restricted stock units issued to non-employee directors of the Company and employees of certain of our affiliates are classified as liability awards in accordance with ASC 718 as the awards are either to a) non-employee directors that allow for the recipient to choose net settlement for the amount of withholding taxes dues upon vesting or b) to employees of certain affiliates of the Company and are therefore not deemed to be employees of the Company. The fair value of the liability classified restricted stock units was based on the Company’s Class A common stock price as of the reported period ending date. The Company recognized stock based compensation expense of $1.0 million and $0.3 million for years ended December 31, 2015 and 2014, respectively, in general and administrative expense with a corresponding increase to liabilities. No compensation expense was recorded in 2013 as there were no LTIP awards outstanding. As of December 31, 2015, the Company’s liabilities related to these restricted stock units recorded in other current liabilities was $0.7 million. As of December 31, 2014, the Company’s liabilities related to these restricted stock units recorded in other current liabilities and other non-current liabilities were $0.1 million and $0.2 million, respectively.
The following table summarizes liability classified restricted stock unit activity and unvested restricted stock units for the year ended December 31, 2015:

	Number of Shares	Weighted Average Reporting Date Fair Value
Unvested at December 31, 2014	124,093	$14.09
Granted	16,200	20.72
Dividend reinvestment issuances	9,766	20.72
Vested	(49,319)	12.64
Forfeited	(177)	20.72
Unvested at December 31, 2015	100,563	$20.72
For the year ended December 31, 2015, 49,319 restricted stock units vested, with 39,126 shares of common stock distributed to the holders of these units and 10,193 shares of common stock withheld by the Company to cover taxes owed on the vesting of such units.

As of December 31, 2015, there was $1.3 million of total unrecognized compensation cost related to the Company’s liability classified restricted stock units, which is expected to be recognized over a weighted average period of approximately 1.4 years.
11. Income Taxes
The Company and CenStar are each subject to U.S. federal income tax as a corporation. Spark HoldCo and its subsidiaries, with the exception of CenStar, are treated as flow-through entities for U.S. federal income tax purposes, and as such, are generally not subject to U.S. federal income tax at the entity level. Rather, the tax liability with respect to their taxable income is passed through to their members or partners. Accordingly, the Company is subject to U.S. federal income taxation on its allocable share of Spark HoldCo’s net U.S. taxable income.
The provision (benefit) for income taxes included the following components:

(in thousands)	2015	2014	2013
Current:
Federal	$268	$—	$—
State	(277)	173	56
Total Current	(9)	173	56
Deferred:
Federal	1,820	(957)	—
State	163	(107)	—
Total Deferred	1,983	(1,064)	—
Provision (benefit) for income taxes	$1,974	$(891)	$56
For the year ended December 31, 2013, income taxes relate solely to the Company’s Texas franchise tax liability, which is computed on a modified gross margin.
The effective income tax rate was 7.1% and 17.3% for the years ended December 31, 2015 and 2014. The following table reconciles the income tax benefit included in the combined and consolidated statement of operations with income tax expense that would result from application of the statutory federal tax rate, 34%, to loss before income tax expense (benefit):

(in thousands)	2015	2014
Expected provision (benefit) at federal statutory rate	$9,503	$(1,753)
Increase (decrease) resulting from:
Noncontrolling interest	(7,356)	1,451
Corporate costs	—	(607)
State income taxes, net of federal income tax effect	(222)	69
Other	49	(51)
Provision (benefit) for income taxes	$1,974	$(891)
For the year ended December 31, 2013, the rate reconciliation calculation is not applicable as the Company’s predecessors were not subject to federal income taxes prior to the IPO.
The Company accounts for income taxes using the assets and liabilities method. Deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and those assets and liabilities tax bases. The Company applies existing tax law and the tax rate that the Company expects to apply to taxable income in the years in which those differences are expected to be recovered or settled in calculating the deferred tax assets and liabilities. Effects of changes in tax rates on deferred tax assets and liabilities are recognized in income in the period of the tax rate enactment. A valuation allowance is recorded when it is not more likely than not that some or all of the benefit from the deferred tax asset will be realized.
The components of the Company’s deferred tax assets as of December 31, 2015 and 2014 are as follows:

(in thousands)	2015	2014
Current deferred tax assets (liabilities):
Net operating loss carryforward	$—	$654
Derivative liabilities	(613)	—
Intangibles	(240)	—
Total current deferred tax assets (liabilities)	(853)	654
Non-current deferred tax assets (liabilities):
Investment in Spark HoldCo	14,901	16,171
Benefit of TRA liability	7,876	7,817
Derivative liabilities	1	—
Property and equipment	(19)	—
Intangibles	(1,158)	—
Federal net operating loss carryforward	1,488	59
State net operating loss carryforward	290	—
Other	1	—
Total non-current deferred tax assets (liabilities)	23,380	24,047
Total deferred tax assets (liabilities)	$22,527	$24,701
Noncurrent assets and current liabilities included deferred taxes of $23.4 million and $0.9 million, respectively, at December 31, 2015. Current assets and noncurrent assets included deferred taxes of $0.7 million and $24.0 million, respectively, at December 31, 2014.
On the IPO date, the Company recorded a net deferred tax asset of $15.6 million related to the step up in tax basis resulting from the purchase by the Company of Spark HoldCo units from NuDevco. In addition, the Company had a long-term liability of $20.7 million to record the effect of the Tax Receivable Agreement liability (See Note 13 “Transactions with Affiliates” for further discussion) and a corresponding long-term deferred tax asset of $7.9 million.
The Company has a federal net operating loss carry forward totaling $4.7 million expiring in 2035 and a state net operating loss of $4.5 million expiring through 2035. No valuation allowance has been recorded as management believes that there will be sufficient future taxable income to fully utilize deferred tax assets.
The Company periodically assesses whether it is more likely than not that it will generate sufficient taxable income to realize its deferred income tax assets. In making this determination, the Company considers all available positive and negative evidence and makes certain assumptions. The Company considers, among other things, its deferred tax liabilities, the overall business environment, its historical earnings and losses, current industry trends, and its outlook for future years. The Company believes it is more likely than not that the deferred tax assets will be utilized.
Separate federal and state income tax returns are filed for Spark Energy, Inc., Spark HoldCo and CenStar. The tax years 2011 through 2014 remain open to examination by the major taxing jurisdictions to which the Company is subject to income tax. NuDevco would be responsible for any audit adjustments incurred in connection with transactions occurring up to July 31, 2014 for Spark Energy, Inc. and Spark HoldCo. The last closed audit period of exam was for the 2011 Spark Energy, LLC’s federal tax return and resulted in no adjustments by the IRS. Spark Energy, Inc., Spark HoldCo and CenStar are not currently under any income tax audits.
Accounting for uncertainty in income taxes prescribes a recognition threshold and measurement methodology for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. As of December 31, 2015, 2014 and 2013 there was no liability or expense recorded for interest and penalties associated with uncertain tax positions or unrecognized tax positions. Additionally, the Company does not have unrecognized tax benefits as of December 31, 2015, 2014 and 2013.
12. Commitments and Contingencies
From time to time, the Company may be involved in legal, tax, regulatory and other proceedings in the ordinary course of business. Management does not believe that we are a party to any litigation, claims or proceedings that will have a material impact on the Company’s combined and consolidated financial condition or results of operations.
New York Sales Tax Audit
The Company is undergoing a sales tax audit in New York spanning 2006 to 2012 for which the Company may have additional liabilities in connection with those years. At the time of filing these combined and consolidated financial statements, this sales tax audit is at an early stage and subject to substantial uncertainties concerning the outcome of audit findings and corresponding responses. Accordingly, we cannot currently estimate a range of possible liabilities or a minimum that could result from the conclusion of this audit.
Legal Proceedings
The Company is the subject of the following lawsuits. At the time of filing these combined and consolidated financial statements, this litigation is at an early stage and subject to substantial uncertainties concerning the outcome of material factual and legal issues. Accordingly, we cannot currently predict the manner and timing of the resolution of this litigation or estimate a range of possible losses or a minimum loss that could result from an adverse verdict in a potential lawsuit.
John Melville et al v. Spark Energy Inc. and Spark Energy Gas, LLC is a purported class action filed on December 17, 2015 in the United States District Court for the District of New Jersey alleging, among other things, that (i) sales representatives engaged as independent contractors for Spark Energy Gas, LLC engaged in deceptive acts in violation of the New Jersey Consumer Fraud Act, (ii) Spark Energy Gas, LLC breach its contract with plaintiff, including a breach of the covenant of good faith and fair dealing. Plaintiffs are seeking unspecified compensatory and punitive damages for the purported class, injunctive relief and/or declaratory relief, disgorgement of revenues and/or profits and attorneys’ fees. The Company intends to file a response to class action complaint in due course.
Arturo Amaya et al v. Spark Energy Gas, LLC is a purported class action filed on May 22, 2015 in the United States District Court for the Northern District of California alleging, among other things, that certain door-to-door sales representatives engaged as independent contractors for Spark Energy Gas, LLC allegedly engaged in deceptive practices in violation of the California Civil Code, California Unfair Competition Law, California False Advertising Law and the California Consumer Legal Remedies Act while marketing Spark Energy Gas, LLC’s gas services to consumers in California. On September 29, 2015, Spark Energy Gas, LLC filed a motion to dismiss the complaint in its entirety and a motion to compel arbitration in the case of one of the named plaintiffs. Plaintiffs are seeking unspecified compensatory and punitive damages for the purported class, injunctive relief and/or declaratory relief, disgorgement of revenues and/or profits and attorneys’ fees. The Court has set a hearing date of June 3, 2016 to hear any Motion for Class Certification that Plaintiffs may file in this matter.
13. Transactions with Affiliates
The Company enters into transactions with and pays certain costs on behalf of affiliates that are commonly controlled by W. Keith Maxwell III, and these affiliates enter into transactions with and pay certain costs on our behalf, in order to reduce risk, reduce administrative expense, create economies of scale, create strategic alliances and supply goods and services among these related parties. The Company also sells and purchases natural gas with affiliates. The Company presents receivables and payables with the same affiliate on a net basis in the combined and consolidated balance sheets as all affiliate activity is with parties under common control.

Acquisition of Oasis Power Holdings, LLC
The acquisition of Oasis by the Company from RAC was a transfer of equity interests of entities under common control on July 31, 2015. Refer to Note 3 “Acquisitions” for further discussion.
Accounts Receivable and Payable—Affiliates
The Company recorded current accounts receivable—affiliates of $1.8 million and $1.2 million as of December 31, 2015 and 2014, respectively, and current accounts payable—affiliates of $2.0 million and $1.0 million as of December 31, 2015 and 2014 for certain direct billings and cost allocations for services the Company provided to affiliates, services our affiliates provided to us, and sales or purchases of natural gas and electricity with affiliates.
Prepaid Assets—Affiliates
Prior to April 2015, the Company incurred and subsequently billed or allocated costs of certain employee benefit costs of behalf of affiliates commonly controlled by NuDevco. In April 2015, the Company began prepaying NuDevco for costs of certain employee benefits to be provided through the Company’s benefit plans and recorded current prepaid assets—affiliates of $0.2 million as of December 31, 2015.
Convertible Subordinated Notes to Affiliate
In connection with the financing of the CenStar acquisition, the Company, together with Spark HoldCo, issued the CenStar Note to RAC for $2.1 million on July 8, 2015. In connection with the financing of the Oasis acquisition, the Company, together with Spark HoldCo, issued the Oasis Note to RAC for $5.0 million on July 31, 2015. Refer to Note 6 “Debt” for further discussion.
Revenues and Cost of Revenues—Affiliates
Prior to Marlin’s initial public offering on July 31, 2013, the Company provided natural gas to Marlin, who is a processing service provider, whereby Marlin gathered natural gas from the Company and other third parties, extracted NGLs, and redelivered the processed natural gas to the Company and other third parties. Marlin replaced energy used in processing due to the extraction of liquids, compression and transportation of natural gas, and fuel by making a payment to the Company at market prices. Revenues—affiliates, recorded in net asset optimization revenues in the combined and consolidated statements of operations, related to Marlin’s payments to the Company for replaced energy for the years ended December 31, 2013 was $3.0 million.
Beginning on August 1, 2013, the Marlin processing agreement was terminated and the Company and another affiliate entered into an agreement whereby the Company purchased natural gas from the affiliate at the tailgate of the Marlin plant. Cost of revenues—affiliates, recorded in net asset optimization revenues in the combined and consolidated statements of operations for the years ended December 31, 2015, 2014 and 2013 related to this agreement were $11.3 million, $30.3 million and $17.7 million respectively.
The Company also purchased natural gas at a nearby third party plant inlet which was then sold to the affiliate. Revenues—affiliates, recorded in net asset optimization revenues in the combined and consolidated statements of operations for the years ended December 31, 2015, 2014 and 2013 related to these sales were $1.1 million and $12.8 million, and $11.9 million, respectively.
Additionally, the Company entered into a natural gas transportation agreement with Marlin, at Marlin’s pipeline, whereby the Company transports retail natural gas and pays the higher of (i) a minimum monthly payment or (ii) a transportation fee per MMBtu times actual volumes transported. The current transportation agreement was set to expire on February 28, 2013, but was extended for three additional years at a fixed rate per MMBtu without a minimum monthly payment. Included in the Company’s results are cost of revenues-affiliates, recorded in retail cost of revenues in the combined and consolidated statements of operations related to this activity, which was less than $0.1 million, less than $0.1 million and $0.1 million for the years ended December 31, 2015, 2014 and 2013, respectively.

Prior to the IPO, the Company also purchased electricity for an affiliate and sold the electricity to the affiliate at the same market price that the Company paid to purchase the electricity. There were no sales of electricity to the affiliate for the year ended December 31, 2015. Sales of electricity to the affiliate were $2.2 million and $4.0 million for the years ended December 31, 2014 and 2013, respectively, which is recorded in retail revenues—affiliate in the combined and consolidated statements of operations.
Also included in the Company’s results are cost of revenues—affiliates related to derivative instruments, recorded in net asset optimization revenues in the combined and consolidated statements of operations. There were no cost of revenues—affiliates related to derivative instruments for the year ended December 31, 2015. We recognized a loss of $0.6 million and a gain of $1.8 million for the years ended December 31, 2014 and 2013, respectively.
Cost Allocations
The Company paid certain expenses on behalf of affiliates, which are reimbursed by the affiliates to the Company, and our affiliates paid certain expenses on our behalf, which are reimbursed by us. These transactions include costs that can be specifically identified and certain allocated overhead costs associated with general and administrative services, including executive management, due diligence work, recurring management consulting, facilities, banking arrangements, professional fees, insurance, information services, human resources and other support departments to the affiliates. Where costs incurred on behalf of the affiliate or us could not be determined by specific identification for direct billing, the costs were primarily allocated to the affiliated entities or us based on percentage of departmental usage, wages or headcount. The total net amount direct billed and allocated to affiliates was $2.1 million, $5.1 million and $7.4 million for the years ended December 31, 2015, 2014 and 2013, respectively, which is recorded as a reduction in general and administrative expenses in the combined and consolidated statements of operations.
The Company pays residual commissions to an affiliate for all customers enrolled by the affiliate who pay their monthly retail gas or retail electricity bill. Commissions paid to the affiliate was less than $0.1 million for the years ended December 31, 2014 and 2013, which is recorded in general and administrative expense in the combined and consolidated statements of operations. This agreement with the affiliate was terminated in May 2014.
Member Distributions and Contributions
During the years ended December 31, 2015, 2014 and 2013, the Company made net capital distributions to NuDevco of zero, $36.4 million and $59.3 million, respectively. Additionally, during the year ended December 31, 2015, the Company received a capital contribution from NuDevco of $0.1 million as NuDevco forgave an account payable due to NuDevco that arose from the payment of withholding taxes related to the vesting of restricted stock units of certain employees of NuDevco who perform services for the Company.
In contemplation of the Company’s IPO, the Company entered into an agreement with an affiliate in April 2014 to permanently forgive all net outstanding accounts receivable balances from the affiliate through the IPO date. As such, the accounts receivable balances from the affiliate have been eliminated and presented as a distribution to W. Keith Maxwell III for the years ended December 31, 2014 and 2013.
Tax Receivable Agreement
Concurrently with the closing of the IPO, the Company entered into a Tax Receivable Agreement with Spark HoldCo, NuDevco Retail Holdings and NuDevco Retail. This agreement generally provides for the payment by the Company to Retailco, LLC (as the successor to NuDevco Retail Holdings) and NuDevco Retail of 85% of the net cash savings, if any, in U.S. federal, state and local income tax or franchise tax that the Company actually realizes (or is deemed to realize in certain circumstances) in future periods as a result of (i) any tax basis increases resulting from the purchase by the Company of Spark HoldCo units from NuDevco Retail Holdings (or its assignee) in connection with the IPO, (ii) any tax basis increases resulting from the exchange of Spark HoldCo units for shares of Class A common stock pursuant to the Exchange Right (or resulting from an exchange of Spark HoldCo units for cash pursuant to the Cash Option) and (iii) any imputed interest deemed to be paid by the Company as a result of, and additional tax basis arising from, any payments the Company makes under the Tax Receivable Agreement. The Company retains the benefit of the remaining 15% of these tax savings. See Note 11 “Taxes” for further discussion of amounts recorded in connection with the IPO.
In certain circumstances, the Company may defer or partially defer any payment due (a “TRA Payment”) to the holders of rights under the Tax Receivable Agreement, which are currently Retailco, LLC and NuDevco Retail.
During the five-year period commencing October 1, 2014, the Company will defer all or a portion of any TRA Payment owed pursuant to the Tax Receivable Agreement to the extent that Spark HoldCo does not generate sufficient Cash Available for Distribution (as defined below) during the four-quarter period ending September 30th of the applicable year in which the TRA Payment is to be made in an amount that equals or exceeds 130% (the “TRA Coverage Ratio”) of the Total Distributions (as defined below) paid in such four-quarter period by Spark HoldCo. For purposes of computing the TRA Coverage Ratio:

•
“Cash Available for Distribution” is generally defined as the Adjusted EBITDA of Spark HoldCo for the applicable period, less (i) cash interest paid by Spark HoldCo, (ii) capital expenditures of Spark HoldCo (exclusive of customer acquisition costs) and (iii) any taxes payable by Spark HoldCo; and

•
“Total Distributions” are defined as the aggregate distributions necessary to cause the Company to receive distributions of cash equal to (i) the targeted quarterly distribution the Company intends to pay to holders of its Class A common stock payable during the applicable four-quarter period, plus (ii) the estimated taxes payable by the Company during such four-quarter period, plus (iii) the expected TRA Payment payable during the calendar year for which the TRA Coverage Ratio is being tested.

In the event that the TRA Coverage Ratio is not satisfied in any calendar year, the Company will defer all or a portion of the TRA Payment to NuDevco under the Tax Receivable Agreement to the extent necessary to permit Spark HoldCo to satisfy the TRA Coverage Ratio (and Spark HoldCo is not required to make and will not make the pro rata distributions to its members with respect to the deferred portion of the TRA Payment). If the TRA Coverage Ratio is satisfied in any calendar year, the Company will pay NuDevco the full amount of the TRA Payment.
Following the five-year deferral period, the Company will be obligated to pay any outstanding deferred TRA Payments to the extent such deferred TRA Payments do not exceed (i) the lesser of the Company’s proportionate share of aggregate Cash Available for Distribution of Spark HoldCo during the five-year deferral period or the cash distributions actually received by the Company during the five-year deferral period, reduced by (ii) the sum of (a) the aggregate target quarterly dividends (which, for the purposes of the Tax Receivable Agreement, will be $0.3625 per share per quarter) during the five-year deferral period, (b) the Company’s estimated taxes during the five-year deferral period, and (c) all prior TRA Payments and (y) if with respect to the quarterly period during which the deferred TRA Payment is otherwise paid or payable, Spark HoldCo has or reasonably determines it will have amounts necessary to cause the Company to receive distributions of cash equal to the target quarterly distribution payable during that quarterly period. Any portion of the deferred TRA Payments not payable due to these limitations will no longer be payable.
We did not meet the threshold coverage ratio required to fund the first payment to Retailco under the Tax Receivable Agreement during the four-quarter period ended September 30, 2015. As such, the initial payment under the Tax Receivable Agreement due in late 2015 was deferred pursuant to the terms thereof.
Master Service Agreement with Retailco Services, LLC
We entered into a Master Service Agreement effective January 1, 2016 with Retailco Services, LLC, a wholly owned subsidiary of W. Keith Maxwell III, and an affiliate of our majority stockholder. See Note 17 “Subsequent Events” for further discussion.

14. Segment Reporting
The Company’s determination of reportable business segments considers the strategic operating units under which the Company makes financial decisions, allocates resources and assesses performance of its retail and asset optimization businesses.
The Company’s reportable business segments are retail natural gas and retail electricity. The retail natural gas segment consists of natural gas sales to, and natural gas transportation and distribution for, residential and commercial customers. Asset optimization activities, considered an integral part of securing the lowest price natural gas to serve retail gas load, are part of the retail natural gas segment. The Company recorded asset optimization revenues of $154.1 million, $284.6 million and $192.4 million and asset optimization cost of revenues of $152.6 million, $282.3 million and $192.1 million for the years ended December 31, 2015, 2014 and 2013, respectively, which are presented on a net basis in asset optimization revenues. The retail electricity segment consists of electricity sales and transmission to residential and commercial customers. Corporate and other consists of expenses and assets of the retail natural gas and retail electricity segments that are managed at a consolidated level such as general and administrative expenses.
The acquisitions of CenStar and Oasis had no impact on our reportable business segments as the portions of those acquisitions related to retail natural gas and retail electricity have been included in those existing business segments.
To assess the performance of the Company’s operating segments, the chief operating decision maker analyzes retail gross margin. The Company defines retail gross margin as operating income plus (i) depreciation and amortization expenses and (ii) general and administrative expenses, less (i) net asset optimization revenues, (ii) net gains (losses) on non-trading derivative instruments, and (iii) net current period cash settlements on non-trading derivative instruments. The Company deducts net gains (losses) on non-trading derivative instruments, excluding current period cash settlements, from the retail gross margin calculation in order to remove the non-cash impact of net gains and losses on non-trading derivative instruments.
Retail gross margin is a primary performance measure used by our management to determine the performance of our retail natural gas and electricity business by removing the impacts of our asset optimization activities and net non-cash income (loss) impact of our economic hedging activities. As an indicator of our retail energy business’ operating performance, retail gross margin should not be considered an alternative to, or more meaningful than, operating income, as determined in accordance with GAAP. Below is a reconciliation of retail gross margin to (loss) income before income tax expense.

	Years Ended December 31,
(in thousands)	2015	2014	2013
Reconciliation of Retail Gross Margin to (Loss)income before taxes
Income (loss) before income tax expense	$27,949	$(5,156)	$31,468
Interest and other (loss) income	(324)	(263)	(353)
Interest expense	2,280	1,578	1,714
Operating income (loss)	29,905	(3,841)	32,829
Depreciation and amortization	25,378	22,221	16,215
General and administrative	61,682	45,880	35,020
Less:
Net asset optimization revenue	1,494	2,318	314
Net, (Losses) gains on non-trading derivative instruments	(18,423)	(8,713)	1,429
Net, Cash settlements on non-trading derivative instruments	20,279	(6,289)	653
Retail Gross Margin	$113,615	$76,944	$81,668

The Company uses retail gross margin and net asset optimization revenues as the measure of profit or loss for its business segments. This measure represents the lowest level of information that is provided to the chief operating decision maker for our reportable segments.
Financial data for business segments are as follows (in thousands):

Year Ended December 31, 2015	Retail Electricity	Retail Natural Gas	Corporate and Other	Eliminations	Spark Retail
Total Revenues	$229,490	$128,663	$—	$—	$358,153
Retail cost of revenues	170,684	70,504	—	—	241,188
Less:
Net asset optimization revenues	—	1,494	—	—	1,494
Net, Gains (losses) on non-trading derivative instruments	(13,348)	(5,075)	—	—	(18,423)
Current period settlements on non-trading derivatives	11,899	8,380	—	—	20,279
Retail gross margin	$60,255	$53,360	$—	$—	$113,615
Total Assets (1)	$150,245	$113,583	$88,823	$(190,417)	$162,234

(1)	Total Assets includes goodwill of $16.5 million and $1.9 million related to the retail electricity segment and retail natural gas segment, respectively.

Year Ended December 31, 2014	Retail Electricity	Retail Natural Gas	Corporate and Other	Eliminations	Spark Retail
Total Revenues	$176,406	$146,470	$—	$—	$322,876
Retail cost of revenues	149,452	109,164	—	—	258,616
Less:
Net asset optimization revenues	—	2,318	—	—	2,318
Net, Gains (losses) on non-trading derivative instruments	(518)	(8,195)	—	—	(8,713)
Current period settlements on non-trading derivatives	(5,145)	(1,144)	—	—	(6,289)
Retail gross margin	$32,617	$44,327	$—	$—	$76,944
Total Assets	$46,848	$101,711	$27,285	$(37,447)	$138,397

Year Ended December 31, 2013	Retail Electricity	Retail Natural Gas	Corporate and Other	Eliminations	Spark Retail
Total Revenues	$191,872	$125,218	$—	$—	$317,090
Retail cost of revenues	149,885	83,141	—	—	233,026
Less:
Net asset optimization revenues	—	314	—	—	314
Net, Gains (losses) on non-trading derivative instruments	1,336	93	—	—	1,429
Current period settlements on non-trading derivatives	1,349	(696)	—	—	653
Retail gross margin	$39,302	$42,366	$—	$—	$81,668
Significant Customers
For the years ended December 31, 2015, 2014 and 2013, we had one significant customer that individually accounted for more than 10% of the Company’s combined and consolidated net asset optimization revenues.

Significant Suppliers
For the years ended December 31, 2015, 2014 and 2013, we had one significant supplier that individually accounted for more than 10% of the Company’s combined and consolidated net asset optimization revenues cost of revenues.
For the years ended December 31, 2015, 2014 and 2013, the Company had four, three and one significant suppliers that individually accounted for more than 10% of the Company’s combined and consolidated retail electricity retail cost of revenues, respectively.
15. Customer Acquisitions
During the first quarter of 2015, the Company entered into a purchase and sale agreement for the purchase of approximately 25,800 residential and commercial natural gas contracts in Northern California for a purchase price of $2.0 million. The transaction closed in April 2015. The purchase price was capitalized as customer relationships in our consolidated balance sheet and is being amortized over a three-year period as customers use natural gas under a contract with the Company.
During the fourth quarter of 2014, the Company entered into two purchase and sale agreements for the purchase of approximately 13,400 variable rate electricity contracts in Connecticut for a purchase price of approximately $2.2 million. The purchase prices are capitalized as customer relationships to be amortized over a three year period as customers begin using electricity under a contract with the Company. As of December 31, 2014 the Company had paid and capitalized approximately $1.5 million related to these purchases.
16. Equity Method Investment
Investment in eREX Spark Marketing Co., Ltd
In September 2015, the Company, together with eREX Co., Ltd., a Japanese company, entered into an agreement (“eREX JV Agreement”) to form a new joint venture eREX Spark Marketing Co., Ltd (“eREX Spark”). As part of this agreement, the Company contributed 39.2 million Japanese Yen, or $0.3 million, for 20% ownership of eREX Spark. As certain conditions under the eREX JV Agreement are met, the Company is committed to make additional capital contributions totaling 117.2 million Japanese Yen, or $1.0 million (based on exchange rates at December 31, 2015) through November 2016. Additionally, the Company is entitled to share in 30% of the dividends distributed by eREX Spark for the first year a qualifying dividend is paid and for the subsequent four years thereafter. After this period, dividends will be distributed proportionately with the equity ownership of eREX Spark. eREX Spark’s board of directors consists of four directors, one of whom is appointed by the Company.
Based on the Company’s significant influence, as reflected by the 20% equity ownership and 25% control of the eREX Spark board of directors, we recorded the investment in eREX Spark as an equity method investment. Our investment in eREX Spark was $1.2 million as of December 31, 2015, reflecting the initial contribution in September 2015 and expected additional contributions in 2016, and recorded in other assets in the consolidated balance sheet. There were no basis differences between our initial contribution and the underlying net assets of eREX Spark. We recorded our proportionate share of eREX Spark’s loss of less than $0.1 million in our combined and consolidated statement of operations for the year ended December 31, 2015.
17. Subsequent Events
Master Service Agreement with Retailco Services, LLC
We entered into a Master Service Agreement effective January 1, 2016 with Retailco Services, LLC, which is wholly owned by W. Keith Maxwell III. The Master Service Agreement is for a one-year term and renews automatically for successive one-year terms unless the Master Service Agreement is terminated by either party. Retailco Services, LLC will provide us with operational support services such as: enrollment and renewal transaction services; customer billing and transaction services; electronic payment processing services; customer services and information technology infrastructure and application support services under the Master Service Agreement.
Spark HoldCo will pay Retailco Services, LLC a monthly fee consisting of a monthly fixed fee plus a variable fee per customer per month depending on market complexity. Fees will be fixed for the first six months of the Master Service Agreement, and thereafter the parties will meet quarterly to adjust fees and service levels based on changes in assumptions.
Declaration of Dividends
On January 21, 2016, the Company declared a dividend of $0.3625 per share to holders of record of our Class A common stock on February 29, 2016 which was paid on March 14, 2016.
Exchange of Spark HoldCo Units
On February 3, 2016, Retailco, LLC exchanged 1,000,000 of its Spark HoldCo units (together with a corresponding number of shares of Class B common stock) for shares of Class A common stock at an exchange ratio of one share of Class A common stock for each Spark HoldCo unit (and corresponding share of Class B common stock) exchanged.

Supplemental Quarterly Financial Data (unaudited)
Summarized unaudited quarterly financial data is as follows:

	Quarter Ended 2015
	December 31, 2015	September 30, 2015	June 30, 2015(1)	March 31, 2015
	(In thousands, except per share data)
Total Revenues	$94,840	$91,267	$70,243	$101,803
Operating income	4,374	7,250	4,545	13,736
Net income	3,132	5,875	4,039	12,929
Net (loss) income attributable to Spark Energy, Inc. stockholders	(19)	1,314	161	2,409
Net (loss) income attributable to Spark Energy, Inc. per common share – basic	$(0.01)	$0.42	$0.05	$0.80
Net (loss) income attributable to Spark Energy, Inc. per common share – diluted	$(0.01)	$0.31	$0.05	$0.80

(1)
Financial information has been recast to include results attributable to the acquisition of Oasis Power Holdings LLC on May 12, 2015 from an affiliate. See Note 3 “Acquisitions” for further discussion.

	Quarter Ended 2014
	December 31, 2014	September 30, 2014	June 30, 2014	March 31, 2014
	(In thousands, except per share data)
Total Revenues	$82,742	$68,217	$65,941	$105,976
Operating income (loss)	(12,786)	1,607	555	6,783
Net income (loss)	(11,394)	419	201	6,509
Net income (loss) attributable to Spark Energy, Inc. stockholders	(1,115)	1,061	—	—
Net income attributable to Spark Energy, Inc. per common share – basic	$(0.37)	$0.35	N/A(1)	N/A(1)
Net income attributable to Spark Energy, Inc. per common share – diluted	$(0.37)	$0.35	N/A(1)	N/A(1)

(1)	Per share data is not meaningful prior to the Company’s IPO, effective August 1, 2014, as the Company operated under a sole-member ownership structure.

MAJOR ENERGY FINANCIAL STATEMENTS
The financial statements of the Major Energy Companies included herein are being provided in accordance with Rule 3-05 of Regulation S-X. The Major Energy Companies have prepared their audited financial statements for the years ended December 31, 2013, 2014 and 2015 and their unaudited financial statements for the three months ended March 31, 2016. The financial statements of the Major Energy Companies have been prepared based upon assumptions deemed appropriate by management of the Major Energy Companies. An explanation of certain assumptions is set forth under the notes to such financial statements.
The financial statements of the Major Energy Companies should be read in conjunction with the Company’s historical combined and consolidated financial statements and notes thereto contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 and Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2016, as filed with the Securities and Exchange Commission (“SEC”).

Independent Auditor’s Report for Audited Financial Statements for the Years Ended December 31, 2015, 2014 and 2013	117
Combined Balance Sheets as of December 31, 2015 and 2014	118
Combined Statements of Income for the Years Ended December 31, 2015 and 2014	119
Combined Statements of Members’ Equity for the Years Ended December 31, 2015 and 2014	120
Combined Statements of Cash Flows for the Years Ended December 31, 2015 and 2014	121
Notes to Combined Financial Statements for the Years Ended December 31, 2015 and 2014	122
Combined Balance Sheets as of December 31, 2014 and 2013	133
Combined Statements of Income for the Years Ended December 31, 2014 and 2013	134
Combined Statements of Members’ Equity for the Years Ended December 31, 2014 and 2013	135
Combined Statements of Cash Flows for the Years Ended December 31, 2014 and 2013	136
Notes to Combined Financial Statements for the Years Ended December 31, 2014 and 2013	137
Condensed Combined Balance Sheets as of March 31, 2016 and December 31, 2015 (Unaudited)	149
Condensed Combined Statements of Income for the Three Months Ended March 31, 2016 and 2015 (Unaudited)	150
Condensed Combined Statements of Members’ Equity for the Three Months Ended March 31, 2016 (Unaudited)	151
Condensed Combined Statements of Cash Flows for the Three Months Ended March 31, 2016 and 2015 (Unaudited)	152
Notes to Combined Financial Statements for the Three Months Ended March 31, 2016 and 2015 (Unaudited)	153

Independent Auditor’s Report
To Management of
Major Energy Services, LLC and Associated Entities:
We have audited the accompanying combined financial statements of Major Energy Services, LLC and Associated Entities (Major Energy Electric Services, LLC and Respond Power, LLC) (collectively the “Companies”), which comprise the combined balance sheets as of December 31, 2015, 2014 and 2013, and the related combined statements of income, of members’ equity, and of cash flows for the years then ended.
Management’s Responsibility for the Combined Financial Statements
Management is responsible for the preparation and fair presentation of the combined financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of combined financial statements that are free from material misstatement, whether due to fraud or error.
Auditor’s Responsibility
Our responsibility is to express an opinion on the combined financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free from material misstatement.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the combined financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the combined financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the Company’s preparation and fair presentation of the combined financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the combined financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Opinion
In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Major Energy Services, LLC and Associated Entities as of December 31, 2015, 2014 and 2013, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

/s/ PricewaterhouseCoopers LLP
June 10, 2016

Major Energy Services, LLC and Associated Entities
Combined Balance Sheets
December 31, 2015 and 2014

	2015	2014
Assets
Current assets
Cash and cash equivalents	$4,906,701	$2,968,778
Restricted cash	76,500	76,500
Accounts receivable	24,142,291	29,975,662
Natural gas inventories	442,666	700,683
Deferred advertising costs, current	1,683,333	1,374,689
Other current assets	6,034,093	4,607,847
Total current assets	37,285,584	39,704,159
Customer acquisition costs, net of accumulated amortization	4,961,029	8,015,088
Deferred advertising costs	918,750	—
Fixed assets, net of accumulated depreciation of $11,405 in 2015 and $8,752 in 2014	15,123	17,776
Security deposits and other assets	47,540	31,426
Total assets	$43,228,026	$47,768,449
Liabilities and Members’ Equity
Current liabilities
Accounts payable	$9,633,148	$10,112,800
Accrued liabilities	14,569,092	6,975,658
Loans payable	9,418,852	15,324,843
Total current liabilities	33,621,092	32,413,301
Other liabilities	416,668	—
Total liabilities	34,037,760	32,413,301
Commitments and contingencies (Note 8)
Members’ equity	9,190,266	15,355,148
Total liabilities and members’ equity	$43,228,026	$47,768,449

The accompanying notes are an integral part of these combined financial statements.

Major Energy Services, LLC and Associated Entities
Combined Statements of Income
Years Ended December 31, 2015 and 2014

	2015	2014
Sale of natural gas and electricity	$189,228,440	$204,228,844
Cost of natural gas and electricity	144,153,736	165,548,459
Operating expenses	32,015,352	25,681,691
Total operating profit	13,059,352	12,998,694
Interest income (expense)
Interest income	34,910	28,848
Interest expense	(468,230)	(549,059)
Total interest expense, net	(433,320)	(520,211)
Income before income taxes	12,626,032	12,478,483
Income taxes	89,635	120,351
Net income	$12,536,397	$12,358,132

The accompanying notes are an integral part of these combined financial statements.

Major Energy Services, LLC and Associated Entities
Combined Statements of Members’ Equity
Years Ended December 31, 2015 and 2014

	Members’ Units	Retained Earnings	Total Members’ Equity
Balance at December 31, 2013	$1,359,114	$13,881,974	$15,241,088
Members’ distributions	—	(12,171,072)	(12,171,072)
Preferred guaranteed member payments	—	(73,000)	(73,000)
Net income	—	12,358,132	12,358,132
Balance at December 31, 2014	1,359,114	13,996,034	15,355,148
Members’ distributions	—	(18,628,279)	(18,628,279)
Preferred guaranteed member payments	—	(73,000)	(73,000)
Net income	—	12,536,397	12,536,397
Balance at December 31, 2015	$1,359,114	$7,831,152	$9,190,266
The accompanying notes are an integral part of these combined financial statements.

Major Energy Services, LLC and Associated Entities
Combined Statements of Cash Flows
Years Ended December 31, 2015 and 2014

	2015	2014
Cash flows from operating activities
Net income	$12,536,397	$12,358,132
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	10,843,394	10,173,190
Changes in assets and liabilities
Accounts receivable	5,833,372	(1,635,840)
Natural gas inventories	258,017	90,988
Other current assets	75,509	(530,972)
Customer acquisition costs	(6,064,076)	(7,667,627)
Deferred advertising costs	(1,934,800)	(1,018,583)
Security deposits and other assets	(16,114)	439
Accounts payable	(479,652)	393,455
Accrued liabilities	6,578,234	2,597,209
Other liabilities	416,668	—
Net cash provided by operating activities	28,046,949	14,760,391
Cash flows from financing activities
Net borrowings on loans payable	(7,407,747)	(2,873,467)
Members’ distributions	(18,628,279)	(12,171,072)
Preferred guaranteed member payments	(73,000)	(73,000)
Net cash used in financing activities	(26,109,026)	(15,117,539)
Net increase (decrease) in cash and cash equivalents	1,937,923	(357,148)
Cash and cash equivalents
Beginning of period	2,968,778	3,325,926
End of period	$4,906,701	$2,968,778
Cash paid during the period
Interest	$488,074	$552,467
Income taxes	108,158	139,749
Noncash supplemental disclosure
Collateral posting	$1,501,756	$1,164,331
Deferred advertised	1,015,200	518,583

The accompanying notes are an integral part of these combined financial statements.

Major Energy Services, LLC and Associated Entities
Notes to Combined Financial Statements
December 31, 2015 and 2014
1. Organization and Nature of Business
The financial position and results of operations of Major Energy Services, LLC (“MES”), Major Energy Electric Services, LLC (“MEES”) and Respond Power, LLC (“Respond”), (collectively, the “Companies”) are presented on a combined basis in accordance with the principles of the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 810, Consolidation. MES, MEES and Respond are related through common ownership and control.
MES was organized as a New York LLC in 2005. MES is engaged in the marketing and supply of natural gas. MES began serving customers in 2007 and, during 2015, operated in Maryland, New Jersey, New York and Pennsylvania.
MEES was organized as a New York LLC in 2007. MEES is engaged in the marketing and supply of electricity. MEES began serving customers in 2010 and, during 2015, operated in Connecticut, Illinois, Massachusetts, Maryland and New York.
Respond was organized as a New York LLC in 2008. Respond is engaged in the marketing and supply of electricity. Respond began serving customers in 2010 and, during 2015, operated in New Jersey and Pennsylvania.
The Companies operate in the highly regulated natural gas and electricity retail sales industry and comply with the legislation and regulations in these state jurisdictions in order to maintain licensed status and to continue operations. Licensing requirements vary by state, but generally involve regular, standardized reporting in order to maintain a license in good standing with the state commission responsible for regulating retail electricity and gas suppliers.
The transportation and sale for resale of natural gas in interstate commerce are regulated by agencies of the U.S. federal government, primarily the Federal Energy Regulatory Commission (“FERC”) under the Natural Gas Act of 1938, the Natural Gas Policy Act of 1978 and regulations issued under those statutes. Since 1985, FERC has endeavored to make natural gas transportation more accessible to natural gas buyers and sellers on an open and non-discriminatory basis. FERC’s orders do not attempt to directly regulate natural gas retail sales. As a shipper of natural gas on interstate pipelines, the Companies are subject to those interstate pipelines tariff requirements and FERC regulations and policies applicable to shippers.
The Companies marketing efforts to consumers, including but not limited to telemarketing, door-to-door sales, direct mail and online marketing, are subject to consumer protection regulation including state deceptive trade practices acts, Federal Trade Commission (“FTC”) marketing standards, and state utility commission rules governing customer solicitations and enrollments, among others.
2. Significant Accounting Policies
Principles of Combination and Consolidation and Combined Statements of Income
The accompanying combined balance sheets as of December 31, 2015 and 2014 include the accounts of Major Energy Services, LLC, Major Energy Electric Services, LLC and Respond Power, LLC, which are separate entities with common ownership. These entities are managed and operated as if they were a single entity, and therefore management has elected to present their statements on a combined basis. All intercompany balances have been eliminated upon combination.

Basis of Presentation
The accounting and reporting policies of the Companies conform to accounting principles generally accepted in the United States of America (“U.S. GAAP”).
Revision of Prior Period Financial Statements
The Companies fiscal 2014 combined financial statements have been revised to reflect the correction of misstatements relating to certain accrued expenses totaling $1,269,242, of which $834,156 is attributable to the year ending December 31, 2014, and $435,086 attributable to prior periods. The revisions relate to settlement of a sales tax audit with the state of New York for periods prior to 2014 of $327,000, and $280,000 of renewable energy certificates (“RECs”) related to 2014 load requirements in the state of Massachusetts. During 2015, the Companies were also notified by a local distribution company (“LDC”) of volume differentials related to prior year meter reads and has revised the sale of natural gas and electricity by $554,156 for the year ending December 31, 2014 and $108,086 for prior periods to reflect a total of $662,242 due to the LDC. The Companies revised retained earnings at December 31, 2013 to reflect the portion of these misstatements relating to prior years totaling $435,086. In addition, the Companies did not appropriately classify $939,083 of natural gas inventories which had been accrued for by the Companies, however title had not passed from its supplier at December 31, 2014. The presentation of these amounts has been revised and is included in other current assets on the combined balance sheet.
The Companies assessed the quantitative and qualitative impact of the misstatements and concluded that they are not material, individually or in the aggregate, to the fiscal 2014 previously issued combined financial statements. As a result, the fiscal 2014 combined financial statements have been revised. The effect of the revisions on the December 31, 2014 combined financial statements are as follows:

	As Previously Reported	Adjustments	As Revised
Combined Balance Sheet
Assets
Natural gas inventories	$1,639,766	$(939,083)	$700,683
Other current assets	3,668,764	939,083	4,607,847
Total current assets	$39,704,159	$ —	$39,704,159
Liabilities and Members’ Equity
Accrued liabilities	$5,706,416	$1,269,242	$6,975,658
Total liabilities	31,144,059	1,269,242	32,413,301
Members’ equity	16,624,390	(1,269,242)	15,355,148
Total liabilities and members’ equity	$47,768,449	$ —	$47,768,449
Combined Statement of Income	—
Sale of natural gas and electricity	$204,783,000	$(554,156)	$204,228,844
Cost of natural gas and electricity	165,268,459	280,000	165,548,459
Gross profit	39,514,541	(834,156)	38,680,385
Net income	$13,192,288	$(834,156)	$12,358,132
Use of Estimates and Assumptions
The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures at the date of the financial statements. Similarly, estimates and assumptions are required for the reporting of revenues and expenses. The Companies’ most significant estimates relate to unbilled revenue, the future period benefit of customer acquisition costs and the accrual of renewable energy certificates. Actual results could differ from estimates.

Short-Term Financial Assets and Liabilities
The carrying value of certain financial assets and liabilities carried at cost approximates their fair value because they are short-term in nature, bear interest rates that approximate market rates when applicable, and generally have minimal credit risk. These items include cash and cash equivalents, restricted cash, accounts receivable, accounts payable, accrued liabilities and loan payable.
Cash and Cash Equivalents
The Companies considers all highly liquid investments having original maturities of three months or less to be cash equivalents. At December 31, 2015 and 2014, the Companies had balances in excess of the Federal Deposit Insurance Corporation (“FDIC”) insurance amounts.
Restricted Cash
The Companies’ lender/supplier requires the Companies to maintain a minimum cash balance approximating $76,500, which is reported as restricted cash on the combined balance sheets at December 31, 2015 and 2014.
Accounts Receivable
The Companies conduct business in many service markets under purchase of receivables (“POR”) programs, where the LDC is responsible for billing the customer, collecting payment from the customer and remitting payment to the Companies. This POR program results in substantially all of the Companies credit risk being linked to the applicable utility, which generally has an investment-grade rating, and not to the end-use customer. The Companies monitors the financial condition of each LDC and currently believes that its susceptibility to an individually significant write-off as a result of concentrations of customer accounts receivable with those LDCs is remote. Trade accounts receivable that are part of a LDCs POR program are recorded on a gross basis in accounts receivable in the combined balance sheets. Sales are recorded on a gross basis in the combined statement of income. The fee related to the POR program, which averaged approximately 1.5% in 2015 and 1.4% in 2014 of billed accounts receivable, paid to the LDC is recorded in operating expenses in the combined statements of income.
Accounts receivable also include imbalance settlements due from LDCs, which represent differences between the natural gas delivered to LDCs for consumption by our customers and actual usage by our customers. Imbalances are expected to be settled in cash in accordance with contractual payment arrangements. Imbalances are recognized as an adjustment to cost of natural gas in the statement of income. When customer consumption exceeds amounts delivered, amounts are recorded as a reduction of accounts receivable balances from the LDC.
Natural Gas Inventories
Natural gas inventories primarily represent natural gas used to fulfill and manage seasonality for fixed and variable rate customer load requirements which are held by third parties on MES’s behalf. Natural gas inventories are valued at the lower of weighted average cost or market. The weighted-average cost of inventory includes related transportation costs.
MES does not record losses on inventory for which the forecasted selling price in the region for which the inventory is held is sufficient to achieve a profit on units of gas sold.
Renewable Energy Certificates (“RECs”)
RECs are verification that power has been generated by a renewable energy facility. The Companies purchase RECs relative to their load in accordance with renewable portfolio standards established by certain governmental agencies in states in which the Companies operate and the energy product sold to the customer. Purchased RECs are recorded at cost on the date they are purchased. RECs are recorded within other current assets and accrued liabilities on the combined balance sheets and were $724,174 and $5,304,590 at December 31, 2015, and $128,463 and $1,362,959 at December 31, 2014, respectively. RECs are to be retired three to six months after the end of each state’s fiscal reporting year, at which time the related assets and accrued liabilities are reduced accordingly. The Companies evaluated the current market rates and determined no impairment exists at December 31, 2015 and 2014.
Customer Acquisition Costs, Net
Customer acquisition costs are costs paid to outside firms for door-to-door marketing and telemarketing services. The Companies pay a fee per account enrolled by a third party and retained for at least 15 days. The Companies amortize customer acquisition costs over the estimated useful lives of the customer relationships, which was estimated to be 16 months for the year ended December 31, 2015 and 20 months for the year ended December 31, 2014, for gas and electricity, based on current period usage divided by total usage during the estimated lives. After customer acquisition costs are fully amortized, the gross costs and related amortization are removed from the accounts even if the amounts relate to current customers. At December 31, 2015 and 2014, the weighted average remaining amortization period associated with all customer acquisition costs were approximately 9 and 14 months, respectively.
On an annual basis, the Companies assess whether there were any material events or transactions that warrants consideration for their impact on the recorded book value assigned to any customer acquisition costs from previous periods. During 2015 and 2014, there were no material events or transactions that warranted consideration for their impact on the recorded book value assigned to customer acquisition costs from previous periods. The Companies also periodically assess the estimated useful lives of customer relationships and considers whether the amortization period for new customer acquisition costs being capitalized should be modified.
In connection with the Companies annual assessment of its estimated useful lives of customer relationships, the Companies concluded that the initial estimated amortization period for recent customers had changed due to increased competition which impacts the rate at which customers churn. As a result, new MES customers in 2015 and 2014 are amortized over a 16 month and 20 month period, respectively. MES customers acquired prior to these periods continue to be amortized over 30 months. New MEES and Respond Power customers in 2015 and 2014 are amortized over a 16 month and 20 month period, respectively. MEES and Respond Power customers acquired in 2013 are amortized over a 20 month period and MEES and Respond Power customers acquired prior to 2013 are fully amortized as of December 31, 2015.
Advertising
Advertising costs related to marketing materials and promotions are expensed as incurred. During the years ended December 31, 2015 and 2014, the Companies recognized advertising expenses of $418,486 and $303,985, respectively.
Effective October 1, 2015, the Companies renewed a sponsorship agreement that provides exclusive promotional marketing and advertising of the Company’s brand. The Companies have deferred the cost of the agreement of $2,450,000, and are amortizing such amount over the period of the advertising campaign, which expires September 30, 2017. As of December 31, 2015, there is a total amount outstanding under the agreement of $1,650,000, of which $1,233,332 is due in 2016, and $416,668 is due in 2017. As of December 31, 2014, there was total amount outstanding under the original agreement of $423,200, which was all due in 2015.
On November 3, 2014, the Companies entered into a sponsorship agreement with another entity that has an initial term of one year and is subject to two annual renewals at the mutual agreement of both parties. The Companies have deferred the cost of the agreement, $500,000, and are amortizing such amount over the one year period of the advertising campaign. Effective November 3, 2015, the Companies renewed the agreement for another year. As of December 31, 2015, there is a total amount outstanding under the agreement of $500,000, which is all due in 2016.
During the years ended December 31, 2015 and 2014, the Companies recognized amortization expenses related to the sponsorship agreements of $1,722,606 and $1,263,475, respectively.
Fixed Assets, Net
Fixed assets consist primarily of computer hardware and software as well as office furniture. Fixed assets are stated at cost on the combined balance sheets, less accumulated depreciation. Depreciation is recorded on a straight-line basis over the estimated useful lives of the related assets, which generally range from three to ten years. Costs of maintenance and repairs to fixed assets are expensed as incurred.
Depreciation expenses related to capitalized expenditures for the years ending December 31, 2015 and 2014 were $2,653 in each year.
Revenue Recognition
Sales of Natural Gas and .Electricity
Revenues from the sale of natural gas and electricity are recognized in the period in which the commodity is consumed by the customers. Sales of natural gas and electricity are generally billed by the LDCs, acting as the Companies’ agent, on a monthly cycle basis. The billing cycles for customers do not coincide with the accounting periods used by the Companies for financial reporting purposes. The Companies follow the accrual method of accounting for unbilled revenues whereby revenues applicable to gas and electricity consumed by customers, but not yet billed under the cycle billing method, are accrued for along with the related costs, and included in operations. Any adjustments for prior billing periods are reflected in operations in the period in which they are finalized.
Pass-Through Revenues
Revenues also include certain pass-through revenues, which primarily represent transportation and distribution charges billed to customers by certain LDCs. These revenues are offset by corresponding amounts in cost of goods sold for amounts billed to the Companies by the LDC. Pass-through revenue was not material for the years ended December 31, 2015 and 2014.
Deferred Revenue
Customers who are on budget-billed plans pay for their energy at ratable monthly amounts, based on estimated annual usage, while the Companies record revenues when the energy is consumed by the customer. The cumulative differences between actual usage for these customers and the budget-billed amounts actually invoiced are equal to the net budget-billed variance. If the net budget-billed variance is a receivable from the customer at the balance sheet date, indicating that the customer’s actual usage has exceeded amounts billed to the customer, the amount is reported as accounts receivable in the combined balance sheets. If the net budget-billed variance is a liability to the customer, indicating that amounts billed have exceeded actual usage, the amount is reported as accrued liabilities in the combined balance sheets. Budget billed customer accounts are adjusted periodically for differences between estimated and annual consumption.
Collections of Sales Tax
Sales tax is added to customer bills for the markets served by the Companies. Sales tax collected from customers on behalf of governmental entities is recorded in accrued liabilities on the combined balance sheets and is recorded net in the combined statements of income.

Cost of Operations
Direct energy costs are recognized concurrently with the related energy sales. Direct energy costs include the cost of purchased commodity, costs associated with energy delivered and the cost of RECs. The Companies accrue for these costs based on estimated volumes for natural gas and electricity delivered based on the forecasted revenue volumes, preliminary settlements and other available information. Estimated amounts are adjusted when actual usage is known and billed. Final determination and settlement of these charges may take up to several months.
Income Taxes
The Companies are organized as limited liability companies and have elected to file income tax returns as a partnership. Allocable shares of income, gains, deductions, losses and credits are therefore includable in the income tax return of the individual members or partners; as such no provision for federal or state income taxes has been recorded in the combined financial statements. Estimated income tax expense for certain cities that tax partnerships are accrued and recorded as income tax expense.
Benefit Plans
The Companies sponsor a defined contribution plan covering substantially all of its employees. Eligible employees may elect to contribute a percentage of their compensation into employee directed investments within certain limits set by the Internal Revenue Service. The Companies do not match the employees’ contribution, but can elect to make a profit-sharing annual contribution to the plan. Administrative costs, incurred in connection with the plan, are paid by the plan. Expenses for the years ended December 31, 2015 and 2014 for the plan were $532,487 and $198,842, respectively.
Transactions with Related Parties
In the normal course of business, the Companies have entered into transactions with nonemployee related parties for marketing services. Refer to Note 7 to these combined financial statements for additional information regarding related party transactions.
3. Accounts Receivable
Accounts receivable is summarized in the following table:

	2015	2014
Billed customer accounts receivable	$14,638,504	$17,998,968
Unbilled customer accounts receivable	9,219,955	11,897,937
Budget billing receivable	195,864	297,530
Imbalance and other settlements	87,968	(218,773)
Total accounts receivable	$24,142,291	$29,975,662
Billed customer accounts receivable represents uncollected revenues that have been billed on the Companies’ behalf by the LDCs. Unbilled customer accounts receivable represent revenues associated with natural gas or electricity consumed but not yet billed to customers under the LDCs monthly cycle billing method.
The Companies have limited credit risk as the LDCs guarantee billed and unbilled customer accounts receivable. As of December 31, 2015 and 2014, 99% and 100%, respectively of the Companies’ billed and unbilled customer accounts receivable were with LDCs with an investment grade credit rating.
Imbalance settlements represent differences between the natural gas delivered to LDCs for consumption by the Companies’ customers and actual usage by the Companies’ customers. Other settlements include payments for gas supplied by the LDCs for winter usage as well as other miscellaneous charges. Such settlements are expected to be included in cash to/from the LDCs in accordance with contractual payment arrangements.
Budget billing receivable represents the amounts that customer’s usages have exceeded the amount they have been billed under their budget billed plan.
4. Customer Acquisition Costs
Customer acquisition costs and related accumulated amortization are summarized in the following table:

	2015	2014
Customer acquisition costs	$12,872,228	$18,051,074
Accumulated amortization	(7,911,199)	(10,035,986)
	$4,961,029	$8,015,088
Amortization expense relating to capitalized customer acquisition costs were $9,118,135 and $8,907,063 for the years ending December 31, 2015 and 2014, respectively. During 2015 and 2014, the Companies wrote off fully amortized costs and amortization of $11,242,922 and $6,790,139, respectively.
5. Accrued Liabilities
Accrued liabilities are summarized in the following table:

	2015	2014
Sales and gross receipts tax payable	$1,109,588	$1,761,269
Advertising costs payable	1,733,332	1,134,800
Payroll and payroll taxes	69,392	131,640
Payable to defined contribution plan	480,000	190,000
Budget billing overcharge	43,115	5,318
Legal settlements	4,633,027	962,500
Accrued REC’s*	5,304,590	1,362,959
Other accrued liabilities*	1,196,048	1,427,172
Total accrued liabilities	$14,569,092	$6,975,658

* 2014 amounts as revised (Note 2)
6. Loans Payable
Major Energy Services, LLC
MES is a borrower under a revolving credit facility with a company that is both a supplier of natural gas and creditor for MES. In addition to having a lien on MES’s receivables, the creditor charges $0.125/MMBtu of natural gas supplied in return for its’ short-term financing of MES’s purchases of natural gas.
In March 2014, the agreement that governs the revolving credit facility was amended and restated to, among other things, set the borrowing limit at $15,000,000 of revolving credit as well as provide up to $10,000,000 of credit support in the form of payment guarantees, or letters of credit. The amended and restated agreement also effectuated the primary term of the agreement to March 31, 2017 with subsequent automatic one year extensions unless either party notifies the other 180 days prior to the expiration of the agreement that the party wishes to terminate the agreement at the expiration of the term.

As part of the amended and restated agreement, the unpaid balance on natural gas purchases are converted to a loan on the 25th of the first month following purchase. These loans are subsequently payable on the 25th of the second month following purchase. As of December 31, 2015 and 2014, interest was accrued on the loan at an annualized rate of the floating 90-day LIBOR rate+ 300 basis points or 3.41% and 3.23%, respectively. As of December 31, 2015 and 2014, the balances of these loans were $763,313 and $1,964,392, respectively.
Due to capacity constraints in the winter, some of the LDC territories in which MES operates require MES to buy natural gas and store it in the summer for the subsequent winter use. Per the master agreement, the creditor finances these purchases and holds a security interest in the stored gas as collateral. As of December 31, 2015, the applicable margin for these storage loans was 90-day LIBOR rate + 300 basis points, or 3.41% per annum. The balance of these storage loans as of December 31, 2015 was $952,090. As of December 31, 2014, the applicable margin for these storage loans was 90-day LIBOR rate+ 300 basis points, or 3.23% per annum. The balance of these storage loans as of December 31, 2014 was $1,926,364. These loans were repaid subsequently in May 2016 and 2015, respectively.
Major Energy Electric Services, LLC
MEES is a borrower under a revolving credit facility with the same company that is the creditor for MES. In addition to having a lien on MEES’s receivables, the creditor charges $1.15/MwH of electricity financed in return for its short-term financing of MEES’s purchases of electricity.
In March 2014, the agreement that governs the revolving credit facility was amended to, amongst other things, set the borrowing limit at $20,000,000 of revolving credit, extend the primary term to March 31, 2017 with subsequent one year extensions, detail collateral requirements for fixed price purchases as well as decrease the per unit charge to MEES. The subsequent one year extensions are evergreen unless either party notifies the other 180 days prior to the expiration of the agreement that that party wishes to terminate the agreement at the expiration of the term.
As part of the operating agreement, the unpaid balance on electricity purchases are converted to a loan on the day payment is made by creditor for electricity purchased by MEES. These loans are subsequently payable on the 25th of the second month following purchase. As of December 31, 2015 and 2014, interest was accrued on the loan at an annualized rate of the floating 90-day LIBOR rate+ 300 basis points or 3.41% and 3.23%, respectively. As of December 31, 2015 and 2014, the balances of these loans were $3,779,274 and $6,199,736, respectively.
The creditor has also posted the required cash collateral on the Company’s behalf with ISO New England, the overseer of the bulk electric power system in New England. The required collateral amount is based on volumes and related cost of commodity being used by the customers of each supplier. At December 31, 2015 and 2014, the balance outstanding on this collateral totaled $2,664,000 and $1,164,000, respectively. This amount is included in other current assets and loan payable on the combined balance sheets. In accordance with the terms of the agreement that governs the revolving credit facility, there is no interest charged on such collateral postings.
Respond Power, LLC
Respond is a borrower under a revolving credit facility with the same company that is the creditor for MES. In addition to having a lien on Respond’s receivables, the creditor charges $1.15/MwH of electricity financed in return for its’ short-term financing of Respond’s purchases of electricity.
In March 2014, Respond amended the agreement with a creditor to run through March 31, 2017 with subsequent one year extensions. The subsequent one year extensions are evergreen unless either party notifies the other 180 days prior to the expiration of the agreement that that party wishes to terminate the agreement at the expiration of the term. The agreement also sets the borrowing limit at $20,000,000 of revolving credit as well as detailed per unit fees to be charged, collateral requirements for fixed price purchases and details the approved territories for Respond to service.
As part of the operating agreement, the unpaid balance on electricity purchases are converted to a loan on the day payment is made by creditor for electricity. These loans are subsequently payable on the 25th of the second month following purchase. As of December 31, 2015, interest was accrued on the loan at an annualized rate of the floating 90-day LIBOR rate + 300 basis points or 3.41%. As of December 31, 2015, the balance of the loan was $1,260,174. As of December 31, 2014, interest was accrued on the loan at an annualized rate of the floating 90-day LIBOR rate+ 300 basis points or 3.23%. As of December 31, 2014, the balance of the loan was $4,070,350.
For all debt presented in these financial statements, the fair value of the debt approximates its carrying value.
7. Related Party Transactions
Management Fees
MES pays all expenses of the Companies that are nonallocable to a specific company. Such expenses include rent, utilities, payroll and insurance among others. MES charges a management fee to MEES and Respond equal to a percentage of the total of these expenses calculated by dividing each company’s number of customers by the total customers of all three companies. During the year ended December 31, 2015, management fees of $3,812,650 and $2,888,636 were charged to MEES and Respond, respectively. During the year ended December 31, 2014, management fees of $2,399,558 and $2,793,257 were charged to MEES and Respond, respectively. These amounts eliminate in combination.
Marketing Services
During 2010, the Companies began use of an entity for its door-to-door marketing services that during 2010 was affiliated through employee ownership. While the owner of this entity is no longer employed by the Companies, the entity remains a key vendor. For the years ended December 31, 2015 and 2014, the related marketing costs charged to the Companies by this marketing entity were $2,606,353 and $4,817,054, respectively, and are included in customer acquisition costs on the combined balance sheets. MES extended a loan for certain nonrecurring costs to this entity, the balances of which owed to MES as of December 31, 2015 and 2014 were $802,000 each year. The loan began accruing interest in 2014 at an annualized rate of the floating 90-day LIBOR + 300 basis points which was 3.41% and 3.23% as of December 31, 2015 and December 31, 2014, respectively. Total interest accrued during 2015 and 2014 was $28,457 and $25,211, respectively.
Member Transactions
Certain interest holders are considered to be Managing Members who, as a group, have the rights required for or appropriate to the management of the business. Additionally, certain members are considered to be Class A members. Class A members have voting rights proportionate to their member interest over certain specific, significant capital transactions, including redemptions and transfers of member interests and dissolution of the Companies. Certain Class A members also receive an annual 10% cumulative preferred guaranteed payment on their remaining capital investment of $730,000 as well as a preferred return of this amount in addition to their percentage ownership interest in the event of a sale of the Companies meeting certain conditions. The Companies made preferred guaranteed member payments to Class A members of $73,000 during each of 2015 and 2014.

8. Commitments and Contingencies

Lease Commitments
The Companies lease office space under noncancelable operating leases that expired in September 2015 and were renewed through December 2020. In accordance with the accounting rules for leases, these agreements are recognized as operating leases. Rental expense related to the above lease spaces were $163,372 and $148,318 for the years ended December 31, 2015 and 2014, respectively. Future annual minimum lease payments under operating leases are summarized in the following table:

Years Ending
2016	$185,159
2017	203,328
2018	211,461
2019	219,920
2020	228,717
Total minimum lease payments	$1,048,585
Capacity Charge Commitments
MES enters into agreements to transport and store natural gas. Since the demand for natural gas in the winter is high, MES agrees to pay for certain capacity for the transportation systems utilized for up to a twelve-month period. These agreements are take-or-pay in that if MES does not use the capacity, it still must pay for capacity committed. For contracts outstanding as of December 31, 2015 and 2014, the total committed capacity charges were approximately $5.9 million and $6.8 million, respectively. These agreements will expire during the various months in the next year, and will be replaced with new contracts as necessary. Management currently believes that all capacity commitments will be utilized before expiration.
Litigation
In 2015, the Companies settled a class action lawsuit related to allegations that the Companies failed to pay minimum wage and overtime to its marketing representatives, in violation of the Fair Labor Standards Act. The settlement calls for payments of $700,000, which was accrued for in 2014 and paid in 2015.
From time to time, the Companies are a party to claims and legal proceedings that arise in the ordinary course of business, including investigations of marketing practices, product pricing and billing practices by various governmental or other regulatory agencies.
In 2015, the Companies settled with the Illinois Commerce Commission with respect to allegations of misleading marketing practices, for $262,500. The amounts related to this settlement included in accrued expenses on the combined balance sheets at December 31, 2015 and 2014 were $239,676 and $262,500, respectively.
In 2016, the Companies settled with the Maryland Public Service Commission with respect to allegations of misleading marketing practices, for $300,000. The settlement also requires for the Companies to report monthly to the Maryland Public Service Commission on number of customer complaints. The $300,000 is included in accrued expenses in the combined balance sheets at December 31, 2015.
In 2016, the Companies submitted a proposed joint settlement to the Pennsylvania Public Utility Commission/Bureau of Investigation and Enforcement with respect to allegations of misleading marketing practices, for $4,093,351. The proposed settlement also includes quarterly reporting on number of complaints, as well as allowing for only fixed-rate products to be sold. The $4,093,351 is included in accrued expenses in the combined balance sheets at December 31, 2015.

Management continues to work on settling other outstanding regulatory inquiries and does not believe that any such proceedings to which the Companies are currently a party will have a material impact on the Companies results of operations, cash flows or financial position.
The Companies do not have physical custody or control over any facilities used to transport the natural gas and electricity to its customers. Title to the natural gas sold to MES’s customers is passed at the same point at which MES accepts title from its natural gas suppliers. While there can be no assurance regarding claims and litigation, management does not believe that the Companies have significant exposure to legal claims or other liabilities associated with environmental concerns.
Physical Commodity Purchase Commitments
MES has forward physical contracts to acquire physical quantities of natural gas in specified future periods. These contracts allow MES to acquire natural gas on a forward market fixed-price basis, enabling it to establish a fixed and determinable cost for a significant portion of its natural gas needs during ·the specified periods. MES’s practice is to enter into contracts that are less than its total expected future needs for natural gas. It currently expects to continue such forward purchases in future periods.
In 2015 and 2014, MES designated these contracts as normal purchases of natural gas. As such, there is no recognition of any change in fair value of these contracts. As of December 31, 2015, MES had forward contracts to purchase a total of approximately 571,048 DTHm of natural gas at a total purchase price of approximately $1,691,578. MEES and Respond (“MEESRP”) have forward contracts to acquire quantities of electricity in specified future periods. These contracts allow MEESRP to establish a fixed and determinable cost for a portion of its electricity needs during the specified periods. MEESRP’s practice is to enter into such contracts when they have a related amount of demand from its customers for fixed pricing over the contract period.
MEESRP designates these contracts as normal purchases of electricity. As such, there is no recognition of any change in fair value of these contracts. As of December 31, 2015, MEESRP had forward contracts to purchase a total of approximately 923,823 MwH of electricity at a total purchase price of approximately $39,904,689.
9. Subsequent Events
The Companies have evaluated subsequent events through June 10, 2016, which is the date the financial statements were available for issuance.
In April 2016, all of the outstanding membership interests in the Companies were acquired by National Gas and Electric, LLC (“NGE”). In consideration of the purchase, NGE agreed to pay a purchase price of $45,000,000, less a litigation credit of $5,000,000, for a net sum of $40,000,000 at closing, with additional amounts of up to $35,000,000 payable through 2018 assuming certain performance targets are met. The purchase price was further adjusted for certain escrow as well as working capital considerations.

Major Energy Services, LLC and Associated Entities
Combined Balance Sheets
December 31, 2014 and 2013

	2014	2013
Assets
Current assets
Cash and cash equivalents	$2,968,778	$3,325,926
Restricted cash	76,500	76,500
Accounts receivable	29,975,662	28,339,822
Natural gas inventories	700,683	791,671
Deferred advertising costs, current	1,374,689	—
Other current assets	4,607,847	2,912,544
Total current assets	39,704,159	35,446,463
Customer acquisition costs, net of accumulated amortization	8,015,088	9,254,524
Deferred advertising costs	—	2,138,164
Fixed assets, net of accumulated depreciation of $8,752 in 2014 and $6,100 in 2013	17,776	20,428
Security deposits and other assets	31,426	31,865
Total assets	$47,768,449	$46,891,444
Liabilities and Members’ Equity
Current liabilities
Accounts payable	$10,112,800	$9,719,345
Accrued liabilities	6,975,658	4,473,832
Loans payable	15,324,843	17,033,979
Total current liabilities	32,413,301	31,227,156
Other liabilities	—	423,200
Total liabilities	32,413,301	31,650,356
Commitments and contingencies (Note 8)
Members’ equity	15,355,148	15,241,088
Total liabilities and members’ equity	$47,768,449	$46,891,444

The accompanying notes are an integral part of these combined financial statements.

Major Energy Services, LLC and Associated Entities
Combined Statements of Income
Years Ended December 31, 2014 and 2013

	2014	2013
Sale of natural gas and electricity	$204,228,844	$145,493,370
Cost of natural gas and electricity	165,548,459	112,934,858
Operating expenses	25,681,691	19,076,627
Total operating profit	12,998,694	13,481,885
Interest income (expense)
Interest income	28,848	14,242
Interest expense	(549,059)	(384,923)
Total interest expense, net	(520,211)	(370,681)
Income before income taxes	12,478,483	13,111,204
Income taxes	120,351	45,389
Net income	$12,358,132	$13,065,815

The accompanying notes are an integral part of these combined financial statements.

Major Energy Services, LLC and Associated Entities
Combined Statements of Members’ Equity
Years Ended December 31, 2014 and 2013

	Members’ Units	Retained Earnings	Total Members’ Equity
Balances at December 31, 2012	$1,359,114	$9,831,271	$11,190,385
Members’ distributions	—	(8,942,112)	(8,942,112)
Preferred guaranteed member payments	—	(73,000)	(73,000)
Net income	—	13,065,815	13,065,815
Balances at December 31, 2013	1,359,114	13,881,974	15,241,088
Members’ distributions	—	(12,171,072)	(12,171,072)
Preferred guaranteed member payments	—	(73,000)	(73,000)
Net income	—	12,358,132	12,358,132
Balances at December 31, 2014	$1,359,114	$13,996,034	$15,355,148

The accompanying notes are an integral part of these combined financial statements.

Major Energy Services, LLC and Associated Entities
Combined Statements of Cash Flows
Years Ended December 31, 2014 and 2013

	2014	2013
Cash flows from operating activities
Net income	$12,358,132	$13,065,815
Adjustments to reconcile net profit to net cash provided by operating activities
Depreciation and amortization	10,173,190	7,342,959
Changes in assets and liabilities
Accounts receivable	(1,635,840)	(9,185,670)
Natural gas inventories	90,988	(90,530)
Other current assets	(530,972)	(581,236)
Customer acquisition costs	(7,667,627)	(8,238,847)
Deferred advertising costs	(1,018,583)	(790,233)
Security deposits and other assets	439	8,285
Accounts payable	393,455	1,909,044
Accrued liabilities	2,597,209	(865,930)
Other liabilities	—	423,200
Net cash provided by operating activities	14,760,391	2,996,857
Cash flows from investing activities
Restricted cash	—	75,000
Net cash provided by investing activities	—	75,000
Cash flows from financing activities
Net borrowings (repayments) on loans payable	(2,873,467)	7,054,344
Members’ distributions	(12,171,072)	(8,942,112)
Preferred guaranteed member payments	(73,000)	(73,000)
Net cash used in financing activities	(15,117,539)	(1,960,768)
Net increase (decrease) in cash and cash equivalents	(357,148)	1,111,089
Cash and cash equivalents
Beginning of year	3,325,926	2,214,837
End of year	$2,968,778	$3,325,926
Supplemental disclosure of cash flow information
Interest paid	$552,467	$368,887
Non-Cash Disclosure
Collateral posting	1,164,331	—
Deferred advertising	518,583	1,653,383

The accompanying notes are an integral part of these combined financial statements.

Major Energy Services, LLC and Associated Entities
Notes to Combined Financial Statements
December 31, 2014 and 2013

1.	Organization and Nature of Business
The financial position and results of operations of Major Energy Services, LLC ("MES"), Major Energy Electric Services, LLC ("MEES") and Respond Power, LLC ("Respond") (collectively, the “Companies”) are presented on a combined basis in accordance with the principles of the Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") Topic 810, Consolidation. MES, MEES and Respond are related through common ownership and control.
MES, was organized as a New York LLC in 2005. MES is engaged in the marketing and supply of natural gas. MES began serving customers in 2007 and, during 2014, operated in Maryland, New Jersey, New York and Pennsylvania.
MEES, was organized as a New York LLC in 2007. MEES is engaged in the marketing and supply of electricity. MEES began serving customers in 2010 and, during 2014, operated in Illinois, Massachusetts, Maryland and New York.
Respond , was organized as a New York LLC in 2008. Respond is engaged in the marketing and supply of electricity. Respond began serving customers in 2010 and, during 2014, operated in New Jersey and Pennsylvania.
The Companies operate in the highly regulated natural gas and electricity retail sales industry and comply with the legislation and regulations in these state jurisdictions in order to maintain licensed status and to continue operations. Licensing requirements vary by state, but generally involve regular, standardized reporting in order to maintain a license in good standing with the state commission responsible for regulating retail electricity and gas suppliers.
The transportation and sale for resale of natural gas in interstate commerce are regulated by agencies of the U.S. federal government, primarily the Federal Energy Regulatory Commission (“FERC”) under the Natural Gas Act of 1938, the Natural Gas Policy Act of 1978 and regulations issued under those statutes. Since 1985, FERC has endeavored to make natural gas transportation more accessible to natural gas buyers and sellers on an open and non-discriminatory basis. FERC’s orders do not attempt to directly regulate natural gas retail sales. As a shipper of natural gas on interstate pipelines, the Companies are subject to those interstate pipelines tariff requirements and FERC regulations and policies applicable to shippers.
The Companies marketing efforts to consumers, including but not limited to telemarketing, door-to-door sales, direct mail and online marketing, are subject to consumer protection regulation including state deceptive trade practices acts, Federal Trade Commission (“FTC”) marketing standards, and state utility commission rules governing customer solicitations and enrollments, among others.

2.	Significant Accounting Policies
Principles of Combination and Consolidation and Combined Statements of Income
The accompanying combined financial statements include the accounts of Major Energy Services, LLC, Major Energy Electric Services, LLC and Respond Power, LLC, which are separate entities with common ownership. These entities are managed and operated as if they were a single entity, and therefore management has elected to present their statements on a combined basis. All intercompany balances have been eliminated upon combination.

Basis of Presentation
The accounting and reporting policies of the Companies conform to accounting principles generally accepted in the United States of America (“U.S. GAAP”).
Revision of Prior Period Financial Statements
The Companies' fiscal 2014 and 2013 combined financial statements have been revised to reflect the correction of misstatements relating to certain accrued expenses totaling $1,269,242, of which $834,156 is attributable to the year ending December 31, 2014, and $435,086 is attributable to the year ending December 31, 2013. The revisions relate to settlement of a sales tax audit with the state of New York for periods prior to 2014 of $327,000, and $280,000 of renewable energy certificates ("RECs") related to 2014 load requirements in the state of Massachusetts. During 2015, the Companies was also notified by a local distribution company ("LDC") of volume differentials related to prior year meter reads and has revised the sale of natural gas and electricity by $554,156 and $108,086 for the years ending December 31, 2014 and December 31, 2013, respectively, to reflect a total of $662,242 due to the LDC. In addition, the Companies did not appropriately classify $939,083 and $1,002,132 of natural gas inventories which had been accrued for by the Companies, however title had not passed from its supplier at December 31, 2014 and December 31, 2013, respectively. The presentation of these amounts has been revised and is included in other current assets on the combined balance sheet.
The Companies assessed the quantitative and qualitative impact of the misstatements and concluded that they are not material, individually or in the aggregate, to the fiscal 2014 and 2013 previously issued combined financial statements. As a result, the fiscal 2014 and 2013 combined financial statements have been revised. The effect of the revisions on the fiscal 2014 and 2013 combined financial statements are as follows:

Fiscal 2014	As Previously Reported	Adjustments	As Revised
Combined Balance Sheet
Assets
Natural gas inventories	1,639,766	(939,083)	700,683
Other current assets	3,668,764	939,083	4,607,847
Total current assets	39,704,159	—	39,704,159

Liabilities and Members' Equity
Accrued liabilities	5,706,416	1,269,242	6,975,658
Total liabilities	31,144,059	1,269,242	32,413,301
Members' equity	16,624,390	(1,269,242)	15,355,148
Total liabilities and members' equity	47,768,449	—	47,768,449

Combined Statement of Income
Sale of natural gas and electricity	204,783,000	(554,156)	204,228,844
Cost of natural gas and electricity	165,268,459	280,000	165,548,459
Operating expenses	25,681,691	—	25,681,691
Gross profit	13,832,850	(834,156)	12,998,694
Net income	13,192,288	(834,156)	12,358,132

Fiscal 2013	As Previously Reported	Adjustments	As Revised
Combined Balance Sheet
Assets
Natural gas inventories	1,793,803	(1,002,132)	791,671
Other current assets	1,910,412	1,002,132	2,912,544
Total current assets	35,446,463	—	35,446,463

Liabilities and Members' Equity
Accrued liabilities	4,038,746	435,086	4,473,832
Total liabilities	31,215,270	435,086	31,650,356
Members' equity	15,676,174	(435,086)	15,241,088
Total liabilities and members' equity	46,891,444	—	46,891,444

Combined Statement of Income
Sale of natural gas and electricity	145,601,456	(108,086)	145,493,370
Cost of natural gas and electricity	112,934,858	—	112,934,858
Operating expenses	18,749,627	327,000	19,076,627
Gross profit	13,916,971	(435,086)	13,481,885
Net income	13,500,901	(435,086)	13,065,815

Use of Estimates and Assumptions
The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures at the date of the financial statements. Similarly, estimates and assumptions are required for the reporting of revenues and expenses. The Companies’ most significant estimates relate to unbilled revenue, the future period benefit of customer acquisition costs and the accrual of renewable energy certificates. Actual results could differ from estimates.
Short-Term Financial Assets and Liabilities
The carrying value of certain financial assets and liabilities carried at cost approximates their fair value because they are short-term in nature, bear interest rates that approximate market rates when applicable, and generally have minimal credit risk. These items include cash and cash equivalents, restricted cash, accounts receivable, accounts payable, accrued liabilities and loan payable.
Cash and Cash Equivalents
The Companies considers all highly liquid investments having original maturities of three months or less to be cash equivalents. At December 31, 2014 and 2013, the Companies had balances in excess of the Federal Deposit Insurance Corporation ("FDIC") insurance amounts.
Restricted Cash
The Companies’ lender/supplier requires the Companies to maintain a minimum cash balance approximating $76,500, which is reported as restricted cash on the combined balance sheets at December 31, 2014 and 2013.
Accounts Receivable
The Companies conduct business in many service markets under purchase of receivables (“POR”) programs, where the LDC is responsible for billing the customer, collecting payment from the customer and remitting payment to the Companies. This POR program results in substantially all of the Companies credit risk being linked to the applicable utility, which generally has an investment-grade rating, and not to the end-use customer.

The Companies monitors the financial condition of each LDC and currently believes that its susceptibility to an individually significant write-off as a result of concentrations of customer accounts receivable with those LDCs is remote. Trade accounts receivable that are part of a LDCs POR program are recorded on a gross basis in accounts receivable in the combined balance sheets. Sales are recorded on a gross basis in the combined statement of income. The fee related to the POR program, which averaged approximately 1.4% in 2014 and 1.5% in 2013 of billed accounts receivable, paid to the LDC is recorded in operating expenses in the combined statements of income.
Accounts receivable also include imbalance settlements due from LDCs, which represent differences between the natural gas delivered to LDCs for consumption by our customers and actual usage by our customers. Imbalances are expected to be settled in cash in accordance with contractual payment arrangements. Imbalances are recognized as an adjustment to cost of natural gas in the statement of income. When customer consumption exceeds amounts delivered, amounts are recorded as a reduction of accounts receivable balances from the LDC.
Natural Gas Inventories
Natural gas inventories primarily represent natural gas used to fulfill and manage seasonality for fixed and variable rate customer load requirements which are held by third parties on MES’s behalf. Natural gas inventories are valued at the lower of weighted average cost or market. The weighted-average cost of inventory includes related transportation costs.
MES does not record losses on inventory for which the forecasted selling price in the region for which the inventory is held is sufficient to achieve a profit on units of gas sold.
Renewable Energy Certificates (“RECs”)
RECs are verification that power has been generated by a renewable energy facility. The Companies purchase RECs relative to their load in accordance with renewable portfolio standards established by certain governmental agencies in states in which the Companies operate and the energy product sold to the customer. Purchased RECs are recorded at cost on the date they are purchased. RECs are recorded within other assets and accrued liabilities on the combined balance sheets and were $128,463 and $1,362,959 at December 31, 2014, respectively. There were no amounts recorded at December 31, 2013. RECs are to be retired 3-6 months after the end of each state’s fiscal reporting year, at which time the related assets and accrued liabilities are reduced accordingly. The Companies evaluated the current market rates and determined no impairment exists at December 31, 2014.
Customer Acquisition Costs, Net
Customer acquisition costs are costs paid to an outside firm for door-to-door marketing services and telemarketing services. The Companies pay a fee per account enrolled by a third party and retained for at least 15 days. The Companies amortize customer acquisition costs over the estimated useful lives of the customer relationships, which are currently estimated to be 20 months for gas and electricity, based on current period usage divided by total usage during the estimated lives. After customer acquisition costs are fully amortized, the gross costs and related amortization are removed from the accounts even if the amounts relate to current customers. At December 31, 2014 and 2013, the weighted average remaining amortization period associated with all customer acquisition costs were approximately 14 and 17 months, respectively.
On an annual basis, the Companies assess whether there were any material events or transactions that warrants consideration for their impact on the recorded book value assigned to any customer acquisition costs from previous periods. During 2014 and 2013, there were no material events or transactions that warranted consideration for their impact on the recorded book value assigned to customer acquisition costs from previous periods. The Companies also periodically assess the estimated useful lives of customer relationships and considers whether the amortization period for new customer acquisition costs being capitalized should be modified.
In connection with the Companies annual assessment of its estimated useful lives of customer relationships, the Companies concluded that the initial estimated amortization period for recent customers had changed due to increased competition which impacts the rate at which customers churn. As a result, new customers of MES in 2014 are amortized over a 20 month period. New customers of MEES and Respond in 2014 and 2013 are amortized over a 20 month period. Customers acquired prior to these periods continue to be amortized over 30 months.
Advertising
Advertising costs related to marketing materials and promotions are expensed as incurred. During the years ended December 31, 2014 and 2013, the Companies recognized advertising expenses of $303,985 and $304,308, respectively.
On October 1, 2013, the Companies entered into a sponsorship agreement that provides exclusive promotional marketing and advertising of the Company’s brand. The Companies have deferred the cost of the agreement of $2,443,616, and is amortizing such amount over the period of the advertising campaign, which expires September 30, 2015. As of December 31, 2014, there is a total amount outstanding under the agreement of $423,200, which is due in 2015.
On November 3, 2014, the Companies entered into a sponsorship agreement with another entity that has an initial term of one year and is subject to two annual renewals at the mutual agreement of both parties. The Companies have deferred the cost of the agreement, $500,000, and is amortizing such amount over the one year period of the advertising campaign. As of December 31, 2014, the annual cost of the agreement has not been paid and is due in 2015.
During the years ended December 31, 2014 and 2013, the Companies recognized amortization expenses related to the sponsorship agreements of $1,263,475 and $305,452, respectively.
Fixed Assets, Net
Fixed assets consist primarily of computer hardware and software as well as office furniture. Fixed assets are stated at cost on the combined balance sheets, less accumulated depreciation. Depreciation is recorded on a straight-line basis over the estimated useful lives of the related assets, which generally range from three to ten years. Costs of maintenance and repairs to fixed assets are expensed as incurred.
Depreciation expenses related to capitalized expenditures for the years ending December 31, 2014 and 2013 were $2,653 in each year.
Revenue Recognition
Sales of Natural Gas and .Electricity
Revenues from the sale of natural gas and electricity are recognized in the period in which the commodity is consumed by the customers. Sales of natural gas and electricity are generally billed by the LDCs, acting as the Companies’ agent, on a monthly cycle basis. The billing cycles for customers do not coincide with the accounting periods used by the Companies for financial reporting purposes. The Companies follow the accrual method of accounting for unbilled revenues whereby revenues applicable to gas and electricity consumed by customers, but not yet billed under the cycle billing method, are accrued for along with the related costs, and included in operations. Any adjustments for prior billing periods are reflected in operations in the period in which they are finalized.
Pass-Through Revenues
Revenues also include certain pass-through revenues, which primarily represent transportation and distribution charges billed to customers by certain LDCs. These revenues are offset by corresponding amounts in cost of goods sold for amounts billed to the Companies by the LDC. Pass-through revenue was not material for the years ended December 31, 2014 and 2013.
Deferred Revenue
Customers who are on budget-billed plans pay for their energy at ratable monthly amounts, based on estimated annual usage, while the Companies record revenues when the energy is consumed by the customer. The cumulative differences between actual usage for these customers and the budget-billed amounts actually invoiced are equal to the net budget-billed variance. If the net budget-billed variance is a receivable from the customer at the balance sheet date, indicating that the customer’s actual usage has exceeded amounts billed to the customer, the amount is reported as accounts receivable in the combined balance sheets. If the net budget-billed variance is a liability to the customer, indicating that amounts billed have exceeded actual usage, the amount is reported as accrued liabilities in the combined balance sheets. Budget billed customer accounts are adjusted annually for differences between estimated and annual consumption.
Collections of Sales Tax
Sales tax is added to customer bills for the markets served by the Companies. Sales tax collected from customers on behalf of governmental entities is recorded in accrued liabilities on the combined balance sheets and is recorded net in the combined statements of income.
Cost of Operations
Direct energy costs are recognized concurrently with the related energy sales. Direct energy costs include the cost of purchased commodity, costs associated with energy delivered and the cost of RECs. The Companies accrue for these costs based on estimated volumes for natural gas and electricity delivered based on the forecasted revenue volumes, preliminary settlements and other available information. Estimated amounts are adjusted when actual usage is known and billed. Final determination and settlement of these charges may take up to several months.
Income Taxes
The Companies are organized as limited liability companies and have elected to file income tax returns as a partnership. Allocable shares of income, gains, deductions, losses and credits are therefore includable in the income tax return of the individual members or partners; as such no provision for federal or state income taxes has been recorded in the combined financial statements. Estimated income tax expense for certain cities that tax partnerships are accrued and recorded as income tax expense.
Benefit Plans
The Companies sponsor a defined contribution plan covering substantially all of its employees. Eligible employees may elect to contribute a percentage of their compensation into employee directed investments within certain limits set by the Internal Revenue Service. The Companies do not match the employees’ contribution, but can elect to make a profit-sharing annual contribution to the plan. Administrative costs, incurred in connection with the plan, are paid by the plan. Expenses for the years ended December 31, 2014 and 2013 for the plan were $198,842 and $149,054, respectively.
Transactions with Related Parties
In the normal course of business, the Companies have entered into transactions with nonemployee related parties for marketing services. Refer to Note 7 to these combined financial statements for additional information regarding related party transactions.

3.	Accounts Receivable
Accounts receivable is summarized in the following table:

	2014	2013
Billed customer accounts receivable	$17,998,968	$15,876,436
Unbilled customer accounts receivable	11,897,937	12,821,745
Budget billing receivable	297,530	89,030
Imbalance and other settlements	(218,773)	(447,389)
Total accounts receivable	$29,975,662	$28,339,822
Billed customer accounts receivable represents uncollected revenues that have been billed on the Companies’ behalf by the LDCs. Unbilled customer accounts receivable represent revenues associated with natural gas or electricity consumed but not yet billed to customers under the LDCs monthly cycle billing method.

The Companies have limited credit risk as the LDCs guarantee billed and unbilled customer accounts receivable. As of December 31, 2014 and 2013, all of the Companies’ billed and unbilled customer accounts receivable were with LDCs with an investment grade credit rating.
Imbalance settlements represent differences between the natural gas delivered to LDCs for consumption by the Companies’ customers and actual usage by the Companies’ customers. Other settlements include payments for gas supplied by the LDCs for winter usage as well as other miscellaneous charges. Such settlements are expected to be included in cash to/from the LDCs in accordance with contractual payment arrangements.
Budget billing receivable represents the amounts that customer’s usages have exceeded the amount they have been billed under their budget billed plan.

4.	Customer Acquisition Costs
Customer acquisition costs and related accumulated amortization are summarized in the following table:

	2014	2013
Customer acquisition costs	$18,051,074	$17,173,585
Accumulated amortization	(10,035,986)	(7,919,061)
	$8,015,088	$9,254,524
Amortization expense relating to capitalized customer acquisition costs were $8,907,063 and $7,034,854 for the years ending December 31, 2014 and 2013, respectively. During 2014 and 2013, the Companies wrote off fully amortized costs and amortization of $6,790,139 and $4,677,323, respectively.

5.	Accrued Liabilities
Accrued liabilities are summarized in the following table:

	2014	2013
Sales and gross receipts tax payable	$1,761,269	$1,880,508
Advertising costs payable	1,134,800	1,230,183
Payroll and payroll taxes	131,640	137,231
Payable to defined contribution plan	190,000	175,000
Budget billing overcharge	5,318	52,359
Legal settlements	962,500	—
Accrued REC’s	1,362,959	—
Other accrued liabilities	1,427,172	998,551
Total accrued liabilities	$6,975,658	$4,473,832

6.	Loans Payable
Major Energy Services, LLC
MES is a borrower under a revolving credit facility with a company that is both a supplier of natural gas and creditor for MES. In addition to having a lien on MES’s receivables, the creditor charges $0.125/MMBtu of natural gas supplied in return for its’ short-term financing of MES’s purchases of natural gas.
In March 2014, the agreement that governs the revolving credit facility was amended and restated to, among other things, sets the borrowing limit at $15,000,000 of revolving credit as well as provides up to $10,000,000 of credit support in the form of payment guarantees, or letters of credit. The amended and restated agreement also effectuated the primary term of the agreement to March 31, 2017 with subsequent automatic one year extensions unless either party notifies the other 180 days prior to the expiration of the agreement that the party wishes to terminate the agreement at the expiration of the term.
As part of the amended and restated agreement, the unpaid balance on natural gas purchases are converted to a loan on the 25th of the first month following purchase. These loans are subsequently payable on the 25th of the second month following purchase. As of December 31, 2014 and 2013, interest was accrued on the loan at an annualized rate of the floating 90-day LIBOR rate+ 300 basis points or 3.23% and 3.24%, respectively. As of December 31, 2014 and 2013, the balances of these loans were $1,964,392 and $2,717,105, respectively.
Due to capacity constraints in the winter, some of the LDC territories in which MES operates require MES to buy natural gas and store it in the summer for the subsequent winter use. Per the master agreement, the creditor finances these purchases and holds a security interest in the stored gas as collateral. As of December 31, 2014, the applicable margin for these storage loans was 90-day LIBOR rate + 300 basis points, or 3.23% per annum. The balance of these storage loans as of December 31, 2014 was $1,926,364. As of December 31, 2013, the applicable margin for these storage loans was 90-day LIBOR rate+ 300 basis points, or 3.24% per annum. The balance of these storage loans as of December 31, 2013 was $2,215,004. These loans were repaid subsequently in May 2015 and 2014, respectively.
Major Energy Electric Services, LLC
MEES is a borrower under a revolving credit facility with the same company that is the creditor for MES. In addition to having a lien on MEES’s receivables, the creditor charges $1.25/MwH of electricity financed in return for its short-term financing of MEES’s purchases of electricity.
In March 2014, the agreement that governs the revolving credit facility was amended to, amongst other things, sets the borrowing limit at $20,000,000 of revolving credit, extend the primary term to March 31, 2017 with subsequent one year extensions, detail collateral requirements for fixed price purchases as well as decrease the per unit charge to MEES. The subsequent one year extensions are evergreen unless either party notifies the other 180 days prior to the expiration of the agreement that that party wishes to terminate the agreement at the expiration of the term.
As part of the operating agreement, the unpaid balance on electricity purchases are converted to a loan on the day payment is made by creditor for electricity purchased by MEES. These loans are subsequently payable on the 25th of the second month following purchase. As of December 31, 2014 and 2013, interest was accrued on the loan at an annualized rate of the floating 90-day LIBOR rate+ 300 basis points or 3.23% and 3.24%, respectively. As of December 31, 2014 and 2013, the balances of these loans were $6,199,736 and $5,124,394, respectively.
The creditor has also posted the required cash collateral on the Company’s behalf with ISO New England, the overseer of the bulk electric power system in New England. The required collateral amount is based on volumes and related cost of commodity being used by the customers of each supplier. At December 31, 2014 and 2013, the balance outstanding on this collateral totaled $1,164,000 and $0, respectively. This amount is included in other assets and loan payable on the combined balance sheets. In accordance with the terms of the agreement that governs the revolving credit facility, there is no interest charged on such collateral postings.
Respond Power, LLC
Respond is a borrower under a revolving credit facility with the same company that is the creditor for MES. In addition to having a lien on Respond’s receivables, the creditor charges $1.25/MwH of electricity financed in return for its’ short-term financing of Respond’s purchases of electricity.
In March 2014, Respond amended the agreement with a creditor to run through March 31, 2017 with subsequent one year extensions. The subsequent one year extensions are evergreen unless either party notifies the other 180 days prior to the expiration of the agreement that that party wishes to terminate the agreement at the expiration of the term. The agreement also sets the borrowing limit at $20,000,000 of revolving credit as well as detailed per unit fees to be charged, collateral requirements for fixed price purchases and details the approved territories for Respond to service.
As part of the operating agreement, the unpaid balance on electricity purchases are converted to a loan on the day payment is made by creditor for electricity. These loans are subsequently payable on the 25th of the second month following purchase. As of December 31, 2014, interest was accrued on the loan at an annualized rate of the floating 90-day LIBOR rate + 300 basis points or 3.23%. As of December 31, 2014, the balance of the loan was $4,070,350. As of December 31, 2013, interest was accrued on the loan at an annualized rate of the floating 90-day LIBOR rate+ 300 basis points or 3.24%. As of December 31, 2013, the balance of the loan was $6,977,476.
For all debt presented in these financial statements, the fair value of the debt approximates its carrying value.

7.	Related Party Transactions
Management Fees
MES pays all expenses of the Companies that are nonallocable to a specific company. Such expenses include rent, utilities, payroll and insurance among others. MES charges a management fee to MEES and Respond equal to a percentage of the total of these expenses calculated by dividing each company’s number of customers by the total customers of all three companies. During the year ended December 31, 2014, management fees of $2,399,558 and $2,793,257 were charged to MEES and Respond, respectively. During the year ended December 31, 2013, management fees of $1,380,057 and $1,906,161 were charged to MEES and Respond, respectively. These amounts eliminate in combination.
Marketing Services
During 2010, the Companies began use of an entity for essentially all its door-to-door marketing services that during 2010 was affiliated through employee ownership. While the owner of this entity is no longer employed by the Companies, the entity remains a key vendor. For the years ended December 31, 2014 and 2013, the related marketing costs charged to the Companies by this marketing entity were $4,817,054 and $6,604,779, respectively and are included in customer acquisition costs on the combined balance sheets. MES extended a loan for certain nonrecurring costs to this entity, the balances of which owed to MES as of December 31, 2014 and 2013 were $802,000 and $426,000, respectively. The loan began accruing interest in 2013 at an annualized rate of the floating 90-day LIBOR + 300 basis points which was 3.23% and 3.24% as of December 31, 2014 and December 31, 2013, respectively. Total interest accrued during 2014 and 2013 were $25,211 and $9,121, respectively.
Member Transactions
Certain interest holders are considered to be Managing Members, who, as a group, have the rights required for or appropriate to the management of the business. Additionally, certain members are considered to be Class A members. Class A members have voting rights proportionate to their member interest over certain specific, significant capital transactions, including redemptions and transfers of member interests and dissolution of the Companies. Certain Class A members also receive an annual 10% cumulative preferred guaranteed payment on their remaining capital investment of $730,000 as well as a preferred return of this amount in addition to their percentage ownership interest in the event of a sale of the Companies meeting certain conditions. The Companies made preferred guaranteed member payments to Class A members of $73,000 during each of 2014 and 2013.
Officer Loans
In 2011, MES loaned an officer of the company $70,000. The loan calls for repayment over a three year period and accrues interest at 5% per annum. The loan was paid in full in December 2013.

8.	Commitments and Contingencies
Lease Commitments

The Companies lease office space under noncancelable operating leases that expire September 2015 and are subject to extension at the option of the Companies. In accordance with the accounting rules for leases, these agreements are recognized as operating leases. Rental expense related to the above lease spaces were $148,318 and $148,343 for the years ended December 31, 2014 and 2013, respectively. As of the date of these financials, the Companies were negotiating terms of a lease renewal.
Capacity Charge Commitments
MES enters into agreements to transport and store natural gas. Since the demand for natural gas in the winter is high, MES agrees to pay for certain capacity for the transportation systems utilized for up to a twelve-month period. These agreements are take-or-pay in that if MES does not use the capacity, it still must pay for capacity committed. For contracts outstanding as of December 31, 2014 and 2013, the total committed capacity charges were approximately $6.8 million and $6.7 million, respectively. These agreements will expire during the various months in the next year, and will be replaced with new contracts as necessary. Management currently believes that all capacity commitments will be utilized before expiration.
Litigation
The Companies have recently settled a class action lawsuit related to allegations that the Companies failed to pay minimum wage and overtime to its marketing representatives, in violation of the Fair Labor Standards Act. The settlement calls for payments of $700,000, which has not been paid and is included in accrued expenses on the combined balance sheets at December 31, 2014.
From time to time, the Companies are a party to claims and legal proceedings that arise in the ordinary course of business, including investigations of product pricing and billing practices by various governmental or other regulatory agencies. The Companies have recently settled with the Illinois Commerce Commission for $262,500. This amount is included in accrued expenses on the combined balance sheets at December 31, 2104. Management continues to work on settling other outstanding regulatory inquiries and does not believe that any such proceedings to which the Companies are currently a party will have a material impact on the Companies results of operations, cash flows or financial position.
The Companies do not have physical custody or control over any facilities used to transport the natural gas and electricity to its customers. Title to the natural gas sold to MES’s customers is passed at the same point at which MES accepts title from its natural gas suppliers. While there can be no assurance regarding claims and litigation, management does not believe that the Companies have significant exposure to legal claims or other liabilities associated with environmental concerns.
Physical Commodity Purchase Commitments
MES has forward physical contracts to acquire physical quantities of natural gas in specified future periods. These contracts allow MES to acquire natural gas on a forward market fixed-price basis, enabling it to establish a fixed and determinable cost for a significant portion of its natural gas needs during ·the specified periods. MES’s practice is to enter into contracts that are less than its total expected future needs for natural gas. It currently expects to continue such forward purchases in future periods.
In 2014 and 2013, MES designated these contracts as normal purchases of natural gas. As such, there is no recognition of any change in fair value of these contracts. As of December 31, 2014, MES had forward contracts to purchase a total of approximately 1,196,017 DTHm of natural gas at a total purchase price of approximately $5,230,946. MEES and Respond (MEESRP) have forward contracts to acquire quantities of electricity in specified future periods. These contracts allow MEESRP to establish a fixed and determinable cost for a portion of its electricity needs during the specified periods. MEESRP’s practice is to enter into such contracts when they have a related amount of demand from its customers for fixed pricing over the contract period.
MEESRP designates these contracts as normal purchases of electricity. As such, there is no recognition of any change in fair value of these contracts. As of December 31, 2014, MEESRP had forward contracts to purchase a total of approximately 1,041,619 MwH of electricity at a total purchase price of approximately $52,296,747.

9.	Subsequent Events
The Companies have evaluated subsequent events through June 16, 2015, which is the date the financial statements were available for issuance.

Major Energy Services, LLC and Associated Entities Unaudited Financial Statements

Major Energy Services, LLC and Associated Entities
Condensed Combined Balance Sheets (unaudited)
March 31, 2016 and December 31, 2015

	March 31, 2016	December 31, 2015
Assets
Current assets
Cash and cash equivalents	$13,537,080	$4,906,701
Restricted cash	76,500	76,500
Accounts receivable	24,521,309	24,142,291
Natural gas inventories	77,671	442,666
Deferred advertising costs	1,558,333	1,683,333
Other current assets	9,685,813	6,034,093
Total current assets	49,456,706	37,285,584
Customer acquisition costs, net of accumulated amortization	4,761,954	4,961,029
Deferred advertising costs	612,500	918,750
Fixed assets, net of accumulated depreciation of $12,068 and $11,405 at March 31, 2016 and December 31, 2015, respectively	14,460	15,123
Security deposits and other assets	47,540	47,540
Total assets	$54,893,160	$43,228,026
Liabilities and Members’ Equity
Current liabilities
Accounts payable	$9,184,869	$9,633,148
Accrued liabilities	15,547,297	14,569,092
Loans payable	14,622,365	9,418,852
Total current liabilities	39,354,531	33,621,092
Other liabilities	—	416,668
Total liabilities	39,354,531	34,037,760
Commitments and contingencies (Note 8)
Members’ equity	15,538,629	9,190,266
Total liabilities and members’ equity	$54,893,160	$43,228,026

The accompanying notes are an integral part of these condensed combined financial statements.

Major Energy Services, LLC and Associated Entities
Condensed Combined Statements of Income (unaudited)
Three Months Ended March 31, 2016 and 2015

	Three Months Ended March 31,
	2016	2015
Sale of natural gas and electricity	$51,144,138	$63,316,056
Cost of natural gas and electricity	36,898,878	45,575,717
Operating expenses	7,693,250	7,624,548
Total operating profit	6,552,010	10,115,791
Interest income (expense)
Interest income	10,520	8,636
Interest expense	(122,717)	(150,286)
Total interest expense, net	(112,197)	(141,650)
Income before income taxes	6,439,813	9,974,141
Income taxes	23,200	43,600
Net income	$6,416,613	$9,930,541

The accompanying notes are an integral part of these condensed combined financial statements.

Major Energy Services, LLC and Associated Entities
Condensed Combined Statements of Members’ Equity (unaudited)
Three Months Ended March 31, 2016

	Members’ Units	Retained Earnings	Total Members’ Equity
Balance at December 31, 2015	$1,359,114	$7,831,152	$9,190,266
Members’ distributions	—	(50,000)	(50,000)
Preferred guaranteed member payments	—	(18,250)	(18,250)
Net income	—	6,416,613	6,416,613
Balance at March 31, 2016	$1,359,114	$14,179,515	$15,538,629

The accompanying notes are an integral part of these condensed combined financial statements.

Major Energy Services, LLC and Associated Entities
Condensed Combined Statements of Cash Flows (unaudited)
Three Months Ended March 31, 2016 and 2015

	Three Months Ended March 31,
	2016	2015
Cash flows from operating activities
Net income	$6,416,613	$9,930,541
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	2,729,833	3,067,707
Changes in assets and liabilities
Accounts receivable	(379,017)	(3,408,084)
Natural gas inventories	364,994	619,998
Other current assets	(3,651,720)	849,400
Customer acquisition costs	(2,098,845)	(2,512,671)
Accounts payable	(448,279)	(1,027,783)
Accrued liabilities	978,205	(705,356)
Other liabilities	(416,668)	—
Net cash provided by operating activities	3,495,116	6,813,752
Cash flows from financing activities
Net borrowings on loans payable	5,203,513	(4,790,016)
Members’ distributions	(50,000)	(4,250,004)
Preferred guaranteed member payments	(18,250)	(18,250)
Net cash provided by (used in) financing activities	5,135,263	(9,058,270)
Net increase (decrease) in cash and cash equivalents	8,630,379	(2,244,518)
Cash and cash equivalents
Beginning of period	4,906,701	2,968,778
End of period	$13,537,080	$724,260
Cash paid during the period
Interest	$122,593	$167,359
Income taxes	—	—
Noncash supplemental disclosure
Collateral posting	$—	$1,500,000

The accompanying notes are an integral part of these condensed combined financial statements.

Major Energy Services, LLC and Associated Entities
Notes to Condensed Combined Financial Statements (unaudited)

1. Organization and Nature of Business
The financial position and results of operations of Major Energy Services, LLC (“MES”), Major Energy Electric Services, LLC (“MEES”) and Respond Power, LLC (“Respond”), (collectively, the “Companies”) are presented on a combined basis in accordance with the principles of the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 810, Consolidation. MES, MEES and Respond are related through common ownership and control.
MES was organized as a New York LLC in 2005. MES is engaged in the marketing and supply of natural gas. MES began serving customers in 2007 and, during 2015, operated in Maryland, New Jersey, New York and Pennsylvania.
MEES was organized as a New York LLC in 2007. MEES is engaged in the marketing and supply of electricity. MEES began serving customers in 2010 and, during 2015, operated in Connecticut, Illinois, Massachusetts, Maryland and New York.
Respond was organized as a New York LLC in 2008. Respond is engaged in the marketing and supply of electricity. Respond began serving customers in 2010 and, during 2015, operated in New Jersey and Pennsylvania.
The Companies operate in the highly regulated natural gas and electricity retail sales industry and comply with the legislation and regulations in these state jurisdictions in order to maintain licensed status and to continue operations. Licensing requirements vary by state, but generally involve regular, standardized reporting in order to maintain a license in good standing with the state commission responsible for regulating retail electricity and gas suppliers.
The transportation and sale for resale of natural gas in interstate commerce are regulated by agencies of the U.S. federal government, primarily the Federal Energy Regulatory Commission (“FERC”) under the Natural Gas Act of 1938, the Natural Gas Policy Act of 1978 and regulations issued under those statutes. Since 1985, FERC has endeavored to make natural gas transportation more accessible to natural gas buyers and sellers on an open and non-discriminatory basis. FERC’s orders do not attempt to directly regulate natural gas retail sales. As a shipper of natural gas on interstate pipelines, the Companies are subject to those interstate pipelines tariff requirements and FERC regulations and policies applicable to shippers.
The Companies marketing efforts to consumers, including but not limited to telemarketing, door-to-door sales, direct mail and online marketing, are subject to consumer protection regulation including state deceptive trade practices acts, Federal Trade Commission (“FTC”) marketing standards, and state utility commission rules governing customer solicitations and enrollments, among others.
2. Significant Accounting Policies
Principles of Combination and Consolidation and Combined Statements of Income
The accompanying interim unaudited condensed combined financial statements include the accounts of Major Energy Services, LLC, Major Energy Electric Services, LLC and Respond Power, LLC, which are separate entities with common ownership. These entities are managed and operated as if they were a single entity, and therefore management has elected to present their statements on a combined basis. All intercompany balances have been eliminated upon combination.

Basis of Presentation
The accounting and reporting policies of the Companies conform to accounting principles generally accepted in the United States of America (“U.S. GAAP”). The condensed combined balance sheet as of December 31, 2015 was derived from the audited financial statements for the year ended December 31, 2015, but does not include all disclosures required by U.S. GAAP. This information should be read in conjunction with our combined financial statements and notes contained in our audited financial statements for the year ended December 31, 2015.
Use of Estimates and Assumptions
The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures at the date of the interim financial statements. Similarly, estimates and assumptions are required for the reporting of revenues and expenses. Actual results could differ from estimates. The information furnished herein reflects all normal recurring adjustments which are, in the opinion of management, necessary for a fair presentation of the condensed combined financial statements. Operating results for the three months ended March 31, 2016 are not necessarily indicative of the results which may be expected for the full year or for any interim period.
Transactions with Related Parties
In the normal course of business, the Companies have entered into transactions with nonemployee related parties for marketing services. Refer to Note 7 to these condensed combined financial statements for additional information regarding related party transactions.
3. Accounts Receivable
Accounts receivable is summarized in the following table:

	March 31, 2016	December 31, 2015
Billed customer accounts receivable	$16,343,654	$14,638,504
Unbilled customer accounts receivable	7,683,580	9,219,955
Budget billing receivable	500,207	195,864
Imbalance and other settlements	(6,132)	87,968
Total accounts receivable	$24,521,309	$24,142,291
Billed customer accounts receivable represents uncollected revenues that have been billed on the Companies’ behalf by the LDCs. Unbilled customer accounts receivable represent revenues associated with natural gas or electricity consumed but not yet billed to customers under the LDCs monthly cycle billing method.
The Companies have limited credit risk as the LDCs guarantee billed and unbilled customer accounts receivable. As of March 31, 2016 and December 31, 2015, 100% and 99%, respectively of the Companies’ billed and unbilled customer accounts receivable were with LDCs with an investment grade credit rating.
Imbalance settlements represent differences between the natural gas delivered to LDCs for consumption by the Companies’ customers and actual usage by the Companies’ customers. Other settlements include payments for gas supplied by the LDCs for winter usage as well as other miscellaneous charges. Such settlements are expected to be included in cash to/from the LDCs in accordance with contractual payment arrangements.
Budget billing receivable represents the amounts that customer’s usages have exceeded the amount they have been billed under their budget billed plan.

4. Customer Acquisition Costs
Customer acquisition costs and related accumulated amortization are summarized in the following table:

	March 31, 2016	December 31, 2015
Customer acquisition costs	$12,238,843	$12,872,228
Accumulated amortization	(7,476,889)	(7,911,199)
	$4,761,954	$4,961,029
Amortization expense relating to capitalized customer acquisition costs were $2,297,920 and $2,636,592 for the three months ended March 31, 2016 and 2015, respectively. During the three months ended March 31, 2016 and 2015, the Companies wrote off fully amortized costs and amortization of $2,732,230 and $3,707,395, respectively.
5. Accrued Liabilities
Accrued liabilities are summarized in the following table:

	March 31, 2016	December 31, 2015
Sales and gross receipts tax payable	$958,959	$1,109,588
Advertising costs payable	1,525,000	1,733,332
Payroll and payroll taxes	140,132	69,392
Payable to defined contribution plan	550,000	480,000
Budget billing overcharge	9,063	43,115
Legal settlements	4,632,994	4,633,027
Accrued renewable energy credits	7,134,713	5,304,590
Other accrued liabilities	596,436	1,196,048
Total accrued liabilities	$15,547,297	$14,569,092
6. Loans Payable
Major Energy Services, LLC
MES is a borrower under a revolving credit facility with a company that is both a supplier of natural gas and creditor for MES. In addition to having a lien on MES’s receivables, the creditor charges $0.125/MMBtu of natural gas supplied in return for its’ short-term financing of MES’s purchases of natural gas.
In March 2014, the agreement that governs the revolving credit facility was amended and restated to, among other things, set the borrowing limit at $15,000,000 of revolving credit as well as provide up to $10,000,000 of credit support in the form of payment guarantees, or letters of credit. The amended and restated agreement also effectuated the primary term of the agreement to March 31, 2017 with subsequent automatic one year extensions unless either party notifies the other 180 days prior to the expiration of the agreement that that party wishes to terminate the agreement at the expiration of the term.
As part of the amended and restated agreement, the unpaid balance on natural gas purchases are converted to a loan on the 25th of the first month following purchase. These loans are subsequently payable on the 25th of the second month following purchase. As of March 31, 2016 and December 31, 2015, interest was accrued on the loan at an annualized rate of the floating 90-day LIBOR rate+ 300 basis points or 3.63% or 3.41%, respectively. As of March 31, 2016 and December 31, 2015, the balances of these loans were $2,137,238 and $763,313, respectively.

Due to capacity constraints in the winter, some of the LDC territories in which MES operates require MES to buy natural gas and store it in the summer for the subsequent winter use. Per the master agreement, the creditor finances these purchases and holds a security interest in the stored gas as collateral. As of March 31, 2016, the applicable margin for these storage loans was 90-day LIBOR rate + 300 basis points, or 3.63% per annum. The balance of these storage loans as of March 31, 2016 was $288,841. As of December 31, 2015, the applicable margin for these storage loans was 90-day LIBOR rate + 300 basis points, or 3.41% per annum. The balance of these storage loans as of December 31, 2015 was $952,090. These loans were repaid subsequently in May 2016.
Major Energy Electric Services, LLC
MEES is a borrower under a revolving credit facility with the same company that is the creditor for MES. In addition to having a lien on MEES’s receivables, the creditor charges $1.15/MwH of electricity financed in return for its short-term financing of MEES’s purchases of electricity.
In March 2014, the agreement that governs the revolving credit facility was amended to, amongst other things, set the borrowing limit at $20,000,000 of revolving credit, extend the primary term to March 31, 2017 with subsequent one year extensions, detail collateral requirements for fixed price purchases as well as decrease the per unit charge to MEES. The subsequent one year extensions are evergreen unless either party notifies the other 180 days prior to the expiration of the agreement that that party wishes to terminate the agreement at the expiration of the term.
As part of the operating agreement, the unpaid balance on electricity purchases are converted to a loan on the day payment is made by creditor for electricity purchased by MEES. These loans are subsequently payable on the 25th of the second month following purchase. As of March 31, 2016 and December 31, 2015, interest was accrued on the loan at an annualized rate of the floating 90-day LIBOR rate+ 300 basis points or 3.63% and 3.41%, respectively. As of March 31, 2016 and December 31, 2015, the balances of these loans were $7,256,496 and $3,779,274, respectively.
The creditor has also posted collateral on the Company’s behalf. At March 31, 2016 and December 31, 2015, the balance outstanding on this collateral totaled $2,664,000 for each of these dates. This amount is included in other current assets and loan payable on the condensed combined balance sheets. In accordance with the terms of the agreement that governs the revolving credit facility, there is no interest charged on such collateral postings.
Respond Power, LLC
Respond is a borrower under a revolving credit facility with the same company that is the creditor for MES. In addition to having a lien on Respond’s receivables, the creditor charges $1.15/MwH of electricity financed in return for its’ short-term financing of Respond’s purchases of electricity.
In March 2014, Respond amended the agreement with a creditor to run through March 31, 2017 with subsequent one year extensions. The subsequent one year extensions are evergreen unless either party notifies the other 180 days prior to the expiration of the agreement that that party wishes to terminate the agreement at the expiration of the term. The agreement also sets the borrowing limit at $20,000,000 of revolving credit as well as detailed per unit fees to be charged, collateral requirements for fixed price purchases and details the approved territories for Respond to service.
As part of the operating agreement, the unpaid balance on electricity purchases are converted to a loan on the day payment is made by creditor for electricity. These loans are subsequently payable on the 25th of the second month following purchase. As of March 31, 2016, interest was accrued on the loan at an annualized rate of the floating 90-day LIBOR rate + 300 basis points or 3.63%. As of March 31, 2016, the balance of the loan was $2,275,791. As of

December 31, 2015, interest was accrued on the loan at an annualized rate of the floating 90-day LIBOR rate + 300 basis points or 3.41%. As of December 31, 2015, the balance of the loan was $1,260,174.
For all debt presented in these financial statements, the fair value of the debt approximates its carrying value.
7. Related Party Transactions
Management Fees
MES pays all expenses of the Companies that are nonallocable to a specific company. Such expenses include rent, utilities, payroll and insurance among others. MES charges a management fee to MEES and Respond equal to a percentage of the total of these expenses calculated by dividing each company’s number of customers by the total customers of all three companies. During the three months ended March 31, 2016, management fees of $1,224,473 and $751,590 were charged to MEES and Respond, respectively. During the three months ended March 31, 2015, management fees of $1,116,541 and $715,177 were charged to MEES and Respond, respectively. These amounts eliminate in combination.
Marketing Services
The Companies use an entity for its door-to-door marketing services that was previously affiliated through employee ownership. While the owner of this entity is no longer employed by the Companies, the entity remains a key vendor. For the three months ended March 31, 2016 and 2015, the related marketing costs charged to the Companies by this marketing entity were $771,910 and $878,012, respectively, and are included in customer acquisition costs on the condensed combined balance sheets. MES extended a loan for certain nonrecurring costs to this entity, the balances of which owed to MES as of March 31, 2016 and December 31, 2015 were $802,000 each year. The loan accrues interest at an annualized rate of the floating 90-day LIBOR + 300 basis points which was 3.63% and 3.41% as of March 31, 2016 and December 31, 2015, respectively. Total interest accrued during the three months ended March 31, 2016 and 2015 was $7,948 and $6,837, respectively.
The Companies are party to a sales and marketing agreement with this vendor that formalized the terms of the service provided. Among other things, the Companies agreed to pay a bonus to the vendor of 4% of the proceeds, up to a total of $5 million, of a capital transaction of the Companies in excess of $25 million, as further defined under this new agreement. No amounts have been accrued with respect to the bonus at March 31, 2016 or December 31, 2015.
Member Transactions
Certain interest holders are considered to be Managing Members who, as a group, have the rights required for or appropriate to the management of the business. Additionally, certain members are considered to be Class A members. Class A members have voting rights proportionate to their member interest over certain specific, significant capital transactions, including redemptions and transfers of member interests and dissolution of the Companies. Certain Class A members also receive an annual 10% cumulative preferred guaranteed payment on their remaining capital investment of $730,000 as well as a preferred return of this amount in addition to their percentage ownership interest in the event of a sale of the Companies meeting certain conditions. The Companies made preferred guaranteed member payments to Class A members of $18,250 during each of the three months ended March 31, 2016 and 2015.

8. Commitments and Contingencies
Litigation
From time to time, the Companies are a party to claims and legal proceedings that arise in the ordinary course of business, including investigations of marketing practices, product pricing and billing practices by various governmental or other regulatory agencies.
In 2015, the Companies settled with the Illinois Commerce Commission with respect to allegations of misleading marketing practices, for $262,500. The amounts related to this settlement included in accrued expenses on the condensed combined balance sheets at March 31, 2016 and December 31, 2015 were $239,643 and $239,676, respectively.
In the three months ended March 31, 2016, the Companies settled with the Maryland Public Service Commission with respect to allegations of misleading marketing practices, for $300,000. The settlement also requires for the Companies to report monthly to the Maryland Public Service Commission on number of customer complaints. The $300,000 is included in accrued expenses in the condensed combined balance sheets at March 31, 2016 and December 31, 2015 and paid in April 2016.
In the three months ended March 31, 2016, the Companies settled with the Pennsylvania Public Utility Commission/Bureau of Investigation and Enforcement with respect to allegations of misleading marketing practices, for $4,093,351. The proposed settlement also includes quarterly reporting on number of complaints, as well as allowing for only fixed-rate products to be sold. The $4,093,351 is included in accrued expenses in the condensed combined balance sheets at March 31, 2016 and December 31, 2015.
Management continues to work on settling other outstanding regulatory inquiries and does not believe that any such proceedings to which the Companies are currently a party will have a material impact on the Companies results of operations, cash flows or financial position.
The Companies do not have physical custody or control over any facilities used to transport the natural gas and electricity to its customers. Title to the natural gas sold to MES’s customers is passed at the same point at which MES accepts title from its natural gas suppliers. While there can be no assurance regarding claims and litigation, management does not believe that the Companies have significant exposure to legal claims or other liabilities associated with environmental concerns.
Physical Commodity Purchase Commitments
MES has forward physical contracts to acquire physical quantities of natural gas in specified future periods. These contracts allow MES to acquire natural gas on a forward market fixed-price basis, enabling it to establish a fixed and determinable cost for a significant portion of its natural gas needs during ·the specified periods. MES’s practice is to enter into contracts that are less than its total expected future needs for natural gas. It currently expects to continue such forward purchases in future periods.
In the three months ended March 31, 2016 and 2015, MES designated these contracts as normal purchases of natural gas. As such, there is no recognition of any change in fair value of these contracts. As of March 31, 2016, MES had forward contracts to purchase a total of approximately 2,310,757 DTHm of natural gas at a total purchase price of approximately $6,268,911. As of December 31, 2015, MES had forward contracts to purchase a total of approximately 571,048 DTHm of natural gas at a total purchase price of approximately $1,691,578. MEES and Respond (“MEESRP”) have forward contracts to acquire quantities of electricity in specified future periods. These contracts allow MEESRP to establish a fixed and determinable cost for a portion of its electricity needs during the specified periods. MEESRP’s practice is to enter into such contracts when they have a related amount of demand from its customers for fixed pricing over the contract period.
MEESRP designates these contracts as normal purchases of electricity. As such, there is no recognition of any change in fair value of these contracts. As of March 31, 2016, MEESRP had forward contracts to purchase a total of approximately 1,153,262 MwH of electricity at a total purchase price of approximately $44,193,185. As of December 31, 2015, MEESRP had forward contracts to purchase a total of approximately 923,823 MwH of electricity at a total purchase price of approximately $39,904,689.
9. Subsequent Events
The Companies have evaluated subsequent events through June 10, 2016, which is the date the financial statements were available for issuance.
In April 2016, all of the outstanding membership interests in the Companies were acquired by National Gas and Electric, LLC (“NGE”). In consideration of the purchase, NGE agreed to pay a purchase price of $45,000,000, less a litigation credit of $5,000,000, for a net sum of $40,000,000 at closing, with additional amounts of up to $35,000,000 payable through 2018 assuming certain performance targets are met. The purchase price was further adjusted for certain escrow as well as working capital considerations.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
Pursuant to Rule 3-05 of Regulation S-X, the Company has prepared unaudited pro forma financial statements to assist readers in understanding the nature and effects of the purchase of the Major Energy Companies. The unaudited pro forma statements are based on the Company’s historical combined and consolidated financial statements adjusted to give effect to the purchase of the Major Energy Companies.
The unaudited pro forma financial information considers the aggregation of financial statement impacts for the following two transactions, collectively referred to in this document as “the acquisition transactions”:

•
The acquisition of the Major Energy Companies by NG&E, which closed on April 15, 2016 and was accounted for as a business combination using the acquisition method of accounting. NG&E paid $40 million in cash and assumed liabilities for litigation settlements of $5 million at closing of the acquisition. The purchase also included $15 million in installment consideration subject to achievement of certain performance targets and up to an estimated $20 million in earnouts over the next 33 months subject to achievement of certain performance targets.

•
The pending acquisition of the Major Energy Companies by Spark from NG&E, which is an entity under common control with Spark, will be accounted for as a transfer of equity interests of entities under common control using the pooling of interests method. This transaction will be financed through the issuance of two million shares of Class B common stock (and a corresponding number of Spark HoldCo units) at the closing and will include Spark assuming the $5 million litigation settlements and the installment consideration and earnouts described above in addition to a potential earnout of an additional 200,000 Class B common shares depending on achievement of performance targets.

This unaudited pro forma condensed combined financial information reflects Spark’s future acquisition and related events taking into consideration the above accounting treatments, and they apply the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial information based on currently available information. Further, these adjustments could materially change as both the determination of the purchase price and the allocation of the purchase price accounting for the acquisition have not been finalized. The pro forma financial information includes certain assumptions deemed reasonable by management at the time of preparation. There can be no assurance that these assumptions and the pro forma financial information will be indicative of actual combined performance or final purchase price accounting by Spark. Subsequent to the acquisition, Spark will control all of the business of the Major Energy Companies and as a result will consolidate the results, including a recast of operating results from the date that NG&E acquired the Major Energy Companies.
The unaudited pro forma condensed combined balance sheet as of March 31, 2016 reflects the acquisition and related events as if they had been consummated on March 31, 2016. The unaudited pro forma condensed combined statements of income for the year ended December 31, 2015 and the three months ended March 31, 2016, reflect the acquisition and related events as if they had been consummated on January 1, 2015.
The historical financial information has been adjusted to give pro forma effect to events that are directly attributable to the acquisition transactions, are expected to have an ongoing effect on our consolidated results and are factually supportable. Pro forma adjustments related to the unaudited condensed combined balance sheet give effect to events that are directly attributable to the acquisition transactions and are factually supportable regardless of whether they have a ongoing effect or are non-recurring. Total fees and costs of the acquisition include legal, accounting and other fees and costs that have or will be expensed. The charges directly attributable to the acquisition transactions represent non-recurring costs and were therefore excluded from the unaudited pro forma financial information. The unaudited pro forma financial information does not reflect the cost of integration activities or benefits from the acquisitions and synergies that may be derived, both of which may have a material effect on the consolidated results of operations in periods following completion of the acquisition by Spark. Our unaudited pro forma condensed combined financial information and explanatory notes present how our financial statements may have appeared had the acquisition occurred on the dates noted above.
The unaudited pro forma condensed combined financial statements and related notes are presented for informational purposes only and do not purport to represent the financial position or results of operations as if the transactions had occurred on the dates discussed above. They do not include any adjustments for any other pending or contemplated acquisitions of the Company except as described herein. They also do not project or forecast the consolidated financial positions or results of operations for any future date or period. The unaudited financial information set forth herein is preliminary and subject to adjustments and modifications. The audited financial statements and related notes are to be included in Spark’s Annual Report on Form 10-K for the year ending December 31, 2016. Adjustments and modifications to the financial statements may be identified during the course of this audit work, which could result in significant differences from this preliminary unaudited financial information. The unaudited pro forma condensed combined financial statements and related notes should be read together with:

•	the separate historical audited financial statements of Spark as of and for the year ended December 31, 2015 included in this Information Statement;

•	the separate historical unaudited financial statements of Spark as of and for the three months ended March 31, 2016 included in this Information Statement;

•	the separate historical audited combined financial statements of the Major Energy Companies as of and for the year ended December 31, 2015, which are included in this Information Statement; and

•	the separate historical unaudited combined financial statements of the Major Energy Companies as of and for the three months ended March 31, 2016, which are included in this Information Statement.

Unaudited Pro Forma Condensed Combined Balance Sheet
As of March 31, 2016
(In thousands of U.S. Dollars)

	Historical Spark	Major Energy Companies	Reclassification	Acquisition Adjustments		Spark Pro Forma
Assets
Currents assets:
Cash and cash equivalents	$2,949	$13,537	$—	$—		$16,486
Restricted cash	—	77	—	—		77
Accounts receivable	53,968	24,521	—	—		78,489
Accounts receivable—affiliates	2,112	—	—	—		2,112
Inventory	181	—	78(g)	—		259
Natural gas inventories	—	78	(78)(g)	—		—
Fair value of derivative assets	240	—	—	—		240
Customer acquisition costs, net	13,026	—	—	—		13,026
Deferred advertising costs, current	—	1,558		(1,558)	(a)	—
Customer relationships, net	5,698	—	—	8,076	(a1)	13,774
Prepaid assets	1,597	—	—	—		1,597
Deposits	7,073	—	—	—		7,073
Other current assets	4,537	9,686	—	—		14,223
Total current assets	91,381	49,457	—	6,518		147,356
Property and equipment, net	4,755	—	—	15	(a2)	4,770
Fixed asset, net of accumulated depreciation	—	14	—	(14)	(a2)	—
Customer acquisition costs, net	2,381	—	—	—		2,381
Customer acquisition costs, net of accumulated amortization	—	4,762	—	(4,762)	(a)	—
Deferred advertising costs	—	613	—	(613)	(a)	—
Customer relationships, net	5,512	—	—	24,228	(a1)	29,740
Deferred tax assets	34,531	—	—	—	(h)	34,531
Goodwill	18,379	—	—	43,552	(a4)	61,931
Other assets	2,501	—	47(g)	3,957	(a3), (a)	6,505
Security deposits and other assets	—	47	(47)(g)		—	—
Total assets	159,440	54,893	—	72,881		287,214
Liabilities and Stockholder’s Equity
Current liabilities:
Accounts payable	23,207	9,185	—	—		32,392
Accounts payable—affiliates	3,910	—	—	—		3,910
Accrued liabilities	11,885	15,547	—	367	(b)	27,799
Loans payable	—	14,622(d)	—	—		14,622
Fair value of derivative liabilities	9,719	—	—	6,553	(f)	16,272
Current portion of Senior Credit Facility	10,306	—	—	13,178	(i)	23,484
Current deferred tax liability	1,407	—	—	—		1,407
Other current liabilities	2,878	—	—	6,420	(c)	9,298
Total current liabilities	63,312	39,354	—	26,518		129,184
Long-term liabilities:
Fair value of derivative liabilities	546	—	—	706	(f)	1,252
Long-term payable pursuant to tax receivable agreement – affiliates	29,592	—	—	—		29,592
Long-term portion of Senior Credit Facility	13,266	—	—	—		13,266
Non-current deferred tax liability	854	—	—	—	(h)	854
Convertible subordinated notes to affiliates	6,466	—	—	—		6,466
Other long-term liabilities	1,723	—	—	21,196	(c)	22,919
Total liabilities	115,759	39,354	—	48,420		203,533
Stockholders’ equity:
Common stock Class A	41	—	—	—		41
Common stock Class B	98	—	—	20	(e)	118

	Historical Spark	Major Energy Companies	Reclassification	Acquisition Adjustments		Spark Pro Forma
Member’s equity	—	15,539	—	(15,539)	(a)	—
Additional paid-in capital	16,600	—	—	—		16,600
Retained earnings	1,314	—	—	—		1,314
Total stockholders’ equity	18,053	15,539	—	(15,519)		18,073
Non-controlling interest in Spark HoldCo, LLC	25,628	—	—	39,980	(e)	65,608
Total equity	43,681	15,539	—	24,461		83,681
Total liabilities and equity	$159,440	$54,893	$—	$72,881		$287,214

Notes to unaudited pro forma condensed combined balance sheet

(a)
To remove the Major Energy Companies’ equity, capitalized advertising costs, capitalized customer acquisition costs and non-current other assets as well as to record the Purchase Price Allocation for identifiable assets of the acquisition as listed in items 1 through 4 below.

1
To record the fair value of Customer Intangibles, which includes: -- The asset corresponding to the MTM liability value in Note (f), which is not an increase to the purchase price but rather an assumption of a liability valued at fair value. -- The value of customer contracts.

2	To record change in Property and Equipment to fair value the assets.
3	To record the fair value of Trademarks acquired of $4.0 million.
4	To record the assembled workforce and remaining assets to Goodwill.
(b)
To record the remainder of the $5.0 million contingency assumed in the acquisition transactions in calculating the consideration transferred. The contingent liability represents future litigation settlements of which $4.6 million was recorded on the Major Energy Companies’ financial statements as of March 31, 2016.

(c)
To record the estimated future earnout and installment payments, of which $6.4 million will be due within one year after the acquisition by NG&E with the remaining $21.2 million recorded as a long-term liability.

(d)	To note that the current loans payable on the Major Energy Companies’ balance sheet represents the amount owed to the sleeve contract provider, which will stay in place upon acquisition by Spark.
(e)
To record the equity issuance of two million Class B common shares at $20 per share as initial purchase consideration by Spark, which also equals the cash consideration transferred upon closing of the acquisition by NG&E on April 15, 2016.

(f)
To record the fair value derivative liability position of derivatives acquired in the acquisition by NG&E, valued as of April 15, 2016. The Major Energy Companies historically took the normal purchase normal sale exemption and did not have its mark to market position on its balance sheet.

(g)	Represents the reclassification of line items of the Major Energy Companies’ financials to the comparable Spark financial statement line item.
(h)
The initial purchase of membership interests in the Major Energy Companies will be treated as an asset purchase for tax purposes. Management has assumed that book basis will be substantially equal to tax basis. Further, management gave no consideration to the effect of the acquisition transactions on the deferred tax assets that result from Spark’s tax receivable agreement.

(i)	To record the borrowings Spark will incur against its existing Senior Credit Facility line to purchase working capital.
In addition to the notes above, please see the table below for purchase consideration transferred and the forecasted allocation of the purchase price (which is not yet complete) upon the acquisition of the Major Energy Companies by NG&E:

Cash	$13,614
Net working capital, net of cash acquired	(436)
Regulatory liability assumed	(5,000)
Property and equipment	15
Intangible assets – customer relationships	32,304
Intangible assets – trademarks	4,004
Goodwill	43,552
Fair value of derivative liabilities	(7,259)
Total purchase price, including working capital	80,794
Earnouts and contingent payments	(27,616)
Total cash purchase price, including working capital	53,178
Cash borrowed to acquire working capital	(13,178)
Total cash purchase price, excluding working capital	$40,000

The total consideration to be given upon closing of the acquisition by Spark to NG&E will be two million Class B common shares with a total value of $40 million, which equals the total cash consideration transferred to the Major Energy Companies by NG&E upon acquisition.

Unaudited Pro Forma Condensed Combined Statement of Operations
For the Year Ended December 31, 2015
(In thousands of U.S. Dollars, except per share data)

	Historical Spark	Major Energy Companies	Reclassification	Acquisition Adjustments	Spark Pro Forma
Revenues:
Retail revenues	$356,659	$—	$ 189,228(e)	$—	$545,887
Sale of natural gas and electricity	—	189,228	(189,228) (e)	—	—
Net asset optimization	1,494	—	—	—	1,494
Total revenues	358,153	189,228	—	—	547,381
Operating expenses:
Retail cost of revenues	241,188	—	144,154(e)	(4,111)(a)	381,231
Cost of natural gas and electricity	—	144,154	(144,154) (e)	—
General and administrative	61,682	—	22,894(e)	3,200(b)	87,776
Depreciation and amortization	25,378	—	9,121(e)	8,477(c)	42,976
Operating expenses	—	32,015	(32,015)(e)	—	—
Total operating expenses	328,248	176,169	—	7,566	511,983
Operating income (loss)	29,905	13,059	—	(7,566)	35,398
Other (expense)/income:
Interest expense	(2,280)	(468)	—	—	(2,748)
Interest and other income	324	35	—	—	359
Total other expenses	(1,956)	(433)	—	—	(2,389)
Income (loss) before income tax expense	27,949	12,626	—	(7,566)	33,009
Income tax expense	1,974	90	373(d)	—	2,437
Net income (loss)	25,975	12,536	—	(7,939)	30,572
Less: Net income (loss) attributable to non-controlling interests	22,110	—	—	(6,401)(g)	15,709
Net income (loss) attributable to Spark Energy, Inc. stockholders	3,865	12,536	—	(1,538)	14,863
Other comprehensive income (loss):
Deferred gain (loss) from cash flow hedges	—	—	—	—	—
Reclassification of deferred gain (loss) from cash flow hedges into net income	—	—	—	—	—
Comprehensive income (loss)	$25,975	$12,536	$—	$(7,939)	$30,572
Net income attributable to Spark Energy, Inc. per share of Class A common stock
Basic	$1.26	N/A			$4.85
Diluted	$1.06	N/A			$1.27
Weighted average shares of Class A common stock
Basic	3,064	N/A		(f)	3,064
Diluted	3,327	N/A		(f)	16,078

Notes to unaudited pro forma condensed combined statement of operations for the year ended December 31, 2015

(a)
Represents the mark to market change of derivatives during the period presented for the Major Energy Companies, who historically took the normal purchase normal sale exemption and did not have its mark to market impacts on the statement of operations.

(b)	Represents expenses incurred as a result of the acquisition, including payments of bonuses and legal fees that arose in connection with the acquisition by NG&E.
(c)
Represents depreciation and amortization on property, plant and equipment and amortizable intangible assets, respectively, recorded in connection with the acquisition transactions. Note that the following useful lives were utilized for calculating depreciation and amortization on a straight-line basis: 4 years for Customer Intangibles, 10 years for Trademarks, and 3 years for Property, Plant and Equipment.

(d)
To record the provision for income tax expense. The pro forma adjustment to income tax expense differs from the statutory rate primarily based on income attributable to the noncontrolling interest for the period ended December 31, 2015. Prior to the acquisition by Spark, the Major Energy Companies were treated as partnerships for federal and state income tax purposes and therefore did not have a provision for income taxes. The pro forma combined income tax expense does not reflect the amount that would have resulted had Spark and the Major Energy Companies filed a consolidated income tax return during the period presented. The effective tax rate of the combined company could be significantly different depending on post-acquisition activities, including changes in noncontrolling interest, geographical mix of income and effects of the tax receivable agreement that were not considered in these pro forma statements.

(e)	Represents the reclassification of line items of the Major Energy Companies’ financials to the comparable Spark financial statement line item.
(f)
To reflect the impact on weighted average shares outstanding used in calculating basic and diluted earnings per share for the issuance of the two million Class B common shares in the Spark acquisition of the Major Energy Companies from NG&E for the year ended December 31, 2015.

(g)	Represents the split of net income to the non-controlling interest based on the weighted average non-controlling interest ownership during the period presented.

Unaudited Pro Forma Condensed Combined Statement of Operations
For the Three Months Ended March 31, 2016
(In thousands of U.S. Dollars, except per share data)

	Historical Spark	Major Energy Companies	Reclassification	Acquisition Adjustments	Spark Pro Forma
Revenues:
Retail revenues	$110,019	$—	$ 51,144(d)	$—	$161,163
Sale of natural gas and electricity	—	51,144	(51,144)(d)	—	—
Net asset optimization	527	—	—	—	527
Total revenues	110,546	51,144	—	—	161,690
Operating expenses:
Retail cost of revenues	68,800	—	36,899(d)	2,544(a)	108,243
Cost of natural gas and electricity	—	36,899	(36,899)(d)	—	—
General and administrative	17,380	—	5,394(d)	—	22,774
Depreciation and amortization	6,789	—	2,299(d)	2,119(b)	11,207
Operating expenses	—	7,693	(7,693)(d)	—	—
Total operating expenses	92,969	44,592	—	4,663	142,224
Operating income (loss)	17,577	6,552	—	(4,663)	19,466
Other (expense)/income:
Interest expense	(753)	(123)	—	—	(876)
Interest and other income	(95)	11	—	—	(84)
Total other expenses	(848)	(112)	—	—	(960)
Income (loss) before income tax expense	16,729	6,440	—	(4,663)	18,506
Income tax expense	988	23	—	160(c)	1,171
Net income (loss)	15,741	6,417	—	(4,823)	17,335
Less: Net income (loss) attributable to non-controlling interests	11,568	—	—	(3,682)(f)	7,886
Net income (loss) attributable to Spark Energy, Inc. stockholders	$4,173	$6,417	$—	$(1,141)	$9,449
Net income attributable to Spark Energy, Inc. per share of Class A common stock
Basic	$1.11	N/A			$2.52
Diluted	$0.68	N/A			$0.66
Weighted average shares of Class A common stock
Basic	3,756	N/A		(e)	3,756
Diluted	14,520	N/A		(e)	16,519

Notes to unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2016

(a)
Represents the mark to market change of derivatives during the period presented for the Major Energy Companies, who historically took the normal purchase normal sale exemption and did not have its mark to market impacts on the statement of operations.

(b)
Represents depreciation and amortization on property, plant and equipment and amortizable intangible assets, respectively, recorded in connection with the acquisition transactions. Note that the following useful lives were utilized for calculating depreciation and amortization on a straight-line basis: 4 years for Customer Intangibles, 10 years for Trademarks, and 3 years for Property, Plant and Equipment.

(c)
To record the provision for income tax expense. The pro forma adjustment to income tax expense differs from the statutory rate primarily based on income attributable to the noncontrolling interest for the period ended March 31, 2016. Prior to the acquisition by Spark, the Major Energy Companies were treated as partnerships for federal and state income tax purposes and therefore did not have a provision for income taxes. The pro forma combined income tax expense does not reflect the amount that would have resulted had Spark and the Major Energy Companies filed a consolidated income tax return during the period presented. The effective tax rate of the combined company could be significantly different depending on post-acquisition activities, including changes in noncontrolling interest, geographical mix of income and effects of the tax receivable agreement that were not considered in these pro forma statements.

(d)	Represents the reclassification of line items of the Major Energy Companies’ financials to the comparable Spark financial statement line item.
(e)
To reflect the impact on weighted average shares outstanding used in calculating basic and diluted earnings per share for the issuance of the two million Class B common shares in the Spark acquisition of the Major Energy Companies from NG&E for the quarter ended March 31, 2016.

(f)	Represents the split of net income to the non-controlling interest based on the weighted average non-controlling interest ownership during the period presented.

SPARK ENERGY, INC.
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS
Overview
The Company is a growing independent retail energy services company founded in 1999 that provides residential and commercial customers in competitive markets across the United States with an alternative choice for their natural gas and electricity. We purchase our natural gas and electricity supply from a variety of wholesale providers and bill our customers monthly for the delivery of natural gas and electricity based on their consumption at either a fixed or variable price. Natural gas and electricity are then distributed to our customers by local regulated utility companies through their existing infrastructure. As of March 31, 2016, we operated in 66 utility service territories across 16 states.
We operate these businesses in two operating segments:

•
Retail Natural Gas Segment. We purchase natural gas supply through physical and financial transactions with market counterparts and supply natural gas to residential and commercial consumers pursuant to fixed-price, variable-price and flat-rate contracts. For the three months ended March 31, 2016 and 2015, approximately 44% and 55%, respectively, of our retail revenues were derived from the sale of natural gas. We also identify wholesale natural gas arbitrage opportunities in conjunction with our retail procurement and hedging activities, which we refer to as asset optimization.

•
Retail Electricity Segment. We purchase electricity supply through physical and financial transactions with market counterparts and ISOs and supply electricity to residential and commercial consumers pursuant to fixed-price and variable-price contracts. For the three months ended March 31, 2016 and 2015, approximately 56% and 45%, respectively, of our retail revenues were derived from the sale of electricity.

Recent Developments
Master Service Agreement with Retailco Services
We entered into a Master Service Agreement, effective January 1, 2016, with Retailco Services, which is wholly owned by Mr. Maxwell. The Master Service Agreement is for a one-year term and renews automatically for successive one-year terms unless the Master Service Agreement is terminated by either party. Retailco Services provides us with operational support services such as: enrollment and renewal transaction services; customer billing and transaction services; electronic payment processing services; customer services and information technology infrastructure and application support services under the Master Service Agreement.
During three months ended March 31, 2016, the Company recorded general and administrative expense of $4.2 million in connection with this Master Service Agreement. Additionally under the Master Service Agreement, we capitalized $0.6 million during three months ended March 31, 2016 of property and equipment for software and consultant time used in the application, development and implementation of various systems including customer billing and resource management systems.

Exchange and Sale of Spark HoldCo Units
On April 1, 2016, Retailco exchanged 1,725,000 of its Spark HoldCo units (together with a corresponding number of shares of Class B common stock) for shares of Class A common stock at an exchange ratio of one share of Class A common stock for each Spark HoldCo unit (and corresponding share of Class B common stock) exchanged. On April 4, 2016, Retailco sold 1,725,000 shares of Class A common stock to the public through an underwritten offering, including 225,000 shares of Class A Common stock pursuant to the full exercise of the underwriters’ over-allotment option. The Company did not receive any proceeds from the offering.
Declaration of Dividends
On April 21, 2016, the Company declared a quarterly dividend of $0.3625 to holders of record of our Class A common stock on May 31, 2016, which was paid on June 14, 2016.
Provider Power Membership Interest Purchase Agreement
On May 3, 2016, the Company and Spark HoldCo entered into a Membership Interest Purchase Agreement among the Company, Spark HoldCo, Provider Power, LLC (the “Seller”), Kevin B. Dean and Emile L. Clavet (the “Provider Purchase Agreement”), pursuant to which Spark HoldCo has agreed to purchase, and the Seller has agreed to sell, all of the outstanding membership interests in in Electricity Maine, LLC, a Maine limited liability company; Electricity N.H., LLC, a Maine limited liability company; and Provider Power Mass, LLC, a Maine limited liability company (collectively, the “Provider Companies”). To finance the transactions under the Provider Purchase Agreement, the Company and Spark HoldCo entered into the Subscription Agreement (defined below) to sell shares of Class B common stock and a corresponding amount of Spark HoldCo units to Retailco. For a more detailed description of the Provider Purchase Agreement and related transactions, please see “Item 5. Other Information” and “Item 1A. Risk Factors” in Part II of our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2016.
Major Energy Membership Interest Purchase Agreement
On May 3, 2016, the Company and Spark HoldCo entered into the Membership Interest Purchase Agreement by and among the Company, Spark HoldCo, Retailco and NG&E, pursuant to which Spark HoldCo has agreed to purchase, and NG&E has agreed to sell, all of the outstanding membership interests in the Major Energy Companies. NG&E is owned by Mr. Maxwell, our Chairman of the Board, founder and controlling stockholder. For a more detailed description of the Major Energy Purchase Agreement and related transactions, please see “Item 5. Other Information” and “Item 1A. Risk Factors” in Part II of our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2016.
Equity Subscription Agreement

On May 3, 2016, the Company and Spark HoldCo entered into a subscription agreement with Retailco pursuant to which Retailco has agreed to purchase 900,000 Spark HoldCo units (and corresponding shares of Class B common stock) for an aggregate purchase price of $18 million (the “Subscription Agreement”). The Company, Spark HoldCo and Retailco currently anticipate amending the Subscription Agreement to reduce the number of units to be purchased by Retailco. The Company intends to use proceeds from the sale of the Class B common stock and Spark HoldCo units under the Subscription Agreement as consideration for the transactions under the Provider

Purchase Agreement. Retailco is owned by Mr. Maxwell, our Chairman of the Board, founder and majority stockholder.
Residential Customer Equivalents
The following table shows activity of our RCEs during the three months ended March 31, 2016:

	December 31, 2015	Additions	Attrition	March 31, 2016	% Increase (Decrease)
	(In thousands)
RCEs:
Retail Electricity RCEs	257	33	(33)	257	—%
Retail Natural Gas RCEs	158	15	(15)	158	—%
Total Retail RCEs	415	48	(48)	415	—%
The following table details our RCEs by geographical location as of March 31, 2016:

	Electricity	% of Total	Natural Gas	% of Total	Total	% of Total
	(In thousands)
RCEs by Geographic Location:
East	156	61%	70	44%	226	54%
Midwest	44	17%	52	33%	96	23%
Southwest	57	22%	36	23%	93	23%
Total	257	100%	158	100%	415	100%
The geographical regions noted above include the following states:

•	East - New York, New Jersey, Pennsylvania, Connecticut, Massachusetts, Maryland and Florida;

•	Midwest - Illinois, Indiana, Michigan and Ohio; and

•	Southwest - Texas, California, Nevada, Colorado and Arizona.
Drivers of our Business
Customer Growth
Customer growth is a key driver of our operations. Our customer growth strategy includes acquiring customers through acquisitions as well as organically. We expect an emphasis on growth through acquisition to continue in 2016.
Acquisitions. Our Founder formed NG&E in 2015 for the purpose of purchasing retail energy companies and retail customer books that could ultimately be resold to the Company. We currently expect that we would fund any potential drop-downs with some combination of cash, subordinated debt, or the issuance of Class B Common Stock to NG&E. However, actual consideration paid for the assets will depend, among other things, on our capital structure and liquidity at the time of any drop-down. This drop-down strategy affords the Company access to opportunities that might not otherwise be available to us due to our size and availability of capital.
Additionally, we may independently acquire both portfolios of customers as well as smaller retail energy companies through some combination of cash, borrowings under the Acquisition Line of the Senior Credit Facility, or through the issuance of Class A Common Stock to the public, or through financing arrangements with our founder and his affiliates.
Organic Growth. Our organic sales strategies are used to both maintain and grow our customer base by offering competitive pricing, price certainty and/or green product offerings. We manage growth on a market-by-market basis by developing price curves in each of the markets we serve and comparing the market prices to the price the local regulated utility is offering. We then determine if there is an opportunity in a particular market based on our ability to create a competitive product on economic terms that satisfies our profitability objectives and provides customer value. We develop marketing campaigns using a combination of sales channels, with an emphasis on door-to-door marketing and outbound telemarketing given their flexibility and historical effectiveness. We identify and acquire customers through a variety of additional sales channels, including our inbound customer care call center, online marketing, email, direct mail, affinity programs, direct sales, brokers and consultants. Our marketing team continuously evaluates the effectiveness of each customer acquisition channel and makes adjustments in order to achieve desired growth and profitability targets.
Organic Growth
Management of customer acquisition costs is a key component to our profitability. Customer acquisition costs are spending for organic customer acquisitions and do not include customer acquisitions through acquisitions of businesses or portfolios of customer contracts, which are recorded as customer relationships.
We attempt to maintain a disciplined approach to recovery of our customer acquisition costs within defined periods. We capitalize and amortize our customer acquisition costs over a two year period, which is based on the expected average length of a customer relationship. We factor in the recovery of customer acquisition costs in determining which markets we enter and the pricing of our products in those markets. Accordingly, our results are significantly influenced by our customer acquisition spending.
Customer acquisition cost for the three months ended March 31, 2016 was approximately $2.3 million. Our customer acquisition cost has been reduced, which resulted in maintenance of RCEs, while we have shifted our focus to growth through acquisitions.
Our Ability to Manage Customer Attrition
Customer attrition is primarily due to: (i) customer initiated switches; (ii) residential moves and (iii) disconnection for customer payment defaults.
Customer attrition for the three months ended March 31, 2016 was 4.3%. We have been focused on acquisitions of higher lifetime value customers, proactive renewals and other customer relationship strategies to maintain a low level of customer attrition.
Customer Credit Risk
Our bad debt expense for the three months ended March 31, 2016 was approximately 1.7% of non-POR market retail revenues. We focused on increasing collection efforts in 2016 resulting in reduced bad debt expense as a percentage of non-POR market retail revenues.

Weather Conditions
Weather conditions directly influence the demand for natural gas and electricity and affect the prices of energy commodities. Our hedging strategy is based on forecasted customer energy usage, which can vary substantially as a result of weather patterns deviating from historical norms. We are particularly sensitive to this variability because of our current substantial concentration and focus on growth in the residential customer segment in which energy usage is highly sensitive to weather conditions that impact heating and cooling demand. During the three months ended March 31, 2016, we experienced a milder than anticipated winter season, which negatively impacted overall customer usage.
Asset Optimization
Our natural gas business includes opportunistic transactions in the natural gas wholesale marketplace in conjunction with our retail procurement and hedging activities. Asset optimization opportunities primarily arise during the winter heating season when demand for natural gas is the highest. As such, the majority of our asset optimization profits are made in the winter. Given the opportunistic nature of these activities, we experience variability in our earnings from our asset optimization activities from year to year. As these activities are accounted for using mark to-market fair value accounting, the timing of our revenue recognition often differs from the actual cash settlement.
During the full year 2016, we are obligated to pay demand charges of approximately $2.6 million under certain long-term legacy transportation assets that our predecessor entity acquired prior to 2013. Net asset optimization results were a gain of $0.5 million for the three months ended March 31, 2016, primarily due to arbitrage opportunities we captured during the three months ended March 31, 2016, offset by $0.4 million of our annual legacy demand charges allocated to the quarter.
How We Evaluate Our Operations

	Three Months Ended March 31,
	2016	2015
	(in thousands)
Adjusted EBITDA	$21,061	$10,184
Retail Gross Margin	$39,562	$27,874
Adjusted EBITDA. We define “Adjusted EBITDA” as EBITDA less (i) customer acquisition costs incurred in the current period, (ii) net gain (loss) on derivative instruments, and (iii) net current period cash settlements on derivative instruments, plus (iv) non-cash compensation expense and (v) other non-cash operating items. EBITDA is defined as net income (loss) before provision for income taxes, interest expense and depreciation and amortization.
We deduct all current period customer acquisition costs (representing spending for organic customer acquisitions) in the Adjusted EBITDA calculation because such costs reflect a cash outlay in the year in which they are incurred, even though we capitalize such costs and amortize them over two years in accordance with our accounting policies. The deduction of current period customer acquisition costs is consistent with how we manage our business, but the comparability of Adjusted EBITDA between periods may be affected by varying levels of customer acquisition costs. For example, our Adjusted EBITDA is lower in years of customer growth reflecting larger customer acquisition spending.

We do not deduct the cost of customer relationships (representing those customer acquisitions through acquisitions of business or portfolios of customers).
We deduct our net gains (losses) on derivative instruments, excluding current period cash settlements, from the Adjusted EBITDA calculation in order to remove the non-cash impact of net gains and losses on derivative instruments. We also deduct non-cash compensation expense as a result of restricted stock units that are issued under our long-term incentive plan.
We believe that the presentation of Adjusted EBITDA provides information useful to investors in assessing our liquidity and financial condition and results of operations and that Adjusted EBITDA is also useful to investors as a financial indicator of a company’s ability to incur and service debt, pay dividends and fund capital expenditures. Adjusted EBITDA is a supplemental financial measure that management and external users of our condensed consolidated financial statements, such as industry analysts, investors, commercial banks and rating agencies, use to assess the following:

•	our operating performance as compared to other publicly traded companies in the retail energy industry, without regard to financing methods, capital structure or historical cost basis;

•	the ability of our assets to generate earnings sufficient to support our proposed cash dividends; and

•	our ability to fund capital expenditures (including customer acquisition costs) and incur and service debt.
Retail Gross Margin. We define retail gross margin as operating income plus (i) depreciation and amortization expenses and (ii) general and administrative expenses, less (i) net asset optimization revenues, (ii) net gains (losses) on non-trading derivative instruments, and (iii) net current period cash settlements on non-trading derivative instruments. Retail gross margin is included as a supplemental disclosure because it is a primary performance measure used by our management to determine the performance of our retail natural gas and electricity business by removing the impacts of our asset optimization activities and net non-cash income (loss) impact of our economic hedging activities. As an indicator of our retail energy business’ operating performance, retail gross margin should not be considered an alternative to, or more meaningful than, operating income, its most directly comparable financial measure calculated and presented in accordance with GAAP.
The GAAP measures most directly comparable to Adjusted EBITDA are net income and net cash provided by operating activities. The GAAP measure most directly comparable to Retail Gross Margin is operating income. Our non-GAAP financial measures of Adjusted EBITDA and Retail Gross Margin should not be considered as alternatives to net income, net cash provided by operating activities, or operating income. Adjusted EBITDA and Retail Gross Margin are not presentations made in accordance with GAAP and have important limitations as analytical tools. You should not consider Adjusted EBITDA or Retail Gross Margin in isolation or as a substitute for analysis of our results as reported under GAAP. Because Adjusted EBITDA and Retail Gross Margin exclude some, but not all, items that affect net income and net cash provided by operating activities, and are defined differently by different companies in our industry, our definition of Adjusted EBITDA and Retail Gross Margin may not be comparable to similarly titled measures of other companies.
Management compensates for the limitations of Adjusted EBITDA and Retail Gross Margin as analytical tools by reviewing the comparable GAAP measures, understanding the differences between the measures and incorporating these data points into management’s decision-making process.

The following table presents a reconciliation of Adjusted EBITDA to net income for each of the periods indicated.

	Year Ended December 31,
	2015	2014	2013
	(in thousands)
Reconciliation of Adjusted EBITDA to Net Income (Loss):
Net income (loss)	$25,975	$(4,265)	$31,412
Depreciation and amortization	25,378	22,221	16,215
Interest expense	2,280	1,578	1,714
Income tax expense	1,974	(891)	56
EBITDA	55,607	18,643	49,397
Less:
Net, (Losses) gains on derivative instruments	(18,497)	(14,535)	6,567
Net, Cash settlements on derivative instruments	20,547	(3,479)	1,040
Customer acquisition costs	19,869	26,191	8,257
Plus:
Non-cash compensation expense	3,181	858	—
Adjusted EBITDA	$36,869	$11,324	$33,533

	Three Months Ended March 31,
	2016	2015
	(in thousands)
Reconciliation of Adjusted EBITDA to Net Income:
Net income	$15,741	$12,929
Depreciation and amortization	6,789	4,278
Interest expense	753	381
Income tax expense	988	561
EBITDA	24,271	18,149
Less:
Net, Losses on derivative instruments	(9,749)	(1,305)
Net, Cash settlements on derivative instruments	11,272	4,191
Customer acquisition costs	2,305	5,629
Plus:
Non-cash compensation expense	618	550
Adjusted EBITDA	$21,061	$10,184

The following table presents a reconciliation of Adjusted EBITDA to net cash provided by (used in) operating activities for each of the periods indicated.

	Year Ended December 31,
	2015	2014	2013
	(in thousands)
Reconciliation of Adjusted EBITDA to net cash provided by operating activities:
Net cash provided by operating activities	$45,931	$5,874	$44,480
Amortization and write off of deferred financing costs	(412)	(631)	(678)
Allowance for doubtful accounts and bad debt expense	(7,908)	(10,164)	(3,101)
Interest expense	2,280	1,578	1,714
Income tax expense (benefit)	1,974	(891)	56
Changes in operating working capital
Accounts receivable, prepaids, current assets	(18,820)	13,332	(17,790)
Inventory	4,544	3,711	599
Accounts payable and accrued liabilities	13,008	(2,466)	7,879
Other	(3,728)	981	374
Adjusted EBITDA	$36,869	$11,324	$33,533
Cash Flow Data:
Cash flows provided by operating activity	$45,931	$5,874	$44,480
Cash flows used in investing activity	$(41,943)	$(3,040)	$(1,481)
Cash flows used in financing activity	$(3,873)	$(5,664)	$(42,369)

	Three Months Ended March 31,
	2016	2015
	(in thousands)
Reconciliation of Adjusted EBITDA to net cash provided by operating activities:
Net cash provided by operating activities	$25,502	$19,246
Amortization of deferred financing costs	(117)	(50)
Bad debt expense	(907)	(2,947)
Interest expense	753	381
Income tax expense	988	561
Changes in operating working capital
Accounts receivable, prepaids, current assets	(3,607)	(4,783)
Inventory	(3,484)	(7,521)
Accounts payable and accrued liabilities	5,391	5,811
Other	(3,458)	(514)
Adjusted EBITDA	$21,061	$10,184
Cash Flow Data:
Cash flows provided by operating activities	$25,502	$19,246
Cash flows used in investing activities	(833)	(441)
Cash flows used in financing activities	(26,194)	(17,985)

The following table presents a reconciliation of Retail Gross Margin to operating income for each of the periods indicated.

	Year Ended December 31,
	2015	2014	2013
	(in thousands)
Reconciliation of Retail Gross Margin to Operating Income (Loss):
Operating income (loss)	$29,905	$(3,841)	$32,829
Depreciation and amortization	25,378	22,221	16,215
General and administrative	61,682	45,880	35,020
Less:
Net asset optimization revenue	1,494	2,318	314
Net, (Losses) gains on non-trading derivative instruments	(18,423)	(8,713)	1,429
Net, Cash settlements on non-trading derivative instruments	20,279	(6,289)	653
Retail Gross Margin	$113,615	$76,944	$81,668

	Three Months Ended March 31,
	2016	2015
	(in thousands)
Reconciliation of Retail Gross Margin to Operating Income:
Operating income	$17,577	$13,736
Depreciation and amortization	6,789	4,278
General and administrative	17,380	14,704
Less:
Net asset optimization revenues	527	1,929
Net, Losses on non-trading derivative instruments	(9,620)	(1,200)
Net, Cash settlements on non-trading derivative instruments	11,277	4,115
Retail Gross Margin	$39,562	$27,874

Consolidated Results of Operations
Year Ended December 31, 2015 Compared to Year Ended December 31, 2014

	Year Ended December 31,
	2015	2014	Change
	(in thousands)
Revenues:
Retail revenues	$356,659	$320,558	$36,101
Net asset optimization revenues	1,494	2,318	(824)
Total Revenues	358,153	322,876	35,277
Operating Expenses:
Retail cost of revenues	241,188	258,616	(17,428)
General and administrative	61,682	45,880	15,802
Depreciation and amortization	25,378	22,221	3,157
Total Operating Expenses	328,248	326,717	1,531
Operating income (loss)	29,905	(3,841)	33,746
Other (expense)/income:
Interest expense	(2,280)	(1,578)	(702)
Interest and other income	324	263	61
Total other (expenses)/income	(1,956)	(1,315)	(641)
Income (loss) before income tax expense	27,949	(5,156)	33,105
Income tax expense (benefit)	1,974	(891)	2,865
Net income (loss)	$25,975	$(4,265)	$30,240
Adjusted EBITDA (1)	$36,869	$11,324	$25,545
Retail Gross Margin (1)	$113,615	$76,944	$36,671
Customer Acquisition Costs	$19,869	$26,191	$(6,322)
Customer Attrition	6.9%	5.5%	1.4%
Distributions paid to Class B non-controlling unit holders and dividends paid to Class A common stockholders	$(20,043)	$(3,305)	$(16,738)

(1)
Adjusted EBITDA and Retail Gross Margin are non-GAAP financial measures. See “How We Evaluate Our Operations” for a reconciliation of Adjusted EBITDA and Retail Gross Margin to their most directly comparable financial measures presented in accordance with GAAP.

Total Revenues. Total revenues for the year ended December 31, 2015 were approximately $358.2 million, an increase of approximately $35.3 million, or 11%, from approximately $322.9 million for the year ended December 31, 2014. This increase was primarily due to an increase in electricity volumes, partially offset by decreases in natural gas volumes, electricity pricing and natural gas pricing.
The $63.4 million increase in revenues due to our increase in electricity volumes was primarily due to the acquisitions of Oasis and CenStar and organic growth in our electricity utility territories in the East. This increase was offset by a decrease of $18.7 million from decreases in electricity and natural gas pricing, which were driven by falling commodity prices as well as overall pricing decreases due to our increased commercial customer count after the acquisitions of CenStar and Oasis. Additionally, an $8.6 million decrease in revenues was due to our decrease in natural gas volumes in our natural gas utility territories in the East and Midwest and the shift of marketing efforts from commercial customers to residential customers.
Net Asset Optimization Revenues. Net asset optimization revenues for the year ended December 31, 2015 were approximately $1.5 million, a decrease of approximately $0.8 million, or 36%, from $2.3 million for the year ended

December 31, 2014. This decrease was primarily due to physical gas arbitrage opportunities in the Northeast that arose due to extreme winter weather conditions in 2014 that were absent in 2015.
Retail Cost of Revenues. Total retail cost of revenues for the year ended December 31, 2015 was approximately $241.2 million, a decrease of approximately $17.4 million, or 7%, from approximately $258.6 million for the year ended December 31, 2014. This decrease was primarily due to lower electricity and natural gas supply costs and lower natural gas volumes, partially offset by higher electricity volumes.
The decreases due to lower electricity and natural gas supply costs were $26.3 million and $20.1 million, respectively. These supply cost decreases were due to the overall lower commodity price environment in 2015, compared with exacerbated pricing in early 2014 caused by extreme weather patterns in the Northeast. Additionally, lower natural gas volumes resulted in a $6.0 million decrease in retail cost of revenues, which was a driven by gas attrition outpacing the addition of new gas customers. We saw higher gas usage in 2014 resulting from the extreme weather conditions in the Northeast affecting the first quarter, while 2015 did not see this high usage pattern. We also recorded a $16.8 million loss due to the change in the value of our non-trading derivative portfolio used for hedging.
These decreases were offset by an increase of $51.8 million due to higher electricity volumes, primarily from our acquisitions of Oasis and CenStar as well as increased electricity customers from organic sales strategies.
General and Administrative Expense. General and administrative expense for the year ended December 31, 2015 was approximately $61.7 million, an increase of approximately $15.8 million, or 34%, as compared to $45.9 million for the year ended December 31, 2014. This increase was primarily due to increased billing and other variable costs associated with increased RCEs, including those added as a result of the acquisitions of Oasis and CenStar, and increased costs associated with being a public company for a full year.
Depreciation and Amortization Expense. Depreciation and amortization expense for the year ended December 31, 2015 was approximately $25.4 million, an increase of approximately $3.2 million, or 14%, from approximately $22.2 million for the year ended December 31, 2014. This increase was primarily due to the amortization from higher average customer relationships and customer acquisition costs amortizing in 2015 than in 2014, primarily due to the acquisitions of Oasis, CenStar and other portfolios of customer contracts.
Customer Acquisition Cost. Customer acquisition cost for the year ended December 31, 2015 was approximately $19.9 million, a decrease of approximately $6.3 million from approximately $26.2 million for the year ended December 31, 2014. This decrease was due to the slowing of organic additions as we shifted our focus to acquisitions and recent changes to our residential vendor commission payment structure in the third quarter of 2015, which resulted in decreased customer acquisition spending as vendors adapted to the new structure in the third and fourth quarters of 2015.

Year Ended December 31, 2014 Compared to Year Ended December 31, 2013

	Year Ended December 31,
	2014	2013	Change
	(In Thousands)
Revenues:
Retail revenues	$320,558	$316,776	$3,782
Net asset optimization revenues	2,318	314	2,004
Total Revenues	322,876	317,090	5,786
Operating Expenses:
Retail cost of revenues	258,616	233,026	25,590
General and administrative	45,880	35,020	10,860
Depreciation and amortization	22,221	16,215	6,006
Total Operating Expenses	326,717	284,261	42,456
Operating (loss) income	(3,841)	32,829	(36,670)
Other (expense)/income:
Interest expense	(1,578)	(1,714)	136
Interest and other income	263	353	(90)
Total other (expenses)/income	(1,315)	(1,361)	46
(Loss) income before income tax expense	(5,156)	31,468	(36,624)
Income tax (benefit) expense	(891)	56	(947)
Net (loss) income	$(4,265)	$31,412	$(35,677)
Adjusted EBITDA (1)	$11,324	$33,533	$(22,209)
Retail Gross Margin (1)	$76,944	$81,668	$(4,724)
Customer Acquisition Costs	$26,191	$8,257	$17,934
Customer Attrition	5.5%	3.6%	1.9%
Distributions paid to Class B non-controlling unit holders and dividends paid to Class A common stockholders	$(3,305)	$—	$(3,305)

(1)
Adjusted EBITDA and Retail Gross Margin are non-GAAP financial measures. See “How We Evaluate Our Operations” for a reconciliation of Adjusted EBITDA and Retail Gross Margin to their most directly comparable financial measures presented in accordance with GAAP.

Total Revenues. Total revenues for the year ended December 31, 2014 were approximately $322.9 million, an increase of approximately $5.8 million, or 2%, from approximately $317.1 million for the year ended December 31, 2013. This increase was primarily due to overall higher customer pricing across both commodities, in part due to increased supply costs, which resulted in an increase in total revenues of $38.1 million, as well as a $2.0 million increase in net asset optimization revenues. This increase was offset by a decrease of $34.3 million due to customer sales volumes which were lower, primarily due to the shift of the concentration of our marketing efforts from commercial customers to residential customers.
Net Asset Optimization Revenues. Net asset optimization revenues for the year ended December 31, 2014 were approximately $2.3 million, an increase of approximately $2.0 million, or 667%, from $0.3 million in the prior year. This increase was primarily due to physical gas arbitrage opportunities in the Northeast that arose due to extreme winter weather conditions in 2014 and losses we recognized in 2013 from a hedge strategy involving interruptible transportation that did not repeat in 2014.
Retail Cost of Revenues. Total retail cost of revenues for the year ended December 31, 2014 was approximately $258.6 million, an increase of approximately $25.6 million, or 11%, from approximately $233.0 million for the year ended December 31, 2013. This increase was primarily due to increased supply costs arising from capacity constraints from the extreme weather conditions in the Northeast during the first quarter of 2014, which resulted in an increase of total retail cost of revenues of $35.6 million, as well as an increase of $17.0 million due to a change in the value of our non-trading derivative portfolio used for hedging. This increase was offset by a decrease of $27.0 million due to customer sales volumes which were lower, primarily due to the strategic shift of the concentration of our marketing efforts from commercial customers to residential customers.
General and Administrative Expense. General and administrative expense for the year ended December 31, 2014 was approximately $45.9 million, an increase of approximately $10.9 million or 31%, as compared to $35.0 million for the year ended December 31, 2013. This increase was primarily due to an increase of bad debt expense of $7.1 million, which was $10.2 million for the year ended December 31, 2014 compared to $3.1 million for the year ended December 31, 2013, as well as increased costs associated with being a public company and increased billing and other variable costs associated with increased customers.
Depreciation and Amortization Expense. Depreciation and amortization expense for the year ended December 31, 2014 was approximately $22.2 million, an increase of approximately $6.0 million, or 37%, from approximately $16.2 million for the year ended December 31, 2013. This increase was primarily due to the accelerated amortization of capitalized customer acquisition costs in Southern California and Massachusetts of $6.5 million and $0.2 million, respectively, in the fourth quarter of 2014 offset by lower depreciation for certain software assets that were fully depreciated in 2013.
Customer Acquisition Cost. Customer acquisition cost for the year ended December 31, 2014 was approximately $26.2 million, an increase of approximately $17.9 million from approximately $8.3 million for the year ended December 31, 2013. This increase was due to our increased marketing efforts to grow our customer base beginning in the second half of 2013 and continuing during 2014 including spending in California of $15.4 million, spending in Illinois of $6.4 million and spending in New York for $1.1 million for the year ended December 31, 2014.

Three Months Ended March 31, 2016 Compared to Three Months Ended March 31, 2015

	Three Months Ended March 31,
	2016	2015	Change
	in thousands
Revenues:
Retail revenues	$110,019	$99,874	$10,145
Net asset optimization revenues	527	1,929	(1,402)
Total Revenues	110,546	101,803	8,743
Operating Expenses:
Retail cost of revenues	68,800	69,085	(285)
General and administrative	17,380	14,704	2,676
Depreciation and amortization	6,789	4,278	2,511
Total Operating Expenses	92,969	88,067	4,902
Operating income	17,577	13,736	3,841
Other (expense)/income:
Interest expense	(753)	(381)	(372)
Interest and other income	(95)	135	(230)
Total other (expenses)/income	(848)	(246)	(602)
Income before income tax expense	16,729	13,490	3,239
Income tax expense	988	561	427
Net income	$15,741	$12,929	$2,812
Adjusted EBITDA (1)	$21,061	$10,184	$10,877
Retail Gross Margin (1)	39,562	27,874	11,688
Customer Acquisition Costs	2,305	5,629	(3,324)
RCE Attrition	4.3%	5.7%	(1.4)%

(1)
Adjusted EBITDA and Retail Gross Margin are non-GAAP financial measures. See “—How We Evaluate Our Operations” for a reconciliation of Adjusted EBITDA and Retail Gross Margin to their most directly comparable financial measures presented in accordance with GAAP.

Total Revenues. Total revenues for the three months ended March 31, 2016 were approximately $110.5 million, an increase of approximately $8.7 million, or 9%, from approximately $101.8 million for the three months ended March 31, 2015, as indicated in the table below (in millions).

Change in electricity volumes sold	$25.5
Change in natural gas volumes sold	(3.8)
Change in electricity unit revenue per MWh	(8.0)
Change in natural gas unit revenue per MMBtu	(3.6)
Change in net asset optimization revenue (expense)	(1.4)
Change in total revenues	$8.7

Retail Cost of Revenues. Total retail cost of revenues for the three months ended March 31, 2016 was approximately $68.8 million, a decrease of approximately $0.3 million from approximately $69.1 million for the three months ended March 31, 2015, as indicated in the table below (in millions).

Change in electricity volumes sold	$20.0
Change in natural gas volumes sold	(2.6)
Change in electricity unit cost per MWh	(8.3)
Change in natural gas unit cost per MMBtu	(10.6)
Change in value of retail derivative portfolio	1.2
Change in retail cost of revenues	$(0.3)
General and Administrative Expense. General and administrative expense for the three months ended March 31, 2016 was approximately $17.4 million, an increase of approximately $2.7 million, or 18%, as compared to $14.7 million for the three months ended March 31, 2015. This increase was primarily due to the change in estimate of the contingent payment arrangement associated with the acquisition of CenStar, increased billing and other variable costs associated with increased RCEs, including those added as a result of the acquisitions of Oasis and CenStar, and additional litigation expense. This increase was partially offset by cost reductions from the Master Service Agreement with Retailco Services and lower overall bad debt expense as the impact of attrition in the Southern California market was limited to 2015.
Depreciation and Amortization Expense. Depreciation and amortization expense for the three months ended March 31, 2016 was approximately $6.8 million, an increase of approximately $2.5 million, or 58%, from approximately $4.3 million for the three months ended March 31, 2015. This increase was primarily due to the increased amortization expense associated with customer intangibles from the acquisitions of CenStar and Oasis and other acquisitions of retail customer books.
Customer Acquisition Cost. Customer acquisition cost for the three months ended March 31, 2016 was approximately $2.3 million, a decrease of approximately $3.3 million, or 59%, from approximately $5.6 million for the three months ended March 31, 2015. This decrease was due to the reduced spending, which resulted in maintenance of RCEs at current levels while we shifted our focus to growth through acquisitions.
Operating Segment Results

	Year Ended December 31,
	2015	2014	2013
	(in millions, except volume and per unit operating data)
Retail Natural Gas Segment
Total Revenues	$128.7	$146.5	$125.2
Retail Cost of Revenues	70.5	109.2	83.1
Less: Net Asset Optimization Revenues	1.5	2.3	0.3
Less: Net Gains (Losses) on non-trading derivatives, net of cash settlements	3.3	(9.3)	(0.6)
Retail Gross Margin—Gas	$53.4	$44.3	$42.4
Volumes—Gas (MMBtus)	14,786,681	15,724,708	16,598,751
Retail Gross Margin—Gas per MMBtu	$3.61	$2.82	$2.55
Retail Electricity Segment
Total Revenues	$229.5	$176.4	$191.9
Retail Cost of Revenues	170.7	149.5	149.9
Less: Net Gains (Losses) on non-trading derivatives, net of cash settlements	(1.4)	(5.7)	2.7
Retail Gross Margin—Electricity	$60.2	$32.6	$39.3
Volumes—Electricity (MWhs)	2,075,479	1,526,652	1,829,657
Retail Gross Margin—Electricity per MWh	$29.03	$21.37	$21.48

	Three Months Ended March 31,
	2016	2015
	(in thousands, except per unit operating data)
Retail Natural Gas Segment
Total Revenues	$48,613	$57,354
Retail Cost of Revenues	22,500	33,466
Less: Net Asset Optimization Revenues	527	1,929
Less: Net Gains on non-trading derivatives, net of cash settlements	1,430	3,647
Retail Gross Margin—Gas	$24,156	$18,312
Volume of Gas (MMBtu)	6,112,431	6,564,045
Retail Gross Margin—Gas ($/MMBtu)	$3.95	$2.79
Retail Electricity Segment
Total Revenues	$61,933	$44,449
Retail Cost of Revenues	46,300	35,619
Less: Net Gains (Losses) on non-trading derivatives, net of cash settlements	227	(732)
Retail Gross Margin—Electricity	$15,406	$9,562
Volume of Electricity (MWh)	586,677	372,851
Retail Gross Margin—Electricity ($/MWh)	$26.26	$25.65
Year Ended December 31, 2015 Compared to the Year Ended December 31, 2014
Retail Natural Gas Segment
Total revenues for the Retail Natural Gas Segment for the year ended December 31, 2015 were approximately $128.7 million, a decrease of approximately $17.8 million, or 12%, from approximately $146.5 million for the year ended December 31, 2014. This decrease was primarily due to lower customer sales volumes primarily in the East and Midwest, lower average gas RCEs and a return to normalized weather patterns in 2015, resulting in a decrease in revenues of $8.6 million, and decreased pricing, in part due to a return to normalized weather patterns in 2015, resulting in a decrease in revenues of $8.4 million.
Retail cost of revenues for the Retail Natural Gas Segment for the year ended December 31, 2015 were approximately $70.5 million, a decrease of approximately $38.7 million, or 35%, from approximately $109.2 million for the year ended December 31, 2014. This decrease was primarily due to lower natural gas supply costs of $20.1 million, in part due to lower costs in 2015 compared to capacity constraints and higher usage from extreme weather conditions in the Northeast affecting the first quarter of 2014. Additionally, this we recorded a $12.6 million loss due to the decrease in the value of our non-trading derivative portfolio used for hedging and a decrease of $6.0 million resulting from lower customer sales volumes, primarily in the Midwest and East.
Retail gross margin for the Retail Natural Gas Segment for the year ended December 31, 2015 was approximately $53.4 million, an increase of approximately $9.1 million, or 21% as compared to $44.3 million for the year ended December 31, 2014, as indicated in the table below (in millions).

Change in unit margin per MMBtu	$11.7
Change in volumes sold	(2.6)
Change in retail natural gas segment retail gross margin	$9.1

Unit margins were positively impacted by expanded spot margins from the overall lower commodity price environment.
The volumes of natural gas sold decreased from 15,724,708 MMBtu for the year ended December 31, 2014 to 14,786,681 MMBtu for the year ended December 31, 2015. This decrease was primarily due to our decreasing organic customer base and warmer than expected weather in fourth quarter of 2015, partially offset by the addition of customers through the acquisitions of CenStar and Oasis.
Retail Electricity Segment
Retail revenues for the Retail Electricity Segment for the year ended December 31, 2015 was approximately $229.5 million, an increase of approximately $53.1 million, or 30%, from approximately $176.4 million for the year ended December 31, 2014. This increase was primarily due to higher customer sales volumes resulting in an increase in retail revenues of $63.4 million, primarily due to our acquisitions of Oasis and CenStar and from organic growth primarily in the East, partially offset by lower customer sales volumes in the Southwest due to a milder summer. This increase was partially offset by a decrease in retail revenues of $10.3 million due to the overall lower commodity pricing environment.
Retail cost of revenues for the Retail Electricity Segment for the year ended December 31, 2015 was approximately $170.7 million, an increase of approximately $21.2 million, or 14%, from approximately $149.5 million for the year ended December 31, 2014. This increase was primarily due to higher customer sales volumes, which resulted in an increase of approximately $51.7 million, primarily attributable to the acquisitions of Oasis and CenStar and organic growth in the East. This increase was offset by lower supply costs of $26.3 million due to the overall lower commodity price environment. Additionally, we recorded a loss of $4.2 million due to the decrease in the value of our non-trading derivative portfolio used for hedging.
Retail gross margin for the Retail Electricity Segment for the year ended December 31, 2015 was approximately $60.2 million, an increase of approximately $27.6 million, or 85%, as compared to $32.6 million for the year ended December 31, 2014 as indicated in the table below (in millions).

Change in unit margin per MWh	$15.9
Change in volumes sold	11.7
Change in retail electricity segment retail gross margin	$27.6
Unit margins were positively impacted by expanded spot margins from the overall lower commodity price environment.
The volumes of electricity sold increased from 1,526,652 MWh for the year ended December 31, 2014 to 2,075,479 MWh for the year ended December 31, 2015. This increase was primarily due to the addition of customers through the acquisitions of Oasis and CenStar and organic growth in East.
Year Ended December 31, 2014 Compared to the Year Ended December 31, 2013
Retail Natural Gas Segment
Retail revenues for the Retail Natural Gas Segment for the year ended December 31, 2014 was approximately $146.5 million, an increase of approximately $21.3 million, or 17%, from approximately $125.2 million in the prior year. This increase was primarily due to higher customer pricing implemented in part to capture increased supply costs, which resulted in an increase of $21.9 million, as well as a $2.0 million increase in net optimization revenues. This increase was offset by a decrease of $2.6 million due to decreased customer sales volumes.
Retail cost of revenues for the Retail Natural Gas Segment for the year ended December 31, 2014 was approximately $109.2 million, an increase of approximately $26.1 million, or 31%, from approximately $83.1 million in the prior year. This increase was primarily due to increased supply costs resulting from the extreme weather conditions experienced across the United States during the first quarter of 2014, which resulted in an increase of $19.2 million, as well as a $8.6 million increase due to a change in the value of our non-trading derivative portfolio used for hedging. This increase was offset primarily by a $1.7 million decrease due to decreased customer sales volumes.
Retail gross margin for the Retail Natural Gas Segment for the year ended December 31, 2014 was approximately $44.3 million, an increase of approximately $1.9 million, or 4%, from approximately $42.4 million for the year ended December 31, 2013, as indicated in the table below (in millions).

Change in unit margin per MMBtu	$2.9
Change in volumes sold	(1.0)
Change in retail natural gas segment retail gross margin	$1.9
The volumes of natural gas sold decreased from 16,598,751 MMBtu during the year ended December 31, 2013 to 15,724,708 MMBtu for the year ended December 31, 2014. This decrease was primarily due to the shift in our customer base to lower volume, higher margin residential gas users, primarily in Southern California.
Retail Electricity Segment
Retail revenues for the Retail Electricity Segment for the year ended December 31, 2014 were approximately $176.4 million, a decrease of approximately $15.5 million, or 8%, from approximately $191.9 million for the year ended December 31, 2013. This decrease was primarily due to lower customer sales volumes, which resulted in a decrease of $31.7 million. This decrease was offset by an increase of retail revenues of $16.2 million due to higher customer pricing implemented in part to capture increased supply costs.
Retail cost of revenues for the Retail Electricity Segment for the year ended December 31, 2014 were approximately $149.5 million, a decrease of approximately $0.4 million, or 0%, from approximately $149.9 million for the year ended December 31, 2013. This decrease was primarily due to lower customer sales volumes, which resulted in a decrease of approximately $25.1 million. This decrease was offset by increased supply costs resulting from the extreme weather conditions experienced across the United States during the first quarter of 2014, which resulted in an increase in retail cost of revenues of $16.4 million, as well as an $8.3 million increase due to a change in the value of our non-trading derivative portfolio used for hedging.
Retail gross margin for the Retail Electricity Segment for the year ended December 31, 2014 was approximately $32.6 million, a decrease of approximately $6.7 million, or 17%, as compared to $39.3 million for the year ended December 31, 2013, as indicated in the table below (in millions).

Change in unit margin per MWh	$(0.2)
Change in volumes sold	(6.5)
Change in retail electricity segment retail gross margin	$(6.7)

The volumes of electricity sold decreased from 1,829,657 MWh for the year ended December 31, 2013 to 1,526,652 MWh during the year ended December 31, 2014. This decrease was primarily due to a decreased focus on higher volume but lower margin commercial customers. Electric unit margins expanded in 2014 with our shift to higher margin residential customers but were negatively impacted by the increased supply cost during the extreme weather patterns in the first quarter.
Three Months Ended March 31, 2016 Compared to Three Months Ended March 31, 2015
Retail Natural Gas Segment
Total revenues for the Retail Natural Gas Segment for the three months ended March 31, 2016 were approximately $48.6 million, a decrease of approximately $8.8 million, or 15%, from approximately $57.4 million for the three months ended March 31, 2015. This decrease was due to reduced natural gas pricing, driven by the lower commodity pricing environment and our geographic customer mix, which resulted in a decrease in total revenues of $3.6 million. Additionally, lower customer sales volumes, due to milder weather and increased attrition in certain areas of the Midwest, resulted in a decrease of $3.8 million, as well as a $1.4 million decrease in net asset optimization revenues. These decreases were partially offset by the acquisitions of CenStar and Oasis.
Retail cost of revenues for the Retail Natural Gas Segment for the three months ended March 31, 2016 was approximately $22.5 million, a decrease of approximately $11.0 million, or 33%, from approximately $33.5 million for the three months ended March 31, 2015. This decrease was due to decreased supply costs, which resulted in a decrease of $10.6 million. Additionally, we had lower customers sales volumes, which resulted in a decrease of $2.6 million, as well as a change in the value of our retail derivative portfolio used for hedging, which offset these decrease in natural gas prices and resulted in an increase of $2.2 million.
Retail gross margin for the Retail Natural Gas Segment for the three months ended March 31, 2016 was approximately $24.2 million, an increase of approximately $5.8 million, or 32%, from approximately $18.3 million for the three months ended March 31, 2015, as indicated in the table below (in millions).

Change in volumes sold	$(1.3)
Change in unit margin per MMBtu	7.2
Change in retail natural gas segment retail gross margin	$5.9
Retail Electricity Segment
Retail revenues for the Retail Electricity Segment for the three months ended March 31, 2016 were approximately $61.9 million, an increase of approximately $17.5 million, or 39%, from approximately $44.4 million for the three months ended March 31, 2015. This increase was due to an increase in volume, primarily due to the Oasis and CenStar acquisitions and the addition of several higher volume commercial customers in the East, which resulted in an increase of $25.5 million. This increase was partially offset by a decrease in electricity pricing, driven by the lower commodity pricing environment from a milder than anticipated winter season, which resulted in a decrease of $8.0 million.
Retail cost of revenues for the Retail Electricity Segment for the three months ended March 31, 2016 was approximately $46.3 million, an increase of approximately $10.7 million, or 30%, from approximately $35.6 million for the three months ended March 31, 2015. This increase was primarily due to an increase in volume, primarily due to our CenStar and Oasis acquisitions and the addition of several higher volume commercial customers in the East, which resulted in an increase of $20.0 million. This increase was partially offset by decreased commodity prices, which resulted in a decrease in retail cost of revenues of $8.3 million. Additionally, there was a decrease of $1.0 million due to a change in the value of our retail derivative portfolio used for hedging.
Retail gross margin for the Retail Electricity Segment for the three months ended March 31, 2016 was approximately $15.4 million, an increase of approximately $5.8 million, or 61%, from approximately $9.6 million for the three months ended March 31, 2015, as indicated in the table below (in millions).

Change in volumes sold	$5.5
Change in unit margin per MWh	0.3
Change in retail electricity segment retail gross margin	$5.8
Liquidity and Capital Resources
Our liquidity requirements fluctuate with our customer acquisition costs, acquisitions, collateral posting requirements on our derivative instruments portfolio, distributions, the effects of the timing between payments of payables and receipts of receivables, including bad debt receivables, and our general working capital needs for ongoing operations. Our borrowings under the Senior Credit Facility are also subject to material variations on a seasonal basis due to the timing of commodity purchases to satisfy required natural gas inventory purchases and to meet customer demands during periods of peak usage. Moreover, estimating our liquidity requirements is highly dependent on then-current market conditions, including forward prices for natural gas and electricity, and market volatility.
Our primary sources of liquidity are cash generated from operations and borrowings under our Senior Credit Facility. We believe that cash generated from these sources will be sufficient to sustain current operations and to pay required taxes and quarterly cash distributions including the quarterly dividend to the holders of the Class A common stock for the next twelve months.
The covenants under the Senior Credit Facility requires us to hold increasing levels of net working capital over time. The Senior Credit Facility, as amended, includes a $25 million secured revolving line of credit (“Acquisition Line”) for the purpose of financing permitted acquisitions, which enables us to pursue growth through acquisitions. We are obligated to make payments outstanding under the Acquisition Line of 25% per year with the balance due at maturity, which in turn increases availability under the line. We are constrained in our ability to grow through acquisitions using financing under the Senior Credit Facility to the extent we have utilized the capacity under this Acquisition Line.
In addition, the Senior Credit Facility requires us to finance permitted acquisitions with at least 25% of either cash on hand, equity contributions or subordinated debt. In order to finance the previous acquisitions, we have issued convertible subordinated notes to an affiliate of our founder and controlling stockholder. There can be no assurance that our founder and controlling stockholder and their affiliates will continue to finance our acquisition activities through such notes.
Based upon our current plans, level of operations and business conditions, we believe that our cash on hand, cash generated from operations, and available borrowings under the Senior Credit Facility will be sufficient to meet our capital requirements and working capital needs. The Company is financing the acquisitions of the Provider Companies and the Major Energy Companies through the issuance of Class B common stock and through an expansion of our Working Capital Line. We believe that the financing of any additional growth through acquisitions in 2016 will require further equity financing and further expansion of our Working Capital Line to accommodate such growth.
The following table details our total liquidity as of the date presented:

March 31, 2016
(In thousands)
Cash and cash equivalents	$2,949
Senior Credit Facility Working Capital Line Availability (1)	33,348
Senior Credit Facility Acquisition Line Availability (2)	6,428
Total Liquidity	$42,725

(1)	Subject to Senior Credit Facility borrowing base restrictions. See “—Cash Flows—Senior Credit Facility.”

(2)	Subject to Senior Credit Facility covenant restrictions. See “—Cash Flows—Senior Credit Facility.”
Capital expenditures for the three months ended March 31, 2016 included approximately $2.3 million for customer acquisitions and $0.7 million related to information systems improvements.
The Spark HoldCo, LLC Agreement provides, to the extent cash is available, for distributions pro rata to the holders of Spark HoldCo units such that we receive an amount of cash sufficient to cover the estimated taxes payable by us, the targeted quarterly dividend we intend to pay to holders of our Class A common stock, and payments under the Tax Receivable Agreement we have entered into with Spark HoldCo, NuDevco Retail Holdings and NuDevco Retail.
During the three months ended March 31, 2016, we paid dividends to holders of our Class A common stock with respect to the three months ended December 31, 2015, in the amount of $0.3625 per share or $1.5 million in the aggregate. On April 21, 2016, our Board declared a quarterly dividend of $0.3625 per share for the first quarter of 2016 to holders of the Class A common stock on May 31, 2016. This dividend will be paid on June 14, 2016. The dividends that we anticipate paying in 2016 equal approximately $1.45 per share or $6.0 million in the aggregate on an annualized basis based on Class A common stock outstanding at March 31, 2016. Our ability to pay dividends in the future will depend on many factors, including the performance of our business in the future and restrictions under our Senior Credit Facility. The financial covenants included in the Senior Credit Facility require the Company to retain increasing amounts of working capital over time, which may have the effect of restricting our ability to pay dividends. Management does not currently believe that the financial covenants in the Senior Credit Facility will cause any such restrictions.
In order to pay our stated dividends to holders of our Class A common stock and corresponding distributions to holders of our non-controlling interest, Spark HoldCo generally is required to distribute approximately $14.1 million on an annualized basis to holders of Spark HoldCo units based on Class B common stock outstanding at March 31, 2016. If our business does not generate enough cash for Spark HoldCo to make such distributions, we may have to borrow to pay our dividend. If our business generates cash in excess of the amounts required to pay an annual dividend of $1.45 per share of Class A common stock, we currently expect to reinvest any such excess cash flows in our business and not increase the dividends payable to holders of our Class A common stock. However, our future dividend policy is within the discretion of our Board and will depend upon various factors, including the results of our operations, our financial condition, capital requirements and investment opportunities.
We expect to make payments pursuant to the Tax Receivable Agreement that we have entered into with Retailco (as assignee of NuDevco Retail Holdings), NuDevco Retail and Spark HoldCo in connection with the Initial Public

Offering of Spark Energy, Inc. Except in cases where we elect to terminate the Tax Receivable Agreement early (or the Tax Receivable Agreement is terminated early due to certain mergers or other changes of control) or we have available cash but fail to make payments when due, generally we may elect to defer payments due under the Tax Receivable Agreement for up to five years if we do not have available cash to satisfy our payment obligations under the Tax Receivable Agreement or if our contractual obligations limit our ability to make these payments. Any such deferred payments under the Tax Receivable Agreement generally will accrue interest. If we were to defer substantial payment obligations under the Tax Receivable Agreement on an ongoing basis, the accrual of those obligations would reduce the availability of cash for other purposes, but we would not be prohibited from paying dividends on our Class A common stock.
We expect to meet the threshold coverage ratio required to fund the first payment to Retailco under the Tax Receivable Agreement during the four-quarter period ending September 30, 2016. As such, the initial payment of $1.4 million under the Tax Receivable Agreement due in late 2016 was recorded as a current liability in our condensed consolidated balance sheet at March 31, 2016.
Cash Flows
Year Ended December 31, 2015 Compared to the Year Ended December 31, 2014
Our cash flows were as follows for the respective periods (in thousands):

	Year Ended December 31,
	2015	2014	Change
Net cash provided by operating activities	$45,931	$5,874	$40,057
Net cash used in investing activities	$(41,943)	$(3,040)	$(38,903)
Net cash used in financing activities	$(3,873)	$(5,664)	$1,791
Cash Flows Provided by Operating Activities. Cash flows provided by operating activities for the year ended December 31, 2015 increased by $40.1 million compared to the year ended December 31, 2014. The increase was primarily due to an increase in retail gross margin, due to the lower commodity price environment and operations from the acquisitions of CenStar and Oasis. Additionally, the Company spent less on customer acquisition spending in 2015 and instead focused on acquisitions as discussed below for investing activities. These increases were partially offset by higher settlements on derivative instruments and lower operating working capital.
Cash Flows Used in Investing Activities. Cash flows used in investing activities increased by $38.9 million for the year ended December 31, 2015, which was primarily due to the cash used on the acquisitions of CenStar and Oasis.
Cash Flows Used in Financing Activities. Cash flows used in financing activities decreased by $1.8 million for the year ended December 31, 2015 primarily due to proceeds of $7.1 million from the issuance of the CenStar and Oasis Notes and a reduction in net distributions (member distributions prior to the IPO and distributions and dividends on common stock after the IPO) in 2015 of $19.7 million, offset by reduced net borrowings under the Senior Credit Facility of $25.1 million.

Year Ended December 31, 2014 Compared to the Year Ended December 31, 2013
Our cash flows were as follows for the respective periods (in thousands):

	Year Ended December 31,
	2014	2013	Change
Net cash provided by operating activities	$5,874	$44,480	$(38,606)
Net cash used in investing activities	$(3,040)	$(1,481)	$(1,559)
Net cash used in financing activities	$(5,664)	$(42,369)	$36,705
Cash Flows Provided by Operating Activities. Cash flows provided by operating activities for the year ended December 31, 2014 decreased by $38.6 million compared to the year ended December 31, 2013. The decrease was primarily due to increased customer acquisition cost spending primarily in California, Illinois and New York during the year ended December 31, 2014. In addition, the decrease in cash flows provided by operating activities was due to a decrease in retail gross margin due to the cost of supply in the first quarter of 2014 and an increase in general and administrative expenses, including bad debt expense, as discussed in “—Operating Segment Results”.
Cash Flows Used in Investing Activities. Cash flows used in investing activities increased by $1.6 million for the year ended December 31, 2014 which was driven by an increase in capital expenditures related to the Company’s new customer billing and information system.
Cash Flows Used in Financing Activities. Cash flows used in financing activities decreased by $36.7 million for the year ended December 31, 2014 primarily due to a $17.0 million increase in our borrowings, net of payments, under our credit facilities due to cash funding for operations and a $23.0 million decrease in net member distributions prior to the IPO, offset by a $3.3 million distribution and dividend paid in December 2014.
Three Months Ended March 31, 2016 Compared to the Three Months Ended March 31, 2015
Our cash flows were as follows for the respective periods (in thousands):

	Three Months Ended March 31,
	2016	2015	Change
Net cash provided by operating activities	$25,502	$19,246	$6,256
Net cash used in investing activities	$(833)	$(441)	$(392)
Net cash used in financing activities	$(26,194)	$(17,985)	$(8,209)
Cash Flows Provided by Operating Activities. Cash flows provided by operating activities for the three months ended March 31, 2016 increased by $6.3 million compared to the three months ended March 31, 2015. The increase was primarily due to an increase in retail gross margin in 2016, including the acquisitions of CenStar and Oasis, due to the lower commodity price environment, and reduced spending in customer acquisition costs in 2016.
Cash Flows Used in Investing Activities. Cash flows used in investing activities increased by $0.4 million for the three months ended March 31, 2016, which was primarily due to the increased capital spending on property and equipment and a contribution in a new joint venture eREX Spark.
Cash Flows Used in Financing Activities. Cash flows used in financing activities increased by $8.2 million for the three months ended March 31, 2016. Cash flows used in financing activities were primarily due to increased net payments under our Senior Credit Facility and additional dividends and distributions, respectively, made to holders of our Class A and Class B common stock.
Senior Credit Facility
The Company, as guarantor, and Spark HoldCo (the “Borrower,” and together with the subsidiaries of Spark HoldCo, the “Co-Borrowers”) are party to a senior secured revolving credit facility (“Senior Credit Facility”), which includes a senior secured revolving working capital facility of $82.5 million (“Working Capital Line”) and a secured revolving line of credit of $25.0 million (“Acquisition Line”) to be used specifically for the financing of up to 75% of the cost of acquisitions with the remainder to be financed by the Company either through cash on hand or the issuance of subordinated debt. The Senior Credit Facility will mature on July 8, 2017 and may be extended for one additional year with lender consent. Borrowings under the Acquisition Line will be repaid 25% per year with the remaining 50% due at maturity.
At the Borrower’s election, the interest rate under the Working Capital Line is generally determined by reference to:

•	the Eurodollar rate plus an applicable margin of up to 3.00% per annum (based upon the prevailing utilization); or

•
the alternate base rate plus an applicable margin of up to 2.00% per annum (based upon the prevailing utilization). The alternate base rate is equal to the highest of (i) Société Générale’s prime rate, (ii) the federal funds rate plus 0.50% per annum, or (iii) the reference Eurodollar rate plus 1.00%; or

•	the rate quoted by Société Générale as its cost of funds for the requested credit plus up to 2.50% per annum (based upon the prevailing utilization).
The interest rate is generally reduced by 25 basis points if utilization under the Working Capital Line is below fifty percent.
Borrowings under the Acquisition Line are generally determined by reference to:

•	the Eurodollar rate plus an applicable margin of up to 3.75% per annum (based upon the prevailing utilization); or

•
the alternate base rate plus an applicable margin of up to 2.75% per annum (based upon the prevailing utilization). The alternate base rate is equal to the highest of (i) Société Générale’s prime rate, (ii) the federal funds rate plus 0.50% per annum, or (iii) the reference Eurodollar rate plus 1.00%.

The Co-Borrowers pay an annual commitment fee of 0.375% or 0.5% on the unused portion of the Working Capital Line depending upon the unused capacity and 0.50% on the unused portion of the Acquisition Line. The lending syndicate under the Senior Credit Facility is entitled to several additional fees including an upfront fee, annual agency fee, and fronting fees based on a percentage of the face amount of letters of credit payable to any syndicate member that issues a letter a credit.
The Company has the ability to elect the availability under the Working Capital Line between $30.0 million to $82.5 million. Availability under the working capital line is subject to borrowing base limitations. The borrowing base is calculated primarily based on 80% to 90% of the value of eligible accounts receivable and unbilled product sales (depending on the credit quality of the counterparties) and inventory and other working capital assets. The Co-

Borrowers must generally seek approval of the Agent or the lenders for permitted acquisitions to be financed under the Acquisition Line.
The Senior Credit Facility is secured by pledges of the equity of the portion of Spark HoldCo owned by the Company and of the equity of Spark HoldCo’s subsidiaries and the Co-Borrowers’ present and future subsidiaries, all of the Co-Borrowers’ and their subsidiaries’ present and future property and assets, including accounts receivable, inventory and liquid investments, and control agreements relating to bank accounts.
The Senior Credit Facility also contains covenants that, among other things, require the maintenance of specified ratios or conditions as follows:
Minimum Net Working Capital. The Co-Borrowers must maintain minimum consolidated net working capital at all times equal to $2.0 million initially and gradually increasing to the greater of $5.0 million or 15% of the elected availability under the Working Capital Line.
Minimum Adjusted Tangible Net Worth. Spark Energy, Inc. must maintain a minimum consolidated adjusted tangible net worth at all times equal to the net proceeds from equity issuances occurring after the date of the Senior Credit Facility plus the greater of (i) 20% of aggregate commitments under the Working Capital Line plus 33% of borrowings under the Acquisition Line and (ii) $18.0 million.
Minimum Fixed Charge Coverage Ratio. Spark Energy, Inc. must maintain a minimum fixed charge coverage ratio of 1.10 to 1.00 (with quarterly increases to the numerator of increments of 0.05 beginning in the third quarter of 2016). The Fixed Charge Coverage Ratio is defined as the ratio of (a) Adjusted EBITDA to (b) the sum of consolidated interest expense (other than interest paid-in-kind in respect of any Subordinated Debt), letter of credit fees, commitment fees, acquisition earn-out payments, distributions and scheduled amortization payments.
Maximum Total Leverage Ratio. Spark Energy, Inc. must maintain a ratio of total indebtedness (excluding the Working Capital Facility and qualifying subordinated debt) to Adjusted EBITDA of a maximum of 2.50 to 1.00. The Senior Credit Facility contains various negative covenants that limit the Company’s ability to, among other things, do any of the following:

•	incur certain additional indebtedness;

•	grant certain liens;

•	engage in certain asset dispositions;

•	merge or consolidate;

•	make certain payments, distributions, investments, acquisitions or loans; or

•	enter into transactions with affiliates.
The Company is entitled to pay cash dividends to the holders of the Class A common stock and Spark HoldCo is entitled to make cash distributions to NuDevco Retail Holdings so long as: (a) no default exists or would result from such a payment; (b) the Co-Borrowers are in pro forma compliance with all financial covenants before and after giving effect to such payment and (c) the outstanding amount of all loans and letters of credit does not exceed the borrowing base limits. Spark HoldCo’s inability to satisfy certain financial covenants or the existence of an event of default, if not cured or waived, under the Senior Credit Facility could prevent the Company from paying dividends to holders of the Class A common stock.
The Senior Credit Facility contains certain customary representations and warranties and events of default. Events of default include, among other things, payment defaults, breaches of representations and warranties, covenant defaults, cross-defaults and cross-acceleration to certain indebtedness, change in control in which affiliates of Mr. Maxwell own less than 40% of the outstanding voting interests in the Company, certain events of bankruptcy, certain events under ERISA, material judgments in excess of $5.0 million, certain events with respect to material contracts, actual or asserted failure of any guaranty or security document supporting the Senior Credit Facility to be in full force and effect and changes of control. If such an event of default occurs, the lenders under the Senior Credit Facility would be entitled to take various actions, including the acceleration of amounts due under the facility and all actions permitted to be taken by a secured creditor.
Convertible Subordinated Notes to Affiliate
The Company from time to time issues subordinated debt to affiliates of Retailco, which owns a majority of the Company’s outstanding common stock and is indirectly owned by Mr. Maxwell, who serves as the Chairman of the Board of the Company. The Company’s Senior Credit Facility requires that at least 25% of permitted acquisitions thereunder be financed with either cash on hand or subordinated debt.
The Company has outstanding a convertible subordinated note to RAC, which is wholly owned by Mr. Maxwell, for $2.1 million. The convertible subordinated note matures on July 8, 2020, and bears interest at an annual rate of 5%. The Company has the right to pay interest in kind. The convertible subordinated note is convertible into shares of the Company’s Class B common stock (and a related unit of Spark HoldCo) at a conversion price of $16.57. RAC may not exercise conversion rights for the first eighteen months that the convertible subordinated note is outstanding. The convertible subordinated note is subject to automatic conversion upon a sale of the Company. Shares of Class A common stock resulting from the conversion of the shares of Class B common stock issued as a result of the conversion right under the convertible subordinated note will be entitled to registration rights identical to the registration rights currently held by Retailco, LLC on shares of Class A common stock it receives upon conversion of its existing shares of Class B common stock.
The Company has outstanding a convertible subordinated note to RAC for $5.0 million. The convertible subordinated note matures on July 31, 2020 and bears interest at a rate of 5% per annum payable semiannually. The Company has the right to pay interest in kind. The convertible subordinated note is convertible into shares of Class B common stock (and a related unit of Spark HoldCo) at a conversion rate of $14.00 per share. RAC cannot exercise any conversion rights for the first eighteen months that the convertible note is outstanding. The convertible subordinated note is subject to automatic conversion upon a sale of the Company. Shares of Class A common stock resulting from the conversion of the shares of Class B common stock issued as a result of the conversion right under the convertible subordinated note are entitled to registration rights identical to the registration rights currently held by Retailco on shares of Class A common stock it receives upon conversion of its existing shares of Class B common stock.
Each of the convertible subordinated notes is subordinated in certain respects to the Senior Credit Facility pursuant to a subordination agreement. The Company may pay interest and prepay principal on the convertible subordinated notes so long as the Company is in compliance with its covenants; is not in default under the Senior Credit Facility and has minimum availability of $5.0 million under its borrowing base under the Senior Credit Facility.

Investment in eREX. The Company and Spark HoldCo, together with eREX Co., Ltd., a Japanese company, are party to an agreement (“eREX JV Agreement”) to form a new joint venture eREX Spark. To date, the Company contributed 58.8 million Japanese Yen, or $0.5 million, for 20% ownership of eREX Spark. As certain conditions under the eREX JV Agreement are met, the Company is committed to make additional capital contributions totaling 97.6 million Japanese Yen, or $0.9 million (based on exchange rates at March 31, 2016) through November 2016.
Summary of Contractual Obligations
The following table discloses aggregate information about our contractual obligations and commercial commitments as of December 31, 2015 (in millions):

	Total	2016	2017	2018	2019	2020	> 5 years
Operating leases (1)	$2.9	$1.4	$0.8	$0.5	$0.2	$ —	$ —
Purchase obligations:
Natural gas and electricity related purchase obligations (2)	5.9	5.9	—	—	—	—	—
Pipeline transportation agreements	17.1	7.6	2.6	1.0	0.8	0.6	4.5
Other purchase obligations (3)	1.3	1.3	—	—	—	—	—
Total purchase obligations	$27.2	$16.2	$3.4	$1.5	$1.0	$0.6	$4.5
Convertible subordinated notes to affiliates	$7.1	$ —	$ —	$ —	$ —	$7.1	$ —
Senior Credit Facility	42.4	27.8	14.6	—	—	—	—
Debt	$49.5	$27.8	$14.6	$ —	$ —	$7.1	$ —

(1)	Included in the total amount are future minimum payments for leases for services and equipment to support our operations and office rent.

(2)
The amounts represent the notional value of natural gas and electricity related purchase contracts that are not accounted for as derivative financial instruments recorded at fair market value as the company has elected the normal purchase normal sale exception, and therefore are not recognized as liabilities on the combined and consolidated balance sheet.

(3)	The amounts presented here include contracts for billing services and other software agreements.
Off-Balance Sheet Arrangements
As of March 31, 2016 we had no material off-balance sheet arrangements.
Related Party Transactions
The Company enters into transactions with and pays certain costs on behalf of affiliates that are commonly controlled by Mr. Maxwell, and these affiliates enter into transactions with and pay certain costs on our behalf, in order to reduce risk, reduce administrative expense, create economies of scale, create strategic alliances and supply goods and services among these related parties. The Company also sells and purchases natural gas with affiliates. The Company presents receivables and payables with the same affiliate on a net basis in the combined and consolidated balance sheets as all affiliate activity is with parties under common control.
Acquisition of Oasis Power Holdings, LLC
The acquisition of Oasis by the Company from RAC was a transfer of equity interests of entities under common control on July 31, 2015.

Accounts Receivable and Payable—Affiliates
The Company recorded current accounts receivable—affiliates of $1.8 million and $1.2 million as of December 31, 2015 and 2014, respectively, and current accounts payable—affiliates of $2.0 million and $1.0 million as of December 31, 2015 and 2014 for certain direct billings and cost allocations for services the Company provided to affiliates, services our affiliates provided to us, and sales or purchases of natural gas and electricity with affiliates.
Prepaid Assets—Affiliates
Prior to April 2015, the Company incurred and subsequently billed or allocated costs of certain employee benefit costs of behalf of affiliates commonly controlled by NuDevco. In April 2015, the Company began prepaying NuDevco for costs of certain employee benefits to be provided through the Company’s benefit plans and recorded current prepaid assets—affiliates of $0.2 million as of December 31, 2015.
Convertible Subordinated Notes to Affiliate
In connection with the financing of the CenStar acquisition, the Company, together with Spark HoldCo, issued the CenStar Note to RAC for $2.1 million on July 8, 2015. In connection with the financing of the Oasis acquisition, the Company, together with Spark HoldCo, issued the Oasis Note to RAC for $5.0 million on July 31, 2015.
Revenues and Cost of Revenues—Affiliates
Prior to Marlin Midstream Partners, LP’s (“Marlin”) initial public offering on July 31, 2013, the Company provided natural gas to Marlin, who is a processing service provider, whereby Marlin gathered natural gas from the Company and other third parties, extracted NGLs, and redelivered the processed natural gas to the Company and other third parties. Marlin replaced energy used in processing due to the extraction of liquids, compression and transportation of natural gas, and fuel by making a payment to the Company at market prices. Revenues—affiliates, recorded in net asset optimization revenues in the combined and consolidated statements of operations, related to Marlin’s payments to the Company for replaced energy for the years ended December 31, 2013 was $3.0 million.
Beginning on August 1, 2013, the Marlin processing agreement was terminated and the Company and another affiliate entered into an agreement whereby the Company purchased natural gas from the affiliate at the tailgate of the Marlin plant. Cost of revenues—affiliates, recorded in net asset optimization revenues in the combined and consolidated statements of operations for the years ended December 31, 2015, 2014 and 2013 related to this agreement were $11.3 million, $30.3 million and $17.7 million respectively.
The Company also purchased natural gas at a nearby third party plant inlet which was then sold to the affiliate. Revenues—affiliates, recorded in net asset optimization revenues in the combined and consolidated statements of operations for the years ended December 31, 2015, 2014 and 2013 related to these sales were $1.1 million and $12.8 million, and $11.9 million, respectively.
Additionally, the Company entered into a natural gas transportation agreement with Marlin, at Marlin’s pipeline, whereby the Company transports retail natural gas and pays the higher of (i) a minimum monthly payment or (ii) a transportation fee per MMBtu times actual volumes transported. The current transportation agreement was set to expire on February 28, 2013, but was extended for three additional years at a fixed rate per MMBtu without a minimum monthly payment. Included in the Company’s results are cost of revenues-affiliates, recorded in retail cost of revenues in the combined and consolidated statements of operations related to this activity, which was less than

$0.1 million, less than $0.1 million and $0.1 million for the years ended December 31, 2015, 2014 and 2013, respectively.
Prior to the IPO, the Company also purchased electricity for an affiliate and sold the electricity to the affiliate at the same market price that the Company paid to purchase the electricity. There were no sales of electricity to the affiliate for the year ended December 31, 2015. Sales of electricity to the affiliate were $2.2 million and $4.0 million for the years ended December 31, 2014 and 2013, respectively, which is recorded in retail revenues—affiliate in the combined and consolidated statements of operations.
Also included in the Company’s results are cost of revenues—affiliates related to derivative instruments, recorded in net asset optimization revenues in the combined and consolidated statements of operations. There were no cost of revenues—affiliates related to derivative instruments for the year ended December 31, 2015. We recognized a loss of $0.6 million and a gain of $1.8 million for the years ended December 31, 2014 and 2013, respectively.
Cost Allocations
The Company paid certain expenses on behalf of affiliates, which are reimbursed by the affiliates to the Company, and our affiliates paid certain expenses on our behalf, which are reimbursed by us. These transactions include costs that can be specifically identified and certain allocated overhead costs associated with general and administrative services, including executive management, due diligence work, recurring management consulting, facilities, banking arrangements, professional fees, insurance, information services, human resources and other support departments to the affiliates. Where costs incurred on behalf of the affiliate or us could not be determined by specific identification for direct billing, the costs were primarily allocated to the affiliated entities or us based on percentage of departmental usage, wages or headcount. The total net amount direct billed and allocated to affiliates was $2.1 million, $5.1 million and $7.4 million for the years ended December 31, 2015, 2014 and 2013, respectively, which is recorded as a reduction in general and administrative expenses in the combined and consolidated statements of operations.
The Company pays residual commissions to an affiliate for all customers enrolled by the affiliate who pay their monthly retail gas or retail electricity bill. Commissions paid to the affiliate was less than $0.1 million for the years ended December 31, 2014 and 2013, which is recorded in general and administrative expense in the combined and consolidated statements of operations. This agreement with the affiliate was terminated in May 2014.
Member Distributions and Contributions
During the years ended December 31, 2015, 2014 and 2013, the Company made net capital distributions to NuDevco of zero, $36.4 million and $59.3 million, respectively. Additionally, during the year ended December 31, 2015, the Company received a capital contribution from NuDevco of $0.1 million as NuDevco forgave an account payable due to NuDevco that arose from the payment of withholding taxes related to the vesting of restricted stock units of certain employees of NuDevco who perform services for the Company.
In contemplation of the Company’s IPO, the Company entered into an agreement with an affiliate in April 2014 to permanently forgive all net outstanding accounts receivable balances from the affiliate through the IPO date. As such, the accounts receivable balances from the affiliate have been eliminated and presented as a distribution to Mr. Maxwell for the years ended December 31, 2014 and 2013.

Tax Receivable Agreement
Concurrently with the closing of the IPO, the Company entered into a Tax Receivable Agreement with Spark HoldCo, NuDevco Retail Holdings and NuDevco Retail. This agreement generally provides for the payment by the Company to Retailco, LLC (as the successor to NuDevco Retail Holdings) and NuDevco Retail of 85% of the net cash savings, if any, in U.S. federal, state and local income tax or franchise tax that the Company actually realizes (or is deemed to realize in certain circumstances) in future periods as a result of (i) any tax basis increases resulting from the purchase by the Company of Spark HoldCo units from NuDevco Retail Holdings (or its assignee) in connection with the IPO, (ii) any tax basis increases resulting from the exchange of Spark HoldCo units for shares of Class A common stock pursuant to the Exchange Right (or resulting from an exchange of Spark HoldCo units for cash pursuant to the Cash Option) and (iii) any imputed interest deemed to be paid by the Company as a result of, and additional tax basis arising from, any payments the Company makes under the Tax Receivable Agreement. The Company retains the benefit of the remaining 15% of these tax savings.
In certain circumstances, the Company may defer or partially defer any payment due (a “TRA Payment”) to the holders of rights under the Tax Receivable Agreement, which are currently Retailco and NuDevco Retail.
During the five-year period commencing October 1, 2014, the Company will defer all or a portion of any TRA Payment owed pursuant to the Tax Receivable Agreement to the extent that Spark HoldCo does not generate sufficient Cash Available for Distribution (as defined below) during the four-quarter period ending September 30th of the applicable year in which the TRA Payment is to be made in an amount that equals or exceeds 130% (the “TRA Coverage Ratio”) of the Total Distributions (as defined below) paid in such four-quarter period by Spark HoldCo. For purposes of computing the TRA Coverage Ratio:

•
“Cash Available for Distribution” is generally defined as the Adjusted EBITDA of Spark HoldCo for the applicable period, less (i) cash interest paid by Spark HoldCo, (ii) capital expenditures of Spark HoldCo (exclusive of customer acquisition costs) and (iii) any taxes payable by Spark HoldCo; and

•
“Total Distributions” are defined as the aggregate distributions necessary to cause the Company to receive distributions of cash equal to (i) the targeted quarterly distribution the Company intends to pay to holders of its Class A common stock payable during the applicable four-quarter period, plus (ii) the estimated taxes payable by the Company during such four-quarter period, plus (iii) the expected TRA Payment payable during the calendar year for which the TRA Coverage Ratio is being tested.

In the event that the TRA Coverage Ratio is not satisfied in any calendar year, the Company will defer all or a portion of the TRA Payment to NuDevco under the Tax Receivable Agreement to the extent necessary to permit Spark HoldCo to satisfy the TRA Coverage Ratio (and Spark HoldCo is not required to make and will not make the pro rata distributions to its members with respect to the deferred portion of the TRA Payment). If the TRA Coverage Ratio is satisfied in any calendar year, the Company will pay NuDevco the full amount of the TRA Payment.
Following the five-year deferral period, the Company will be obligated to pay any outstanding deferred TRA Payments to the extent such deferred TRA Payments do not exceed (i) the lesser of the Company’s proportionate share of aggregate Cash Available for Distribution of Spark HoldCo during the five-year deferral period or the cash distributions actually received by the Company during the five-year deferral period, reduced by (ii) the sum of (a) the aggregate target quarterly dividends (which, for the purposes of the Tax Receivable Agreement, will be $0.3625 per share per quarter) during the five-year deferral period, (b) the Company’s estimated taxes during the five-year deferral period, and (c) all prior TRA Payments and (y) if with respect to the quarterly period during which the deferred TRA Payment is otherwise paid or payable, Spark HoldCo has or reasonably determines it will have amounts necessary to cause the Company to receive distributions of cash equal to the target quarterly distribution payable during that quarterly period. Any portion of the deferred TRA Payments not payable due to these limitations will no longer be payable.
We did not meet the threshold coverage ratio required to fund the first payment to Retailco under the Tax Receivable Agreement during the four-quarter period ended September 30, 2015. As such, the initial payment under the Tax Receivable Agreement due in late 2015 was deferred pursuant to the terms thereof.
Master Service Agreement with Retailco Services
We entered into a Master Service Agreement effective January 1, 2016 with Retailco Services, a wholly owned subsidiary of Mr. Maxwell, and an affiliate of our controlling stockholder.
Critical Accounting Policies and Estimates
We prepare our financial statements in conformity with accounting principles generally accepted in the United States of America and pursuant to the rules and regulations of the SEC, which require us to make estimates and assumptions that affect the amounts reported in our financial statements and accompanying footnotes. Actual results could differ from those estimates. We consider the following policies to be the most critical in understanding the judgments that are involved in preparing our financial statements and the uncertainties that could impact our financial condition and results of operations.
Revenue Recognition
Our revenues are derived primarily from the sale of natural gas and electricity to retail customers. We also record revenues from sales of natural gas and electricity to wholesale counterparties, including affiliates. Revenues are recognized by using the following criteria: (1) persuasive evidence of an exchange arrangement exists, (2) delivery has occurred or services have been rendered, (3) the buyer’s price is fixed or determinable and (4) collection is reasonably assured. Utilizing these criteria, revenue is recognized when the natural gas or electricity is delivered. Similarly, cost of revenues is recognized when the commodity is delivered.
Revenues for natural gas and electricity sales are recognized upon delivery under the accrual method. Natural gas and electricity sales that have been delivered but not billed by period end are estimated. Accrued unbilled revenues are based on estimates of customer usage since the date of the last meter read provided by the utility. Volume estimates are based on forecasted volumes and estimated customer usage by class. Unbilled revenues are calculated by multiplying these volume estimates by the applicable rate by customer class. Estimated amounts are adjusted when actual usage is known and billed.
The cost of natural gas and electricity for sale to retail customers is based on estimated supply volumes for the applicable reporting period. In estimating supply volumes, we consider the effects of historical customer volumes, weather factors and usage by customer class. Transmission and distribution delivery fees, where applicable, are estimated using the same method used for sales to retail customers. In addition, other load related costs, such as ISO fees, ancillary services and renewable energy credits are estimated based on historical trends, estimated supply volumes and initial utility data. Volume estimates are then multiplied by the supply rate and recorded as retail cost of revenues in the applicable reporting period. Estimated amounts are adjusted when actual usage is known and billed.

Our asset optimization activities, which primarily include natural gas physical arbitrage and other short term storage and transportation opportunities, meet the definition of trading activities and are recorded on a net basis in the combined and consolidated statements of operations in net asset optimization revenues as required by the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 815, Derivatives and Hedging.
Accounts Receivable
We accrue an allowance for doubtful accounts based upon estimated uncollectible accounts receivable considering historical collections, accounts receivable aging analysis, credit risk and other factors. We write off accounts receivable balances against the allowance for doubtful accounts when the accounts receivable is deemed to be uncollectible.
We conduct business in many utility service markets where the local regulated utility is responsible for billing the customer, collecting payment from the customer and remitting payment to the Company (“POR programs”). This POR program results in substantially all of our credit risk being linked to the applicable utility in these territories, which generally has an investment-grade rating, and not to the end-use customer. We monitor the financial condition of each utility and currently believe that our susceptibility to an individually significant write-off as a result of concentrations of customer accounts receivable with those utilities is remote.
In markets that do not offer POR programs or when we choose to directly bill our customers, certain accounts receivable are billed and collected by us. We bear the credit risk on these accounts and record an appropriate allowance for doubtful accounts to reflect any losses due to non-payment by customers. Our customers are individually insignificant and geographically dispersed in these markets. We write off customer balances when we believe that amounts are no longer collectible and when we have exhausted all means to collect these receivables.
Capitalized Customer Acquisition Costs
Capitalized customer acquisition costs consist primarily of hourly and commission based telemarketing costs, door-to-door agent commissions and other direct advertising costs associated with proven customer generation, and are capitalized and amortized over the estimated two-year average life of a customer in accordance with the provisions of FASB ASC 340-20, Capitalized Advertising Costs.
Recoverability of customer acquisition costs is evaluated based on a comparison of the carrying amount of the customer acquisition costs to the future net cash flows expected to be generated by the customers acquired, considering specific assumptions for customer attrition, per unit gross profit, and operating costs. These assumptions are based on forecasts and historical experience.
Accounting for Derivative and Hedging Activities
We use derivative instruments such as futures, swaps, forwards and options to manage the commodity price risks of our business operations.
All derivatives, other than those for which an exception applies, are recorded in the combined and consolidated balance sheets at fair value. Derivative instruments representing unrealized gains are reported as derivative assets while derivative instruments representing unrealized losses are reported as derivative liabilities. We have elected to offset amounts on the combined and consolidated balance sheets for recognized derivative instruments executed with the same counterparty under a master netting arrangement. One of the exceptions to fair value accounting, normal purchases and normal sales, has been elected by us for certain derivative instruments when the contract satisfies certain criteria, including a requirement that physical delivery of the underlying commodity is probable and is expected to be used in normal course of business. Retail revenues and retail cost of revenues resulting from deliveries of commodities under normal purchase contracts and normal sales contracts are included in earnings at the time of contract settlement.
To manage commodity price risk, we hold certain derivative instruments that are not held for trading purposes and are not designated as hedges for accounting purposes. However, to the extent we do not hold offsetting positions for such derivatives, we believe these instruments represent economic hedges that mitigate our exposure to fluctuations in commodity prices. As part of our strategy to optimize our assets and manage related commodity risks, we also manage a portfolio of commodity derivative instruments held for trading purposes. We use established policies and procedures to manage the risks associated with price fluctuations in these energy commodities and use derivative instruments to reduce risk by generally creating offsetting market positions.
Changes in the fair value of and amounts realized upon settlement of derivative instruments not held for trading purposes are recognized currently in earnings in retail revenues or retail costs of revenues, respectively.
Changes in the fair value of and amounts realized upon settlement of derivative instruments held for trading purposes are recognized currently in earnings in net asset optimization revenues.
We have historically designated a portion of our derivative instruments as cash flow hedges for accounting purposes. For all hedging transactions, we formally documented the hedging transaction and its risk management objective and strategy for undertaking the hedge, the hedging instrument, the nature of the risk being hedged, how the hedging instrument’s effectiveness in offsetting the hedged risk was assessed prospectively and retrospectively, and a description of the method used to measure ineffectiveness. We also formally assessed, both at the inception of the hedging transaction and on an ongoing basis, whether the derivatives used in hedging transactions were highly effective in offsetting changes in cash flows of hedged transactions. For derivative instruments that were designated and qualified as part of a cash flow hedging transaction, the effective portion of the gain or loss on the derivative was reported as a component of other comprehensive income and reclassified into earnings in the same period or periods during when the hedged transaction affected earnings. Gains and losses on the derivative representing either hedge ineffectiveness or hedge components excluded from the assessment of effectiveness were recognized in current earnings. Hedge accounting was discontinued prospectively for derivatives that ceased to be highly effective hedges or when the occurrence of the forecasted transaction was no longer probable.
Effective July 1, 2013, we elected to discontinue hedge accounting prospectively and began to record the changes in fair value recognized in the combined and consolidated statement of operations in the period of change. Because the underlying transactions were still probable of occurring, the related accumulated other comprehensive income was frozen and recognized in earnings as the underlying hedged item was delivered. As of December 31, 2015, 2014 and 2013, we had no gains or losses on derivatives that were designated as qualifying cash flow hedging transactions recorded as a component of accumulated other comprehensive income, as all previously deferred gains and losses on qualifying hedge transactions were reclassified into earnings during the year ended December 31, 2013 when the associated hedged transactions were recorded into earnings.
Goodwill
Goodwill represents the excess of cost over fair value of the assets of businesses acquired in accordance with FASB ASC Topic 350 Intangibles-Goodwill and Other (“ASC 350”). The goodwill on our consolidated balance sheet as of December 31, 2015 is associated with both our Retail Natural Gas and Retail Electricity reporting units. We determine our reporting units by identifying each unit that engaged in business activities from which it may earn revenues and incur expenses, had operating results regularly reviewed by the segment manager for purposes of resource allocation and performance assessment, and had discrete financial information.
Goodwill is assessed for impairment whenever events or circumstances indicate that impairment of the carrying value of goodwill is likely, but no less often than annually as of October 31, 2015. During the fourth quarter of 2015, we performed a qualitative assessment of goodwill in accordance with guidance from ASC 350, which permits an entity to first assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform the two-step goodwill impairment test. If we fail the qualitative test, then we must compare our estimate of the fair value of a reporting unit with its carrying value, including goodwill. If the carrying value of the reporting unit exceeds its fair value, we perform the second step of the goodwill impairment test to measure the amount of goodwill impairment loss to be recorded, as necessary. The second step compares the implied fair value of the reporting unit’s goodwill to the carrying value, if any, of that goodwill. We determine the implied fair value of the goodwill in the same manner as determining the amount of goodwill to be recognized in a business combination.
We completed our annual assessment of goodwill impairment during the fourth quarter of 2015, and the test indicated no impairment. The fair values of our retail electricity and retail natural gas reporting units at October 31, 2015 substantially exceeded the respective carrying values of our goodwill.
Recent Accounting Pronouncements
In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2014-09 (“ASU 2014-09”), Revenue from Contracts with Customers (Topic 606), which requires an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to customers. ASU 2014-09 will replace most existing revenue recognition guidance in GAAP. The standard permits the use of either the retrospective or cumulative effect transition method. In August 2015, the FASB issued ASU No. 2015-14, Revenue from Contracts with Customers (Topic 606): Deferral of the Effective Date, which deferred the effective date to periods beginning after December 15, 2017. Early adoption is permitted only as of annual reporting periods beginning after December 15, 2016. The Company is selecting a transition method and determining the effect of the standard on its ongoing financial reporting.
In July 2015, the FASB issued ASU No. 2015-11, Inventory (Topic 330): Simplifying the Measurement of Inventory (“ASU 2015-11”). ASU 2015-11 amends existing guidance to require subsequent measurement of inventory at the lower of cost and net realizable value. Net realizable value is the estimated selling price in the ordinary course of business, less reasonably predictable costs of completion, disposal, and transportation. ASU 2015-11 is effective for fiscal years, and for interim periods within those fiscal years, beginning after December 15, 2016. Earlier application is permitted as of the beginning of an interim or annual reporting period. The Company does not expect the adoption of ASU 2015-11 will have a material effect on its consolidated financial statements.
In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842) (“ASU 2016-02”). ASU 2016-02 amends existing accounting standards for lease accounting by requiring entities to include substantially all leases on the balance sheet by requiring the recognition of right-of-use assets and lease liabilities for all leases. Entities may elect to not recognize leases with a maximum possible term of less than 12 months. For lessees, a lease is classified as finance or operating and the asset and liability are initially measured at the present value of the lease payments. For lessors, accounting for leases is largely unchanged from previous guidance. ASU 2016-02 also requires qualitative disclosures along with certain specific quantitative disclosures for both lessees and lessors. The amendments in this ASU are effective for fiscal years beginning after December 15, 2018, with early adoption permitted, and is effective for interim periods in the year of adoption. The ASU should be applied using a modified retrospective approach, which requires lessees and lessors to recognize and measure leases at the beginning of the earliest period presented. The Company has not yet selected an adoption method and is currently evaluating the impact of adopting this guidance on its consolidated financial statements.
In March 2016, the FASB issued ASU No. 2016-09, Compensation - Stock Compensation(Topic 718) (“ASU 2016-09”). ASU 2016-09 includes provisions intended to simplify various aspects of accounting for shared-based payments, including income tax consequences, classification of awards as either equity or liability and classification on the statement of cash flows. Under current U.S. GAAP, excess tax benefits are currently recorded in equity and as presented as a financing activity on the statement of cash flows. Upon adoption, excess tax benefits for share-based payments will be recorded as a reduction of income taxes and reflected in operating cash flows. This guidance is effective for annual and interim reporting periods of public entities beginning after December 15, 2016, with early adoption permitted. The Company is currently evaluating the impact of adopting this guidance on its consolidated financial statements.
Contingencies
In the ordinary course of business, we may become party to lawsuits, administrative proceedings and governmental investigations, including regulatory and other matters.
Liabilities for loss contingencies arising from claims, assessments, litigation, fines, penalties and other sources are recorded when it is probable that a liability has been incurred and the amount can be reasonably estimated.
Emerging Growth Company Status
We are an “emerging growth company” within the meaning of the federal securities laws. For as long as we are an emerging growth company, we will not be required to comply with certain requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, the reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and the exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. In addition, Section 107 of the JOBS Act provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards, but we have irrevocably opted out of the extended transition period and, as a result, we will adopt new or revised accounting standards on the relevant dates on which adoption of such standards is required for other public companies.
We intend to take advantage of these exemptions until we are no longer an emerging growth company. We will cease to be an “emerging growth company” upon the earliest of: (i) the last day of the fiscal year in which we have $1.0 billion or more in annual revenues; (ii) the date on which we become a “large accelerated filer” (the fiscal year-end on which the total market value of our common equity securities held by non-affiliates is $700 million or more as of June 30); (iii) the date on which we issue more than $1.0 billion of non-convertible debt over a three-year period; or (iv) the last day of 2019.

MAJOR ENERGY COMPANIES
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS
Overview
The financial position and results of operations of the Major Energy Companies are presented on a combined basis in accordance with the principles of the FASB ASC Topic 810, Consolidation. MES, MEES and Respond are related through common ownership and control.
MES was organized as a New York limited liability company in 2005. MES is engaged in the marketing and supply of natural gas. MES began serving customers in 2007 and, during 2015, operated in Maryland, New Jersey, New York and Pennsylvania.
MEES was organized as a New York limited liability company in 2007. MEES is engaged in the marketing and supply of electricity. MEES began serving customers in 2010 and, during 2015, operated in Connecticut, Illinois, Massachusetts, Maryland and New York.
Respond was organized as a New York limited liability company in 2008. Respond is engaged in the marketing and supply of electricity. Respond began serving customers in 2010 and, during 2015, operated in New Jersey and Pennsylvania.
The Major Energy Companies operate in the highly regulated natural gas and electricity retail sales industry and comply with the legislation and regulations in these state jurisdictions in order to maintain licensed status and to continue operations. Licensing requirements vary by state, but generally involve regular, standardized reporting in order to maintain a license in good standing with the state commission responsible for regulating retail electricity and gas suppliers.
The transportation and sale for resale of natural gas in interstate commerce are regulated by agencies of the U.S. federal government, primarily the Federal Energy Regulatory Commission (“FERC”) under the Natural Gas Act of 1938, the Natural Gas Policy Act of 1978 and regulations issued under those statutes. Since 1985, FERC has endeavored to make natural gas transportation more accessible to natural gas buyers and sellers on an open and non-discriminatory basis. FERC’s orders do not attempt to directly regulate natural gas retail sales. As a shipper of natural gas on interstate pipelines, the Major Energy Companies are subject to those interstate pipelines tariff requirements and FERC regulations and policies applicable to shippers.
The Major Energy Companies’ marketing efforts to consumers, including but not limited to telemarketing, door-to-door sales, direct mail and online marketing, are subject to consumer protection regulation including state deceptive trade practices acts, Federal Trade Commission (“FTC”) marketing standards, and state utility commission rules governing customer solicitations and enrollments, among others.
In April 2016, all of the outstanding membership interests in the Major Energy Companies were acquired by NG&E. In consideration of the purchase, NG&E agreed to pay a purchase price of $45,000,000, less a litigation credit of $5,000,000, for a net sum of $40,000,000 at closing, with additional amounts of up to $35,000,000 payable through 2018 assuming certain performance targets are met. The purchase price was further adjusted for certain escrow as well as working capital considerations.

Consolidated Results of Operations
The following table sets forth the results of the Major Energy Companies’ operations, revenues and net income and the percentage of revenues represented by the respective items in the Major Energy Companies’ Consolidated Statements of Operations (in thousands) for the fiscal years ending December 31, 2015, 2014 and 2013:

	Year ended December 31,
	2015	2014	2013
Revenue	$189,228	$204,229	$145,493
Cost of sales	144,154	165,549	112,935
Gross Profit	45,074	38,680	32,558
SG&A	32,015	25,682	19,076
Operating income	13,059	12,998	13,482
Interest expense, net of interest income	433	520	371
Income tax expense	90	120	45
Net income	$12,536	$12,358	$13,066
Revenue	100.0%	100.0%	100.0%
Gross profit	23.8%	18.9%	22.4%
SG&A	16.9%	12.6%	13.1%
Operating income	6.9%	6.4%	9.3%
Interest expense, net of interest income	0.2%	0.3%	0.3%
Income tax expense	0.0%	0.1%	0.0%
Net income	6.6%	6.1%	9.0%

Year Ended December 31, 2015 Compared to Year Ended December 31, 2014
The Major Energy Companies’ revenues for the year ended December 31, 2015 decreased by 7% to $189,228 as compared to the year ended December 31, 2014. The decrease in revenue was primarily attributable to lower gas volumes as well as lower per unit pricing in both gas and electric. The year ended December 31, 2014 included the period of the polar vortex event (“PV”) which caused usages and related pricing to spike in unprecedented fashion.
The fluctuations caused by PV in 2014 reduced gross profit to 18.9% of revenues. 2015 gross profit was 23.8% of revenues, which is more in line with historicals, as we were better able to project our customer usages and procure energy accordingly. The increase in gross profit resulted in 2015 gross profit of $45,074 versus gross profit of $38,680 in 2014.
Selling, general and administrative expenses (“SG&A") increased by 25% to $32,015 as compared to $25,682 in 2014 as a result of increased commissions on commercial sales, legal settlements and accelerated amortization of customer acquisition costs.
The Major Energy Companies were able to take advantage of their cash balances during 2015 to prepay the revolving lines of credit from its supplier, which resulted in a decrease in interest expense by 17% to $433.
The Major Energy Companies' tax liabilities for the cities in which they are subject to such tax went down in 2015 as the allocable sales to such cities decreased as an overall percentage of the total sales of the Major Energy Companies.
Net Income increased by 1%, for the year ended December 31, 2015 as compared to the same period in 2014 primarily as a result of increased gross profit percentages offset by increased SG&A.
Year Ended December 31, 2014 Compared to Year Ended December 31, 2013
The Major Energy Companies’ revenues for the year ended December 31, 2014 increased by 40% to $204,229 as compared to the same period in 2013. The increase in revenue was primarily attributable to the increased volumes and commodity pricing related to the PV in 2014. In addition, the Major Energy Companies began service in Massachusetts in 2014 which increased its’ customer base. The PV event also reduced gross profit as a percentage of revenue in 2014 due to the increased commodity prices for cost of sales.

Selling, general and administrative expenses increased by 35% to $25,682 as compared to 2013 as a result of increased payroll expenses, legal fees related to ongoing PV matters, accrued legal settlements, amortization of sponsorship deals as well as accelerated amortization of customer acquisition costs.
The Major Energy Companies net interest expense increased by 40% to $520 in conjunction with the increase in financed cost of goods sold.
The Major Energy Companies' tax liabilities for 2014 in the cities which they are subject to such taxes increased to $120 as its net income allocable to such cities increased.
Net income in 2014 decreased by 5% to $12,358 as the increase in revenues were offset by higher costs of goods sold resulting in lower gross profit percentages. The increases in SG&A, net interest expenses and income taxes further attributed to the decrease.
Three Months Ended March 31, 2016 Compared to Three Months Ended March 31, 2015
The following table sets forth the results of the Major Energy Companies’ operations, revenues and operating income and the percentage of revenues represented by the respective items in the Major Energy Companies’ Consolidated Statements of Operations (in thousands) for the three months ending March 31, 2016 and 2015:

	Three months ended March 31,
	2016	2015
Revenue	$51,144	$63,316
Cost of sales	36,899	45,575
Gross Profit	14,245	17,741
SG&A	7,693	7,625
Operating income	6,552	10,116
Interest expense, net of interest income	112	141
Income tax expense	23	44
Net income	$6,417	$9,931
Revenue	100.0%	100.0%
Gross profit	27.9%	28.0%
SG&A	15.0%	12.0%
Operating income	12.8%	16.0%
Interest expense, net of interest income	0.2%	0.2%
Income tax expense	0.0%	0.1%
Net income	12.5%	15.7%

The Major Energy Companies’ revenues for the three months ended March 31, 2016 decreased by 19% to $51,144 compared to the three months ended March 31, 2015. The decrease in revenue was primarily attributable to lower gas volumes as well as lower per unit pricing in both gas and electric. The three months ended March 31, 2016 had unseasonably mild weather which caused usage and related commodity pricing to drop accordingly.
Cost of sales and gross profit also decreased by 19% for the three months ended March 31, 2016 as compared to the three months ended March 31, 2105 based on the same drivers discussed for revenue. For the three months ended March 31, 2016, cost of sales and gross profit were $36,899 and $14,245, respectively. For the three months ended March 31, 2015, cost of sales and gross profit were $45,576 and $17,740, respectively.
SG&A expenses were flat year over year at $7,693 and $7,625 for the three months ending March 31, 2016 and 2015, respectively.

As the sale of the Major Energy Companies to National Gas and Electric was approaching at March 31, 2016, the Major Energy Companies began to manage its cash flows by reducing distributions to members as well as reducing prepayments on its revolving lines of credit from its supplier. Distributions to members for the three months ended March 31, 2016 and 2015 were $68 and $4,268, respectively. Outstanding loan balances on the revolving line of credits at March 31, 2016 and 2015 were $14,622 and $10,535. Cash balances at March 31, 2016 and 2015 were $13,537 and $724, respectively.
Liquidity and Capital Resources
The Major Energy Companies’ capitalization was as follows (in thousands):

	As of December 31,
	2015	2014	2013
Total debt (including current portion)	$9,419	$15,325	$17,034
Less: Cash and cash equivalents	4,907	2,969	3,326
Net Debt (Net Debt less Cash and cash equivalents)	4,512	12,356	13,708
Members’ equity	9,190	15,355	15,241
Total capitalization (debt plus equity)	$13,702	$27,711	$28,949
Net debt to members’ equity	49.1%	80.5%	89.9%
Total debt to total capitalization	68.7%	55.3%	58.8%

As of March 31, 2016
Total debt (including current portion)	$14,622
Less: Cash and cash equivalents	13,537
Net Debt (Net Debt less Cash and cash equivalents)	1,085
Members’ equity	15,539
Total capitalization (debt plus equity)	$16,624
Net debt to members’ equity	7.0%
Total debt to total capitalization	88.0%
The Major Energy Companies’ principal uses of cash included distributions to the Major Energy Companies’ members and working capital needs. The Major Energy Companies financed its activities primarily from its operating and financing activities, including borrowings under the Major Energy Companies’ revolving credit facility.
As of December 31, 2015 and March 31, 2016, the Major Energy Companies had $65 million of availability under the terms of its credit facility.
Cash Flows (amounts in thousands)

Operating Activities
For the year ended December 31, 2015, net cash provided by operating activities was $28,047, consisting primarily of net income from consolidated operations of $12,536, depreciation and amortization expense of $10,843 (a non-cash item), and an increase in net working capital (changes in operating assets and liabilities) of $4,667. The increase in net working capital principally reflects the underlying business results, which resulted in lower than normal operating cash flows in 2014 due to the PV event.
Net cash provided by operating activities was $14,760 for the year ended December 31, 2014, a $11,764 increase over the prior year, and consisted primarily of net income from consolidated operations of $12,358, depreciation and amortization expense of $10,173 (a non-cash item) and a decrease in net working capital of $7,771. The increase in net cash provided by operating activities in 2014 was principally due to positive changes in net working capital as compared to 2013 due to better collections of receivables in 2014.

Financing Activities
In March 2014, the Major Energy Companies amended and restated its’ credit facility with it creditor to increase the credit limit for the purchase of energy and various collateral postings to $65 million. The amended agreements run through March 2017.
For the year ended December 31, 2015, net cash used for financing activities was $7,408 related to repayment of the credit facility. In addition, there were $18,701 of distributions to members.
Net cash used by financing activities was $15,118 for the year ended December 31, 2014 as compared to net cash used in financing activities of $1,961 in 2013. The change of $13,157 was attributed to a change of $9,928 related to repayment of credit facility as well as an increase in distribution to members of $3,229 in 2014.
For the year ended December 31, 2013, net cash used for financing activities was $1,961, a decrease of $13,157 from 2012 due to a change from net borrowings in 2013 to net repayments in 2014 on the credit facility as well as decreased distributions to members in 2014.
For the three months ended March 31, 2016, net cash provided by financing activities increased to $5,135 from $9,058 of net cash used in financing activities for the three months ended March 31, 2015. This change was due to a flip from net payments to net borrowings on its credit facility in 2016 as well a reduction in distributions to members in 2016 as part of the cash management strategy for preparation of the sale to NG&E.
Summary of Contractual Obligations

	Total	2016	2017	2018	2019	2020	> 5 years
Operating purchase obligations (1)	$1,048,585	$185,159	203,328	$211,461	$219,920	$228,717	$ —
Natural gas and electricity related purchase obligations (2)	41,596,267	41,596,267	—	—	—	—	—
Pipeline transportation agreements	5,900,000	5,900,000	—	—	—	—	—
Total purchase obligations	$48,544,852	$47,681,426	$203,328	$211,461	$219,920	$228,717	$ —

Credit facility	9,418,852	9,418,852	—	—	—	—	—
Deferred advertising (3)	1,525,000	1,108,332	416,668	—	—	—	—
Total debt	$10,943,852	$10,527,184	$416,668	$ —	$ —	$ —	$ —

(1)	Included in the total amount are future minimum payments for leases for services and equipment to support our operations and office rent.

(2)
The amounts represent the notional value of natural gas and electricity related purchase contracts for which the company has elected the normal purchase normal sale exception, and therefore are not recognized as liabilities on the combined and consolidated balance sheet.

(3)	The amount represents future payments under advertising agreements.
Off-Balance Sheet Arrangements
None.
Related Party Transactions
Management Fees
MES pays all expenses of the Major Energy Companies that are nonallocable to a specific company. Such expenses include rent, utilities, payroll and insurance among others. MES charges a management fee to MEES and Respond equal to a percentage of the total of these expenses calculated by dividing each company’s number of customers by the total customers of all three companies. During the year ended December 31, 2015, management fees of $3,812,650 and $2,888,636 were charged to MEES and Respond, respectively. During the year ended

December 31, 2014, management fees of $2,399,558 and $2,793,257 were charged to MEES and Respond, respectively. These amounts eliminate in combination.
Marketing Services
During 2010, the Major Energy Companies began use of an entity for its door-to-door marketing services that during 2010 was affiliated through employee ownership. While the owner of this entity is no longer employed by the Major Energy Companies, the entity remains a key vendor. For the years ended December 31, 2015 and 2014, the related marketing costs charged to the Major Energy Companies by this marketing entity were $2,606,353 and $4,817,054, respectively, and are included in customer acquisition costs on the combined balance sheets.
Critical Accounting Policies
We believe that the following are the Major Energy Companies’ most critical accounting policies, which require management to make judgments about matters that are inherently uncertain.
Use of Estimates
The preparation of financial statements in conformity with the U.S. Generally Accepted Accounting Principles (GAAP) requires management to make estimates and assumptions that may affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The most significant estimates relate to unbilled revenue, the future period benefit of customer acquisition costs and the accrual of renewable energy certificates. Actual results may differ from those estimates.
Revenue Recognition
Sales of Natural Gas and Electricity
Revenues from the sale of natural gas and electricity are recognized in the period in which the commodity is consumed by the customers. Sales of natural gas and electricity are generally billed by the local distribution company (“LDC”), acting as the Major Energy Companies’ agent, on a monthly cycle basis. The billing cycles for customers do not coincide with the accounting periods used by the Major Energy Companies for financial reporting purposes. The Major Energy Companies follow the accrual method of accounting for unbilled revenues whereby revenues applicable to gas and electricity consumed by customers, but not yet billed under the cycle billing method, are accrued for along with the related costs, and included in operations. Any adjustments for prior billing periods are reflected in operations in the period in which they are finalized.
Deferred Revenue
Customers who are on budget-billed plans pay for their energy at ratable monthly amounts, based on estimated annual usage, while the Major Energy Companies record revenues when the energy is consumed by the customer. The cumulative differences between actual usage for these customers and the budget-billed amounts actually invoiced are equal to the net budget-billed variance. If the net budget-billed variance is a receivable from the customer at the balance sheet date, indicating that the customer’s actual usage has exceeded amounts billed to the customer, the amount is reported as accounts receivable in the combined balance sheets. If the net budget-billed variance is a liability to the customer, indicating that amounts billed have exceeded actual usage, the amount is reported as accrued liabilities in the combined balance sheets. Budget billed customer accounts are adjusted periodically for differences between estimated and annual consumption.
Cost of Revenue
Direct energy costs are recognized concurrently with the related energy sales. Direct energy costs include the cost of purchased commodity, costs associated with energy delivered and the cost of RECs. The Major Energy Companies accrue for these costs based on estimated volumes for natural gas and electricity delivered based on the forecasted revenue volumes, preliminary settlements and other available information. Estimated amounts are adjusted when actual usage is known and billed. Final determination and settlement of these charges may take up to several months.
Concentration of credit risk and other risks
The elements of the Major Energy Companies’ consolidated financial statements that are exposed to concentrations of credit risk consist primarily of cash. The Major Energy Companies place their cash in one financial institution. At times, such cash balances may be in excess of federally insured limits. The Major Energy Companies have not experienced any losses and believe that the Major Energy Companies are not exposed to any significant credit risks with respect to cash.
Accounts receivable and credit policies
The Major Energy Companies conduct business in many service markets under purchase of receivables (“POR”) programs, where the LDC is responsible for billing the customer, collecting payment from the customer and remitting payment to the Major Energy Companies. This POR program results in substantially all of the Major Energy Companies' credit risk being linked to the applicable utility, which generally has an investment-grade rating, and not to the end-use customer. The Major Energy Companies monitor the financial condition of each LDC and currently believe that their susceptibility to an individually significant write-off as a result of concentrations of customer accounts receivable with those LDCs is remote.
Fixed Assets, net
Fixed assets consist primarily of computer hardware and software as well as office furniture. Fixed assets are stated at cost on the combined balance sheets, less accumulated depreciation. Depreciation is recorded on a straight-line basis over the estimated useful lives of the related assets, which generally range from three to ten years. Costs of maintenance and repairs to fixed assets are expensed as incurred.
Advertising and promotion
Advertising costs related to marketing materials and promotions are expensed as incurred.
Deferred rent
The Major Energy Companies recognizes and records rent expense related to its lease agreements, which include scheduled rent increases, on a straight-line basis beginning on the commencement date over the life of the lease. Differences between straight-line rent expense and actual rent payments are recorded as accrued expenses and deferred rent liability and presented as a current liability in the consolidated balance sheets.
Income taxes
The Major Energy Companies are organized as limited liability companies and have elected to file income tax returns as a partnership. Allocable shares of income, gains, deductions, losses and credits are therefore includable in the income tax return of the individual members or partners; as such no provision for federal or state income taxes has been recorded in the combined financial statements. Estimated income tax expense for certain cities that tax partnerships are accrued and recorded as income tax expense.
Contingencies
From time to time, the Major Energy Companies are a party to claims and legal proceedings that arise in the ordinary course of business, including investigations of marketing practices, product pricing and billing practices by various governmental or other regulatory agencies.
In 2015, the Major Energy Companies settled with the Illinois Commerce Commission with respect to allegations of misleading marketing practices, for $262,500. The amounts related to this settlement included in accrued expenses on the combined balance sheets at December 31, 2015 and 2014 were $239,676 and $262,500, respectively.
In 2016, the Major Energy Companies settled with the Maryland Public Service Commission with respect to allegations of misleading marketing practices, for $300,000. The settlement also requires for the Major Energy Companies to report monthly to the Maryland Public Service Commission on number of customer complaints. The $300,000 is included in accrued expenses in the combined balance sheets at December 31, 2015.
In 2016, the Major Energy Companies submitted a proposed joint settlement to the Pennsylvania Public Utility Commission/Bureau of Investigation and Enforcement with respect to allegations of misleading marketing practices, for $4,093,351. The proposed settlement also includes quarterly reporting on number of complaints, as well as allowing for only fixed-rate products to be sold. The $4,093,351 is included in accrued expenses in the combined balance sheets at December 31, 2015.
Management continues to work on settling other outstanding regulatory inquiries and does not believe that any such proceedings to which the Major Energy Companies are currently a party will have a material impact on the Major Energy Companies' results of operations, cash flows or financial position.
The Major Energy Companies do not have physical custody or control over any facilities used to transport the natural gas and electricity to its customers. Title to the natural gas sold to MES’s customers is passed at the same point at which MES accepts title from its natural gas suppliers. While there can be no assurance regarding claims and litigation, management does not believe that the Major Energy Companies have significant exposure to legal claims or other liabilities associated with environmental concerns.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK
Spark Energy, Inc.
Market risks relating to our operations result primarily from changes in commodity prices and interest rates, as well as counterparty credit risk. We employ established policies and procedures to manage our exposure to these risks.
Commodity Price Risk
We hedge and procure our energy requirements from various wholesale energy markets, including both physical and financial markets and through short and long term contracts. Our financial results are largely dependent on the margin we are able to realize between the wholesale purchase price of natural gas and electricity plus related costs and the retail sales price we charge our customers. We actively manage our commodity price risk by entering into various derivative or non-derivative instruments to hedge the variability in future cash flows from fixed-price forecasted sales and purchases of natural gas and electricity in connection with our retail energy operations. These instruments include forwards, futures, swaps, and option contracts traded on various exchanges, such as NYMEX and Intercontinental Exchange, or ICE, as well as over-the-counter markets. These contracts have varying terms and durations, which range from a few days to a few years, depending on the instrument. Our asset optimization group utilizes similar derivative contracts in connection with its trading activities to attempt to generate incremental gross margin by effecting transactions in markets where we have a retail presence. Generally, any of such instruments that are entered into to support our retail electricity and natural gas business are categorized as having been entered into for non-trading purposes, and instruments entered into for any other purpose are categorized as having been entered into for trading purposes. Our net gain on non-trading derivative instruments net of cash settlements was $1.7 million and $2.9 million for the three months ended March 31, 2016 and 2015, respectively.
We have adopted risk management policies to measure and limit market risk associated with our fixed-price portfolio and our hedging activities.
We measure the commodity risk of our non-trading energy derivatives using a sensitivity analysis on our net open position. As of March 31, 2016, our Gas Non-Trading Fixed Price Open Position (hedges net of retail load) was a short position of 500,928 MMBtu. An increase of 10% in the market prices (NYMEX) from their March 31, 2016 levels would have decreased the fair market value of our net non-trading energy portfolio by $0.1 million. Likewise, a decrease of 10% in the market prices (NYMEX) from their March 31, 2016 levels would have increased the fair market value of our non-trading energy derivatives by $0.1 million. As of March 31, 2016, our Electricity Non-Trading Fixed Price Open Position (hedges net of retail load) was a short position of 200,300 MWhs. An increase of 10% in the forward market prices from their March 31, 2016 levels would have decreased the fair market value of our net non-trading energy portfolio by $0.5 million. Likewise, a decrease of 10% in the forward market prices from their March 31, 2016 levels would have increased the fair market value of our non-trading energy derivatives by $0.5 million.
We measure the commodity risk of our trading energy derivatives using a sensitivity analysis on our net open position. As of March 31, 2016, we did not have a Gas Trading Fixed Price Open Position.

Credit Risk
In many of the utility service territories where we conduct business, POR programs have been established, whereby the local regulated utility offers services for billing the customer, collecting payment from the customer and remitting payment to us. This service results in substantially all of our credit risk being linked to the applicable utility and not to our end-use customer in these territories. Approximately 62% of our retail revenues were derived from territories in which substantially all of our credit risk was directly linked to local regulated utility companies for the three months ended March 31, 2016, all of which had investment grade ratings as of such date. During the same period, we paid these local regulated utilities a weighted average discount of approximately 1.5% of total revenues for customer credit risk protection. In certain of the POR markets in which we operate, the utilities limit their collections exposure by retaining the ability to transfer a delinquent account back to us for collection when collections are past due for a specified period. If our collection efforts are unsuccessful, we return the account to the local regulated utility for termination of service. Under these service programs, we are exposed to credit risk related to payment for services rendered during the time between when the customer is transferred to us by the local regulated utility and the time we return the customer to the utility for termination of service, which is generally one to two billing periods. We may also realize a loss on fixed-price customers in this scenario due to the fact that we will have already fully hedged the customer’s expected commodity usage for the life of the contract.
In non-POR markets, we manage customer credit risk through formal credit review in the case of commercial customers, and credit score screening, deposits and disconnection for non-payment, in the case of residential customers. Economic conditions may affect our customers’ ability to pay bills in a timely manner, which could increase customer delinquencies and may lead to an increase in bad debt expense. Our bad debt expense for the three months ended March 31, 2016 was approximately 1.7% of non-POR market retail revenues. See “Spark Energy, Inc. Management’s Discussion and Analysis of Financial Condition and Results of Operations—Drivers of Our Business” for an analysis of our bad debt expense related to non-POR markets during the three months ended March 31, 2016.
We are exposed to wholesale counterparty credit risk in our retail and asset optimization activities. We manage this risk at a counterparty level and secure our exposure with collateral or guarantees when needed. At March 31, 2016, approximately 74% of our total exposure of $2.9 million was either with an investment grade customer or otherwise secured with collateral or a guarantee.
Interest Rate Risk
We are exposed to fluctuations in interest rates under our variable-price debt obligations. At March 31, 2016, we were co-borrowers under the Senior Credit Facility, under which $23.6 million of variable rate indebtedness was outstanding. Based on the average amount of our variable rate indebtedness outstanding during the three months ended March 31, 2016, a 1% percent increase in interest rates would have resulted in additional annual interest expense of approximately $0.2 million. The Senior Credit Facility bears interest at a variable rate. We do not currently employ interest rate hedges, although we may choose to do so in the future.
Major Energy Companies
Market risks relating to our operations result primarily from changes in commodity prices and interest rates, as well as counterparty credit risk. We employ established policies and procedures to manage our exposure to these risks.

Commodity Price Risk
We hedge and procure our energy requirements from various wholesale energy markets, including both physical and financial markets and through short and long term contracts. Our financial results are largely dependent on the margin we are able to realize between the wholesale purchase price of natural gas and electricity plus related costs and the retail sales price we charge our customers. We actively manage our commodity price risk by entering into various derivative instruments to hedge the variability in future cash flows from fixed-price forecasted sales and purchases of natural gas and electricity in connection with our retail energy operations. These instruments include forwards and futures contracts traded on various exchanges, such as NYMEX and Intercontinental Exchange (“ICE”) as well as over-the-counter markets. These contracts have varying terms and durations, which range from a few days to a few years, depending on the instrument.
We have designated these contracts as normal purchases normal sales. As such, there is no recognition of any change in fair value of these contracts. As of December 31, 2015, we had forward contracts to purchase a total of approximately 571,048 DTHm of natural gas at a total purchase price of approximately $1.7 million, and approximately 923,823 MwH of electricity at a total purchase price of approximately $39.9 million.
Credit Risk
In the utility services territories where we conduct business, POR programs have been established, whereby the local regulated utility offers services for billing the customer, collecting payment from the customer and remitting payment to us. This service results in substantially all of our credit risk being linked to the applicable utility and not to our end-use customer in these territories. All of our retail revenues were derived from territories in which substantially all of our credit risk was directly linked to local regulated utility companies as of December 31, 2015, 2014 and 2013, respectively, all of which had investment grade ratings as of such date. During the same period, we paid these local regulated utilities a weighted average discount of approximately 1.5%, 1.4% and 1.5% of total revenues for customer credit risk, respectively.
Interest Rate Risk
We are exposed to fluctuations in interest rates under our variable-price debt obligations. At December 31, 2015 we were borrowers under a credit facility, under which $9.4 million of variable rate indebtedness was outstanding. Based on the average amount of our variable rate indebtedness outstanding during the year ended December 31, 2015, a 1% percent increase in interest rates would have resulted in additional annual interest expense of approximately $0.14 million. The credit facility bears interest at a variable rate. We do not currently employ interest rate hedges, although we may choose to do so in the future.

DELIVERY OF DOCUMENTS TO SECURITY HOLDERS SHARING AN ADDRESS
Only one Information Statement is being delivered to multiple security holders of record (and those holding through a broker account) sharing an address unless the Company has received contrary instructions from one or more of the security holders.
We hereby undertake to deliver promptly upon written or oral request a separate copy of this Information Statement to security holders at a shared address to which a single copy of the documents was delivered and provide instructions as to how a security holder can notify us that you wish to receive a separate copy of this Information Statement.
In addition, if you are a security holder sharing an address with other security holders of our Company receiving multiple copies of our annual reports, Information Statements, or Notices of Internet Availability of Proxy Materials and you wish to receive a single copy, you may notify us, as follows.
All requests should be directed to: Spark Energy, Inc., at 12140 Wickchester Ln., Suite 100, Houston, Texas 77079, RE: Information Statement Request or by calling us at (713) 600-2600.
The entire cost of furnishing this Information Statement, which is expected not to exceed $3,000, will be borne by the Company. We will request brokerage houses, nominees, custodians, fiduciaries and other like parties to forward the Information Statement to beneficial owners of the Class A common stock and Class B common stock held of record by them.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
ACCOUNTING AND FINANCIAL DISCLOSURE
Spark Energy, Inc.
None.
Major Energy Companies
None.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This Information Statement contains forward looking statements that involve risks and uncertainties, some of which are beyond our control. These statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act can be identified by the use of forward-looking terminology including “may,” “should,” “likely,” “will,” “believe,” “expect,” “anticipate,” “estimate,” “continue,” “plan,” “intend,” “project,” or other similar words. All statements, other than statements of historical fact included in this Information Statement, are forward-looking statements. Forward-looking statements appear in a number of places in this Information Statement and may include statements regarding the anticipated closing of the transactions contemplated by the Major Energy Purchase Agreement. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we cannot give any assurance that such expectations will prove correct.
You should not place undue reliance on any forward-looking statement, each of which applies only as of the date of this Information Statement. Before you invest in our securities, you should be aware that the occurrence of the events described in this Information Statement could negatively affect our business, operating results, financial condition and stock price. Except as required by law, we undertake no obligation to update or revise publicly any of the forward-looking statements after the date of this Information Statement to conform our statements to actual results or changed expectations.
ADDITIONAL INFORMATION
We file reports with the SEC. These reports include annual and quarterly reports, as well as other information the Company is required to file or furnish pursuant to the Exchange Act. You may read and copy materials we file or furnish with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at http://www.sec.gov.
BY ORDER OF THE BOARD OF DIRECTORS OF SPARK ENERGY, INC.
/s/ Gil Melman
Gil Melman
Vice President, General Counsel and Corporate Secretary

, 2016

ANNEX A

MEMBERSHIP INTEREST PURCHASE AGREEMENT
BY AND AMONG
NATIONAL GAS & ELECTRIC, LLC,
RETAILCO, LLC,
SPARK HOLDCO, LLC,
AND
SPARK ENERGY, INC.

DATED AS OF MAY 3, 2016

A-1

TABLE OF CONTENTS

ARTICLE 1	DEFINITIONS 1

1.1	Certain Definitions 1

1.2	Other Definitional and Interpretive Matters 15

ARTICLE 2	SALE AND PURCHASE OF EQUITY INTERESTS; PURCHASE PRICE 16

2.1	Sale and Purchase of Interests 16

2.2	Purchase Price; Escrow; Earnout 16

2.3	Purchase Price Adjustment 18

2.4	Escrow 19

2.5	Withholding 20

ARTICLE 3	CLOSING 20

3.1	Closing Date 20

3.2	Transaction to be Effected at the Closing 20

ARTICLE 4	REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANIES 21

A-i

4.1	Organization, Authority and Qualification 21

4.2	Capitalization 22

4.3	Conflicts 22

4.4	Taxes 23

4.5	Financial Statements 24

4.6	Absence of Certain Changes or Events 25

4.7	Litigation and Regulatory Matters 27

4.8	Compliance With Laws; Permits 27

4.9	Environmental Matters 27

4.10	Material Contracts 28

4.11	Intellectual Property 29

4.12	Title to Assets; Real Property 30

4.13	Employee Benefits 31

4.14	Employees 32

4.15	Insurance 33

A-ii

4.16	Brokers’ and Other Fees of Seller 33

4.17	Banking Facilities 33

4.18	Change of Control Payments 33

4.19	Agreements with Affiliates 34

4.20	Full Disclosure 34

ARTICLE 5	REPRESENTATIONS AND WARRANTIES OF SELLER 34

5.1	Formation 34

5.2	Authorization 34

5.3	No Conflicts; Consents 34

5.4	Ownership and Transfer 35

5.5	Investment Purpose 35

5.6	Restricted Securities 35

5.7	Information Made Available to Seller 35

ARTICLE 6	REPRESENTATIONS AND WARRANTIES OF BUYER 36

6.1	Organization and Authority 36

A-iii

6.2	No Conflicts; Consents 36

6.3	Investment Purpose 36

6.4	Restricted Securities 36

6.5	Information Made Available to Buyer 36

6.6	Brokers’ Fees and Other Fees of Buyer 37

6.7	Legal Proceedings 37

ARTICLE 7	COVENANTS 37

7.1	Employees; Benefit Plans; Employment Agreements 37

7.2	Director and Officer Indemnification 38

7.3	Attorney-Client Privilege 39

7.4	Confidentiality 39

7.5	Books and Records 39

7.6	Public Announcements; Confidential Treatment 40

7.7	Further Assurances 40

7.8	Commercially Reasonable Efforts; Notices and Consents 40

A-iv

7.9	Operation of the Business 40

7.10	Access to Premises 41

7.11	Notice of Developments 42

7.12	Exclusivity 42

7.13	Tax Matters 43

7.14	Change of Control Exclusion Payments and Change of
Control Payments    44

7.15	Existence 44

7.16	Seller’s Parent Guaranty 44

7.17	SEI Guaranty 45

7.18	No Additional Representations or Warranties 46

ARTICLE 8	CONDITIONS TO THE CLOSING 46

8.1	Conditions to Buyer’s Obligations 46

8.2	Conditions to Seller’s Obligations 48

ARTICLE 9	SURVIVAL AND INDEMNIFICATION 49

A-v

9.1	Survival 49

9.2	Indemnification by Seller 50

9.3	Indemnification by Buyer 50

9.4	Limitations on Indemnification 50

9.5	Indemnification Procedures 52

9.6	Tax Treatment of Indemnity Payments 54

9.7	Equitable Remedies 54

9.8	Sole and Exclusive Remedies 54

9.9	No Special Losses 55

ARTICLE 10	TERMINATION; REMEDIES 55

10.1	Termination of Agreement 55

10.2	Effect of Termination 56

10.3	Remedies for Certain Actions 56

ARTICLE 11	MISCELLANEOUS 56

11.1	Prior Sellers’ Representative 56

A-vi

11.2	Expenses 56

11.3	Governing Law; Submission to Jurisdiction 57

11.4	Entire Agreement; Amendments and Waivers 57

11.5	Notices 57

11.6	Severability 58

11.7	Binding Effect; Assignment 58

11.8	Counterparts 59

11.9	Waiver of Jury Trial 59

EXHIBITS

Exhibit A	– Omnibus Assignment and Assumption Agreement

Exhibit B	– Escrow Agreement

Exhibit C	– Escrow Disbursement Agreement

Exhibit D	– Escrow Assignment and Assumption Agreement

Exhibit E	– Earnout Agreement

Exhibit F	– Executive Earnout Agreement

SCHEDULES

Schedule 1.1	– Working Capital

Schedule 2.1	– Interests

Schedule 4.3(b)	– Consents and Approvals

A-vii

Schedule 4.4	– Taxes

Schedule 4.5(a)	– Financial Statements

Schedule 4.5(b)	– Liabilities

Schedule 4.5(c)	– Letters of Credit and Bonds

Schedule 4.5(d)	– Accounts Receivable Reserves

Schedule 4.5(e)	– Indebtedness

Schedule 4.6	– Changes or Events

Schedule 4.7	– Litigation and Regulatory Matters

Schedule 4.8	– Permits

Schedule 4.9	– Environmental Matters

Schedule 4.10	– Material Contracts

Schedule 4.11(a)	– Intellectual Property

Schedule 4.11(b)	– Third Party IP Licenses

Schedule 4.11(c)	– Company Confidential Information

Schedule 4.12	– Real Property Leases; Excluded Property

Schedule 4.13	– Benefit Plans

Schedule 4.14	– Employees

Schedule 4.15	– Insurance Policies

Schedule 4.16	– Brokers’ or Other Fees of Sellers

Schedule 4.17	– Banking Facilities

Schedule 4.18	– Change of Control Payments

Schedule 4.19	– Agreements with Affiliates

Schedule 6.2	– Conflicts; Consents

Schedule 7.1	– Employee Benefit Plans; Employment and Other Services Agreements

Schedule 7.1(a)	– Company Continuing Employees

Schedule 7.2	– Director and Officer Indemnification and Insurance

Schedule 7.9(a)	– Conduct of Business; Permitted Activities of Companies

Schedule 8.1(h)	– Regulatory Approvals

A-viii

MEMBERSHIP INTEREST PURCHASE AGREEMENT
THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”) dated as of May 3, 2016, is entered into by and among National Gas & Electric, LLC, a Texas limited liability company (“Seller”); RetailCo, LLC, a Delaware limited liability company (“RetailCo”); Spark HoldCo, LLC, a Delaware limited liability company, on behalf of itself and its wholly-owned subsidiaries, Spark Energy, LLC and Spark Energy Gas, LLC, each of which is a Texas limited liability company (“Buyer”); and Spark Energy, Inc., a Delaware corporation and the parent of Buyer (“SEI”) (each, a “Party”, and collectively, the “Parties”).
RECITALS
WHEREAS, pursuant to the Prior Purchase Agreement (defined below), Seller acquired all of the Interests (defined below) of Major Energy Services LLC, a New York limited liability company (“MES”), Major Energy Electric Services LLC, a New York limited liability company (“MEES”), and Respond Power, LLC, a New York limited liability company (“RP”, and together with MES and MEES, collectively, the “Companies” and each, a “Company”);
WHEREAS, Seller now owns beneficially and of record all of the Interests of the Companies, which constitute all of the issued and outstanding membership interests in the Companies; and
WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, the Interests for the Purchase Price and upon the terms and conditions hereinafter set forth (the “Transaction”).
AGREEMENT
NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter contained, and the above recitals, which are hereby incorporated by reference, the Parties hereby agree as follows:

ARTICLE I
DEFINITIONS
1.1    Certain Definitions. In addition to terms defined elsewhere in this Agreement, for purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1:
“2017 Earnout Stock” means One Hundred Thousand (100,000) Shares and an equivalent number of Units.
“2018 Earnout Stock” means Fifty Thousand (50,000) Shares and an equivalent number of Units.
“2019 Earnout Stock” means Fifty Thousand (50,000) Shares and an equivalent number of Units.
“Actual Closing Working Capital” has the meaning given to it in Section 2.3(b).
“Adjusted EBITDA” means EBITDA calculated in accordance with components thereof as defined in and as calculated under GAAP, subject to (i) any deviations from GAAP as to accounting principles actually applied in accounting for the operations of the Business in periods prior to the Prior Closing Date and (ii) the exclusion, if and to the extent applicable, of any earnings (or losses) of any or all of the Companies which are reasonably attributable directly to: (1) any new acquisitions of Persons or books of business acquired by, or with funding supplied by, Buyer and consolidated with the Business; or (2) Profitability Enhancements. For the purpose of determining Adjusted EBITDA during any Target Year, (i) the base salary (but not any incentive based compensation) for the management employees of the Companies constituting the Senior Management Team (but not Key Employees) earned during any Target Year shall be included as a deduction in determining the earnings of the Companies to the extent not already deducted therefrom, (ii) any expenses incurred for customer acquisition shall be expensed for such Target Year, notwithstanding any election or mandate under GAAP to amortize such expenses over a longer time period, and (iii) mark-to-market hedging transactions shall not be taken into account in any manner. For purposes of further clarification: (i) no sum that is paid out of the Escrow Account shall be taken into account in any manner for the purpose of any determination of Adjusted EBITDA (subject, however, to the next sentence below); and (ii) no charges or fees of any kind (however characterized or accounted for) imposed by Buyer (or any of its Affiliates) on the Companies on account of or in connection with Buyer’s (or any such Affiliate’s) provision thereto of any management, administration, capital raising, lending, banking, investment banking, consulting, advisory, overhead or like services, or of any office or other facilities or premises of any kind, shall be taken into account in any manner for the purpose of any determination of Adjusted EBITDA. In connection with clause (i) in the preceding sentence, it is agreed that expenses paid by the Companies in connection with legal and regulatory settlements of the types for which Buyer is indemnified in respect of Section 4.7, if (A) such expenses are properly includable in the calculation of EBITDA and (B) such expenses are borne by Seller pursuant to such Buyer indemnity right or compensated for by insurance, shall be reversed for the purposes of calculating Adjusted EBITDA.
“Adjusted EBITDA Plan” means, for each Target Year, the following: (i) $20,749,213 for the 2016 Target Year for the twelve (12) months ended December 31, 2016; (ii) $25,003,343 for the 2017 Target Year; and (ii) $27,831,052 for the 2018 Target Year.
“Affiliate” means, with respect to any Person, (a) any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, (b) each Person who is at such time an officer or director of, or direct or indirect beneficial holder of more than 50% of any class of the Equity Interests of, such specified Person, and (c) if such specified Person is an individual, the members of the immediate family of such Person, with the term “control” (including the terms “controlled by” and “under common control with”) being defined to mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.
“Aggregate Earnout Ceiling” has the meaning given to it in the Earnout Agreement.
“Agreement” has the meaning given to it in the preamble to this Agreement.

“Assignment” means the Omnibus Assignment and Assumption Agreement executed by the Parties in the form provided in Exhibit A.
“Benefit Plan” means any pension, benefit, excess benefit, defined benefit, defined contribution, individual account, retirement, supplement retirement income, compensation, profit-sharing, deferred compensation, non-qualified deferred compensation (top hat), incentive, performance award, phantom equity, stock or stock-based, change in control, retention, severance, voluntary early retirement incentive, vacation, paid time off, fringe-benefit, welfare, or other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, which is or has been maintained, sponsored, contributed to, or required to be contributed to by the Companies for the benefit of any current or former employee, officer, director, retiree, independent contractor or consultant of such Person or any spouse or dependent of such individual, all of which Benefit Plans shall be set forth on Schedule 4.13.
“Business” means, individually or collectively as the context indicates, the business of the Companies as conducted in prior periods and as of the Closing Date.
“Business Day” means any day of the year on which national banking institutions in New York, New York are open to the public for conducting business and are not required or authorized to close.
“Buyer” has the meaning given to it in the preamble to this Agreement.
“Buyer Benefit Plans” has the meaning given to it in Section 7.1(c).
“Buyer Indemnified Parties” has the meaning given to it in Section 9.2.
“Buyer’s Transaction Expenses” means all costs, fees, and expenses incurred in connection with or in anticipation of the negotiation, execution, and delivery of this Agreement and the Transaction Documents or the consummation of the Transaction contemplated hereunder (other than payments made to acquire the Interests under or as described in Article 2 of this Agreement), including without limitation all fees and expenses of legal counsel, accountants, consultants, and other experts and advisors so incurred, and any Change in Control Exclusion Payments.
“Cash Installments” has the meaning given to it in Section 2.2(a).
“Cash Installment Adjustments” has the meaning given to it in Section 2.2(a).
“Change of Control Exclusion Payment” means: (a) Buyer’s share of Severance Obligations under Section 7.1(b) and (b) all termination, cancellation or breakage fees due and owing to Pacific Summit Energy LLC as a result of the termination of the agreements between Pacific Summit Energy LLC and the Companies, if any, subsequent to the Closing Date.
“Change of Control Payment” means Seller’s share of any termination, cancellation or breakage fees due and owing to Pacific Summit Energy, LLC prior to Closing as a result of the termination of the agreements between Pacific Summit Energy, LLC and the Companies.
“Closing” has the meaning given to it in Section 3.1.
“Closing Balance Sheet” has the meaning given to it in Section 4.5(a).
“Closing Date” has the meaning given to it in Section 3.1.
“Closing Disbursements” has the meaning given to it in Section 3.2(a).
“Closing Documents” has the meaning given to it in Section 3.2, consisting of the “Closing Documents of Buyer” in Section 3.2(a) and the “Closing Documents of Seller” in Section 3.2(b).
“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985.
“Code” means the Internal Revenue Code of 1986, as amended.

“Company” and “Companies” have the meanings given to them in the first Recital to this Agreement.
“Company Confidential Information” has the meaning given to it in Section 4.11(c).
“Company Continuing Employee” has the meaning given to it in Section 7.1(a).
“Company Intellectual Property” has the meaning given to it in Section 4.11(b).
“Contract” means any oral or written contract, agreement, commitment, undertaking, understanding, binding arrangement, license, sublease, option agreement, indenture, note, bond, mortgage, loan, instrument, lease, license, power of attorney, proxy, and non-competition agreement to which the Companies is a party or to which any of the Companies, or the Business of any of the Companies is otherwise subject.
“Direct Claim” has the meaning given to it in Section 9.5(c).
“Disclosure Schedules” has the meaning given to it in the preamble to Article 4.
“DSS” means Direct Sales Solutions, LLC.
“Earnout” has the meaning given to it in Section 2.2(c).
“Earnout Agreement” means that certain Earnout Agreement dated March 18, 2016 by and among Seller, MES, MEES, RP, and the Prior Sellers’ Representative.
“Earnout Stock” means the aggregate of the 2017 Earnout Stock, the 2018 Earnout Stock and the 2019 Earnout Stock.
“EBITDA” means earnings before interest, taxes, depreciation and amortization calculated in accordance with GAAP.
“Effective Date” means July 1, 2016.
“Employees” mean those Persons employed by the Companies immediately prior to the Closing.

“Environmental Laws” shall mean any applicable federal, state or local law, common law, statute, ordinance, rule, regulation, code, order, judgment, decree or injunction as in effect at the Closing Date relating directly or indirectly to: (a) the protection of the environment (including air, water vapor, surface water, groundwater, drinking water supply, surface or subsurface land); (b) occupational safety and health; or (c) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, protection, release or disposal of hazardous materials or hazardous substances.
“Equity Interest” means: (a) (i) with respect to a limited liability company, any and all shares, interests, participations or other equivalents (however designated) of membership interests of a limited liability company; (ii) with respect to a partnership, any and all partnership interests, units, interests, participation shares or other equivalents (however designated) of partnership interests; and (iii) with respect to a corporation, any and all capital stock, shares and other equivalents (however designated) of equity interests; and (b) securities convertible into or exchangeable for any of the foregoing, and any and all warrants, rights or options to purchase, or obligations of a Person to sell, any of the foregoing, whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are authorized or otherwise existing on any date of determination. All Equity Interests of, issued by, or relating to the Companies are set forth in Schedule 2.1 and are included within the meaning of the term Interests (as defined in Section 2.1).
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, any successor statute thereto, and the rules and regulations promulgated thereunder.
“Escrow Account” means the Escrow Account referenced in the Escrow Agreement.
“Escrow Agent” means BBVA Compass Bank, a national banking institution.
“Escrow Agreement” means that certain Escrow Agreement effective March 18, 2016, by and among Seller, the Companies, Prior Sellers’ Representative, and Escrow Agent; attached hereto as Exhibit B, which shall be assigned at Closing by Seller to Buyer pursuant to the prior written consent of Escrow Agent and Prior Sellers’ Representative.

“Escrow Amount” means the sum of money escrowed by Seller (as Buyer therein) under the Escrow Agreement.
“Escrow Assignment and Assumption Agreement” has the meaning given to it in Section 3.2(a)(iii).
“Escrow Disbursement Agreement” means the Escrow Disbursement Agreement among the parties to the Prior Purchase Agreement and attached hereto as Exhibit C that governs the determination of which parties are entitled to disbursements from the Escrow Account.
“Estimated Closing Working Capital” has the meaning given to it in Section 2.3(a).
“Excluded Property” has the meaning given to it in Section 4.12(c).
“Executive Earnout Agreement” means the agreement dated effective April 1, 2016, executed by and between Seller herein and five (5) executives of the Companies (being the Senior Management Team and the two Key Employees) with respect to the sharing of Adjusted EBITDA in excess of the Adjusted EBITDA payable to the Prior Members under the Earnout Agreement.
“Financial Statements” has the meaning given to it in Section 4.5(a).
“Fundamental Representations” has the meaning given to it in Section 9.1.
“GAAP” means generally accepted accounting principles in the United States, consistently applied.
“Governmental Body” means any (a) government or governmental or regulatory body thereof, or political subdivision thereof, whether federal, state, local or foreign, or any agency, instrumentality or authority thereof; (b) quasi-governmental body, agency, authority, department, commission, board, bureau, or instrumentality; (c) non-governmental regulatory authority governing the industry in which the Business is engaged; (d) arbitrator, mediator, panel, or similar authority under any alternative dispute resolution tribunal; or (e) court or tribunal in any jurisdiction.

“Guaranty Obligation” means, as to any Person, any obligation, contingent or otherwise, of such Person guaranteeing or having the effect of guaranteeing any Indebtedness or any other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any direct or indirect obligation of such Person: (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation; (b) to purchase or lease Property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation; (c) to maintain working capital, equity capital, net worth, solvency, liquidity or any level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation; or (d) entered into for the purpose of assuring in any other manner the owner of such Indebtedness or other obligation of the payment or performance thereof or to protect such owner against loss in respect thereof, in whole or in part.
“Hazardous Material” means (a) any material, substance or waste (whether liquid, gaseous or solid) that (i) requires investigation, removal, remediation, creates liability or standards of care, or requires reporting or other response action, under any Environmental Law, or is listed, classified or regulated as a “hazardous waste” or as a “hazardous substance” (or other similar term) pursuant to any Environmental Law or (ii) is regulated under applicable Environmental Laws as being toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous; and (b) any petroleum product or by-product, petroleum-derived substances, wastes or breakdown products, radioactive material (including any naturally occurring radioactive material), asbestos, lead-based paint or polychlorinated biphenyls solely to the extent regulated under applicable Environmental Laws.
“Indebtedness” of any Person at any date, without duplication, means:
(a)    all indebtedness of such Person for borrowed money;
(b)    all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments;

(c)    all indebtedness created or arising under any conditional sale or other title retention agreement with respect to Property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such Property);
(d)    all obligations of such Person in respect of the deferred purchase price of Property or services that would be shown as a long-term liability on the liability side of the balance sheet of such Person in accordance with GAAP;
(e)    all obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP;
(f)    all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interests in such Person or any other Person;
(g)    all obligations of such Person, contingent or otherwise, as an account party or applicant under any bankers’ acceptance, surety or other bond, letter of credit, letter of guaranty or similar facility;
(h)    all Guaranty Obligations of such Person in respect of obligations of the kind referred to in subsections (a) through (g) above; and
(i)    all obligations of the kind referred to in subsections (a) through (h) above secured by (or which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on Property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation.
“Independent Accounting Firm” means an independent accounting or auditing firm of national or regional recognition that is reasonably acceptable to and agreed upon by Buyer and Seller in writing.

“Insurance Policies” has the meaning given to it in Section 4.15.
“Intellectual Property” means any and all intellectual property rights of a Person (statutory or common law), including any works of authorship, inventions (whether patentable or not), inventions, protected disclosures, industrial models, industrial designs, utility models and certificates of invention, designs (including graphics, label and artistic designs), all United States and foreign patents and patent applications (including provisional patent applications, continuations, continuations-in-part, reexaminations, reissues and the like), trademarks, trade names, service marks, copyrights, and any applications for such trademarks, trade names, service marks and copyrights, names, product designs, product packaging, business or product names and logos together in all cases with related intangible value, domain names, pricing and cost information, business and marketing plans, business proposals, schematics, technical information, technology, manufacturing and engineering information, know-how, and computer software programs or applications, source codes, object codes, data files and records, application programming interfaces, architecture, compositions, articles of manufacture, processes, systems, methodologies, apparatus, data, writings and works of authorship, drawings and other tangible items, improvements, processes, techniques, devices, methods, patterns, formulae, specifications, lists of suppliers, vendors, customers, brokers, agents and distributors, and other trade secrets, whether registered or not, including without limitation the Registered Intellectual Property, Third Party Licenses, and Company Confidential Information set forth in Schedules 4.11(a), 4.11(b), and 4.11(c), respectively.
“Interests” has the meaning given to it in Section 2.1.
“IRS” means the United States Internal Revenue Service and, to the extent relevant, the United States Department of Treasury.
“Key Employee” means Levi Moeller and David Sobel.
“Knowledge of Seller”, “Seller’s Knowledge” and phrases of similar import mean the actual knowledge of any of Todd Gibson, David Hennekes, Paul Konikowski, Saul Horowitz, Mark Wiederman, Gary Lancaster, and Dan Alper, in each case, after due inquiry.

“Law” means any applicable foreign, federal, state or local law, statute, code, ordinance, rule, regulation, Order, ordinance, requirement, or other legal requirement.
“Legal Proceeding” means any judicial, administrative or arbitral actions, suits or proceedings (public or private) by or before a Governmental Body.
“Legal Requirements” mean compliance with any applicable Contract, Governmental Body, Law, Legal Proceeding, Order, or Organizational Document.
“Lien” means any lien, encumbrance, pledge, mortgage, deed of trust, security interest, claim, lease, charge, easement, servitude, option, preemptive right, right of first option, right of first refusal or similar restriction, including any restriction on use, voting (in the case of any security or equity interest), transfer, receipt of income, or exercise of any other attribute of ownership.
“Litigation and Regulatory Losses” has the meaning given to it in Section 9.4(b).
“Litigation Credit” means a credit towards the Purchase Price in the amount of Five Million Dollars ($5,000,000.00).
“Losses” has the meaning given to it in Section 9.2.
“Losses Threshold” has the meaning given to it in Section 9.4(a).
“material” or other similar qualifier regarding materiality, material respects or the like, when used in connection with any activity, compliance, item, matter or circumstance relating to the Business, or any Company, means “material to the Business taken as a whole.”
“Material Adverse Effect” means any event, occurrence, fact, circumstance, change, development, event, occurrence, condition (financial or otherwise), or effect that, individually or in the aggregate, has, or would reasonably be expected to have, a material and adverse effect on (i) the Companies taken as a whole, the Business conducted by the Companies taken as a whole, or the results of operations or financial condition of the Companies taken as a whole, or (ii) the ability of Seller to consummate the Transaction contemplated hereunder. The term Material Adverse Effect does not mean, include or apply to changes or events (a) generally affecting the economy, (b) generally affecting the industry in which the Companies are engaged, (c) as a result of any changes in accounting rules or principles, including changes in GAAP, (d) as a result of any actions required by this Agreement, or (e) resulting from the actions to be taken pursuant to or in accordance with this Agreement, the Transaction Documents, the consummation of the Transaction contemplated hereunder, or the announcement of the consummation of this Agreement. Notwithstanding the preceding sentence, in the case of the changes or events contemplated in clause (a), (b) or (c) thereof, such changes or events shall not qualify as a Material Adverse Effect if such changes or events, individually or in the aggregate, will not disproportionately affect the Companies taken as a whole, as compared to the effect of similar changes or events on third parties operating similarly situated businesses.
“Material Contracts” has the meaning given to it in Section 4.10(b).
“MEES” has the meaning given to it in the first Recital to this Agreement.
“MES” has the meaning given to it in the first Recital to this Agreement.
“New Employment Agreements” has the meaning given to it in Section 7.1(d).
“Non-Party Affiliates” has the meaning given to it in Section 7.18(c).
“Order” means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award of a Governmental Body.
“Ordinary Course of Business” means the ordinary and usual course of normal day-to-day operations of the Companies consistent with past practices and does not require authorization by the directors or members of any Company.
“Organizational Document” means, for any Person: (a) the articles or certificate of formation or incorporation (as applicable) and the by-laws or similar governing document of such Person; (b) any limited liability company agreement, partnership agreement, operating agreement, shareholder agreement, voting agreement, voting trust agreement or similar document of or regarding such Person; (c) any other charter or similar document adopted or filed in connection with the formation, organization or governance of such Person; or (d) any amendment to any of the foregoing.
“Pacific Summit Agreements” mean the operating agreements, security agreements, and the Pacific Summit Omnibus Amendment and Agreement.
“Pacific Summit Omnibus Amendment and Agreement” means that certain Omnibus Amendment and Agreement by and among Pacific Summit Energy, LLC, MES, MEES, RP, and Seller dated April 13, 2016.
“Party” means any Person who is a party to this Agreement and “Parties” means all such Persons, collectively.
“Permits” mean all permits, licenses, franchises, approvals, authorizations, and consents required to be obtained from any Governmental Body.
“Permitted Encumbrances” mean (i) statutory liens for current Taxes, assessments or other governmental charges not yet delinquent or that are being contested in good faith by appropriate procedures, and, in each case, for which a bond has been posted or adequate reserves have been established in accordance with GAAP and reflected in the Financial Statements; (ii) mechanics’, carriers’, workers’, repairers’, materialmens’, and similar Liens arising or incurred in the Ordinary Course of Business for which the Business would be responsible, but that are not yet delinquent or that are being contested in good faith by appropriate procedures, and, in each case, for which a bond has been posted or adequate reserves have been established in accordance with GAAP and reflected in the Financial Statements; (iii) easements, rights of way, zoning ordinances, and other similar encumbrances affecting Real Property leased for the Business; (iv) other than with respect to leased Real Property, liens arising under original purchase price conditional sales contracts, and equipment leases with third parties entered into in the Ordinary Course of Business, the financial obligations of which are contained in the Financial Statements; and (v) any liens and other encumbrances under the Pacific Summit Agreements in the event the Pacific Summit Agreements remain in force and effect after Closing.

“Person” means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.
“Pre-Closing Tax Period” has the meaning given to it in Section 4.4(a).
“Prior Closing Date” means the closing of the Prior Transaction on April 15, 2016.
“Prior Members” means the persons and entities that collectively owned the Interests in the Companies that were sold to Seller herein (and Buyer therein) under the Prior Purchase Agreement, the classification of which and respective ownership shares of which were more fully described in Schedule 2.1 of said Prior Purchase Agreement.
“Prior Purchase Agreement” means the Membership Interest Purchase Agreement dated as of March 18, 2016, entered into by and among National Gas & Electric, LLC as Buyer; Major Energy Services LLC, Major Energy Electric Services LLC, and Respond Power, LLC as the Companies; each of the Prior Members of the Companies as Sellers and Saul Horowitz as sellers’ representative, including all Schedules and Exhibits thereto.
“Prior Sellers’ Representative” means Saul Horowitz.
“Prior Transaction” means the closing of the sale of the Interests in the Companies from the Prior Members to Seller, effective April 1, 2016, under the terms of the Prior Purchase Agreement.
“Profitability Enhancements” means, in the context of exclusions from the calculation of Adjusted EBITDA, earnings generated after the Prior Closing Date from sources outside of the ordinary course of business of the Business as conducted with respect to any or all of the Companies prior to the Prior Closing Date, primarily due to, although not exclusively limited to, new investments, such as, by way of illustration and not of limitation, acquisitions of companies or books of business from third party energy service companies or green energy sources.

“Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed, and whether tangible or intangible, including Equity Interests, Intellectual Property, and Real Property.
“Purchase Price” has the meaning given to it in Section 2.2(a).
“Qualified Benefit Plan” has the meaning given to it in Section 4.13(c).
“RP” has the meaning given to it in the first Recital to this Agreement.
“Real Property” means any (a) interest in land and (b) any options, agreements or other interests related to the foregoing.
“Registered Intellectual Property” has the meaning given to it in Section 4.11(a).
“RetailCo” has the meaning given to in the preamble to this Agreement.
“SEI” has the meaning given to it in the preamble to this Agreement.
“SEI Guaranty” has the meaning given to it in Section 7.17.
“Securities Act” means the Securities Act of 1933, as amended.
“Seller” has the meaning given to it in the preamble to this Agreement.
“Seller Indemnified Parties” has the meaning given to it in Section 9.3.
“Seller’s Parent Guaranty” has the meaning given to it in Section 7.16.
“Seller’s Severance Obligations” has the meaning given to it in Section 4.14(c).
“Seller’s Transaction Expenses” means all costs, fees, and expenses incurred in connection with or in anticipation of the negotiation, execution, and delivery of this Agreement and the Transaction Documents or the consummation of the Transaction contemplated hereunder to the extent such costs, fees, and expenses are payable by or reimbursable by any Company, including (i) all brokerage fees, commissions, finders’ fees or financial advisory fees so incurred; and (ii) all fees and expenses of legal counsel, accountants, consultants, and other experts and advisors so incurred.
“Senior Management Team” means Saul Horowitz, Moshe (Mark) Wiederman, and Daniel Alper.
“Severance Obligations” means any bonus, severance, retention, incentive, or other payment or form of compensation that is created, accelerated, accrues or becomes payable by any Company to any present or former director, owner, manager, member, employee or consultant thereof, including any payment made pursuant to any Benefit Plan or any other Contract, including any Taxes due from any Company payable on or triggered by any such payment (other than payments made to acquire the Interests under or as described in Article 2 of this Agreement) as more fully described in Section 4.14.
“Shares” means shares of SEI Class B Common Stock, $0.01 par value per share.
“Stock” means 2,000,000 Shares and an equivalent number of Units.
“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, or other legal entity of any kind of which such Person (either alone or through or together with one or more of its other Subsidiaries) owns, directly or indirectly, more than 50% of the stock or other Equity Interests, the holders of which are (a) generally entitled to vote for the election of the board of directors or other governing body of such legal entity or (b) generally entitled to share in the profits or capital of such legal entity.
“Target Working Capital” has the meaning given to it in Section 2.2(a).
“Target Year” has the meaning given to it in the Earnout Agreement.
“Target Year Earnout Ceiling” has the meaning given to it in the Earnout Agreement.
“Tax” or “Taxes” means (a) any taxes, charges, levies or other similar assessments or liabilities, including income, gross receipts, profits, licenses, capital stock, franchise, ad valorem, value added, excise, environmental, real property, personal property, sales, use, transfer, service, use, customs duty, withholding, social security, employment, payroll, franchise, escheat or other obligation with respect to unclaimed property, disability, unemployment, alternative or add-on minimum taxes or other taxes, fees, assessments or charges of any kind whatsoever imposed by the United States or any state or local government, or any agency thereof, or other political subdivision of the United States or any such government, and any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof; (b) any obligation with respect to any item described in (a) as a result of being part of a consolidated, combined or similar group of entities; and (c) any obligation with respect to obligations of another Person described in (a) or (b) imposed by Law or contract, including liability as a successor, transferee or indemnitor.
“Tax Return” means any return, report or statement filed or required to be filed with respect to any Tax (including any attachments thereto, any amendment thereof and any related or supporting information), including any information return, claim for refund, amended return or declaration of estimated Tax, and including, where permitted or required, combined, consolidated or unitary returns for any group of entities that includes any Company or any Affiliate thereof.
“Taxing Authority” means the IRS or any other Governmental Body responsible for the administration of any Tax.
“Tax Sharing Agreement” means any existing written or unwritten agreement or arrangement binding the Company or any of its Subsidiaries that provides for the allocation, apportionment, sharing, assignment or payment of any Tax liability or benefit or the transfer or assignment of income, revenues, receipts or gains for the purpose of determining any person’s Tax liability.
“Termination Date” has the meaning given to it in Section 10.1(c).
“Third-Party Claim” has the meaning given to it in Section 9.5(a).
“Third Party Licenses” has the meaning given to it in Section 4.11(b).
“Transaction” has the meaning given to it in the third Recital to this Agreement.

“Transaction Documents” means this Agreement, the Assignment, the Escrow Agreement, the Escrow Assignment and Assumption Agreement, the Escrow Disbursement Agreement, the Earnout Agreement (attached hereto as Exhibit E), and the Executive Earnout Agreement (attached hereto as Exhibit F).
“Treasury Regulations” means the Treasury regulations promulgated under the Code, as such Treasury Regulations may be amended from time to time. Any reference herein to a particular provision of the Treasury Regulations shall include or mean, if and where appropriate, the corresponding successor provision.
“Units” means the membership units of Buyer.
“Unused Litigation Reserve” has the meaning given to it in Section 9.4(b)(i).
“Working Capital” means, as of a given date, the current assets of the Companies minus the current liabilities of the Companies calculated in accordance with GAAP as consistently applied by the Companies during the periods prior to the Closing Date in preparing the Financial Statements (and taking into account any deviations from GAAP consistently employed thereby during such period). For purposes of clarification, Working Capital as of a given date shall consist of (i) the currents assets line items set forth on Schedule 1.1 as of such date (which for the avoidance of doubt will include cash or marketable securities, accounts receivable (other than those specifically excluded from such definition below), miscellaneous receivables, inventory, prepaid current assets (including prepaid expenses and the current portion of deposits), minus (ii) the current liabilities of the Companies comprising the line items set forth on Schedule 1.1 as of such date (which for the avoidance of doubt will include accounts payable, accrued liabilities, and other current liabilities, including Indebtedness owed by the Companies to the Persons identified on Schedule 4.5(d)). The Companies’ current liabilities (as well as said Schedule 1.1) shall nonetheless exclude any and all collateral posted with utilities, including without limitation collateral posted under the Pacific Summit Agreements. For all purposes herein, the “Working Capital” of the Companies shall include, in the classification of current liabilities as of the Closing Date, all amounts of accrued but unpaid payroll and payroll taxes (in accordance with GAAP), regardless of the amounts accrued therefor on the Company’s balance sheet. For all purposes herein, the “Working Capital” of the Companies shall exclude, by mutual agreement of the Parties, the following items from current assets and current liabilities, as applicable, to the extent included on the consolidated books and records of the Companies: (a) risk management transactions designed to mitigate the impact of changes in the price of natural gas and/or electricity, including the market-to-market position of all hedging transactions on the book of all customer accounts; (b) assets included in current assets that should properly be classified as long term assets, including without limitation deferred tax liabilities, or for which no realizable value exists in the foreseeable future (such as certain deferred tax assets or prepaid deposits); (c) accounts receivable from DSS; (d) accounts receivable which are over 120 days old; or (e) receivables referred to as net of deductibles, allowances, or similar offsets, or which are otherwise regarded as bad or uncollectible accounts receivable net of the reserves established therefor in the latest Financial Statements. For purposes of further clarification, no sum that this Agreement requires to be paid out of the Escrow Account shall be taken into account in any manner for the purpose of any determination of Working Capital.
1.2 Other Definitional and Interpretive Matters.
(a)    Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:
(i)    Calculation of Time Period. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.
(ii)    Exhibits/Schedules. The Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated and made a part hereof as if set forth in full herein and are considered to be an integral part of this Agreement. Any capitalized terms used in any Schedule or Exhibit, but not otherwise defined therein, shall be defined as set forth in this Agreement.

(iii)    Headings. The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions, and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any “Section” shall mean the corresponding Section of this Agreement, unless otherwise specified or unless the context of its usage otherwise requires.
(iv)    Including. The word “including” or any variation thereof means (unless the context of its usage otherwise requires) “including without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.
(v)    Reflected On or Set Forth In. An item arising with respect to a specific representation or warranty shall be deemed to be “reflected on” or “set forth in” a balance sheet or financial statements, to the extent any such phrase appears in such representation or warranty, if: (a) there is a separately identified reserve, accrual or other similar item underlying a number on such balance sheet or financial statements that related to the subject matter of such representation; (b) such item is otherwise separately identified and specifically set forth on the balance sheet or financial statements; or (c) such item is separately identified and reflected on the balance sheet or financial statements and is specifically set forth in the notes thereto.
(b)    The Parties have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as having been jointly drafted by the Parties and no presumption or burden of proof shall arise that favors or disfavors any Party hereto by virtue of the authorship of any specific provision of this Agreement.
ARTICLE 2
SALE AND PURCHASE OF EQUITY INTERESTS; PURCHASE PRICE
2.1    Sale and Purchase of Interests. Upon the terms contained herein, on the Closing Date, Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller, all of Seller’s issued and outstanding membership interests in each of the Companies, which are as set forth on Schedule 2.1 hereto (collectively, the “Interests”) and which Seller represents to collectively constitute all of the issued and outstanding Equity Interests in each of the Companies as of the date of execution of this Agreement, the Effective Date, and Closing.
2.2 Purchase Price; Escrow; Earnout.
(a)    Purchase Price. The consideration for purchase of the Interests (the “Purchase Price”) shall be equal to the sum of:  (i) the Stock and the Earnout Stock, plus (ii) assumption of Seller’s obligation with respect to the Unused Litigation Reserve (as more fully set forth in Section 9.4(b)) plus (iii) assumption of Seller’s obligation with respect to three (3) annual cash installments of Five Million and No/100 Dollars ($5,000,000.00) each (“Cash Installments”), subject to certain potential adjustments (“Cash Installment Adjustments”), under the Prior Purchase Agreement less a credit for Seller’s proportionate share thereof based upon the actual final calculations of Adjusted EBITDA net of adjustments for the first of such Cash Installments, as adjusted, for the second quarter of calendar year 2016 in proportion to the calculations for the second, third, and fourth quarters of calendar year 2016 plus (iv) the targeted Working Capital of the Companies of $0.00 (the “Target Working Capital”), payable in cash, subject to adjustment as provided in Section 2.3, plus (v) assumption of Seller’s obligation with respect to the Earnout as provided in Section 2.2(c) under the Prior Purchase Agreement less a credit for Seller’s proportionate share thereof based upon the actual final calculations of Adjusted EBITDA net of adjustments for the Earnout for 2016, as adjusted, for the second quarter of calendar year 2016 in proportion to the calculations for the second, third, and fourth quarters of calendar year 2016, plus (vi) assumption of Seller’s obligation with respect to the Executive Earnout as provided under the Executive Earnout Agreement less a credit for Seller’s proportionate share thereof based upon the calculations for the Executive Earnout for 2016, as adjusted, for the second quarter of calendar year 2016 in proportion to the calculations for the second, third, and fourth quarters of calendar year 2016.  Seller shall pay the amount of any “credits” described in this Section 2.2(a)(iii), (v) and (vi) in cash to Buyer within five (5) Business Days of the final determination of such amounts.

The Cash Installments shall be paid to the Prior Members by Buyer and shall (A) be payable on or before March 31, 2017, March 31, 2018, and March 31, 2019, (B) never exceed the face amount of such Cash Installment in respect of the just-ended calendar year, and (C) be subject to potential reduction (and any such reduction(s) shall be subject to potential make-up in future calendar years) or potential roll-over of excess (for make-up of any reduction(s) from prior calendar years) as follows: (i) if the Adjusted EBITDA for the Target Year exceeds $20,000,000, but is less than the Adjusted EBITDA Plan for said Target Year, then the Cash Installment shall be multiplied by a fraction, the numerator of which is the actual dollar amount of Adjusted EBITDA achieved in such Target Year and the denominator of which is the dollar amount of the Adjusted EBITDA Plan for such Target Year; (ii) if the Adjusted EBITDA for such Target Year is less than $20,000,000, then the Cash Installment shall be further reduced on a dollar-for-dollar basis for every dollar less than $20,000,000; provided, however, that in no event shall the total reduction under the foregoing clauses (i) and (ii) exceed $5,000,000.00; or (iii) if the Adjusted EBITDA for the Target Year exceeds the Adjusted EBITDA Plan for said Target Year, then the Cash Installment shall be multiplied by a fraction, the numerator of which is the actual dollar amount of Adjusted EBITDA achieved in such Target Year and the denominator of which is the dollar amount of the Adjusted EBITDA Plan for such Target Year and the cash in excess of $5,000,000.00 shall be credited toward make-up of any reduction(s) from prior calendar years.
(b)    Escrow. Subject to and pursuant to the terms of Prior Purchase Agreement and the Escrow Agreement, Seller herein deposited the Escrow Amount with the Escrow Agent as security for the payment of (i) any Working Capital Adjustment owed by Seller pursuant to Section 2.3 below and (ii) any claim or claims for indemnification of Losses in accordance with Article 9 of this Agreement, and at the Closing of the Transaction hereunder Seller shall transfer all rights and obligations for indemnity under Article 9 to access the Escrow Amount for the Working Capital Adjustment and under the Escrow Agreement to Buyer pursuant to Section 2.4 below.
(c)    Earnout. As part of the Purchase Price payable at Closing, Buyer shall be obligated to assume the obligation of Seller to pay the Prior Members (subject to the Target Year

Earnout Ceiling and the “Aggregate Earnout Ceiling”), the applicable Earnout Percentage of the Adjusted EBITDA (the “Earnout”) earned by the Companies, on a consolidated basis, for each Target Year subject to the credits in Section 2.2(a). The terms and conditions governing the Earnout are more fully set forth in the Earnout Agreement.
(d)    Earnout Stock. If the Target Year Earnout Ceiling for the 2016 Target Year is achieved and payable to the Prior Members under the Earnout Agreement, then the Seller shall be entitled to the 2017 Earnout Stock. If the Target Year Earnout Ceiling for the 2017 Target Year is achieved and payable to the Prior Members under the Earnout Agreement, then the Seller shall be entitled to the 2018 Earnout Stock. If the Target Year Earnout Ceiling for the 2018 Target Year is achieved and payable to the Prior Members under the Earnout Agreement, then the Seller shall be entitled to the 2019 Earnout Stock. The 2017 Earnout Stock, 2018 Earnout Stock, and/or 2019 Earnout Stock, if due pursuant to this Section 2.2(d), shall be issued to Seller by SEI and Buyer on the same date as the Earnout Payment is made for the respective Target Year under this Section 2.2(d).
2.3 Purchase Price Adjustment.
(a)    Determination of the Purchase Price on the Closing Date. No later than two (2) Business Days prior to the Closing Date, Seller shall prepare and deliver to Buyer a good faith estimate of the Working Capital of the Companies, on a consolidated basis, as of the Closing Date (the “Estimated Closing Working Capital”). This estimate shall be prepared in accordance with GAAP in all material respects and in a manner consistent with the procedures, practices, methodologies, and standards used by the Companies in the preparation of their financial statements. Seller shall permit Buyer and its representatives and advisors reasonable access to the books and records, accountant’s work papers, personnel, and facilities of Seller and the Companies in order for Buyer to complete its review of the Estimated Closing Working Capital and the calculations implicit therein for the purpose of resolving any disputes with respect thereto. Such access shall be at such times and in such a manner as shall not unreasonably interfere with the Companies’ operation of the Business. If the Estimated Closing Working Capital is less than the Target Working Capital, the Purchase Price payable at Closing by Buyer shall be reduced on a dollar-for-

dollar basis by such difference below the Target Working Capital. If the Estimated Closing Working Capital is greater than the Target Working Capital, the Purchase Price payable at Closing by Buyer shall be increased on a dollar-for-dollar basis by such excess above the Target Working Capital. If Buyer and Seller are unable to agree on the Estimated Closing Working Capital, the Closing shall be delayed until such time as the Parties mutually agree on the Estimated Closing Working Capital.
(b)    Adjustments after the Closing Date. Within one hundred fifty (150) days following the Closing Date, Buyer shall prepare and deliver to Seller a statement reflecting the calculation of the Working Capital as of the Closing Date (the “Actual Closing Working Capital”). This calculation shall be prepared in accordance with GAAP and in a manner consistent with the procedures, practices, methodologies, and standards used by the Companies in prior periods in the preparation of the Financial Statements. The Actual Closing Working Capital shall be based on and calculated using data and receipts received subsequent to the Closing Date covering the time period prior to the Closing Date. Buyer shall permit Seller and its representatives and advisors reasonable access to the books and records, accountant’s work papers, personnel, and facilities of Buyer and the Companies in order for Seller to complete its review of the statement of the Actual Closing Working Capital and the calculations implicit therein for the purpose of resolving any disputes with respect thereto. Such access shall be at such times and in such a manner as shall not unreasonably interfere with the Companies’ operation of the Business.
(c)    Review by Sellers. Seller shall have thirty (30) days from the date Buyer delivers the statement required in Section 2.3(b) to dispute the calculation of the Actual Closing Working Capital by providing Buyer with written notice of such dispute. If Seller has not given written notice of any objections to the calculation of the Actual Closing Working Capital during such thirty (30) day period, then Buyer’s calculation shall be deemed to be agreed upon by the Parties, and the adjustments contemplated by clause (d) below, if any, shall be made based on such statement. If Seller gives Buyer written notice of objection within such thirty (30) day period, then the Parties shall attempt to resolve their dispute through direct discussion. If the Parties are unable to resolve their dispute within fifteen (15) days from the date a written notice of dispute is delivered, then the items remaining in dispute shall be submitted to the Independent Accounting Firm. Buyer and Seller shall each be entitled to submit supporting arguments and work papers to the Independent Accounting Firm in support of their respective positions. The Independent Accounting Firm shall proceed to resolve the issues in dispute employing such procedures and conducting such investigations or inquiries as it deems necessary. The Parties agree that all adjustments shall be made without regard to materiality. The Independent Accounting Firm shall only decide the specific items under dispute. The Independent Accounting Firm shall make its final determination with respect to the dispute within forty-five (45) days of its engagement, and such report shall be final and binding on the Parties, absent fraud, intentional misconduct or manifest error. The fees and disbursements of the Independent Accounting Firm shall be allocated between Buyer and Seller in the same proportion that the aggregate amount of unsuccessfully disputed items submitted by each such Party (as finally determined by the Independent Accounting Firm) bears to the total amount of disputed items so submitted. In acting under this Agreement, the Independent Accounting Firm shall be entitled to the privileges and immunities of arbitrators.
(d)    Adjustment to Purchase Price. Upon final determination of the Actual Closing Working Capital, the Purchase Price shall be adjusted. If the Actual Closing Working Capital is less than the Estimated Closing Working Capital, the Purchase Price shall be decreased by such difference and Seller shall pay to Buyer the amount of such difference from the Working Capital Escrow Account. If the funds allocated from the Escrow Amount to the Working Capital Escrow Account portion of the Escrow Amount, are insufficient to satisfy such deficiency, then the pour-over provisions of the Litigation Escrow Account shall apply; provided, however, that any remaining deficiency shall be satisfied by deductions from the Earnout. If the Actual Closing Working Capital is greater than the Estimated Closing Working Capital, the Purchase Price shall be increased by such excess. Any payments required to be made by a Party pursuant to this Section 2.3(d) shall be made in cash to the applicable Party within five (5) Business Days of the final determination of the Actual Closing Working Capital. Any payment obligations under this Section 2.3(d) shall give effect to any adjustments to the Purchase Price made on the Closing Date pursuant to Section 2.3(a) based on the Estimated Closing Working Capital.

2.4    Escrow. At Closing under the terms set forth in the Escrow Assignment and Assumption Agreement, Seller shall assign to Buyer all of its rights and obligations with respect to the Escrow Amount, which shall be held in escrow by the Escrow Agent on behalf of Buyer and the Prior Members in accordance with the Escrow Agreement. The Escrow Amount shall be held and released by the Escrow Agent to the Prior Members or Buyer in accordance with the directions provided to the Escrow Agent or as otherwise provided in the Escrow Agreement in accordance with the terms and conditions of the Escrow Disbursement Agreement.
2.5    Withholding. Buyer or the appropriate withholding agent shall, following notice to, and agreement of Seller (such agreement not to be unreasonably withheld, conditioned or delayed), be entitled to deduct and withhold, or cause to be deducted and withheld, from any amounts payable under this Agreement, the Transaction Documents, or under the Escrow Agreement any withholding Taxes or other amounts required under the Code or any applicable Legal Requirement to be deducted and withheld. To the extent that any such amounts are so deducted and withheld, such amounts will be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.
ARTICLE 3
CLOSING
3.1    Closing Date. The closing of the sale and purchase of the Interests provided for in Section 2.1 hereof (the “Closing”) shall take place, at 9:00 a.m. Central Time at the offices of Buyer at a time and date agreed to by the Parties (the “Closing Date”), but not later than July 15, 2016, unless otherwise extended by mutual agreement of the Parties.
3.2 Transaction to be Effected at the Closing.
(e)    At Closing, Buyer shall deliver the following documentation (collectively, the “Closing Documents of Buyer”) (the “Closing Disbursements”), or shall take the following actions:
(i)    cause to be issued in the name of Seller the Shares, fully paid and non-assessable with such restrictive legends as may be necessary to issue such Shares in a private placement;

(ii)    cause to be issued in the name of Seller the Units, along with any amendments to Buyer’s Organizational Documents that are necessary to evidence Seller’s admission as a member of Buyer;
(iii)    to the Escrow Agent, with a copy to Prior Sellers’ Representative, the Escrow Assignment and Assumption Agreement, in the form provided in Exhibit D, reflecting the assignment by Seller to Buyer of all of its rights in and to the Escrow Agreement, including the Escrow Amount (the “Escrow Assignment and Assumption Agreement”), in exchange for Buyer’s agreement to be bound by the terms and conditions of the Escrow Agreement, together with the prior written consent of both the Escrow Agent and Prior Sellers’ Representative (or, in the alternative, execution of a replacement Escrow Agreement between and among Buyer, Escrow Agent, and Prior Sellers’ Representative);
(iv) the Assignment;
(v)    to Seller, the Closing Certificates contemplated in Section 8.2(d), duly executed by Buyer;
(vi)    to Seller, a counterpart of each Transaction Document (other than this Agreement) to which Buyer is a Party, duly executed by Buyer;
(vii)    to Seller, a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement and the consummation of the Transaction contemplated hereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the Transaction contemplated hereby;
(viii)    to Seller, a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying the names and signatures of the officers of Buyer authorized to sign this Agreement and the other documents to be delivered hereunder, including without limitation the Transaction Documents; and

(ix)    to Seller, the written consent of the Prior Sellers’ Representative to the Assignment.
(f)    At Closing, Seller shall deliver the following documentation (collectively, the “Closing Documents of Seller”) to Buyer at Closing:
(i)    the Closing Certificates contemplated in Section 8.1(d), duly executed by Seller;
(ii)    a counterpart of each other Transaction Document (other than this Agreement) to which Seller is a Party, duly executed by Seller; and
(iii) the Assignment.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANIES
Except as set forth in the disclosure schedules attached hereto (the “Disclosure Schedules”), Seller hereby makes the following representations and warranties to Buyer:
4.1 Organization, Authority and Qualification.
True and complete copies of the Organizational Documents of each Company have been furnished by Seller to the Buyer and:
(g)    Each Company is a limited liability company duly formed, validly existing, and in good standing under the Laws of the State of New York and has all necessary power and authority under its Organizational Documents to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its Business as it is currently conducted.
(h)    Each Company is duly qualified to conduct business and is in good standing under the laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties now owned, operated or leased by it and to carry on its Business as it is currently conducted requires such qualification.

(i)    Each Company has the requisite power and authority under its Organizational Documents to execute and deliver this Agreement and the Transaction Documents to which it is a party, to perform fully its obligations hereunder and thereunder, and to consummate the Transaction contemplated hereby and thereby. The execution and delivery by each Company of this Agreement and the Transaction Documents to which it is a Party, the performance by such Company of its obligations hereunder and thereunder, and the consummation by such Company of the Transaction contemplated hereby and thereby have been duly authorized by all necessary action on the part of such Company. This Agreement and the Transaction Documents to which each Company is a Party have been duly executed and delivered by such Company and, assuming the due authorization, execution and delivery hereof and thereof by the other Parties thereto, constitute the valid and binding obligations of such Company, enforceable against such Company, in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws relating to creditors’ rights generally and by general principles of equity.
4.2 Capitalization.
(a)    The outstanding Equity Interests of each Company are as described on Schedule 2.1 and consist of the number of corresponding units of membership interest described therein. All such units have been duly authorized and are validly issued, fully paid, and non-assessable. None of such units are represented by any certificates or like instruments.
(b)    Except as set forth in Schedule 2.1, there are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the membership interest units of any Company or obligating any Company to issue or sell any membership interest units of, or any other interest in, any Company. Except as set forth in Schedule 2.1, no Company has outstanding or authorized any membership interest unit appreciation, phantom equity, profit participation or similar rights.
(c) No Company has any Subsidiaries.

4.3 Conflicts.
(a)    Neither the execution or delivery by Seller of this Agreement nor the consummation of the sale of the Interests does or will (with or without the passage of time or giving of notice): (i) constitute a breach of or violate or give rise to or create any right or obligation under the Organizational Documents of any Company; (ii) violate any applicable Law or Order; or (iii) subject to Section 4.3(b), and except as set forth on Schedule 4.3(b), constitute a breach or violation of or a default under or give rise to or create any right of any Person to accelerate, increase, terminate, modify or cancel any material right or obligation in a manner adverse to any Company or result in the creation of any Lien on any assets of any Company under any Contract to which any Company is a party or by which any asset of any Company is bound, except where such a breach, violation, default, conflict or right under clause (ii) or (iii) above does not constitute a Material Adverse Effect on the Business of the Companies.
(b)    The execution, delivery and performance of this Agreement by Seller does not require any consent or approval of, or filing with, any Person or Governmental Authority other than (i) the consents, approvals and filings identified on Schedule 4.3(b), and (ii) such consents, approvals or filings that, if not obtained or made (as applicable) would not in the aggregate have a Material Adverse Effect.
4.4 Taxes. Except as set forth in Schedule 4.4:
(a)    Each Company has filed (taking into account any valid extensions) all Tax Returns required to be filed by it in all jurisdictions in which such returns are required to be filed. Such Tax Returns are true, complete and correct in all material respects and, accordingly, accurately and correctly reflect the Taxes of such Company for the periods covered thereby. No Company is currently the beneficiary of any extension of time within which to file any Tax Return. All Taxes due and owing by each Company which are attributable to the Pre-Closing Tax Periods either (i) shall have been paid as of the Closing Date, whether or not such Taxes are shown to be payable on such Company’s Tax Returns or on subsequent assessments thereto, or (ii) are or shall be accrued on the Financial Statements. The term

“Pre-Closing Tax Period” means all taxable periods or portions thereof ending on or prior to the Closing Date.
(b)    No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of any Company.
(c)    There are no ongoing Legal Proceedings by any Taxing Authority against any Company. There is no dispute or claim concerning any liability relating to Taxes of any Company either (i) claimed or raised by any Governmental Body in writing or (ii) as to which Seller has Knowledge. No examination or audit of any Tax Return of any Company by any Governmental Body is currently in progress or, to Seller’s Knowledge, threatened or contemplated.
(d) No Company is a party to any Tax Sharing Agreement.
(e)    All Taxes that the Companies are obligated to withhold from amounts owing to any employee, creditor or third party have been paid or accrued.
(f)    No Company has taken any action that would have the effect of deferring any liability for such Company’s Taxes from any taxable period ending on or before the Closing Date to any taxable period ending thereafter.
(g)    Each Company has at all times since its formation been properly classified as either a partnership or a disregarded entity for United States federal income tax purposes.
4.5 Financial Statements.
(a)    Set forth on Schedule 4.5(a) are (i) the audited balance sheets of the Companies on a consolidated basis at December 31, 2013, and December 31, 2014, (ii) the unaudited balance sheet of the Companies on a consolidated basis at December 31, 2015, (iii) the audited income statements of the Companies on a consolidated basis for the fiscal years ended December 31, 2013, and December 31, 2014, (iv) the unaudited income statement of the Companies on a consolidated basis for the fiscal year ended December 31, 2015, (v) the unaudited balance sheet of the Companies on a consolidated basis at December 31, 2015 (the “Closing Balance Sheet”), (vi) the unaudited income statement of the Companies on a consolidated basis for the quarter ended March 31, 2016, and (vii) the unaudited balance sheet of the Companies on a consolidated basis for the quarter ended March 31, 2016 (collectively, the “Financial Statements”). The Financial Statements have been prepared in accordance with GAAP in all material respects and consistently applied throughout the specified periods and present fairly, in all material respects, the financial condition and results of operations of the Companies on a consolidated basis as of the dates and for the periods indicated, except that the unaudited statements of the Companies included in the Financial Statements do not include all of the notes thereto which may be required by GAAP and are subject to customary year-end adjustments.
(b)    No Company has any liabilities, obligations or commitments of any kind whatsoever required by GAAP to be set forth on a financial statement, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise, except for (i) liabilities accrued or reserved as set forth in the most recent Financial Statements, (ii) liabilities incurred in the Ordinary Course of Business since the date of the most recent Financial Statements (which in the aggregate are not material), and (iii) any other material liabilities set forth on Schedule 4.5(b).
(c)    Except as set forth on Schedule 4.5(c), no Company has any outstanding letters of credit, surety or other bonds to which such Company is a party.
(d)    All Indebtedness of each Company is described on Schedule 4.5(d). Except with respect to the Indebtedness that is described on Schedule 4.5(d) or is otherwise reflected on the Closing Balance Sheet, no Company has any outstanding Indebtedness as of the Closing.
(e)    Except as set forth in Schedule 4.5(e), the accounts receivable reflected on the date of the latest Financial Statements and the accounts receivable arising after the date thereof (i) have arisen from bona fide transactions entered into by the Companies involving the sale of goods or the rendering of services in the Ordinary Course of Business consistent with GAAP and past practice; (ii) constitute only valid, undisputed claims of the Companies not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the Ordinary Course of Business consistent with GAAP and past practice; and (iii) are collectible in full within ninety (90) days after billing. The reserves for bad debts shown on the latest Financial Statements, or with respect to accounts receivable arising after the date of the latest Financial Statement, on the accounting records of the Companies have been determined in accordance with GAAP and past practice, consistently applied, subject to normal year-end adjustments and the absence of disclosures normally made in footnotes. Since the date of the latest Financial Statement, except as set forth on Schedule 4.5(e) hereto, no event has occurred that would, under prior practices in effect when such Financial Statement was prepared and GAAP, require a material increase in the reserves for bad debts. There is no contest, claim or right of set-off with any account debtor relating to the amount or validity of any account receivable other than those which do not exceed, in the aggregate, the reserve for uncollectible accounts contained in the latest Financial Statements.
4.6    Absence of Certain Changes or Events. Since the date of the most recent Financial Statements, the Business has been conducted in the Ordinary Course of Business and, except for the matters disclosed in Schedule 4.6:
(a)    none of the Companies has (i) amended its Organizational Documents, (ii) amended any term of its outstanding Equity Interests or other securities or (iii) issued, sold, granted, or otherwise disposed of its Equity Interests or other securities, except to reflect the change in ownership of the Companies pursuant to the Prior Transaction;
(b)    none of the Companies has become liable in respect of any material guarantee or has incurred, assumed or otherwise become liable in respect of any material Indebtedness;
(c)    none of the Companies has permitted any of its assets to become subject to a material Lien other than a Permitted Encumbrance;
(d)    none of the Companies has (i) made any declaration of, set aside or paid any dividend or other distribution with respect to, or any repurchase, redemption or other acquisition of, any of its Equity Interests or (ii) entered into, or performed, any transaction with, or for the individual and direct benefit of, Seller or an Affiliate of Seller;

(e)    there has been no material loss, destruction, damage or eminent domain taking (in each case, whether or not insured) affecting the Business or any material asset of the Companies;
(f)    none of the Companies has instituted any new, or modified any existing, material severance or termination pay practices;
(g)    none of the Companies has made any material change in its methods of accounting or accounting practices (including without limitation with respect to reserves);
(h)    none of the Companies has made, changed or revoked any Tax election, elected or changed any method of accounting for Tax purposes, amended any Tax Return, settled or compromised any Legal Proceeding in respect of Taxes, entered into any Contract in respect of Taxes with any Governmental Body, or consented to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to any Company;
(i)    none of the Companies has terminated or closed any facility, business or operation that would be considered material in and of itself or to the Business as a whole;
(j)    none of the Companies has adopted, modified, suspended or terminated any material Benefit Plan or increased any benefits under any material Benefit Plan, other than in the Ordinary Course of Business or pursuant to changes required by an applicable Law;
(k)    none of the Companies has compromised or settled, or consented to judgment in, any one or more Legal Proceedings or instituted any Legal Proceedings concerning any material Intellectual Property;
(l)    no Company has entered into any Contract or understanding to do any of the things referred to elsewhere in this Section 4.6;
(m) no Material Adverse Effect has occurred;
(n)    there has been no material change in the Companies’ cash management practices and their policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;
(o)    there has been no entry into any Contract that would constitute a Material Contract;
(p)    there has been no transfer, assignment, sale or other disposition of any of the assets shown or reflected in the Financial Statements or cancellation of any debts or entitlements;
(q)    there has been no capital investment in, or any loan to, any other Person;
(r) there have been no material capital expenditures;
(s)    except as otherwise set forth in Schedules 4.13 and 4.14, there has been no (1) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of its current or former employees, officers, directors, independent contractors or consultants, other than as provided for in any written agreements or required by ERISA, COBRA, or other applicable Law; (2) change in the terms of employment for any employee or any termination of any employees; or (3) action to accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer, director, independent contractor or consultant;
(t)    there has not been any loan to (or forgiveness of any loan to), or entry into any other transaction with, any of the Companies’ members, managers or current or former directors, officers and employees of any of the Companies or any of their family members or Affiliates;
(u)    there has been no entry into a new line of business or abandonment or discontinuance of existing lines of business by the Companies; and
(v)    none of the Companies have adopted any plan of merger, consolidation, reorganization, liquidation or dissolution, filed a petition in bankruptcy under any provisions of federal or state bankruptcy Law, or consented to the filing of any bankruptcy petition against it under any similar Law.

4.7    Litigation and Regulatory Matters. Except as set forth on Schedule 4.7, (a) there is no pending or, to the Knowledge of Seller, threatened Legal Proceeding to which any Company is a party (either as plaintiff or defendant), to which its assets are subject, or to which Seller or any Affiliate of Seller is a party, relating to the Companies, including any claims, demands, disputes, lawsuits, judicial, regulatory, or other Legal Proceedings, Orders, or other breaches of Legal Requirements or similar matters; (b) there are no agreements or other documents or instruments settling or proposing to settle any such Legal Proceeding; (c) no Order has been issued that is binding upon any Company or the Business; (d) no event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Legal Proceeding; and (e) the reserves reflected on the latest Financial Statements adequately reflect the anticipated total amounts likely to be incurred by such Company for any Losses, damages, and expenses relating to such matters listed on said Schedule 4.7.
4.8 Compliance With Laws; Permits.
(a)    Each Company is in compliance in all material respects with all Laws applicable to it or its business, properties or assets.
(b)    All Permits required for each Company to own its assets and conduct the Business have been obtained by it and are valid and in full force and effect, except where the failure to obtain such Permits would not have a Material Adverse Effect. Schedule 4.8 lists all current Permits as of the date hereof issued to the Companies. No event has occurred that with or without notice, or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Schedule 4.8.
4.9 Environmental Matters.
Except as set forth in Schedule 4.9:
(a)    Each Company is in compliance in all material respects with all Environmental Laws and has not received from any Person any (i) written notice or claim or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date;

(b)    Each Company has obtained and is in material compliance with all environmental Permits necessary for the ownership, lease, operation or use of the Business or assets of such Company;
(c)    Except as would not reasonably be expected to have a Material Adverse Effect, to the Knowledge of Seller, there has been no release of Hazardous Materials in contravention of Environmental Laws with respect to the business or assets of the Companies, or any Real Property currently operated or leased by any Company, and no Company has received any written notice that any Real Property currently operated or leased in connection with the Business (including soils, groundwater, surface water, buildings and other structure located on any such real property) has been contaminated with any Hazardous Material.
The representations and warranties set forth in this Section 4.9 are Seller’s sole and exclusive representations and warranties regarding Environmental Laws, environmental Permits and Hazardous Materials.
4.10 Material Contracts.
(a)    Schedule 4.10 sets forth a list of the following Contracts to which a Company is a party:
(i)    Contracts for the purchase by any Company of materials, supplies, goods, services, equipment or other assets (other than purchase orders for inventory or Contracts for services in the Ordinary Course of Business) that provides for annual payments by such Company of $50,000 or more;
(ii)    Contracts for the sale by any Company of materials, supplies, goods, services, equipment or other assets that provides for a specified annual minimum dollar sales amount by such Company of $50,000 or more;
(iii)    Contracts that are a note, debenture, bond, letter of credit, loan or other Contract for the borrowing or lending of money (other than to employees for travel expenses in the Ordinary Course of Business) or agreement or arrangement for a line of credit or guarantee, pledge or undertaking of any indebtedness of any other Person;
(iv)    Contracts that restrain the ability of any Company to engage or compete in any material manner or in any business, including any covenant not to sue, or any provision requiring any exclusivity;
(v)    Contracts for the acquisition or disposition of any material assets by any Company other than in the Ordinary Course of Business (whether by merger, sale of stock, sale of assets or otherwise); and
(vi)    Contracts pursuant to which a third party has agreed to act as a sales representative or distributor or manufacturer for any Company.
(b)    Each of the Transaction Documents and each Contract set forth on Schedule 4.10 (collectively, the “Material Contracts”) remains in full force and effect and no Company, nor, to Seller’s Knowledge, any other party thereto is in default under any Material Contract.
(c)    The Companies have made available or delivered to Buyer a correct and complete copy of each Material Contract, together with all schedules and exhibits thereto. Each Material Contract is a valid and binding Contract of the applicable Company that is party thereto (as applicable) and is enforceable against such Company subject to Laws of general application relating to bankruptcy, insolvency, and the relief of debtors and rules of Law governing specific performance, injunctive relief, or other equitable remedies. Except as set forth on Schedule 4.10, no Company is under any obligation or has any liability to pay any early termination, change of control, earnout, take-or-pay, or similar payment under any Contract.
4.11 Intellectual Property.
(a)    Schedule 4.11(a) lists all patents, patent applications, trademark and service mark registrations and pending applications for registration, copyright registrations and pending applications for registration and internet domain name registrations owned by or registered in the name of any Company (“Registered Intellectual Property”) or otherwise used in the

Business, or of which any Company is a licensee or in which such Company has any right, together with a statement of the specific rights of such Company in any of the foregoing, and a statement of the jurisdiction or jurisdictions in which such rights apply. To Seller’s Knowledge, all Registered Intellectual Property is subsisting, valid and enforceable.
(b)    Each Company owns and possesses sufficient right, title and interest in and to, or has obtained sufficient rights in and to, all Intellectual Property that is used to or otherwise necessary to offer such Company’s goods and services or that are used in or otherwise necessary for the conduct of the Business, free and clear of all Liens, other than Permitted Encumbrances (all of which are referred to as “Company Intellectual Property”). No agreement under which any Company licenses Intellectual Property Rights to or from third parties (“Third Party Licenses”) has been materially breached by such Company, and, to Seller’s Knowledge, all agreements are valid and enforceable and in full force and effect, and (other than “shrink wrap” and similar widely available software license agreements) are set forth in Schedule 4.11(b). To Seller’s Knowledge, each item of the Company Intellectual Property owned by as Company and set forth on Schedule 4.11(a) (other than patent applications) is subsisting, valid, and enforceable. To Seller’s Knowledge, the Business has not infringed or misappropriated, and does not infringe or misappropriate upon, any Intellectual Property of any third party or breach any Third Party License. No Company has received any written notice of any actual, alleged, possible or potential infringement, misappropriation or unlawful use of any proprietary asset owned or used by any third party. There is no Legal Proceeding pending or, to Seller’s Knowledge, threatened that challenges the legality, validity, enforceability or ownership of any item of Company Intellectual Property or alleges a claim of infringement or misappropriation of any Intellectual Property of any third party by any Company. No Company has made a written allegation or brought a proceeding claiming infringement or misappropriation of Company Intellectual Property against any third party.
(c)    Each Company has taken all commercially reasonable and customary measures necessary to protect and maintain the confidentiality of all information that gives such Company a competitive advantage by remaining confidential (“Company Confidential Information”). All employees and contractors of each Company that have been involved in the development of Company Intellectual Property owned by a Company have entered into written agreements (i) obligating them to keep the Company Confidential Information confidential and to use the Company Confidential Information solely for the purpose of performing their duties to such Company; and (ii) except as set forth on Schedule 4.11(c), assigning to one of the Companies all right, title, and interest in and to any such Company Intellectual Property conceived, created, discovered, developed, authored, or reduced to practice by such employees during the course of performing their duties to such Company. Each Company has the right to use the personally identifiable information, including electronic mail addresses that are contained in any customer or marketing database, mailing list or other compilation used by such Company in the Business for the purpose such information is used, including sending electronic e-mail to promote products and services of such Company, the Business or such Company’s customers. To Seller’s Knowledge, all such personally identifiable information, including electronic mail addresses, was obtained lawfully and without breaching any contractual or other obligation.
4.12 Title to Assets; Real Property.
(a)    Each Company has good and valid title to, or a valid leasehold interest in, all of its respective Real Property, tangible personal property, and other material assets. Except as set forth on Schedule 4.12, all such properties and assets (including leasehold interests) are free and clear of Liens, except for applicable Permitted Encumbrances, if any. All tangible personal property and other assets are in reasonable repair and operating condition for their current use, ordinary wear and tear excepted.
(b)    No Company owns any Real Property. Schedule 4.12 lists the street address of each parcel of leased Real Property of any Company, and a list, as of the date of this Agreement, of all leases for each parcel of leased Real Property, including the identification of the lessee and lessor thereunder.
(c)    Excluding the Real Property and any other property specifically identified as “Excluded Property” on Schedule 4.12, all items of tangible personal property and other assets, including without limitation the Intellectual Property, utilized in the Business of the

Companies, as such Business is being conducted as of the Closing Date, are owned by the Companies.
4.13 Employee Benefits.
(a)    Schedule 4.13 sets forth a list of each of the Benefit Plans in effect as of the date hereof. None of the Benefit Plans provide for post-employment life or health insurance, benefits or coverage for any participant or any beneficiary of a participant, except as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), as amended, and solely at the expense of the participant or the participant’s beneficiary.
(b)    True, correct and complete copies of the following documents, with respect to each of the Benefit Plans, have been made available or delivered to Buyer by the Companies, to the extent applicable: (i) any plans, all amendments thereto and related trust documents, and amendments thereto; (ii) the most recent Forms 5500 and all schedules thereto; (iii) the most recent IRS determination letter; (iv) written communications to employees relating to the Benefit Plans; (v) written descriptions of all non-written agreements relating to the Benefit Plans; and (vi) results of the tests for compliance with coverage, nondiscrimination and top heavy status of Benefit Plans for the three most recent years as applicable.
(c)    To Seller’s Knowledge, each Benefit Plan complies, in all material respects, with all applicable Laws (including ERISA and the Code, together with the regulations promulgated thereunder) and has been administered in accordance with the terms thereof. Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code (a “Qualified Benefit Plan”) has received a favorable determination letter from the IRS, or with respect to a prototype plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code, and, to the Knowledge of Seller, nothing has occurred that would cause the revocation of such determination letter from the IRS, the unavailability of reliance on such opinion letter from the IRS, as applicable, or the imposition of any material liability, penalty or tax under ERISA, the Code, or any other applicable Law.
(d)    No Benefit Plan is (i) subject to the minimum funding standards of Section 302 of ERISA or Section 412 of the Code; or (ii) a “multi-employer plan” (as defined in Section 3(37) of ERISA). Except as would not have a Material Adverse Effect, no Company has (i) withdrawn from any pension plan under circumstances resulting in a liability to the Pension Benefit Guaranty Corporation; or (ii) engaged in any transaction that would give rise to a liability of any Company under Section 4069 or Section 4212(c) of ERISA.
(e)    There is no pending or, to the Knowledge of Seller, threatened Legal Proceeding relating to a Benefit Plan, and no Benefit Plan has, within the two (2) years prior to the date hereof, been the subject of an examination or audit by a Governmental Body.
(f)    No Benefit Plan exists that would: (i) result in the payment to any Employee, director or consultant of any money or other property; or (ii) accelerate the vesting of or provide any additional rights or benefits (including funding of compensation or benefits through a trust or otherwise) to any Employee, director or consultant, except as a result of any partial plan termination due to execution of this Agreement; in each case, as a result of the execution of this Agreement. Neither the execution of this Agreement nor the consummation of the Transaction contemplated hereby will result in “excess parachute payments” with respect to any Employee within the meaning of Section 280G(b) of the Code.
(g)    Each Benefit Plan providing deferred compensation or benefits subject to Section 409A of the Code, including applicable transitional guidance, has been operated in compliance with the applicable requirements of Section 409A of the Code if and when Section 409A of the Code applies to such Plan.
(h)    The representations and warranties set forth in this Section 4.13 are Seller’s sole and exclusive representations and warranties regarding employee benefit matters.

4.14 Employees.
(a)    No Company is a party to, nor bound by, any collective bargaining agreement or other agreement with a labor organization representing any of its Employees. There has not been, nor, to the Knowledge of Seller, has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor activity or dispute affecting any Company.
(b)    Each Company is in compliance with all applicable Laws pertaining to employment and employment practices, except to the extent non-compliance would not result in a Material Adverse Effect. Except as set forth in Schedule 4.14, there are no Legal Proceedings against any Company pending, or to the Knowledge of Seller, threatened in writing to be brought or filed by or with any Governmental Body or arbitrator in connection with the employment of any current or former employee of any Company, including any claim relating to wrongful termination, unfair labor practices, employment discrimination, harassment, retaliation, equal pay or any other employment related matter arising under applicable Laws.
(c)    Schedule 4.14 of the Disclosure Schedules contains a list of all persons who are employees, independent contractors or consultants of the Company as of the date of execution hereof, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full or part time); (iii) hire date; (iv) current annual base compensation rate; (v) commission, bonus or other incentive-based compensation; (vi) a description of the fringe benefits provided to each such individual paid for the calendar year 2015 and payable as of the date hereof; and (vii) any other amounts due and owing to such Person as of the Closing Date. As of the Closing Date, all compensation, including wages, commissions and bonuses, payable to all employees, independent contractors or consultants of the Companies for services performed on or prior to the Closing Date shall have been paid in full (or accrued in full on the estimated Working Capital Statement prepared for Closing based upon the latest Financial Statements and estimates for the period thereafter until Closing), and there shall be no outstanding agreements, understandings or commitments of the Companies with respect to any compensation, commissions or bonuses payable to officers, directors, employees, consultants, independent contractors, or otherwise, including without limitation any monetary obligations owed by any of the Companies for severance upon the separation of employment or for early termination of agreements for the services of consultants or independent contractors, prior to the Closing Date that will survive Closing (“Seller’s Severance Obligations”); provided, however, that any severance obligations that would otherwise be deemed to be Seller’s Severance Obligations as a result of the New Employment Agreements shall be expressly excluded from such definition.
4.15    Insurance. Schedule 4.15 sets forth a list, as of the date hereof, of all insurance policies maintained by the Companies (collectively, the “Insurance Policies”). Such Insurance Policies are in full force and effect on the date of this Agreement and all premiums due on such Insurance Policies have been paid. The Companies have made available to Buyer accurate and complete copies of all current Insurance Policies, in each case, as amended or as otherwise modified and in force and effect. Except as disclosed on Schedule 4.15, no insurer (a) has denied coverage of any claim pending under any Insurance Policy or (b) has threatened in writing to cancel any Insurance Policy. Except as set forth on Schedule 4.15, there are no claims relating to the Business of the Companies under any such Insurance Policies as to which coverage has been questioned, denied or disputed. The Insurance Policies are of the type and in amounts customarily carried by Persons conducting a business similar to the Companies and are sufficient for compliance with all applicable laws and Contracts to which any Company is a party or bound.
4.16    Brokers’ and Other Fees of Seller. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transaction contemplated by this Agreement based upon arrangements made by or on behalf of Seller, and Seller agrees to protect, defend, indemnify, and hold Buyer harmless from and against any such brokers’ or other fees of Seller.
4.17    Banking Facilities. Schedule 4.17 sets forth an accurate and complete list of (i) each bank, savings and loan or similar financial institution with which any of the Companies has an account or safety deposit box or other similar arrangement, and any account numbers, passwords, or other identifying codes of such accounts, safety deposit boxes, or such other arrangements maintained by any Company at any such institution, and (ii) the names of all Persons authorized to draw on any such account or to have access to any such safety deposit box facility or such other arrangement.
4.18    Change of Control Payments. Except as set forth on Schedule 4.18, there are no Change of Control Payments outstanding or owed, and none are anticipated, as a result of this Transaction or other Seller’s Transaction Expenses and, as of Closing, there will be no Change of Control Payments for which Buyer or any of the Companies are responsible.
4.19    Agreements with Affiliates. Except as set forth on Schedule 4.19, there are no loans, leases or other continuing transactions between any Company, on the one hand, and (i) any officer, director, member, manager or employee of any Company; (ii) Seller; or (iii) any respective family member or Affiliate of such officer, director, member, manager or employee of Seller, on the other hand. Except as set forth on Schedule 4.19, neither Seller nor any officer, director, manager, employee, family member or Affiliate of Seller, possesses, directly or indirectly, any financial interest in, or is an owner, director, officer, member, manager, employee or Affiliate of, any corporation, firm, association or business organization that is a client, supplier, distributor, broker, lessor, lessee, sublessor, sublessee or competitor of the Business.
4.20    Full Disclosure. As of the Closing Date, no representation or warranty by Seller in this Agreement, and no statement contained in the Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to Buyer pursuant to this Agreement, shall contain any untrue statement of a material fact, or shall omit to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF SELLER
Seller hereby represents and warrants to Buyer that:
5.1    Formation. Seller is duly formed, validly existing, and in good standing under the Laws of the state of its formation, with full power and authority to conduct its Business as it is now being conducted and to own or use the properties and assets that it purports to own or use.
5.2    Authorization. Seller has all requisite power and authority to execute and deliver this Agreement and to consummate the Transaction contemplated hereby. The execution and delivery by Seller of this Agreement, the Transaction Documents, and the other agreements contemplated hereby to which Seller is a Party, and the consummation by Seller of the Transaction contemplated hereby and the transactions or other business arrangements contemplated in the other agreements thereby, have been duly and validly authorized and approved and no other action is necessary to authorize this Agreement or to consummate the Transaction contemplated hereby. This Agreement has been duly and validly executed and delivered by Seller and, assuming due execution and delivery by the other Parties, constitutes the valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to Laws of general application relating to bankruptcy, insolvency, and the relief of debtors and rules of Law governing specific performance, injunctive relief, or other equitable remedies.
5.3    No Conflicts; Consents. Neither the execution or delivery by Seller of this Agreement nor the consummation of the sale of the Interests does or will (with or without the passage of time or giving of notice): (i) constitute a breach of or violate or give rise to or create any right or obligation under the Organizational Documents of Seller; (ii) violate any applicable Law or Order; or (iii) subject to Section 4.3(b), and except as set forth on Schedule 4.3(b), constitute a breach or violation of or a default under or give rise to or create any right of any Person to accelerate, increase, terminate, modify or cancel any material right or obligation in a manner adverse to any Company or result in the creation of any Lien on any Company under any Contract to which Seller is a party or by which any asset of any Company is bound, except where such a breach, violation, default, conflict or right under clause (ii) or (iii) above does not constitute a Material Adverse Effect.

5.4    Ownership and Transfer. Seller is the record and beneficial owner of the Interests indicated as being owned by Seller on Schedule 2.1 (and such Interests are all the Equity Interests of the applicable Companies owned by Seller as of the date of execution of this Agreement and as of Closing), free and clear of any and all Liens, other than restrictions imposed by securities laws applicable to securities generally. Seller has the power and authority to sell, transfer, assign and deliver such Interests as provided in this Agreement, and such delivery will convey to Buyer good and marketable title to such Interests, free and clear of any and all Liens other than restrictions imposed by securities laws applicable to securities generally. Seller acknowledges that the Stock is not registered under the Securities Act or under any state securities laws, and that the Stock may not be transferred or sold, except pursuant to the registration provisions of the Securities Act, or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable.
5.5    Investment Purpose. Seller is an “accredited investor” within the meaning of Rule 501 of Regulation D of the Securities Act and is acquiring the Stock solely for its own account, not as nominee or agent, for beneficial interests and investment and not with a view to, or for resale in connection with, any distribution or public offering thereof within the meaning of the Securities Act or under any state securities laws.
5.6    Restricted Securities. Seller understands that the Stock and any securities issued pursuant to such Stock are not registered under the Securities Act and are “restricted securities” under the federal securities laws inasmuch as they are being acquired from issuers in a transaction not involving a public offering and that under such law and applicable regulations such securities may be resold without registration under the Securities Act only in limited circumstances. Seller represents that it is familiar with Rule 144, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.
5.7    Information Made Available to Seller. Seller acknowledges that Buyer has made available to Seller, or to Seller’s attorney, accountant or representative, all documents that Seller has requested, and that Seller has requested all documents and other information that Seller has deemed necessary to consider in connection with the Transaction. Seller acknowledges that it has had an opportunity to consult with Buyer’s and SEI’s management regarding Buyer’s and SEI’s prospects and the risks associated with Buyer and SEI’s business. Seller acknowledges that it has had an opportunity to review financial information relating to Buyer’s and SEI’s businesses. Seller is familiar with the current capitalization and ownership of Buyer and SEI.

ARTICLE 6
REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer hereby represents and warrants to Seller that:
6.1    Organization and Authority. Buyer is a limited liability company duly organized, validly existing, and in good standing under the Laws of the State of Delaware. Buyer has all necessary power and authority under its Organizational Documents to enter into this Agreement, to carry out its obligations hereunder, and to consummate the Transaction contemplated hereby. The execution and delivery by Buyer of this Agreement, the performance by Buyer of its obligations hereunder, and the consummation by Buyer of the Transaction contemplated hereunder have been duly authorized by all requisite action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by the other Parties), this Agreement constitutes a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to Laws of general application relating to bankruptcy, insolvency, and the relief of debtors and rules of Law governing specific performance, injunctive relief, or other equitable remedies.
6.2    No Conflicts; Consents. Except as set forth on Schedule 6.2, neither the execution or delivery by Buyer of this Agreement nor the consummation of the purchase of the Interests does or will (with or without the passage of time or giving of notice): (i) constitute a breach of or violate or give rise to or create any right or obligation under the Organizational Documents of Buyer; (ii) violate any applicable Law or Order; or (iii) constitute a breach or violation of or a default under or give rise to or create any right of any Person to accelerate, increase, terminate, modify or cancel any material right or obligation in a manner adverse to Buyer or result in the creation of any Lien on Buyer under any Contract to which Buyer is a party or by which any asset of the Buyer is bound, except where such a breach, violation, default, conflict or right under clause (ii) or (iii) above does not constitute a Material Adverse Effect.
6.3    Investment Purpose. Buyer is an “accredited investor” within the meaning of Rule 501 of Regulation D of the Securities Act and is acquiring the Interests solely for its own account, not as nominee or agent, for beneficial interests and investment and not with a view to, or for resale in connection with, any distribution or public offering thereof within the meaning of the Securities Act or under any state securities laws.
6.4    Restricted Securities. Buyer understands that the Interests are not registered under the Securities Act and any securities issued pursuant to such Interests are “restricted securities” under the federal securities laws inasmuch as they are being acquired from issuers in a transaction not involving a public offering and that under such law and applicable regulations such securities may be resold without registration under the Securities Act only in limited circumstances. Buyer represents that it is familiar with Rule 144, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.
6.5    Information Made Available to Buyer. Buyer acknowledges that Seller has made available to the Buyer, or to Buyer’s attorney, accountant or representative, all documents that Buyer has requested, and that Buyer has requested all documents and other information that Buyer has deemed necessary to consider in connection with the Transaction. Buyer acknowledges that it has had an opportunity to consult with Seller’s management regarding the Companies’ prospects and the risks associated with the Companies’ business. Buyer acknowledges that it has had an opportunity to review financial information relating to the Companies’ businesses. Buyer is familiar with the current capitalization and ownership of the Companies.
6.6    Brokers’ Fees and Other Fees of Buyer. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer, and Buyer agrees to protect, defend, indemnify, and hold all other Parties hereto harmless from and against any such brokers’ or other fees of Buyer. Buyer shall be responsible for making payment of any Buyer Transaction Expenses and any Change of Control Exclusion Payments.

6.7    Legal Proceedings. There are no actions, suits, claims, investigations or other legal proceedings pending or, to Buyer’s knowledge, threatened against or by Buyer, or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the Transaction contemplated by this Agreement.
ARTICLE 7
COVENANTS
7.1 Employees; Benefit Plans; Employment Agreements.
Schedule 7.1 lists all employment contracts, consulting agreements, and agreements with independent contractors to provide services to the Companies to which the Companies are bound as of and after the Closing Date, including without limitation any severance benefits or other agreements, similar or dissimilar, under which any of the Companies would be subject to any further payments or other obligations after services thereunder ceased to be provided to the Companies, other than payments due in the Ordinary Course of Business after the Closing Date for services rendered prior to the Closing Date.
(h)    During the period commencing at Closing and ending on the date that is twelve (12) months from the Prior Closing Date (or if earlier, the date of the employee’s termination of employment with the applicable Company or Affiliate thereof), Buyer acknowledges that Seller was obligated to cause the Companies (as applicable) to provide each Employee (other than members of the Senior Management Team and any Key Employees who received new employment agreements with the Companies as contemplated in Section 7.1(d) below) who remains employed immediately after Closing (“Company Continuing Employee”) with: (i) base salary or hourly wages no less than the base salary or hourly wages provided by such Company (as applicable) immediately prior to the Closing; (ii) target bonus opportunities (excluding equity-based compensation), if any, that are no less than the target bonus opportunities (excluding equity-based compensation) provided by such Company (as applicable) immediately prior to the Closing; and (iii) welfare and other benefits under the Buyer Benefit Plans (as defined in Section 7.1(b) below), and Buyer agrees that it will take all reasonably necessary and appropriate actions to ensure that the Companies remain bound to and fulfill the commitments set forth in this Section 7.1.

(i)    Severance benefits, if any, due to any employee of any of the Companies accruing after the Closing Date who (y) became a Company Continuing Employee on the Closing Date, but (z) shall have become separated from employment after the Closing Date and prior to December 31, 2016, shall be paid by the Companies and shall constitute Buyer’s share of Severance Obligations (which is classified as a Change of Control Exclusion Payment hereunder). Notwithstanding any interpretation or construction of any provision herein to the contrary, the Parties acknowledge and agree that any employment of any Company Continuing Employees on and after the Closing Date shall be deemed to be employment “at-will” and subject to termination at any time by either employee or by any of the Companies for any reason or no reason, including without limitation with or without “Cause” or with or without “Good Reason”, except as otherwise provided under any New Employment Agreements.
(j)    With respect to any employee benefit plan maintained by Buyer or its Subsidiaries or Affiliates (collectively, “Buyer Benefit Plans”) in which any Company Continuing Employees will participate effective as of or after Closing, Buyer shall, or shall cause the applicable Company to, recognize all service of the Company Continuing Employees with such Company as if such service were with Buyer, for vesting and eligibility purposes in any Benefit Plan in which such Company Continuing Employees may be eligible to participate after the Closing; provided, however, such service shall not be recognized to the extent that (x) such recognition would result in a duplication of benefits or (y) such service was not recognized under the corresponding Benefit Plan.
(k)    Buyer acknowledges receipt of, and agrees that the Companies are bound by, the employment agreements (“New Employment Agreements”) with members of the Senior Management Team (Saul Horowitz, Moshe (Mark) Wiederman, and Daniel Alper) as well as with Levi Moeller and David Sobel, who are the two (2) employees that were designated as Key Employees under the Prior Purchase Agreement. Subject to the Exeutive Earnout Agreement, any payments of salary under the New Employment Agreements for the Senior Management Team shall be the responsibility of the Companies and shall be deducted from earnings in the calculation of Adjusted EBITDA for purposes of the calculation of the Earnout; provided that no payments thereunder of any incentive-based compensation shall be so deducted. Severance Obligations, if any, under the New Employment Agreements shall (i) be deemed to be Buyer’s Share of Severance Obligations (which are classified as a Change of Control Exclusion Payments), and (ii) not be deducted from earnings in the calculation of Adjusted EBITDA for purposes of the calculation of the Earnout.
7.2 Director and Officer Indemnification.
(f)    Buyer agrees that all rights to indemnification, advancement of expenses, and exculpation by each Company now existing in favor of each Person who is now, or has been at any time prior to the date hereof or who becomes prior to the Closing Date, an officer or director of such Company, as provided in the Organizational Documents of such Company, in each case as in effect on the date of this Agreement, or pursuant to any other agreements in effect on the date hereof and disclosed in Schedule 7.2, shall survive the Closing Date and shall continue in full force and effect in accordance with their respective terms.
(g)    The obligations of Buyer under this Section 7.2 shall not be terminated or modified in such a manner as to adversely affect any director or officer to whom this Section 7.2 applies without the consent of such affected director or officer (it being expressly agreed that the directors and officers to whom this Section 7.2 applies shall be third-party beneficiaries of this Section 7.2, each of whom may enforce the provisions of this Section 7.2).
(h)    In the event Buyer, any Company, or any of their respective Affiliates, successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of Buyer or such Company, as the case may be, shall assume all of the obligations set forth in this Section 7.2.
7.3    Attorney-Client Privilege. From and after the Closing, Buyer and each Company, including their respective Affiliates, shall not knowingly, or in a negligent manner, without the prior written consent of Seller, waive or fail to assert attorney-client privilege with respect to representation matters for any Company occurring prior to Closing. No waiver of the attorney-

client privilege is intended or effectuated by the Transaction contemplated by this Agreement. Buyer agrees to use commercially reasonable efforts to preserve, and shall cause each Company and their respective Affiliates to use commercially reasonable efforts to preserve, the attorney-client privilege of each Company as of Closing and to notify Seller in writing of any demand, requirement or desire to disclose information that may be protected by the attorney-client privilege as of Closing (without making any disclosure of such information prior to having received Seller’s written consent, which such consent shall not be unreasonably withheld, conditioned or delayed).
7.4    Confidentiality. Seller acknowledges and agrees to not, and to cause its Affiliates and its representatives not to, at any time on or after the Closing Date, without the prior written consent of Buyer, disclose or use, any proprietary information of the Business or any Company; provided, however, that the information subject to this Section 7.4 will not include any information generally available to, or known by, the public (other than as a result of disclosure in violation hereof and thereof); that the provisions of this Section 7.4 will not prohibit any retention of copies of records or disclosure (A) required by any applicable Legal Requirement so long as reasonable prior notice is given to Buyer of such disclosure and a reasonable opportunity is afforded Buyer to contest such disclosure, including without limitation by obtaining a protective order, or (B) made in connection with the enforcement of any right or remedy relating to this Agreement.
7.5    Books and Records. In order to facilitate the resolution of any claims made against or incurred by Seller prior to Closing, or for any other reasonable purpose, for a period of not less than seven (7) years after the Prior Closing, Buyer shall (i) retain the books and records (including personnel files) of the Companies relating to periods prior to the Prior Closing in a manner reasonably consistent with the prior practices of the Companies, GAAP, and applicable Law; and (ii) upon reasonable notice, afford Seller and its representatives reasonable access during normal business hours, to such books and records of the Companies.
7.6    Public Announcements; Confidential Treatment. Except as required by applicable Law (based upon the reasonable advice of counsel), no Party shall make any public announcements in respect of this Agreement or the Transaction contemplated hereby or otherwise communicate with any news media without the prior written consent of Buyer and Seller, and the Parties shall cooperate as to the timing and contents of any such announcement. In the event this Agreement or the

Transaction contemplated herein are required to be disclosed pursuant to applicable Law or pursuant to the rules and regulations of a Governmental Body or any stock exchange, including NASDAQ, or other regulatory agency, then the disclosing Party will (i) notify the other Party with reasonable advance notice before such disclosure, (ii) cooperate with the other Party to seek confidential treatment with respect to the disclosure if requested by the other Party, and (iii) otherwise proceed, in connection with the making and timing of such disclosure, in compliance with Section 7.4. Seller acknowledges that Buyer or SEI will be obligated to file this Agreement and disclose certain other aspects of the Transaction in an Information Statement and other filings as required by federal securities laws and NASDAQ rules.
7.7    Further Assurances. Following Closing, each of the Parties shall, and shall cause the authorized representatives of the Companies and their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances, and take such further actions as may be reasonably required to carry out the provisions hereof, to effectuate Closing of the Transaction, and to give effect to the Transaction contemplated by this Agreement after Closing.
7.8    Commercially Reasonable Efforts; Notices and Consents. Subject to the terms and conditions of this Agreement, from the date of this Agreement to Closing, or the earlier termination of this Agreement pursuant to Article 10, the Parties shall use their commercially reasonable efforts to take or cause to be taken all actions, to file or cause to be filed all documents, to give or cause to be given all notices to Governmental Bodies or other Persons, to obtain or cause to be obtained all authorizations, consents, waivers, approvals, permits or orders from Governmental Bodies or other Persons, and to do or cause to be done all other things necessary, proper or advisable, in order to consummate and make effective the Transaction contemplated by this Agreement promptly following the date of this Agreement.
7.9 Operation of the Business.
(c)    Conduct of the Business Generally. From the date of this Agreement until the Closing, or the earlier termination of this Agreement in accordance with Article 10, without the prior written consent of Buyer, and except to the extent described on Schedule 7.9(a), the Companies shall:

(i)    conduct the Business, including any hedging activities, only in the Ordinary Course of Business and in all material respects in accordance with all applicable Legal Requirements;
(ii)    maintain in effect the insurance coverage described on Schedule 4.15 (or equivalent replacement coverage);
(iii)    use commercially reasonable efforts to timely file with each applicable state public service commission or other Governmental Body all renewable portfolio standard compliance filings that are required under Law to be filed by any Company prior to the Closing Date;
(iv)    use commercially reasonable efforts to preserve intact its business organization and relationships with third parties (including lessors, licensors, suppliers, distributors and customers) and employees and maintain the value of the Business as a going concern; and
(v)    refrain from making any claims under the Escrow Agreement.
(d)    Buyer’s Consent. Without limiting the generality or effect of Section 7.9(a), from the date of this Agreement until the Closing, or the earlier termination of this Agreement in accordance with Article 10, without the prior written consent of Buyer (which shall not be unreasonably withheld, conditioned or delayed), and, except to the extent described on Schedule 7.9(a), the Companies shall not:
(i)    take or omit to take any action that would cause (i) the representations and warranties in Article 4 that are not qualified by materiality, Material Adverse Effect or a similar materiality qualifier to be untrue in any material respect at the Closing Date, or (ii) the representations and warranties in Article 4 that are qualified by materiality, Material Adverse Effect or a similar materiality qualifier to be untrue as of the Closing Date;

(ii)    furnish or make available to any third party following the date hereof any customer lists of any Company (unless the Transaction fails to close, in which case this restriction shall not apply); and
(iii)    take or omit to take any action that, if taken or omitted to be taken between the date of the most recent Financial Statements and the date of this Agreement, would have been required to be disclosed on Schedule 4.6.
7.10    Access to Premises. From the date of this Agreement until the Closing, or the earlier termination of this Agreement in accordance with Article 10, each of the Companies and Seller shall permit Buyer and its representatives to have full access (at reasonable times and upon reasonable notice) to representatives of the Companies and to all premises, properties, books, records (including Tax records), contracts, financial and operating data and other information and documents of, or pertaining to, the Companies, their assets or the Business, and to make copies of such books, records, contracts, data, information and documents as Buyer or its representatives may reasonably request.
7.11 Notice of Developments.
(d)    From the date of this Agreement until the Closing, or the earlier termination of this Agreement in accordance with Article 10, the Companies or Seller, as applicable, will give Buyer prompt written notice upon becoming aware of (i) any development that constitutes a Material Adverse Effect, (ii) any event or circumstance that would reasonably be expected to result in a breach of, or inaccuracy in, any of the representations and warranties made herein by Seller or Buyer, (iii) any need on the part of any Company or Seller to amend, supplement or otherwise modify in any way any information set forth in the Disclosure Schedules (which the Parties understand are subject to change until immediately before the Closing), or (iv) any failure of any Company or Seller, as the case may be, to comply materially with any covenant or agreement made by such Party herein. Notwithstanding anything in this Agreement to the contrary, no such disclosure will be deemed to prevent or cure any breach of, inaccuracy in or failure to comply with any of the representations, warranties or covenants set forth in this Agreement or to amend or supplement any of the Disclosure Schedules hereto; provided, however, in the event that, following any such notice to Buyer regarding any matter(s) contemplated in the foregoing clauses (i) through (iv),

Buyer proceeds with the Closing, (A) Buyer shall be deemed to have waived such matter(s) and (B) Buyer and any and all Buyer Indemnified Parties shall not be entitled, in respect of such matter(s), to be indemnified by Seller under Article 9, to sue for damages or to assert any other right or remedy for Losses arising from such matter(s), notwithstanding anything to the contrary contained in this Agreement or in any certificate delivered pursuant hereto.
(e)    From the date of this Agreement until Closing, or the earlier termination of this Agreement in accordance with Article 10, Buyer will give Seller prompt written notice upon becoming aware of (i) any development, event or circumstance that would reasonably be expected to result in a breach of, or inaccuracy in, any of the representations and warranties made herein (including in the Disclosure Schedules) by Seller or Buyer, or (ii) any failure of Buyer to comply materially with any covenant or agreement made by Buyer herein. Notwithstanding anything in this Agreement to the contrary, no such disclosure will be deemed to prevent or cure any breach of, inaccuracy in or failure to comply with any of the representations, warranties or covenants set forth in this Agreement; provided, however, in the event that, following such notice to Seller regarding such development, breach or failure, Seller proceeds with the Closing, (A) Seller shall be deemed to have waived such development, breach or failure and (B) Seller and any and all Seller Indemnified Parties shall not be entitled, in respect of such development, breach or failure, to be indemnified by Buyer under Article 9, to sue for damages or to assert any other right or remedy for Losses arising therefrom, notwithstanding anything to the contrary contained in this Agreement or in any certificate delivered pursuant hereto.
7.12    Exclusivity. From the date of this Agreement until the Closing, or the earlier termination of this Agreement in accordance with Article 10, neither Seller nor the Companies shall, directly or indirectly: (a) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to, or enter into or consummate any transaction relating to, the acquisition of any Equity Interests in any Company or any merger, recapitalization, interest exchange, sale of assets or any similar transaction or any other alternative to the Transaction contemplated by this Agreement; or (b) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner, any effort or attempt by any Person to do or seek any of the foregoing. Seller shall notify Buyer if any Person makes any proposal, offer, inquiry or contact with respect to any of the foregoing (whether solicited or unsolicited and whether to Seller, any Company, or any of their respective Affiliates).
7.13 Tax Matters.
(a)    Buyer shall prepare, or cause to be prepared, all Tax Returns required to be filed by any Company after the Closing Date with respect to any pre-Closing Tax period. Any such Tax Return shall be prepared in a manner consistent with past practice and GAAP (unless otherwise required by Law) and without a change of any election or any accounting method and shall be submitted by Buyer to Seller (together with schedules, statements and, to the extent requested by Seller, supporting documentation) at least forty-five (45) days prior to the due date (including extensions) of such Tax Return. If Seller objects to any item on any such Tax Return, it shall, within fifteen (15) days after delivery of such Tax Return, notify Buyer in writing that it so objects, specifying with particularity any such item and stating the specific factual or legal basis for any such objection. If a notice of objection shall be duly delivered, Buyer and Seller shall negotiate in good faith and use their reasonable best efforts to resolve such items. If Buyer and Seller are unable to reach such agreement within fifteen (15) days after receipt by Buyer of such notice, the disputed items shall be resolved by the Independent Accounting Firm and any determination by the Independent Accounting Firm shall be final. The Independent Accounting Firm shall resolve any disputed items within twenty (20) days of having the item referred to it pursuant to such procedures as it may require. If the Independent Accounting Firm is unable to resolve any disputed items before the due date for such Tax Return, the Tax Return shall be filed as prepared by Buyer and then amended to reflect the Independent Accounting Firm’s resolution. The costs, fees, and expenses of the Independent Accounting Firm shall be borne equally by Buyer and Seller.
(b)    Buyer shall be reimbursed by Seller for an amount equal to the portion of such Taxes which relates to the portion of such Tax period ending on and including the Closing Date within fifteen (15) days after filing the applicable Tax Return and providing proof of payment by Buyer or the Companies of such Taxes, except to the extent such Taxes were reflected as a liability on the Closing Balance Sheet.  For purposes of this Section 7.13(b), in the case of any Taxes that are imposed on a periodic basis and are payable for a Tax period that includes (but does not end on) the Closing Date, the portion of such Tax that relates to the portion of such Tax period ending on the Closing Date shall (i) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction the numerator of which is the number of days in the Tax period ending on and including the Closing Date and the denominator of which is the number of days in the entire Tax period, and (ii) in the case of any Tax based upon or related to income or receipts, be deemed equal to the amount which would be payable if the relevant Tax period ended on the Closing Date.  Any credits relating to a Tax period that begins before and ends after the Closing Date shall be taken into account as though the relevant Tax period ended on the Closing Date.  All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with the prior practice of the Companies.
(c)    Buyer and Seller and their respective Affiliates shall cooperate in the conduct of any proceeding relating to Taxes, for which one Party could reasonably require the assistance of the other Party in obtaining any necessary information. Such cooperation shall include, but not be limited to, furnishing prior years’ Tax Returns or return preparation packages illustrating previous reporting practices or containing historical information relevant to the preparation of such Tax Returns, and furnishing such other information within such Party’s possession requested by the other Party as is relevant to the preparation of the Tax Returns or the conduct of the Tax proceeding. Such cooperation and information also shall include forwarding copies of appropriate notices and forms or other communications received from or sent to any Governmental Body which relate to a Company, and providing copies of all relevant Tax Returns, together with accompanying schedules and related work papers, documents relating to rulings or other determinations by any Governmental Body and records concerning the ownership and Tax basis of Property, which the requested Party may possess.
(d)    All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement (including any real property transfer Tax and any other similar Tax) shall be borne and paid by Buyer when due. Buyer shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees.
7.14    Change of Control Exclusion Payments and Change of Control Payments. In the event of the early termination of any of the Pacific Summit Agreements by either party thereto and the entry into new supply agreements with Pacific Summit Energy LLC, Buyer or its Affiliate or a third party by the Companies at any time prior to expiration of the Pacific Summit Agreements, any hedge breakage, early termination, or other costs and expenses payable to Pacific Summit Energy LLC as a result thereof shall be considered Change of Control Exclusion Payments attributable to Buyer. Any Change of Control Exclusion Payments shall not be deducted in the calculation of Adjusted EBITDA for purposes of the calculation of the Earnout. Any positive financial benefit as a result of entering into any new supply agreements shall be credited to earnings in the calculation of Adjusted EBITDA for purposes of the calculation of the Earnout.
7.15    Existence. Seller covenants and agrees that it will remain in existence and in good standing in the state of its formation until at least December 31, 2019.
7.16    Seller’s Parent Guaranty. RetailCo hereby irrevocably and unconditionally guarantees to Buyer (the “Seller’s Parent Guaranty”) on the terms and conditions set forth herein, the prompt payment when due (subject to written demand by Buyer upon RetailCo) of any and all obligations owed by Seller under any of the Transaction Documents, including, but not limited to, any claim for indemnification from Seller by Buyer or a Buyer Indemnified Party. In addition, RetailCo shall reimburse Buyer for all sums (if any) paid to Buyer by Seller, which Buyer is subsequently required to return to Seller (or a representative of Seller’s creditors) as a result of Seller’s bankruptcy, insolvency or any similar proceeding. This Seller’s Parent Guaranty is an independent guaranty of payment and not of collection. Buyer shall not be required to proceed first against Seller or any other person, firm, corporation or other entity before resorting to RetailCo for payment under this Seller’s Parent Guaranty. This Seller’s Parent Guaranty is in no way conditioned on or contingent upon (i) any attempt to enforce (in whole or in part) against Seller any of the obligations under the Transaction Documents, (ii) the existence or continuance of Seller as a legal entity, (iii) the consolidation or merger of Seller with or into any other entity, (iv) the sale, lease or disposition by Seller of all or substantially all of its assets to any other entity, (v) the bankruptcy or insolvency of

Seller, (vi) the admission by Seller of its inability to pay its debts as they mature, or (vii) the making by Seller of a general assignment for the benefit of, or entering into a composition or arrangement with, creditors. Each failure by RetailCo to pay or perform any of the Guaranteed Obligations shall give rise to a separate cause of action, and separate suits may be brought hereunder as each cause of action arises. Notwithstanding anything to the contrary in this Section 7.16, this Seller’s Parent Guaranty shall not exceed the sum of: (y) Two Million, Two Hundred Twenty-Five Thousand Dollars ($2,225,000.00) for a period of one (1) year from the Closing Date, nor (z) One Million Dollars ($1,000,000.00) for the period from the one year anniversary of the Closing Date until December 31, 2019.
7.17    SEI Guaranty. SEI hereby irrevocably and unconditionally guarantees to Seller (the “SEI Guaranty”) on the terms and conditions set forth herein, the prompt payment when due (subject to written demand by Seller upon SEI) of any and all obligations owed by Buyer under any of the Transaction Documents, including, but not limited to, any claim for indemnification from Buyer by Seller or a Seller Indemnified Party. In addition, SEI shall reimburse Seller for all sums (if any) paid to Seller by Buyer, which Seller is subsequently required to return to Buyer (or a representative of Buyer’s creditors) as a result of Buyer’s bankruptcy, insolvency or any similar proceeding. This SEI Guaranty is an independent guaranty of payment and not of collection. Seller shall not be required to proceed first against Buyer or any other person, firm, corporation or other entity before resorting to SEI for payment under this SEI Guaranty. This SEI Guaranty is in no way conditioned on or contingent upon (i) any attempt to enforce (in whole or in part) against Buyer any of the obligations under the Transaction Documents, (ii) the existence or continuance of Buyer as a legal entity, (iii) the consolidation or merger of Buyer with or into any other entity, (iv) the sale, lease or disposition by Seller of all or substantially all of its assets to any other entity, (v) the bankruptcy or insolvency of Buyer, (vi) the admission by Buyer of its inability to pay its debts as they mature, or (vii) the making by Buyer of a general assignment for the benefit of, or entering into a composition or arrangement with, creditors. Each failure by SEI to pay or perform any of the obligations under this SEI Guaranty shall give rise to a separate cause of action, and separate suits may be brought hereunder as each cause of action arises. Notwithstanding anything to the contrary in this Section 7.17, this SEI Guaranty shall not exceed the sum of: (y) Two Million, Two Hundred Twenty-Five Thousand Dollars ($2,225,000.00) for a period of one (1) year from the Closing Date, nor (z) One

Million Dollars ($1,000,000.00) for the period from the one year anniversary of the Closing Date until December 31, 2019.
7.18 No Additional Representations or Warranties.
(a)    Buyer acknowledges and agrees that, except as specifically set forth in Article 4 and Article 5 of this Agreement, Seller has not made, and Seller shall not have any liability for, any representation or warranty, express or implied, in connection with the Transaction contemplated by this Agreement, including any representation or warranty as to the accuracy or completeness of any information regarding the Business or the Companies furnished to Buyer or its representatives in connection with Buyer’s due diligence review of the Business or the Companies.
(b)    Seller acknowledges and agrees that, except as specifically set forth in Article 6 of this Agreement, Buyer has not made, and shall have no liability for, any representation or warranty, express or implied, in connection with the Transaction contemplated by this Agreement.
(c)    All claims or causes of action (whether in contract or in tort, in law or in equity) that may be based upon, arise out of, or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any representation or warranty made in connection with this Agreement or as an inducement to enter into this Agreement), may be made only against the Persons that are Parties hereto. No Person who is not a named party to this Agreement, including any Affiliate, agent, attorney, or representative of any Party (such Persons, “Non-Party Affiliates”), shall have any liability (whether in contract or tort, in law or in equity, or based upon any theory that seeks to impose liability of an entity party against its owners or Affiliates) for any obligations or liabilities arising under, in connection with, or related to this Agreement or for any claim based on, in respect of, or by reason of this Agreement or its negotiation or execution, and each Party waives and releases all such liabilities, claims, and obligations against any such Non-Party Affiliates. Non-Party Affiliates are expressly intended as third party beneficiaries of this provision of this Agreement.

ARTICLE 8
CONDITIONS TO THE CLOSING
8.1    Conditions to Buyer’s Obligations. The obligations of Buyer to consummate the Transaction contemplated by this Agreement and the Transaction Documents is subject to the fulfillment, or, to the extent permitted by Law, written waiver by Buyer, of each of the following conditions:
(i)    Representations and Warranties. The representations and warranties of Seller contained in Article 4 and Article 5 of this Agreement (i) that are not qualified by materiality, Material Adverse Effect or a similar materiality qualifier will be true and correct in all material respects both when made and at Closing with the same force and effect as if made as of the Closing Date, other than such representations and warranties that expressly speak only as of a specific date or time, which will be true and correct in all material respects as of such specified date or time and (ii) that are qualified by materiality, Material Adverse Effect or a similar materiality qualifier will be true and correct in all respects both when made and at Closing with the same force and effect as if made as of the Closing Date, other than such representations and warranties that expressly speak only as of a specific date or time, which will be true and correct as of such specified date or time.
(j)    Performance. Seller and the Companies will have performed and complied with, in all material respects, with all agreements, obligations and covenants contained in this Agreement that are required to be performed or complied with by them at or prior to the Closing.
(k)    Financial Statements. Seller shall have delivered to Buyer (i) the audited balance sheet of the Companies on a consolidated basis at December 31, 2015, (ii) the audited income statement of the Companies on a consolidated basis for the fiscal year ended December 31, 2015, and (iii) written consents from the Companies’ auditor permitting Buyer or SEI to use such audited balance sheet and income statement for 2015 and for any other period(s) required in its Securities and Exchange Commission and other public filings that may be required of Buyer or SEI.

(l)    Delivery of Closing Certificates. Seller shall have delivered to Buyer the following:
(i)    Secretary Certificate: A certificate dated as of the Closing Date, signed by the secretary of Seller certifying as to (A) the names and incumbency of each of the officers of Seller executing this Agreement or any Transaction Document, (B) the Organizational Documents of Seller, and (C) all resolutions adopted by the Board of Directors of Seller in connection with this Agreement and the Transaction contemplated hereunder;
(ii)    FIRPTA Certificate: A certification from Seller (in a form as may be reasonably requested by Buyer) conforming to the requirements of Treasury Regulation Sections 1.1445-2(b)(2) certifying Seller is not a “foreign person” as defined in Code Section 1445;
(iii)    Bring-Down Certificate: A certificate dated as of the Closing Date, signed by the President or Chief Executive Officer of the Seller, certifying as to the satisfaction of the conditions set forth in Sections 8.1(a) and 8.1(b); and
(iv)    Good Standing Certificates: Certificates of good standing for Seller and each Company issued by the state of formation of such entity, and in each state or jurisdiction in which such entity is doing business or in which it is licensed to do business, each as of a recent date not more than thirty (30) days prior to the Closing.
(m)    Qualifications. No provision of any applicable Legal Requirement and no Order will prohibit or unduly condition or delay the Closing of the Transaction contemplated by this Agreement.
(n)    Absence of Litigation. No Legal Proceeding will be pending, nor will there be any Order in effect, that would (i) prevent Closing the Transaction contemplated by this Agreement or (ii) result in the Closing of the Transaction contemplated by this Agreement being rescinded following consummation thereof.

(o)    Resignations. Buyer will have received the resignations, effective as of the Closing, of each officer and director of each Company, other than any continuing officers and directors whom Buyer will have specified to the Companies in writing at least ten (10) days prior to Closing, which continuing officers shall include without limitation the officers designated as the Senior Management Team.
(p)    Securities Law Approvals. Buyer shall use commercially reasonable efforts to cause SEI to undertake all actions and filings necessary under the Securities Act and applicable NASDAQ rules as a result of the Transaction.
(q)    Third Party Approvals. Buyer will have received evidence of the written notice from the Companies to Pacific Summit Energy LLC required under the Pacific Summit Agreements to consummate the Transaction.
(r)    Approval of Transaction. Seller shall cause its Affiliate, RetailCo, to approve the transaction as majority holder of Seller, by written consent under the provisions of SEI’s charter.
(s)    Material Adverse Effect. From the date of execution of this Agreement, there shall not have occurred any Material Adverse Effect, nor shall any events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect.
8.2    Conditions to Seller’s Obligations. The obligations of Seller to consummate the Transaction contemplated by this Agreement and the Transaction Documents is subject to the fulfillment, or, to the extent permitted by Law, written waiver by Seller, of each of the following conditions:
(w)    Representations and Warranties. The representations and warranties of the Buyer contained in Article 6 of this Agreement (i) that are not qualified by materiality, Material Adverse Effect or a similar materiality qualifier will be true and correct in all material respects both when made and at Closing with the same force and effect as if made as of the Closing Date, other than such representations and warranties that expressly speak only as of a specific date or time, which will be true and correct in all material respects as of such specified date or time and (ii) that are qualified by materiality, Material Adverse Effect or a similar materiality qualifier will be true and correct in all respects both when made and at Closing with the same force and effect as if made as of the Closing Date, other than such representations and warranties that expressly speak only as of a specific date or time, which will be true and correct as of such specified date or time.
(x)    Performance. Buyer will have performed and complied with, in all material respects, all agreements, obligations and covenants contained in this Agreement that are required to be performed or complied with by it at or prior to Closing.
(y)    Delivery of Purchase Price; Registration Rights; Assignment and Assumption. (i) Buyer and SEI shall have delivered the Stock for the applicable portion of the Purchase Price due to Seller at Closing; (ii) SEI shall grant Seller certain registration rights, including without limitation, piggyback registration rights, such that Seller will have similar demand registration and piggyback registration rights as were granted to NuDevco Retail, LLC and NuDevco Retail Holdings, LLC, in that certain Registration Rights Agreement dated August 1, 2014, that was entered into at the time of SEI’s initial public offering, with respect to the Stock and, if and as applicable, with respect to the Earnout Stock; and  (iii) Buyer shall have assumed all rights and obligations of Seller pursuant to the Assignment.
(z)    Delivery of Closing Certificates. Buyer shall have delivered to Seller the following:
(i)    Secretaries’ Certificate: A certificate, dated as of the Closing Date, signed by the secretary of Buyer certifying as to (A) the names and incumbency of each of the officers of Buyer executing this Agreement or any Transaction Document, (B) the Organizational Documents of Buyer, and (C) all resolutions adopted by the Board of Managers of Buyer in connection with this Agreement and the transactions contemplated hereunder; and
(ii)    Bring-Down Certificate: A certificate dated as of the Closing Date, signed by the President or Chief Executive Officer of Buyer, certifying as to the satisfaction of the conditions set forth in Sections 8.2(a) and 8.2(b).

(aa)    Qualifications. No provision of any applicable Legal Requirement and no Order will prohibit or unduly condition or delay the Closing of the Transaction contemplated by this Agreement.
(bb)    Absence of Litigation. No Legal Proceeding will be pending, nor will there be any Order in effect, that would (i) prevent Closing the Transaction contemplated by this Agreement, or (ii) result in the Closing of the Transaction contemplated by this Agreement being rescinded following consummation thereof.
(cc)    Third Party Approvals. Seller shall have delivered evidence of the written notice from the Companies to Pacific Summit Energy LLC required under the Pacific Summit Agreements to consummate the Transaction.
ARTICLE 9
SURVIVAL AND INDEMNIFICATION
9.1    Survival. The covenants and agreements of the Parties contained in this Agreement will survive Closing without limitation as to time. The representations and warranties of the Parties contained in this Agreement will survive the Closing (it being understood that representations and warranties relate to the applicable date or period of time for which such representations and warranties are made and not to subsequent periods) for a period ending on December 31, 2018; provided, however, that, notwithstanding the foregoing, (i) the representations and warranties set forth in Sections 4.4 and 4.9 shall survive the Closing until thirtieth (30th) day following the expiration of the applicable statute of limitations (taking into account any tolling periods and other extensions) and (ii) the representations and warranties set forth in Sections 4.1, 4.2, 4.7, 4.16, 5.1, 5.2, 5.4, 6.1 and 6.6 shall survive the Closing forever (such representations in subsections (i) and (ii) above, being, collectively, the “Fundamental Representations”); provided, however, in the event that a written notice of a claim for indemnification shall have been given herewith within the applicable survival period, the representations and warranties that are the subject of such claim shall survive with respect to such claim until such time as the claim is fully and finally resolved.
9.2    Indemnification by Seller. Seller shall indemnify and hold Buyer and its directors, officers, employees, subsidiaries (including the Companies), owners, agents, attorneys,

representatives, successors and permitted assigns (collectively, the “Buyer Indemnified Parties”) harmless from and after the date of this Agreement against and in respect of all claims, demands, Legal Proceedings, Liens, judgments, penalties, damages, losses, costs and expenses (including reasonable attorneys’ fees in connection therewith or in pursuing right to indemnification hereunder) (collectively, “Losses”) that the Buyer Indemnified Parties incur to the extent caused by:
(a)    the breach of any representation or warranty of Seller contained in Article 4 or Article 5 of this Agreement or in any of the Disclosure Schedules or certificates delivered by or on behalf of any Seller or any Company pursuant to this Agreement;
(b)    the breach of or failure to perform by any Company of any covenant contained in this Agreement, including any covenants contained in the Disclosure Schedules; or
(c)    the breach of or failure to perform by Seller of any covenant contained in this Agreement.
9.3    Indemnification by Buyer. Buyer shall indemnify and hold Seller and its respective owners, directors, officers, agents, attorneys, representatives, successors and permitted assigns (collectively, the “Seller Indemnified Parties”) harmless at all times from and after the date of this Agreement, against and in respect of all Losses that Seller Indemnified Parties incur to the extent caused by:
(c)    the breach of any representations or warranties of Buyer contained in Article 6 of this Agreement; or
(d)    the breach of or failure to perform by Buyer of any covenant of Buyer contained in this Agreement.
9.4 Limitations on Indemnification.
(d)    Except as set forth below, Seller shall have no liability pursuant to Section 9.2(a) until the Losses incurred by the Buyer Indemnified Parties shall exceed Six Hundred Thousand Dollars ($600,000.00) (“Losses Threshold”), in which event Seller shall be liable to the Buyer Indemnified Parties solely for all Losses in excess of such amount.

(e)    Except as described below with respect to Litigation and Regulatory Losses, and any losses covered under Section 9.4(c) below, the aggregate amount Seller shall be liable for pursuant to Section 9.2(a) shall be the sum of the Litigation Credit and the Escrow Amount. In addition, Buyer shall be entitled to apply the Litigation Credit against the first dollar (without application of the Losses Threshold) of any and all Losses that the Seller and Buyer Indemnified Parties may suffer which arise from the Litigation and Regulatory Matters set forth on Schedule 4.7 hereto (the “Litigation and Regulatory Losses”). In the event that, as of December 31, 2018, the aggregate, cumulative amount of the Litigation and Regulatory Losses shall be less than the Litigation Credit, then the following provisions shall apply (notwithstanding anything to the contrary in this Agreement or the Escrow Agreement):
(i)    If at that time there shall be no unresolved claims by any Buyer Indemnified Parties which were asserted pursuant to the Escrow Agreement, then Buyer shall be obligated, within thirty (30) days after December 31, 2018, to deliver in cash to Prior Sellers’ Representative, as Purchase Price payable to Prior Members under the Prior Purchase Agreement, the difference between the Litigation Credit and the aggregate, cumulative amount of the Litigation and Regulatory Losses (the “Unused Litigation Reserve”). Such delivery by Buyer shall be without right of setoff, counterclaim or deduction.
(ii)    If at that time there are any such unresolved claims, then, whenever those claims are later resolved in accordance with the Escrow Agreement, the Unused Litigation Reserve shall be available to satisfy the corresponding Losses of the applicable Buyer Indemnified Parties if (and only if and to the extent that) there shall then be an insufficient remainder of funds in the Escrow Account. If the full amount of the Unused Litigation Reserve is not then needed to satisfy such unresolved claims, then, within thirty (30) days after the last of such claims has been resolved in accordance with the Escrow Agreement, Buyer shall deliver in cash to Prior Sellers’ Representative as Purchase Price payable to Prior Members under the Prior Purchase Agreement, the remainder of the Unused Litigation Reserve.

For purposes of further clarification, in the event that, at any time on or before December 31, 2018, the aggregate, cumulative amount of the Litigation and Regulatory Losses shall exceed the Litigation Credit, then the funds in the Escrow Account will be thereafter be available to satisfy any Losses becoming due to Buyer Indemnified Parties by reason of any breach of the representations and warranties set forth in Section 4.7, except and to the extent that Litigation and Regulatory Losses can be first covered by: (i) insurance coverage pursuant to Section 9.4(e) below or (ii) if and to the extent insurance coverage is not available, then by deduction from the Earnout pursuant to Section 2.3 of the Earnout Agreement.
(f)    Notwithstanding anything to the contrary contained herein, none of the limitations set forth in this Section 9.4 (including the limitations in Sections 9.4(a) and 9.4(b), including those with respect to the Earnout), shall apply to: (i) any breach of the Fundamental Representations; (ii) any claim based on the breach by Seller or the Companies of the covenants of Seller or the Companies contained herein; or (iii) any claim made by Buyer under Section 9.2(a) wherein it is proven by Buyer in the related court proceeding (or agreed by Seller) that Seller committed knowing fraud in making the representation(s) or warranty(ies) to which such claim relates.
(g)    Notwithstanding the foregoing or anything to the contrary herein, in no event shall the maximum liability of Buyer or Seller for all claims of indemnification that may be asserted against the other exceed the Purchase Price.
(h)    Payments by an Indemnifying Party pursuant to this Article 9 in respect of any Losses shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment received by the Indemnified Party (or any Company) in respect of any such claim; provided, however, that nothing herein shall be deemed to require any Indemnified Party to pursue or exhaust any alternative payment sources prior to making, or receiving payment for, a claim for indemnification hereunder. The Indemnified Party shall use its commercially reasonable efforts to recover under insurance policies or indemnity, contribution or other similar agreements for any Losses prior to seeking indemnification under this Agreement.

(i)    Each Party will use its commercially reasonable efforts to mitigate (including by causing its respective Indemnified Parties to use commercially reasonable efforts to mitigate) any Losses for which such Party is or may become entitled to be indemnified hereunder.
(j)    With respect to the representations and warranties set forth in Section 4.5 regarding the Financial Statements, none of Buyer or any Buyer Indemnified Parties shall have any claim for indemnification under this Article 9 in connection with any revaluation of goodwill of the Companies following Closing.
9.5 Indemnification Procedures.
(d)    Third-Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any action, suit, claim or other legal proceeding made or brought by any Person who is not a party to this Agreement or an Affiliate of a Party to this Agreement or a Representative of the foregoing (a “Third-Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that such failure to provide notice or to include information materially prejudices such Indemnifying Party. Such notice by the Indemnified Party shall describe the Third-Party Claim in reasonable detail, shall include copies of all material written evidence thereof, and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or, by giving written notice to the Indemnified Party, to assume the defense of any Third-Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense. In the event that the Indemnifying Party assumes the defense of any Third-Party Claim, subject to Section 9.5(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third-Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right, at its own cost and expense, to participate in the defense of any Third-Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. If the Indemnifying Party elects not to compromise or defend such Third-Party Claim or fails to promptly notify the Indemnified Party in writing of its election to defend same as provided in this Agreement, the Indemnified Party may, subject to Section 9.5(b), pay, compromise, defend such Third-Party Claim, and seek indemnification for any and all Losses based upon, arising from or relating to such Third-Party Claim. Seller and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third-Party Claim, including making available (subject to confidentiality restrictions) all records relating to such Third-Party Claim without expense (other than reimbursement of actual out-of-pocket expenses) to the defending Party as well as furnishing access to management employees of the non-defending Party as may be reasonably necessary for the preparation of the defense of such Third-Party Claim.
(e)    Settlement of Third-Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third-Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed), except as provided in this Section 9.5(b). If a firm offer is made to settle a Third-Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third-Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten (10) days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third-Party Claim and, in such event, the maximum liability of the Indemnifying Party as to such Third-Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third-Party Claim, the Indemnifying Party may settle the Third-Party Claim upon the terms set forth in such firm offer to settle such Third-Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 9.5(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, delayed or conditioned).

(f)    Direct Claims. Any claim by an Indemnified Party on account of a Loss that does not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof, and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. During such thirty (30) day period, the Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim, and in any event the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such reasonable information and assistance (including furnishing reasonable access to the Companies’ premises and personnel as well as the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such thirty (30) day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.
9.6    Tax Treatment of Indemnity Payments. Seller and Buyer agree to treat any indemnity payment made pursuant to this Article 9 as an adjustment to the Purchase Price for Tax purposes, except as otherwise required by Law.
9.7    Equitable Remedies. Each Party acknowledges and agrees that the other Party may be damaged irreparably if this Agreement is not performed in accordance with its terms or is otherwise breached and that any Party will be entitled to seek injunctive relief to prevent breaches hereof and to enforce specifically this Agreement and all of its terms in addition to any other remedy to which such Party may be entitled hereunder.

9.8    Sole and Exclusive Remedies. Notwithstanding any other term herein and except for any instance of intentional fraud and for remedies that cannot be waived as a matter of applicable Law, but without stating any other limitation, the sole and exclusive remedies of the Parties arising out of or resulting from any breach of any representation, warranty, covenant or agreement in this Agreement will be strictly limited to those contained in this Article 9. In furtherance of the foregoing, except for any instance of intentional fraud and for remedies that cannot be waived as a matter of applicable Law, to the maximum extent permitted by applicable Law, Buyer hereby waives and (if necessary to give effect to this Section) will cause each of the Buyer Indemnified Parties to waive, any and all rights, claims and causes of action of Buyer against Seller and its Affiliates as a matter of Contract, equity, under or based upon any applicable Law or other Legal Requirements or otherwise (including for rescission), except and to the extent expressly stated in this Article 9.
9.9    No Special Losses. Except as limited in the following sentence, notwithstanding any other term herein, no Party will be obligated to any other Party or Person for any consequential, incidental, indirect, special, exemplary or punitive damages or Losses based thereon, including damages or Losses with respect to loss of future revenue, income or profits, diminution of value or loss of business reputation or opportunity, and no Party will be obligated to any other Party or Person for any Losses or damages determined as a multiple of income, revenue or the like, relating to the breach of any representation, warranty, covenant or agreement herein (except and to the extent that the Indemnified Party has been required to pay such damages to any third Person).
ARTICLE 10
TERMINATION; REMEDIES
10.1    Termination of Agreement. This Agreement may be terminated and the Transaction contemplated hereunder may be abandoned at any time prior to Closing:
(d) by mutual written consent of Buyer and Seller;
(e)    by either Buyer or Seller if a final non-appealable Order permanently enjoining or otherwise prohibiting the Transaction contemplated hereunder has been issued by a Governmental Body of competent jurisdiction;

(f)    by either Buyer (subject, however, to Section 10.3) or Seller if the Closing has not occurred on or before 5:00 p.m. Central Time on July 15, 2016, which date may be extended by mutual written consent of Buyer and Seller (such date, as so extended from time to time, the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 10.1(c) (i) shall not be available to Buyer if the failure of Buyer to fulfill, or breach by Buyer of, any obligation under this Agreement has been the cause of, or resulted in, the failure of the conditions to Closing to be satisfied on or before such date, and (ii) shall not be available to Seller if the failure of Seller or the Companies to fulfill, or breach by Seller or the Companies of, any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date and time;
(g)    by Buyer if (i) any of the representations and warranties of Seller contained in this Agreement fail to be true and correct such that the condition set forth in Section 8.1(a) would not be satisfied, or (ii) Seller or the Companies shall have breached or failed to comply with any of its obligations under this Agreement such that the condition set forth in Section 8.1(b) would not be satisfied (in either case, other than as a result of a material breach by Buyer of any of its obligations under this Agreement) and such failure or breach with respect to any such representation, warranty or obligation cannot be cured or, if curable, shall continue unremedied for a period of twenty (20) days after Seller has received written notice from Buyer of the occurrence of such failure or breach; or
(h)    by Seller if (i) any of the representations and warranties of Buyer contained in this Agreement fail to be true and correct in every material respect such that the condition set forth in Section 8.2(a) would not be satisfied, or (ii) Buyer shall have breached or failed to comply with any of its obligations contained in this Agreement (excluding in Section 7.4(b)) such that the condition set forth in Section 8.2(b) would not be satisfied (in either case, other than as a result of a material breach by Seller of any of its obligations under this Agreement) and such failure or breach with respect to any such representation, warranty or obligation cannot be cured or, if curable, shall continue unremedied for a period of twenty (20) days after Buyer has received written notice from Seller of the occurrence of such failure or breach.

Any Party desiring to terminate this Agreement shall give prompt written notice of such termination to the other Parties.
10.2    Effect of Termination. Subject to the limitations in Section 10.3, in the event of a termination of this Agreement pursuant to Section 10.1, this Agreement (other than Section 10.3 and the provisions of this Agreement relating to payment of broker’s or other fees, expenses, confidentiality, publicity, governing law, jurisdiction and venue, and waiver of jury trial, all of which shall survive such termination) shall then be null and void and of no further force and effect whereupon all other rights and liabilities of the Parties hereunder will terminate without any liability of any Party to any other Party, except for liabilities arising in respect of breaches under this Agreement by any Party prior to such termination.
10.3    Remedies for Certain Actions. The Parties’ respective rights and remedies provided in this Agreement shall be deemed cumulative, and any Party’s exercise of any one of such Party’s rights or remedies shall not preclude such Party’s exercise of any other right or remedy then available to it, whether hereunder or at law or in equity; provided, however, that, notwithstanding any provision herein to the contrary, the exercise of such cumulative rights and remedies shall not, separately or in the aggregate, afford such Party more than a single recovery of its actual, direct damages (and except as specified in Section 9.10, shall not include any special, consequential, punitive, exemplary, or other indirect damages).

ARTICLE 11
MISCELLANEOUS
11.1    Prior Sellers’ Representative. For purposes of this Agreement, Seller has advised Buyer that: (i) notices of certain matters arising under the Prior Purchase Agreement must be provided to Saul Horowitz, as Prior Sellers’ Representative; (ii) the prior written consent of said Prior Sellers’ Representative is required for the assignment of certain Transaction Agreements, including without limitation the Escrow Agreement and the Escrow Disbursement Agreement; and (iii) Seller will assume responsibility for providing any such notices to, and securing any such consents of, Prior Sellers’ Representative as necessary under such Prior Purchase Agreement and of the Escrow Agent under the Escrow Agreement to facilitate and effectuate the Transaction contemplated hereunder.
11.2    Expenses. Except as otherwise provided in this Agreement, each of Seller and Buyer shall bear its own expenses incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the Transaction contemplated hereby and the other business arrangements contemplated thereby.
11.3    Governing Law; Submission to Jurisdiction. This Agreement shall be governed by the Laws of the State of New York (regardless of the Laws that might otherwise govern under applicable New York principles of conflicts of Law). The Parties hereby (i) agree and consent to be subject to the jurisdiction of any federal court (or state court if jurisdiction cannot be maintained in federal court) located in either Houston, Texas or New York, New York, with respect to all actions and proceedings arising out of or relating to this Agreement; (ii) agree that all claims with respect to any such action or proceeding may be heard and determined in such court; (iii) irrevocably waive any defense of an inconvenient forum to the maintenance of any action or proceeding in such court; (iv) consent to service of process by mailing or delivering such service to the Party at its respective principal business address; and (v) agree that a final judgment in any such action or proceeding from which there is no further appeal shall be conclusive and may be enforced in any other jurisdictions by suit on the judgment or in any manner provided by Law.
11.4    Entire Agreement; Amendments and Waivers. This Agreement (including the Disclosure Schedule and the other schedules and exhibits hereto) and the Transaction Documents represent the entire understanding and agreement between the Parties with respect to the subject matter hereof and thereof. This Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the Party against whom enforcement of any such amendment, supplement, modification or waiver is sought. No action taken pursuant to this Agreement, including any investigation by or on behalf of any Party, shall be deemed to constitute a waiver by the Party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any Party of a breach of any provision of this Agreement shall not operate as, or be construed as, a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.
11.5    Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given (i) when delivered personally by hand (with written confirmation of receipt), (ii) when sent by facsimile or e-mail (with written confirmation of transmission or receipt), or (iii) one (1) Business Day following the day sent by overnight courier (with written confirmation of receipt), in each case at the following addresses and facsimile numbers (or to such other address or facsimile number as a Party may have specified by notice given to the other Party pursuant to this provision):
If to Buyer:
Spark HoldCo, LLC
12140 Wickchester Lane, Suite 100
Houston, Texas 77079
Attn: Nathan Kroeker, President
Email: nkroeker@sparkenergy.com

With a copy to (which shall not constitute notice):
Spark Energy, Inc.
12140 Wickchester Lane, Suite 100
Houston, Texas 77079

Attn: Gil Melman, Vice President and General Counsel
Email: gmelman@sparkenergy.com
If to Seller:
National Gas & Electric, LLC
12140 Wickchester Lane, Suite 100
Houston, Texas 77079
Attn: Todd Gibson, Executive Vice President and Chief Financial Officer
Email: tgibson@nu-devco.com
With a copy to (which shall not constitute notice):
National Gas & Electric, LLC
12140 Wickchester Lane, Suite 100
Houston, Texas 77079
Attn: Gary Lancaster, Assistant General Counsel
Email: glancaster@ngande.com

11.6    Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any Law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transaction contemplated hereunder is not affected in any manner materially adverse to any Party in material respect. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the Transaction contemplated hereunder is consummated as originally contemplated to the greatest extent possible.
11.7    Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Except as set forth in Section 7.17 and Article 9, nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any Person or entity not a Party to this Agreement. No assignment of this Agreement or of any rights or obligations hereunder may be made by any Company, Seller or Buyer, directly or indirectly (by operation of Law or otherwise), without the prior written consent of the other Parties and any attempted assignment without the required consents shall be void.
11.8    Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.
11.9    Waiver of Jury Trial. TO THE EXTENT ANY SUCH WAIVER IS NOT PROHIBITED BY APPLICABLE LAW, THE PARTIES HEREBY WAIVE, AND COVENANT THAT THEY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT, ANY TRANSACTION DOCUMENT OR THE TRANSACTION CONTEMPLATED HEREUNDER OR THEREUNDER, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT,

TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE THEIR RESPECTIVE RIGHTS TO TRIAL BY JURY IN ANY ACTION WHATSOEVER BETWEEN OR AMONG THEM RELATING TO THIS AGREEMENT, ANY TRANSACTION DOCUMENT OR THE TRANSACTION CONTEMPLATED HEREUNDER OR THEREUNDER AND THAT SUCH ACTIONS WILL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.
[Remainder of Page Left Blank Intentionally – Signature Pages Follows]

IN WITNESS WHEREOF, the Parties have caused this Membership Interest Purchase Agreement to be executed by them or by their respective authorized officers, to be effective as of the Effective Date first written above.

SELLER:	BUYER:

National Gas & Electric, LLC a Texas limited liability company	Spark HoldCo, LLC, a Delaware limited liability company

By: /s/ W. Keith Maxwell III	By: Spark Energy, Inc.
Its: Chief Executive Officer	Its: Managing Member
By: /s/ Nathan Kroeker
Its: Chief Executive Officer
As signatory for the limited purpose of agreeing to issue the Buyer’s Parent Guaranty pursuant to Section 7.16: RetailCo, LLC a Delaware limited liability company

As signatory for the limited purposes of agreeing to issue the Shares and to grant registration rights as set forth in Section 8.2(c) and Section 2.2(c), if applicable, and agreeing to issue the SEI Guaranty pursuant to Section 7.17:

Spark Energy, Inc.,

a Delaware corporation

By: /s/ W. Keith Maxwell III	By: /s/ Nathan Kroeker
Its: Chief Executive Officer	Its: Chief Executive Officer

[SIGNATURE PAGE TO MEMBERSHIP INTEREST PURCHASE AGREEMENT]

ANNEX B

May 3, 2016

The Special Committee of the Board of Directors of
Spark Energy, Inc.
c/o Mr. James G. Jones II
Chairman of the Special Committee
12140 Wickchester Ln., Suite 100
Houston, Texas 77079

Dear Members of the Special Committee of the Board of Directors:

We understand that Spark Holdco, LLC (“HoldCo”), a subsidiary of Spark Energy, Inc. (“Spark”), will enter into a membership interest purchase agreement (the “Purchase Agreement”) with National Gas & Electric, LLC (“NGE”) and RetailCo, LLC, pursuant to which HoldCo will purchase all of the outstanding membership interests in each of Major Energy Services LLC, Major Energy Electric Services LLC and Respond Power LLC (collectively, “Major” or the “Company”), in exchange for total consideration, adjusted for working capital acquired, of 2,000,000 shares of newly-issued Class B common stock in Spark and an equivalent number of membership units in HoldCo (collectively, the “Stock”), assumption of the first $5.0 million in litigation and regulatory exposure of Major (the “Litigation Reserve”), annual cash installments totaling up to $15.0 million in the aggregate (the “Cash Installments”), an earnout of up to $20.0 million payable in cash (the “Earnout”), an executive earnout based on the EBITDA performance of the business payable in cash (the “Executive Earnout”) and up to an additional 200,000 shares of newly-issued Class B common stock in Spark and an equivalent number of membership units in Holdco (collectively with the Stock, Litigation Reserve, Cash Installments, Earnout and Executive Earnout, the “Consideration”). The foregoing transaction is referred to hereinafter as the “Transaction”. We understand that the effective controlling stockholder of Spark and majority interest holder in HoldCo owns a 100% of the membership interests in NGE.
The Special Committee of the Board of Directors of Spark (the “Special Committee”) has requested that Stout Risius Ross, Inc. (“SRR”) render an opinion (the “Opinion”) to the Special Committee with respect to the fairness, from a financial point of view, to the disinterested member of HoldCo, and by extension the disinterested Class A common stockholders of Spark, of the Consideration to be paid by HoldCo pursuant to the Transaction.
Our Opinion is intended to be utilized by the Special Committee as only one input to consider in its process of analyzing the Transaction. No opinion, counsel or interpretation is intended in matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice. We have not been requested to opine as to, and our Opinion does not in any manner address the following: (i) the underlying business decision of Spark, HoldCo, the security holders thereof, the Board of Directors of Spark (the “Board”), the Special Committee or any other party to proceed with or effect the Transaction; (ii) the merits of the Transaction relative to any alternative business strategies that may exist for Spark or any other party or the effect of any other transactions in which Spark, HoldCo or any other party might have engaged; (iii) the terms of any arrangements, understandings, agreements or documents related to, or the form or any other portion or aspect of, the Transaction or otherwise, except as expressly addressed in the Opinion; (iv) the fairness of any portion or aspect of the Transaction to the holders of any class of securities, creditors or other constituencies of Spark, or to any other party, not specifically addressed in the Opinion; (v) the solvency, creditworthiness or fair value of the Company or any other participant in the Transaction under any applicable laws relating to bankruptcy, insolvency or similar matters or (vi) how the Board, the Special Committee, Spark’s security holders or any other person should act with respect to the Transaction.

Further, the Opinion is not intended to and does not constitute a recommendation to any stockholder of Spark as to how such stockholder should vote in regard to the Transaction. The Special Committee acknowledges that SRR was not engaged to, and has not, (a) initiated any discussions with, or solicited any indications of interest from, third parties with respect to the Transaction, the assets, businesses or operations of the Company or any other party, or any alternatives to the Transaction, or (b) negotiated the terms of the Transaction or the financing for the Transaction.

In connection with our analysis, we have made such reviews, analyses, and inquiries as we have deemed necessary and appropriate under the circumstances. The principal sources of information used in performing our analysis included, but were not limited to:

1.	The Company’s audited financial statements for the years ended December 31, 2011 through 2014;

2.	The Company’s internally-prepared income statement and balance sheet for the year ended December 31, 2015;

3.	The Company’s internally-prepared financial statements for the two months ended February 29, 2016;

4.	Spark’s KFI Model, containing projected financial statements for the Company for the six-month period from July 1, 2016 through December 31, 2016 and the years ending December 31, 2017 through 2019;

5.
Downside income statement projection case for the Company prepared by Spark management for the six-month period from July 1, 2016 through December 31, 2016 and the fiscal years ending December 31, 2017 through 2019;

6.	Projected income statements for the Company prepared by Major management for the years ending December 31, 2016 through 2018;

7.	Update on Major Energy Valuation and Due Diligence, prepared by Spark management, dated April 25, 2016;

8.	Management Presentation, prepared by Major management, dated February 2016;

9.	Projected financial statements for Spark on a standalone basis as prepared by Spark management for the six months ended December 31, 2016, the twelve months ended December 31, 2016 and 2019;

10.	Draft of the Purchase Agreement dated May 2, 2016;

11.	Membership Interest Purchase Agreement by and among NGE, Major, the members of Major and Saul Horowitz, as Major’s representative, dated March 18, 2016;

12.	Earnout Agreement by and among NGE, Major, the members of Major and Saul Horowitz, as Major’s representative, dated March 18, 2016;

13.
Executive Earnout Agreement by and among NGE, Major, the members of Major, Saul Horowitz, as representative for Major’s members, Saul Horowitz, Mark (Moshe) Wiederman, Daniel Alper, Levi Moeller and David Sobel, dated March 18, 2016 (together with the Earnout Agreement listed immediately above, the “Earnout Agreements”);

14.	Escrow Agreement and Escrow Disbursement Agreement, each by and among NGE, Major, the members of Major, Saul Horowitz, as Major’s representative, and BBVA Compass Bank, dated March 18, 2016;

15.	A review of publicly available financial data for certain publicly traded companies that we deemed relevant;

16.	A review of publicly available information regarding certain merger and acquisition transactions that we deemed relevant;

17.
Discussions with members of the Special Committee and Spark’s management, including but not limited to Mr. Jim Jones as Chairman of the Special Committee; Mr. Nathan Kroeker, Spark’s Director, President and Chief Executive Officer; Ms. Georganne Hodges, Spark’s Chief Financial Officer; and Mr. Andy Davis, Spark’s Senior Director, Finance and Treasurer, concerning the Transaction and the Company’s business, industry, history, and prospects;

18.	A site visit to Spark’s corporate offices located in Houston, Texas; and

19.	An analysis of other facts and data that we deemed relevant in reaching our conclusions.

Our Opinion is premised on the assumption that the assets, liabilities, financial condition, and prospects of Major as of the date of this letter have not changed materially since February 29, 2016, the date of the most recent financial statements made available to us. In rendering our Opinion, we have assumed and relied upon the accuracy and completeness of all financial and other information that was publicly available, furnished by Spark, or otherwise reviewed by or discussed with us without independent verification of such information and we have assumed and relied upon the representations and warranties contained in the draft of the Purchase Agreement we reviewed. We have assumed, without independent verification, that the financial forecasts and projections provided to us have been prepared in good faith and reflect the best currently available estimate of the future financial results of the Company, and we have relied upon such projections in arriving at our Opinion. We have not been engaged to assess the reasonableness or achievability of such forecasts and projections or the assumptions upon which they were based, and we express no view as to the forecasts, projections, or assumptions. We have assumed that the Transaction will be consummated on the terms described in the Purchase Agreement and the Earnout Agreements, without any waiver of any material terms or conditions by the parties to the Purchase Agreement and the Earnout Agreements.

We have not conducted a physical inspection of the Company’s facilities or assets. We have assumed, with your consent, that the final executed form of the Purchase Agreement and the Earnout Agreements will not differ from the draft of the Purchase Agreement and Earnout Agreements that we have examined, that the conditions to the Transaction as set forth in the Purchase Agreement will be satisfied, and that the Transaction will be consummated on a timely basis in the manner contemplated by the Purchase Agreement. Our Opinion is necessarily based on business, economic, market, and other conditions as they exist and can be evaluated by us at the date of this letter. It should be noted that although subsequent developments may affect this Opinion, we do not have any obligation to update, revise, or reaffirm our Opinion. We reserve the right, however, to withdraw, revise, or modify our Opinion based upon additional information that may be provided to or obtained by us after the issuance of the Opinion that suggests, in our judgment, a material change in the assumptions upon which our Opinion is based.

SRR conducted its analyses at the request of the Special Committee to provide a particular perspective of the Transaction. In so doing, SRR did not form a conclusion as to whether any individual analysis, when considered independently of the other analyses conducted by SRR, supported or failed to support our Opinion as to the fairness of the Transaction from a financial point of view. SRR does not specifically rely or place any specific weight on any individual analysis. Rather, SRR deems that the analyses, taken as a whole, support our conclusion and Opinion. Accordingly, SRR believes that the analyses must be considered in their entirety, and that selecting portions of the analyses or the factors they considered, without considering all analyses and factors together, could create an imperfect view of the processes underlying the analyses performed by SRR in connection with the preparation of the Opinion.

Our opinion is furnished solely for the use and benefit of the Special Committee in connection with the Transaction, and is not intended to, and does not, confer any rights or remedies upon any other person, and is not intended to be used, and may not be used, for any other purpose, without our express, prior written consent. We will receive a fee for our services, however our compensation for providing financial advisory services to the Special Committee is neither based upon nor contingent on the results of our engagement or the consummation of the proposed Transaction. Further, none of our employees who worked on this engagement has any known financial interest in the assets or equity of Spark, NGE, Major or any subsidiaries of any of these entities or the outcome of our engagement. In addition, Spark has agreed to indemnify us for certain liabilities arising out of our engagement. We provided financial advisory services during 2015 to the Special Committee and Spark, for which we received customary fees for the services provided. Other than such services, we have not previously provided financial advisory services to any of the parties to the Transaction, Major or their affiliates within the last two years.

It is understood that this Opinion was prepared at the request of the Special Committee for its confidential use and may not be reproduced, disseminated, quoted, or referred to at any time in any manner or for any purpose without our prior written consent, except as required by applicable securities laws.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be paid by HoldCo in the Transaction is fair, from a financial point of view, to the disinterested member of HoldCo, and by extension to the disinterested Class A common stockholders of Spark.

Yours very truly,

/s/ Stout Risius Ross, Inc.

STOUT RISIUS ROSS, INC.